   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1996


                                                      REGISTRATION NO. 333-13879

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       CORNERSTONE PROPANE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                          5984                  77-0439862
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      number)

                             ---------------------

                              432 WESTRIDGE DRIVE
                         WATSONVILLE, CALIFORNIA 95076
                                 (408) 724-1921
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                RONALD J. GOEDDE
                              432 WESTRIDGE DRIVE
                         WATSONVILLE, CALIFORNIA 95076
                                 (408) 724-1921
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

    ANDREWS & KURTH L.L.P.          SCHIFF HARDIN & WAITE        BAKER & BOTTS,
     425 LEXINGTON AVENUE              7200 SEARS TOWER              L.L.P.
          10TH FLOOR                 233 S. WACKER DRIVE        ONE SHELL PLAZA
   NEW YORK, NEW YORK 10017        CHICAGO, ILLINOIS 60606       910 LOUISIANA
        (212) 850-2800                  (312) 258-5500           HOUSTON, TEXAS
  ATTN: MICHAEL ROSENWASSER       ATTN: LINDA JEFFRIES WIGHT         77002
                                                                 (713) 229-1234
                                                                ATTN: WALTER J.
                                                                     SMITH

                             ---------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                             ---------------------


    If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                             ---------------------

                        CALCULATION OF REGISTRATION FEE



                                                                                           PROPOSED MAXIMUM       AMOUNT OF
                                 TITLE OF EACH CLASS OF                                   AGGREGATE OFFERING     REGISTRATION
                              SECURITIES TO BE REGISTERED                                      PRICE(1)             FEE(2)
Common Units representing limited partner interests.....................................     $216,062,000          $65,474



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).



(2) A payment of $62,554 was previously made in connection with the initial filing of the Registration Statement on October 10, 1996 and a fee of $2,920 has been paid with this Amendment No. 1 to the Registration Statement.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED NOVEMBER 21, 1996



                             8,540,000 COMMON UNITS


                     REPRESENTING LIMITED PARTNER INTERESTS


                             [LOGO]
                               -----------------

  ALL OF THE COMMON UNITS OFFERED HEREBY ARE BEING SOLD BY CORNERSTONE PROPANE
     PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP ("CORNERSTONE" OR THE "PARTNERSHIP"). PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR
 THE COMMON UNITS. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING
   PRICE PER COMMON UNIT WILL BE BETWEEN $20 AND $22. SEE "UNDERWRITERS" FOR
    A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL
                            PUBLIC OFFERING PRICE.

                             ---------------------

     THE COMMON UNITS OFFERED HEREBY REPRESENT LIMITED PARTNER INTERESTS IN CORNERSTONE, WHICH THE PARTNERSHIP BELIEVES WILL BE THE FIFTH LARGEST RETAIL
     MARKETER OF PROPANE IN THE UNITED STATES. THE PARTNERSHIP WAS RECENTLY FORMED TO OWN AND OPERATE THE PROPANE BUSINESSES AND ASSETS (THE "COMBINED
    OPERATIONS") OF SYN INC. ("SYNERGY") AND EMPIRE ENERGY CORPORATION (THE
       PRINCIPAL PROPANE SUBSIDIARIES OF NORTHWESTERN GROWTH CORPORATION
         ("NORTHWESTERN GROWTH")), MYERS PROPANE GAS COMPANY AND CGI
        HOLDINGS, INC. THE MANAGING GENERAL PARTNER WILL BE CORNERSTONE
         PROPANE GP, INC. THE MANAGING GENERAL PARTNER AND NORTHWESTERN
        GROWTH ARE SUBSIDIARIES OF NORTHWESTERN PUBLIC SERVICE COMPANY
               ("NPS"), A NEW YORK STOCK EXCHANGE-LISTED ENERGY
                             DISTRIBUTION COMPANY.

                             ---------------------

 THE PARTNERSHIP WILL DISTRIBUTE TO ITS PARTNERS, ON A QUARTERLY BASIS, ALL OF
  ITS AVAILABLE CASH, WHICH IS GENERALLY ALL CASH ON HAND AT THE END OF A
      QUARTER, AS ADJUSTED FOR RESERVES. THE MANAGING GENERAL PARTNER HAS
       BROAD DISCRETION IN MAKING CASH DISBURSEMENTS AND ESTABLISHING
          RESERVES. THE PARTNERSHIP INTENDS, TO THE EXTENT THERE IS
           SUFFICIENT AVAILABLE CASH, TO DISTRIBUTE TO EACH HOLDER OF
         COMMON UNITS AT LEAST $.54 PER COMMON UNIT PER QUARTER (THE
             "MINIMUM QUARTERLY DISTRIBUTION") OR $2.16 PER COMMON
                        UNIT ON AN ANNUALIZED BASIS.

                             ---------------------


             APPLICATION WILL BE MADE TO LIST THE COMMON UNITS FOR
        TRADING ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "    ."

                             ---------------------


LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 30, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING:



    - FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF THE PARTNERSHIP IN MAXIMIZING PROFITS FROM PROPANE SALES. PROPANE SALES ARE AFFECTED BY, AMONG OTHER THINGS, WEATHER PATTERNS, PRODUCT PRICES AND
      COMPETITION, INCLUDING COMPETITION FROM OTHER ENERGY SOURCES.   (CONTINUED
      ON PAGE III)

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                             PRICE $  A COMMON UNIT
                             ---------------------

                                                                                              UNDERWRITING
                                                                    PRICE TO                 DISCOUNTS AND
                                                                     PUBLIC                  COMMISSIONS(1)
                                                           --------------------------  --------------------------
PER COMMON UNIT..........................................              $                           $
TOTAL(3).................................................              $                           $


                                                                  PROCEEDS TO
                                                                 PARTNERSHIP(2)
                                                           --------------------------
PER COMMON UNIT..........................................              $
TOTAL(3).................................................              $

---------

  (1) THE PARTNERSHIP, THE OPERATING PARTNERSHIP AND THE MANAGING GENERAL PARTNER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933.

  (2)  BEFORE DEDUCTING EXPENSES PAYABLE BY THE PARTNERSHIP ESTIMATED AT
       $      .


  (3) THE PARTNERSHIP HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 1,281,000 ADDITIONAL COMMON UNITS AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS
       AND PROCEEDS TO PARTNERSHIP WILL BE $      , $      AND $      ,
       RESPECTIVELY. SEE "UNDERWRITERS."

                          ---------------------------

    THE COMMON UNITS ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY BAKER & BOTTS, L.L.P., COUNSEL FOR THE UNDERWRITERS. IT IS
EXPECTED THAT DELIVERY OF THE COMMON UNITS WILL BE MADE ON OR ABOUT          ,
1996, AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                             ---------------------

MORGAN STANLEY & CO.                                   DEAN WITTER REYNOLDS INC.
           INCORPORATED

A.G. EDWARDS & SONS, INC.


            OPPENHEIMER & CO., INC.


                  PAINEWEBBER INCORPORATED


                                              PRUDENTIAL SECURITIES INCORPORATED

         , 1996

                              [DESCRIPTION OF MAP]

Map of the United States showing the locations of the Partership's Customer Service Centers


[Photographs (i) of bobtail trucks bearing the "Coast Gas" and "Synergy Gas" logos; (ii) of an Empire Energy customer service center bearing the "Empiregas" logo; (iii) depicting the use of propane in commercial, industrial, residential and agricultural applications; (iv) of Coast's propane supply and logistics business; and (v) of several employees of the Managing General Partner at work.]



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON UNITS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

(CONTINUED FROM PAGE I)



    - THE MINIMUM QUARTERLY DISTRIBUTION IS NOT GUARANTEED. THE ACTUAL AMOUNT OF CASH DISTRIBUTIONS WILL DEPEND ON FUTURE PARTNERSHIP OPERATING PERFORMANCE AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, OPERATING AND CAPITAL EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE MANAGING GENERAL PARTNER, AS WELL AS REQUIRED INTEREST AND PRINCIPAL PAYMENTS ON, AND THE OTHER TERMS OF, THE PARTNERSHIP'S INDEBTEDNESS. PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS (AS DEFINED IN THE GLOSSARY) GENERATED DURING FISCAL 1996 WOULD HAVE BEEN SUFFICIENT TO COVER THE MINIMUM QUARTERLY DISTRIBUTION FOR SUCH FISCAL YEAR ON ALL OF THE COMMON UNITS OFFERED HEREBY AND THE RELATED DISTRIBUTION ON THE GENERAL PARTNER INTERESTS, BUT WOULD HAVE BEEN INSUFFICIENT BY APPROXIMATELY $2.7 MILLION TO COVER THE MINIMUM QUARTERLY DISTRIBUTION ON ALL THE SUBORDINATED UNITS AND THE RELATED DISTRIBUTION ON THE GENERAL PARTNER INTERESTS.


    - THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL BE ABLE TO INTEGRATE SUCCESSFULLY THE COMBINED OPERATIONS, ACHIEVE ANTICIPATED COST SAVINGS OR INSTITUTE THE NECESSARY SYSTEMS AND PROCEDURES TO SUCCESSFULLY MANAGE THE COMBINED ENTERPRISE ON A PROFITABLE BASIS. THE PARTNERSHIP WAS RECENTLY FORMED AND HAS CONDUCTED NO OPERATIONS AND GENERATED NO REVENUES TO DATE.


    - ON A PRO FORMA BASIS AT SEPTEMBER 30, 1996, THE PARTNERSHIP'S TOTAL INDEBTEDNESS AS A PERCENTAGE OF ITS TOTAL CAPITALIZATION WOULD HAVE BEEN APPROXIMATELY 58.9%. AS A RESULT, THE PARTNERSHIP WILL HAVE INDEBTEDNESS THAT IS SUBSTANTIAL IN RELATION TO ITS PARTNERS' CAPITAL.



    - HOLDERS OF COMMON UNITS WILL HAVE ONLY LIMITED VOTING RIGHTS, AND THE MANAGING GENERAL PARTNER WILL MANAGE AND OPERATE THE PARTNERSHIP. THE MANAGING GENERAL PARTNER MAY NOT BE REMOVED EXCEPT PURSUANT TO THE VOTE OF THE HOLDERS OF AT LEAST 66 2/3% OF THE OUTSTANDING UNITS (INCLUDING UNITS OWNED BY THE MANAGING GENERAL PARTNER AND ITS AFFILIATES). THE OWNERSHIP OF THE SUBORDINATED UNITS BY THE MANAGING GENERAL PARTNER AND ITS AFFILIATES EFFECTIVELY GIVES THE MANAGING GENERAL PARTNER THE ABILITY TO PREVENT ITS REMOVAL.



    - CONFLICTS OF INTEREST MAY ARISE BETWEEN THE MANAGING GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP AND THE UNITHOLDERS, ON THE OTHER. THE PARTNERSHIP AGREEMENT CONTAINS CERTAIN PROVISIONS THAT LIMIT THE LIABILITY AND REDUCE THE FIDUCIARY DUTIES OF THE MANAGING GENERAL PARTNER TO THE UNITHOLDERS. HOLDERS OF COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER APPLICABLE STATE LAW. THE VALIDITY AND ENFORCEABILITY OF THESE TYPES OF PROVISIONS UNDER DELAWARE LAW ARE UNCERTAIN. UNDER CERTAIN CIRCUMSTANCES, AFFILIATES OF THE MANAGING GENERAL PARTNER MAY COMPETE WITH THE PARTNERSHIP.



    - PURCHASERS OF THE COMMON UNITS OFFERED HEREBY WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE OF $19.41 PER COMMON UNIT FROM THE INITIAL PUBLIC OFFERING PRICE (ASSUMING AN INITIAL PUBLIC OFFERING PRICE OF $21.00 PER COMMON UNIT). EACH COMMON UNIT WILL HAVE A PRO FORMA NET TANGIBLE BOOK VALUE OF $1.59, AND THE GENERAL PARTNERS WILL EXPERIENCE AN INCREASE IN NET TANGIBLE BOOK VALUE OF $22.57 PER UNIT.



    - PRIOR TO MAKING ANY DISTRIBUTION ON THE COMMON UNITS, THE PARTNERSHIP WILL REIMBURSE THE MANAGING GENERAL PARTNER AND ITS AFFILIATES AT COST FOR ALL EXPENSES INCURRED ON BEHALF OF THE PARTNERSHIP. ON A PRO FORMA BASIS, APPROXIMATELY $48.0 MILLION OF EXPENSES (PRIMARILY WAGES AND SALARIES) WOULD HAVE BEEN REIMBURSED BY THE PARTNERSHIP TO THE MANAGING GENERAL PARTNER IN FISCAL 1996.



    - THE AVAILABILITY TO A COMMON UNITHOLDER OF THE FEDERAL INCOME TAX BENEFITS OF AN INVESTMENT IN THE PARTNERSHIP LARGELY DEPENDS ON THE CLASSIFICATION OF THE PARTNERSHIP AS A PARTNERSHIP FOR THAT PURPOSE. THE PARTNERSHIP WILL RELY UPON AN OPINION OF COUNSEL, AND NOT A RULING FROM THE INTERNAL REVENUE SERVICE, ON THAT ISSUE AND OTHERS RELEVANT TO A COMMON UNITHOLDER.



    - THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP ARE COMPLEX. IT IS ANTICIPATED THAT THROUGH DECEMBER 31, 2000, A UNITHOLDER MAY RECEIVE SUBSTANTIAL DISTRIBUTIONS THAT WOULD REDUCE SUCH HOLDER'S TAX BASIS, WITH THE RESULT THAT SUCH HOLDER MAY RECOGNIZE SUBSTANTIAL TAXABLE GAIN UPON A SALE OF SUCH HOLDER'S UNITS.



    - BECAUSE THE RETAIL PROPANE INDUSTRY IS MATURE AND OVERALL DEMAND FOR PROPANE IS EXPECTED TO EXPERIENCE LIMITED GROWTH IN THE FORESEEABLE FUTURE, THE PARTNERSHIP WILL DEPEND ON ACQUISITIONS AS THE PRINCIPAL MEANS OF GROWTH. THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL BE ABLE TO COMPLETE FUTURE ACQUISITIONS.

                             ---------------------

    To enhance the Partnership's ability to make the Minimum Quarterly Distribution on the Common Units during the Subordination Period, which will generally extend at least through December 31, 2001, each holder of Common Units will be entitled to receive the Minimum Quarterly Distribution, plus any arrearages thereon, before any distributions are made on the outstanding subordinated limited partner interests of the Partnership (the "Subordinated Units"). Upon expiration of the Subordination Period, all Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash. Under certain circumstances, up to 50% of the Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. See "Cash Distribution Policy."
                             ---------------------


    The Common Units offered hereby will represent an aggregate 51.0% limited partner interest in the
Partnership and Cornerstone Propane, L.P., the Partnership's subsidiary operating partnership (the "Operating Partnership") (58.6% if the Underwriters' over-allotment option is exercised in full). The Managing General Partner and Synergy (in its capacity as the special general partner of the Partnership, the "Special General Partner" and, together with the Managing General Partner, the "General Partners") will own an aggregate 2% general partner interest in the Partnership and the Operating Partnership. In addition, the General Partners will own an aggregate of 7,878,619 Subordinated Units representing an aggregate 47.0% limited partner interest in the Partnership and the Operating Partnership (6,597,619 Subordinated Units representing an aggregate 39.4% limited partner interest in the Partnership and the Operating Partnership if the Underwriters' over-allotment option is exercised in full). The Common Units and the Subordinated Units are collectively referred to herein as the "Units." Holders of the Common Units and the Subordinated Units are collectively referred to herein as "Unitholders."

                             ---------------------


    The sale of the Common Units offered hereby is subject to, among other things, the concurrent completion of a private placement (the "Note Placement") by the Operating Partnership of $220.0 million of Senior Secured Notes due 2010 (the "Notes"). See "The Transactions."

                             ---------------------

    The Partnership will furnish or make available to record holders of Common Units (i) within 120 days after the close of each fiscal year of the Partnership, an annual report containing audited financial statements and a report thereon by its independent public accountants and (ii) within 90 days after the close of each quarter (other than the fourth quarter), a quarterly report containing unaudited summary financial information. The Partnership will also furnish each Unitholder with tax information within 90 days after the close of each calendar year.
                             ---------------------


    UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY....................................          1
  Cornerstone Propane Partners, L.P...................          1
  Summary Pro Forma Financial and Operating Data......         10
  Risk Factors........................................         12
  Cash Available for Distribution.....................         17
  Partnership Structure and Management................         19
  The Offering........................................         21
  Summary of Tax Considerations.......................         27
RISK FACTORS..........................................         30
  Risks Inherent in the Partnership's Business........         30
  Risks Inherent in an Investment in the
   Partnership........................................         32
  Conflicts of Interest and Fiduciary
   Responsibilities...................................         37
  Tax Risks...........................................         39
THE TRANSACTIONS......................................         43
USE OF PROCEEDS.......................................         45
CAPITALIZATION........................................         46
DILUTION..............................................         47
CASH DISTRIBUTION POLICY..............................         48
  General.............................................         48
  Quarterly Distributions of Available Cash...........         49
  Distributions from Operating Surplus during
   Subordination Period...............................         49
  Distributions from Operating Surplus after
   Subordination Period...............................         51
  Incentive Distributions-Hypothetical Annualized
   Yield..............................................         51
  Distributions from Capital Surplus..................         52
  Adjustment of Minimum Quarterly Distribution and
   Target Distribution Levels.........................         53
  Distributions of Cash Upon Liquidation..............         53
CASH AVAILABLE FOR DISTRIBUTION.......................         56
SELECTED PRO FORMA FINANCIAL AND OPERATING DATA.......         58
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA......         60
  Synergy.............................................         60
  Empire Energy.......................................         61
  Coast...............................................         62
  Myers...............................................         62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS..................         63
  General.............................................         63
  Synergy.............................................         64
  Empire Energy.......................................         69
  Coast...............................................         74
  Description of Indebtedness.........................         80
  Capital Expenditures and Commitments................         82
  Litigation and Other Contingencies..................         82
  Effects of Inflation................................         83
  Recently Issued Accounting Pronouncements...........         83
BUSINESS AND PROPERTIES...............................         84
  General.............................................         84
  Business Strategy...................................         84
  Transaction Background..............................         86
  Industry Background and Competition.................         87
  Products, Services and Marketing....................         88
  Propane Supply and Storage..........................         90
  Pricing Policy......................................         91
  Billing and Collection Procedures...................         91
  Properties..........................................         91
  Trademarks and Tradenames...........................         91
  Government Regulation...............................         92
  Employees...........................................         92
  Litigation and Other Contingencies..................         93
  Transfer of the Partnership Assets..................         93
MANAGEMENT............................................         95
  Partnership Management..............................         95
  Directors and Executive Officers of the Managing
   General Partner....................................         95
  Reimbursement of Expenses of the Managing General
   Partner and its Affiliates.........................         96
  Executive Compensation..............................         97
  Compensation of Directors...........................         99
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT...........................................        100
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........        100
  Rights of the General Partners......................        100
  Contribution and Conveyance Agreement...............        100
  Empire Gas Termination Agreement....................        101
CONFLICTS OF INTEREST AND FIDUCIARY
 RESPONSIBILITIES.....................................        101
  Conflicts of Interest...............................        101
  Fiduciary and Other Duties..........................        104
DESCRIPTION OF THE COMMON UNITS.......................        107
  The Units...........................................        107
  Transfer Agent and Registrar........................        107
  Transfer of Common Units............................        108
THE PARTNERSHIP AGREEMENT.............................        109
  Organization and Duration...........................        109
  Purpose.............................................        109
  Power of Attorney...................................        110
  Capital Contributions...............................        110
  Limited Liability...................................        110
  Issuance of Additional Securities...................        111
  Amendment of Partnership Agreement..................        112
  Merger, Sale or Other Disposition of Assets.........        113
  Termination and Dissolution.........................        114
  Liquidation and Distribution of Proceeds............        114
  Withdrawal or Removal of the General Partners.......        114
  Transfer of General Partners' Interests and
   Incentive Distribution Rights......................        115
  Change of Management Provisions.....................        116
  Limited Call Right..................................        116
  Meetings; Voting....................................        117
  Status as Limited Partner or Assignee...............        117
  Non-citizen Assignees; Redemption...................        118
  Indemnification.....................................        118
  Books and Reports...................................        118
  Right to Inspect Partnership Books and Records......        119
  Registration Rights.................................        119
UNITS ELIGIBLE FOR FUTURE SALE........................        120
TAX CONSIDERATIONS....................................        122
  Legal Opinions and Advice...........................        122
  Tax Rates and Changes in Federal Income Tax Laws....        123
  Partnership Status..................................        123
  Limited Partner Status..............................        125
  Tax Consequences of Unit Ownership..................        125
  Allocation of Partnership Income, Gain, Loss and
   Deduction..........................................        128
  Tax Treatment of Operations.........................        129
  Disposition of Common Units.........................        131
  Uniformity of Units.................................        134
  Administrative Matters..............................        135
  State, Local and Other Tax Considerations...........        138
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT
 PLANS................................................        139
UNDERWRITERS..........................................        140
VALIDITY OF THE COMMON UNITS..........................        142
EXPERTS...............................................        142
AVAILABLE INFORMATION.................................        143
INDEX TO FINANCIAL STATEMENTS.........................        F-1
APPENDIX A--FORM OF AMENDED AND RESTATED AGREEMENT OF
 LIMITED PARTNERSHIP OF CORNERSTONE PROPANE PARTNERS,
 L.P..................................................        A-1
APPENDIX B--FORM OF APPLICATION FOR TRANSFER OF COMMON
 UNITS................................................        B-1
APPENDIX C--GLOSSARY OF CERTAIN TERMS.................        C-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE SPECIFIED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. THE TRANSACTIONS RELATED TO THE FORMATION OF THE PARTNERSHIP, THE PARTNERSHIP'S ACQUISITION OF THE COMBINED OPERATIONS, THE ISSUANCE OF THE NOTES, THE ENTERING INTO NEW BANK CREDIT FACILITIES AND THE OTHER TRANSACTIONS TO OCCUR IN CONNECTION WITH THIS OFFERING ARE REFERRED TO IN THIS PROSPECTUS AS THE "TRANSACTIONS." SEE "THE TRANSACTIONS." EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO, OR DESCRIPTIONS OF, THE ASSETS, BUSINESS AND OPERATIONS OF THE PARTNERSHIP GIVE PRO FORMA EFFECT TO THE TRANSACTIONS AND, ACCORDINGLY, INCLUDE THE PROPANE ASSETS, BUSINESSES AND OPERATIONS OF SYNERGY, EMPIRE ENERGY CORPORATION ("EMPIRE ENERGY"), MYERS PROPANE GAS COMPANY ("MYERS") AND CGI HOLDINGS, INC. ("COAST") AS CONDUCTED PRIOR TO THE CLOSING OF THIS OFFERING AND TO BE CONDUCTED BY THE PARTNERSHIP AND THE OPERATING PARTNERSHIP FOLLOWING THE CLOSING OF THIS OFFERING. UNLESS OTHERWISE SPECIFIED, REFERENCES TO THE PARTNERSHIP IN THIS PROSPECTUS INCLUDE THE OPERATING PARTNERSHIP AND REFERENCES TO PERCENTAGE OWNERSHIP OF THE PARTNERSHIP REFLECT THE APPROXIMATE EFFECTIVE OWNERSHIP INTEREST OF THE UNITHOLDERS AND THE GENERAL PARTNERS IN THE PARTNERSHIP AND THE OPERATING PARTNERSHIP ON A COMBINED BASIS. FOR EASE OF REFERENCE, A GLOSSARY OF CERTAIN TERMS USED IN THIS PROSPECTUS IS INCLUDED AS APPENDIX C TO THIS PROSPECTUS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN IN THE GLOSSARY.


                       CORNERSTONE PROPANE PARTNERS, L.P.


    The Partnership believes that, upon consummation of the Transactions, it will be the fifth largest retail marketer of propane in the United States in terms of volume, serving more than 360,000 residential, commercial, industrial and agricultural customers from 312 customer service centers in 26 states. The Partnership's operations are concentrated in the east coast, south-central and west coast regions of the United States. For the fiscal year ended June 30, 1996, the Partnership had combined retail propane sales of approximately 235 million gallons and pro forma operating income plus depreciation and amortization ("EBITDA") of approximately $54.9 million.



    The Partnership was recently formed to own and operate the propane businesses and assets of Synergy and Empire Energy (the principal propane subsidiaries of Northwestern Growth), Myers and Coast. Northwestern Growth is a wholly owned subsidiary of NPS, a New York Stock Exchange-listed energy distribution company. Northwestern Growth was formed in 1994 to pursue and manage nonutility investments and development activities for NPS, with a primary focus on growth opportunities in the energy, energy equipment and energy services industries. To capitalize on the growth and consolidation opportunities in the propane distribution market, in August 1995, Northwestern Growth acquired the predecessor of Synergy, then the sixth largest retail marketer of propane in the United States, and in October 1996 it acquired Empire Energy, then the eighth largest retail marketer of propane in the United States. In addition, immediately prior to the consummation of this offering, Northwestern Growth will complete the acquisition of Coast, currently the 18th largest retail marketer of propane in the United States. NPS acquired Myers, a smaller retail marketer of propane, in December 1995.



    A key component of the Partnership's strategy has been to assemble an experienced management team with a strong track record of growing and managing diversified propane operations. Following the consummation of the Transactions, the senior executives who currently manage Coast will manage the Partnership's business in their capacities as the senior executives of the Managing General Partner. Under this management team, Coast's annual retail sales have grown from approximately seven million gallons in fiscal 1986 to approximately 35 million gallons in fiscal 1996. Coast's management has accomplished this growth through a balanced strategy of acquisitions, internal growth and start-ups. There can be no assurance, however, that Coast's management team will be able to achieve similar growth in the Partnership's business.

    The Partnership believes that it is well positioned to compete successfully in the propane business for the following reasons: (i) management's experience in generating profitable growth at its customer service centers by fostering an entrepreneurial approach by local managers; (ii) the Partnership's large national and geographically diversified operations, which the Partnership believes will reduce the effects of adverse weather conditions in any one region on EBITDA and allow it to achieve economies of scale; (iii) the significant proportion of the Partnership's retail sales that is made to residential customers, which are generally more profitable than sales to other customers;
(iv) management's experience in identifying, evaluating and completing both small and large acquisitions; (v) the Partnership's substantial national wholesale supply and logistics business, which provides it with a national presence and a relatively secure source of propane to support the service goals of its customer service centers; (vi) the Partnership's centralized administrative systems that will enable local managers to focus on customer service and growth; and (vii) the Partnership's relationship with Northwestern Growth, which has proven experience in the energy distribution business and in the acquisition and growth of propane businesses. Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. Further, variations in the weather or the economy in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations.


BUSINESS STRATEGY


    The principal elements of the Partnership's business strategy are to (i) extend and refine the existing service orientation of the Combined Operations,
(ii) continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers, (iii) enhance the profitability of its existing operations by integrating the Combined Operations, implementing entrepreneurially oriented local manager incentive programs, where appropriate, and continuing to centralize administrative systems and (iv) capitalize on the Partnership's national wholesale supply and logistics business.



    FOCUS ON CUSTOMER SERVICE. The Partnership seeks to be recognized in the marketplace as the most customer service-oriented propane supplier. Although propane is a commodity product, the Partnership believes that it will be able to distinguish itself from the competition by providing reliable and timely delivery of propane at competitive prices. The Partnership believes that establishing and clearly communicating standards of service and performance expectations at all levels of the Combined Operations, and rewarding its employees accordingly, will enable the Partnership to achieve its service goals. Management has instituted incentive programs at existing Coast customer service centers targeted to fostering an entrepreneurial environment at the customer service center level. These programs provide substantial rewards to local managers for managing service-oriented and profitable operations. The Partnership intends to expand such incentive programs to additional customer service locations included in the Combined Operations, where appropriate.



    CONTINUED BALANCED GROWTH. The Partnership intends to continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers. Acquisitions are expected to be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth in the foreseeable future. The Partnership believes that the fragmented nature of the retail propane industry provides significant opportunities for growth through strategic acquisitions. Industry sources indicate that there are over 8,000 retail propane operations in the United States, of which the ten largest account for approximately 33% of industry volumes. The Partnership's acquisition strategy will concentrate on companies that have one or more of the following characteristics: (i) locations in areas serviced by the Partnership that may be combined with existing operations, providing greater economies of scale at the customer service center level, (ii) a recent record of growth and a local reputation for quality service, (iii) locations in areas that are relatively colder and (iv) operations with a relatively high proportion of sales to the more profitable residential customer segment. As part of its acquisition program, the Partnership generally expects to retain the name and identity of the acquired entity, which the Partnership believes will preserve the goodwill of the acquired business and promote continued local customer loyalty. Upon consummation of the Transactions, the Partnership's ability to make acquisitions will be facilitated by the availability of a $75.0 million acquisition credit facility and the ability to fund acquisitions through the issuance of additional limited partner interests. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurrred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition.



    In the ordinary course of their businesses, Northwestern Growth, Synergy, Empire Energy and Coast engage in discussions regarding the possible acquisition of propane businesses. Since September 30, 1996, Northwestern Growth has purchased, for an aggregate price of approximately $2.2 million, propane businesses having aggregate annual retail propane sales of approximately 1.0 million gallons and has entered into a letter of intent for the purchase of one other business having annual retail propane sales of approximately 1.0 million gallons. All of these businesses, which are located in or near Coast's current retail markets, will be contributed to the Partnership in connection with the Transactions. Although the companies comprising the Combined Operations continue to pursue acquisition opportunities, none of them currently has under negotiation any additional acquisitions.



    In addition to pursuing growth through acquisitions, the Partnership will continue to focus on internal growth at its existing customer service centers. The Partnership will seek to achieve internal growth by, among other things, providing superior service and instituting programs that encourage employees, existing customers and local real estate agents and contractors to refer new accounts. This strategy will be implemented primarily through the Partnership's incentive programs that will reward local managers for managing service-oriented and profitable operations.



    In some instances, the Partnership may identify a market that has one or more of the characteristics that would make it attractive for an acquisition but in which there are no attractive available acquisition candidates. In certain of these cases, the Partnership may seek to penetrate the market by establishing a new customer service center. The Partnership believes it can successfully initiate these start-up operations in attractive markets by identifying and hiring local managers with proven propane service experience and establishing programs that reward service-oriented and profitable operations and that allow the managers to share in the growth of the business.



    ENHANCE PROFITABILITY OF ITS EXISTING OPERATIONS. The Partnership believes that it can enhance the profitability of its customer service centers by integrating the Combined Operations, reducing inefficiencies in areas where there is a geographic overlap of services and implementing "best practices" and management incentive programs throughout the Partnership's operations. As part of its plans to integrate the Combined Operations, the Partnership intends to consolidate and centralize ongoing administrative functions and systems, which should enable local managers to devote their time to providing customer service and achieving other performance goals. In addition, the Partnership believes it can improve efficiencies in areas where there is a geographic overlap of services provided by customer service centers. The Partnership's management has identified effective operating programs and strategies currently used by one of the constituent companies but not currently in use by one or more of the others. The Partnership believes that the implementation of these "best practices" throughout the Combined Operations will improve customer retention, foster expansion of its customer base and create operating efficiencies and cost savings opportunities. Furthermore, the Partnership believes that instituting management incentive programs, where appropriate, and fostering an entrepreneurial approach at additional customer service centers will give managers the incentive to increase such customer service centers' profitability.



    CAPITALIZE ON NATIONAL SUPPLY AND LOGISTICS BUSINESS. The Partnership has a national wholesale propane supply and logistics business with sales of approximately 226 million gallons in fiscal 1996. The Partnership believes that this business provides it with a reasonably secure, competitively priced and efficient supply base to support the service goals of its existing customer service centers. In addition, the Partnership believes its wholesale and logistics business positions it well for expansion through acquisitions or start-up operations in new markets. As part of its wholesale business, the Partnership also provides product supply and financial and technical assistance to certain small independent retailers. While these arrangements provide some economic return to the Partnership, the Partnership believes their greater value lies in the resulting relationships, which position the Partnership to acquire such businesses in the event they become available for purchase.


GENERAL

    The Partnership is principally engaged in (i) the retail distribution of propane for residential, commercial, industrial, agricultural and other retail uses, (ii) the wholesale marketing and distribution of propane and natural gas liquids to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets, (iii) the repair and maintenance of propane heating systems and appliances and (iv) the sale of propane-related supplies, appliances and other equipment.


    Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises. Retail propane use falls into four broad categories: (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. Other retail uses include motor fuel for cars and trucks, outdoor cooking and other recreational purposes, propane resales and sales to state and local governments. In its wholesale operations, the Partnership sells propane principally to large industrial customers and other propane distributors.



    On a combined basis during fiscal 1996, the Partnership sold approximately 235 million gallons of propane to retail customers and 226 million gallons of propane to wholesale customers. Approximately 57.8% of the retail gallons was sold to residential customers, 25.9% was sold to industrial and commercial customers, 13.1% was sold to agricultural customers and 3.2% was sold to all other retail users. Sales to residential customers in fiscal 1996 accounted for approximately 29.5% of total gallons (including wholesale gallons) sold, but approximately 67.0% of the Partnership's gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than other retail markets served by the Partnership. Industrial and commercial sales accounted for 18.7% of the Partnership's gross profit from propane sales for fiscal 1996, agricultural sales accounted for 6.1%, and all other retail sales accounted for 2.8%. Sales to wholesale customers contributed the remaining 5.4% of gross profit from propane sales. No single retail customer accounted for more than 1% of the Partnership's revenues during fiscal 1996. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA were attributable to sales during the six-month peak heating season of October through March. The Partnership believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as are sales to residential and agricultural markets.


    As of September 30, 1996, the Partnership's retail operations consisted of 312 customer service centers in 26 states. As of such date, the Partnership owned a fleet of 34 transport truck tractors, 63 transport trailers, 917 bobtail trucks and 1,004 other delivery and service vehicles. In addition, in its retail operations, the Partnership owns an aggregate of approximately 21 million gallons of above-ground propane storage capacity at its customer service centers. Approximately 73% of the Partnership's customers lease tanks that are owned by the Partnership. In many states, certain fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane.



    The Partnership's wholesale operations engage in the marketing of propane to independent dealers, major interstate marketers and the chemical and petrochemical industries. The Partnership participates to a lesser extent in the marketing of other natural gas liquids, the processing and marketing of natural gas and the gathering of crude oil. The Partnership either owns or has contractual rights to use transshipment terminals, rail cars, long-haul tanker trucks, pipelines and storage capacity. The Partnership believes that its wholesale marketing and processing activities position it to achieve product cost advantages and to avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.



    Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as a substitute for natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.


TRANSACTIONS AT CLOSING


    Immediately prior to the closing of this offering, Synergy, Empire Energy, Myers and Coast will enter into a series of transactions which will result in the Combined Operations being owned by the General Partners.



    Concurrently with the closing of this offering, the Managing General Partner and the Special General Partner will contribute, or cause to be contributed, the Combined Operations to the Operating Partnership in exchange for all of the interests in the Operating Partnership, and the Operating Partnership will assume substantially all of the liabilities associated with the Combined Operations. Immediately after such contributions, all of the limited partner interests in the Operating Partnership will be conveyed to the Partnership in exchange for interests in the Partnership. As a result of such transactions, the General Partners will own an aggregate of 7,878,619 Subordinated Units, representing an aggregate 47.0% limited partner interest in the Partnership (6,597,619 Subordinated Units, representing approximately 39.4% if the Underwriters' over-allotment option is exercised in full), an aggregate 2% general partner interest in the Partnership and the right to receive Incentive Distributions (as defined below).



    The Partnership will contribute the proceeds from the sale of the Common Units offered hereby (estimated to be approximately $179.3 million before deducting underwriting discounts and commissions and expenses associated with this offering) to the Operating Partnership. The Operating Partnership will use such funds to repay a portion of the indebtedness that was assumed by the Operating Partnership and to pay a portion of the fees and expenses of the Transactions. Immediately prior to the closing of this offering, the Operating Partnership will issue $220.0 million aggregate principal amount of Notes to certain institutional investors in the Note Placement. Proceeds from the sale of the Notes, together with approximately $12.8 million to be borrowed by the Operating Partnership under the Working Capital

Facility described below, will be used by the Operating Partnership to pay approximately $158.7 million in liabilities assumed by the Operating Partnership that were in large part incurred in connection with the transactions entered into prior to the closing of this offering. Most of the remainder of the proceeds from the sale of the Notes will be distributed to the Special General Partner ($59.2 million) and the balance will be used to pay expenses. The Special General Partner will use $44.2 million to redeem a portion of its preferred stock issued in connection with the August 15, 1995 acquisition of Synergy's predecessor (the "Synergy Acquisition") and the remaining $15.0 million will provide net worth for the Special General Partner. See "Use of Proceeds."


    The Operating Partnership will thereafter contribute the portion of the Combined Operations that is to be utilized in the parts and appliance sales and service business to its corporate subsidiary.


    Concurrently with the closing of this offering, the Operating Partnership will enter into a $125.0 million bank credit facility (the "Bank Credit Facility"), which will include a $50.0 million revolving credit facility to be used for working capital and other general partnership purposes (the "Working Capital Facility"), and a $75.0 million revolving credit facility (the "Acquisition Facility") to be used for acquisitions and capital improvements. It is expected that approximately $12.8 million will be drawn under the Working Capital Facility upon the consummation of the Transactions. For additional information regarding the terms of the Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."



    The following table sets forth an estimated breakdown of the sources and uses of funds contemplated by the Transactions.



                                                                                                          AMOUNTS
                                                                                                       -------------
                                                                                                       (IN MILLIONS)
Sources of Funds
  Proceeds from issuance of Common Units.............................................................    $   179.3
  Proceeds from Note Placement.......................................................................        220.0
  Drawdown on Working Capital Facility...............................................................         12.8
                                                                                                            ------
    Total............................................................................................    $   412.1
                                                                                                            ------
                                                                                                            ------
Uses of Funds
  Repayment of outstanding indebtedness to NPS (a)...................................................    $    59.4
  Repayment of other outstanding indebtedness (b)....................................................        189.5
  Distribution to the Special General Partner to enable it to redeem a portion of its preferred stock
    issued in connection with the Synergy Acquisition................................................         44.2
  Distribution to the Special General Partner to provide net worth...................................         15.0
  Repayment of acquisition bridge financing by Northwestern Growth (c)...............................         82.6
  Payment of fees and expenses of the Transactions (including $12.6 million in underwriting discounts
    and commissions).................................................................................         21.4
                                                                                                            ------
    Total............................................................................................    $   412.1
                                                                                                            ------
                                                                                                            ------


------------------------


(a) Reflects a note owed to NPS by Synergy incurred in connection with the Synergy Acquisition and a prepayment penalty estimated to be $6.5 million as of the closing of the Transactions.



(b) Represents outstanding indebtedness owed by Synergy to third parties ($31.5 million); outstanding indebtedness owed by Coast to third parties ($50.2 million); and outstanding indebtedness owed by Empire Energy to third parties ($107.8 million).



(c) Reflects bridge financing incurred by Northwestern Growth principally relating to the acquisitions of Empire Energy and Coast, and the purchase of the stock of (and certain rights related to) Synergy and Myers owned by Empire Gas Corporation ("Empire Gas").

    In connection with the contribution of substantially all of the assets associated with the Combined Operations to the Operating Partnership, the Operating Partnership will assume substantially all of the liabilities associated with the Combined Operations. Excluded assets will include certain claims related to the operations of Synergy prior to and including the Synergy Acquisition (including claims made by Synergy against its minority stockholders) and all income tax assets related to the Combined Operations relating to periods prior to the consummation of the Transactions, and excluded liabilities will include certain liabilities related to the operations of Synergy prior to the Synergy Acquisition and all income tax liabilities related to the Combined Operations relating to periods prior to the consummation of the Transactions.



    In light of the existing disputes between Synergy and its minority stockholders referred to above, it is anticipated that the minority stockholders of Synergy will continue to challenge the claims of Synergy and that they may challenge one or more of the past or contemplated transactions described in this Prospectus, seeking damages, injunctive relief or both. Northwestern Growth has agreed to indemnify and hold harmless the Managing General Partner and the Partnership from and against any and all losses, liabilities, damages or expenses (including, without limitation, expenses of defense and investigation) that may arise in connection with, result from, or relate to any such challenge by the minority stockholders of Synergy. As of the date of this Prospectus, no lawsuit has been filed by the minority stockholders and no claim for damages has been asserted. If any such claim were successfully asserted, there can be no assurance that the amount of any such losses, liabilities, damages or expenses would not exceed the ability of Northwestern Growth to satisfy its indemnification obligations. At September 30, 1996, Northwestern Growth had stockholder's equity, determined in accordance with generally accepted accounting principles, of approximately $62.7 million.


DISTRIBUTIONS AND PAYMENTS TO THE GENERAL PARTNERS AND THEIR AFFILIATES

    The following information summarizes the distributions and payments to be made by the Partnership to the General Partners and their affiliates in connection with the Transactions and the ongoing operations of the Partnership. Such distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm's length negotiations. See "Conflicts of Interest and Fiduciary Responsibilities."


                                      FORMATION STAGE
The Consideration Paid to the
  General Partners and their
  Affiliates for the Transfer of
  the Propane Business of the
  Combined Operations to the
  Partnership.....................  In exchange for conveying substantially all of the assets of the Combined Operations to the Operating
                                      Partnership, the General Partners will receive
                                      7,878,619 Subordinated Units and an aggregate 2%
                                      general partner interest in the Partnership and the
                                      Operating Partnership, and the Operating Partnership
                                      will assume substantially all of the liabilities
                                      associated with the Combined Operations. Of the
                                      proceeds from this offering and the Note Placement,
                                      approximately $59.4 million will be used to repay
                                      indebtedness owed by Synergy to NPS (including a
                                      prepayment penalty estimated to be $6.5 million as of
                                      the closing of the Transactions), approximately $82.6
                                      million will be used to repay acquisition financing
                                      incurred by Northwestern Growth principally in
                                      connection with the acquisitions of Empire Energy and
                                      Coast and the purchase of stock of (and certain rights
                                      related to) Synergy and Myers, and approximately $59.2
                                      million will be

                                      distributed to the Special General Partner and used to
                                      redeem a portion of its preferred stock issued in
                                      connection with the Synergy Acquisition and held by
                                      NPS and the unaffiliated shareholders ($44.2 million)
                                      and provide net worth to the Special General Partner
                                      ($15.0 million). The shareholders of Coast who will
                                      become senior executives of the Managing General
                                      Partner will receive approximately $9.0 million in
                                      connection with Northwestern Growth's acquisition of
                                      Coast (the "Coast Merger"). If the Underwriters
                                      exercise their over-allotment option, the Partnership
                                      will use the proceeds to pay certain expenses of this
                                      offering and then to redeem a portion of the
                                      Subordinated Units held by the General Partners. See
                                      "The Transactions" and "Certain Relationships and
                                      Related Transactions."

                                     OPERATIONAL STAGE
Distributions of Available Cash to
  the General Partners............  Available Cash will generally be distributed 98% to the
                                      Unitholders (including any distributions to the
                                      General Partners as holders of the Subordinated Units)
                                      and 2% to the General Partners, except that if
                                      distributions of Available Cash from Operating Surplus
                                      exceed the Target Distribution Levels (as defined
                                      below), the General Partners will receive a percentage
                                      of such excess distributions that will increase to up
                                      to 50% of the excess distributions above the highest
                                      Target Distribution Level (such distributions to the
                                      General Partners in excess of their aggregate 2%
                                      general partner interest being referred to as the
                                      "Incentive Distributions"). See "Cash Distribution
                                      Policy."
Other Payments to the Managing
  General Partner and its
  Affiliates......................  The Managing General Partner will not receive any management fee or other compensation in connection
                                      with its management of the Partnership, but will be
                                      reimbursed at cost for all direct and indirect
                                      expenses incurred on behalf of the Partnership,
                                      including the costs of compensation and employee
                                      benefit plans described herein properly allocable to
                                      the Partnership (including the Annual Operating
                                      Performance Incentive Plan, the New Acquisition
                                      Incentive Plan and the Restricted Unit Plan described
                                      herein), and all other expenses necessary or
                                      appropriate to the conduct of the business of, and
                                      allocable to, the Partnership. On a pro forma basis in
                                      fiscal 1996, an aggregate of approximately $48.0
                                      million of expenses (primarily wages and salaries)
                                      would have been reimbursed by the Partnership to the
                                      Managing General Partner.
                                    Affiliates of the Managing General Partner may provide
                                      certain administrative services for the Managing
                                      General Partner on behalf of the Partnership and will
                                      be reimbursed for all direct and indirect expenses
                                      incurred in connection therewith. In addition, the
                                      Managing General Partner and its affiliates may
                                      provide additional services to the Partnership, for
                                      which the Partnership will be charged reasonable fees
                                      as determined by the Managing General Partner.

                                    The Managing General Partner intends to adopt the
                                      Restricted Unit Plan, which will be effective upon the
                                      consummation of the Transactions, under which certain
                                      officers and directors of the Managing General Partner
                                      will have rights to receive authorized but unissued
                                      Common Units with an aggregate value of $12.5 million.
                                      In addition, the Managing General Partner intends to
                                      adopt the Annual Operating Performance Incentive Plan
                                      and the New Acquisition Incentive Plan, pursuant to
                                      which certain members of management will be eligible
                                      to receive cash bonuses.
Withdrawal or Removal of the
  General Partners................  If the Managing General Partner withdraws in violation of the Partnership Agreement or is removed by the
                                      Unitholders for Cause, the successor general partner
                                      will have the option to purchase the general partner
                                      interests of the General Partners in the Partnership
                                      and the Operating Partnership (and the right to
                                      receive Incentive Distributions) for a cash payment
                                      equal to the fair market value thereof. If the
                                      Managing General Partner withdraws in accordance with
                                      the Partnership Agreement or is removed without Cause,
                                      it will have the option to require a successor general
                                      partner to purchase the general partner interests of
                                      the General Partners in the Partnership and the
                                      Operating Partnership (and the right to receive
                                      Incentive Distributions) for such price. If the
                                      general partner interests of the General Partners in
                                      the Partnership and the Operating Partnership (and the
                                      right to receive Incentive Distributions) are not so
                                      purchased by the successor general partner, such
                                      general partner interests will be converted into a
                                      number of Common Units equal in value to the fair
                                      market value thereof as determined by an independent
                                      investment banking firm or other independent experts.
                                      The Special General Partner must withdraw or be
                                      removed as a general partner upon the withdrawal or
                                      removal of the Managing General Partner. See "The
                                      Partnership Agreement -- Withdrawal or Removal of the
                                      General Partners."
                                     LIQUIDATION STAGE
Liquidation.......................  In the event of any liquidation of the Partnership, the partners, including the General Partners, will be
                                      entitled to receive liquidating distributions in
                                      accordance with their respective capital account
                                      balances. See "Cash Distribution Policy --
                                      Distributions of Cash Upon Liquidation."

                 SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA


    The following Summary Pro Forma Financial and Operating Data reflect the consolidated historical operating results of the companies that comprise the Combined Operations, as adjusted for the Transactions, and are derived from the unaudited Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. included elsewhere in this Prospectus. For a description of the assumptions used in preparing the Summary Pro Forma Financial and Operating Data, see "Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P." The pro forma information set forth below has been prepared by combining the historical results of operations of Synergy for the 10 1/2 months ended June 30, 1996 and for the three months ended September 30, 1996; Coast for the fiscal year ended July 31, 1996 and for the three months ended October 31, 1996; Empire Energy for the fiscal year ended June 30, 1996 and for the one month ended July 31, 1996 and the two months ended September 30, 1996; and Myers for the six and one-half months ended June 30, 1996 and for the three months ended September 30, 1996. The Partnership believes that it is reasonable to combine the results of operations of companies having different fiscal years because each of the fiscal years being combined includes the same winter heating seasons in which the majority of the Partnership's revenue and cash flow was generated. The following information should not be deemed indicative of future operating results of the Partnership.



                                                                                       PARTNERSHIP PRO FORMA
                                                                                 ---------------------------------
                                                                                  YEAR ENDED    THREE MONTHS ENDED
                                                                                 JUNE 30, 1996  SEPTEMBER 30, 1996
                                                                                 -------------  ------------------
                                                                                          (IN THOUSANDS,
                                                                                       EXCEPT PER UNIT DATA)
STATEMENT OF OPERATIONS DATA:

  Revenues.....................................................................   $   595,790      $    141,756
  Gross profit(a)..............................................................       141,306            24,478
  Depreciation and amortization................................................        14,500             3,738
  Operating income.............................................................        40,397               114
  Interest expense, net........................................................        17,865             4,467
  Net income (loss)............................................................        22,432            (4,378)
  Net income (loss) per Unit(b)................................................          1.34              (.26)

OPERATING DATA:

  EBITDA(c)....................................................................   $    54,897      $      3,852
  Capital expenditures(d):
    Growth and maintenance.....................................................         9,648             3,044
    Acquisition................................................................        44,303(e)             469
  Retail propane gallons sold..................................................       235,000            89,844



                                                                           AT SEPTEMBER 30,
BALANCE SHEET DATA:                                                              1996
                                                                           -----------------

 Current assets..........................................................      $  73,398
  Total assets...........................................................        467,784
  Current liabilities....................................................         64,617
  Long-term debt.........................................................        228,450
  Partners' capital -- General Partners..................................          3,370
  Partners' capital -- Limited Partners..................................        165,140


------------------------

(a) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

(b) Net income per Unit is computed by dividing the limited partners' interest in net income by the weighted average number of Units outstanding.


                                                (FOOTNOTES CONTINUED ON PAGE 11)

(FOOTNOTES CONTINUED FROM PAGE 10)



(c) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income (loss) (including charges for interest and income taxes not reflected in EBITDA), adjusted for (i) all non-cash charges or income (which are reflected in EBITDA) and (ii) changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.



(d) The Partnership's capital expenditures fall generally into three categories:
    (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the Partnership's retail customer base, (ii) maintenance capital expenditures, which include expenditures for repairs that extend the life of the assets and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.



(e) Approximately $36.0 million relates to the Empire Acquisition of Certain Synergy Assets.

                                  RISK FACTORS

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP WILL BE SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. PROSPECTIVE PURCHASERS OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE PARTNERSHIP'S BUSINESS STRATEGY, PLANS AND OBJECTIVES OF MANAGEMENT OF THE PARTNERSHIP FOR FUTURE OPERATIONS AND THE STATEMENTS UNDER "-- CASH AVAILABLE FOR DISTRIBUTION" AND "CASH AVAILABLE FOR DISTRIBUTION," ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE PARTNERSHIP BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED BELOW, UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS


    - Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volumes sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations.


    - The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits.


    - The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business. Some of the Partnership's competitors are larger or have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. In addition, propane competes with other sources of energy, some of which are less costly for equivalent energy value.



    - Acquisitions will be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to the Unitholders.



    - The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, each of the companies that comprise the Combined Operations has been, and the Partnership is likely to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business. The

      Partnership will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.


    - The Partnership believes that its success will depend to a significant extent upon the efforts and abilities of its senior management team. The failure by the Managing General Partner to retain members of its senior management team could adversely affect the financial condition or results of operations of the Partnership. Each of Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. DiCosimo will, upon the consummation of the Transactions, be employed by the Managing General Partner pursuant to a three-year employment contract.


    RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP


    - The Minimum Quarterly Distribution is not guaranteed. The actual amount of cash distributions may fluctuate and will depend on future Partnership operating performance. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits. Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves will affect the amount of Available Cash. Because the business of the Partnership is seasonal, it is likely that the Managing General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other quarters.



    - The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $33.5 million. Such amount would have been sufficient to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units offered hereby and the related distribution on the aggregate 2% general partner interests, but would have been insufficient by approximately $2.7 million to cover the Minimum Quarterly Distribution on all the Subordinated Units and the related distribution on the general partner interests.



    - There can be no assurance that the Partnership will be able to integrate successfully the Combined Operations, achieve anticipated cost savings or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis. The Partnership was recently formed and has conducted no operations and generated no revenues to date. The Partnership will be managed by the senior executives who currently manage Coast. Such executives have not been involved with the operations of either Synergy or Empire Energy. The historical financial results of the companies that comprise the Combined Operations only cover periods when the Combined Operations were not under common control and management and, therefore, may not be indicative of the Partnership's future financial and operating results. The inability of the Partnership to integrate successfully the Combined Operations could have a material adverse effect on the Partnership's business, financial condition and results of operations.


    - In establishing the terms of this offering, including the number and initial offering price of the Common Units, the number of Subordinated Units and the Minimum Quarterly Distribution, the Partnership will rely on certain assumptions concerning its operations. Whether the assumptions are realized is not, in many cases, within the control of the Partnership and cannot be predicted with any degree of certainty. In the event that the Partnership's assumptions are not realized, the actual Available Cash from Operating Surplus generated by the Partnership could deviate substantially from that currently expected.

    - On a pro forma basis as of September 30, 1996, the Partnership's total indebtedness as a percentage of its total capitalization would have been approximately 58.9%. As a result, the Partnership will be significantly leveraged and will have indebtedness that is substantial in relation to its partners' capital. The Partnership's leverage may adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. In addition, the Partnership expects to have approximately $112.2 million of unused borrowing capacity under the Bank Credit Facility at the closing of this offering. Future borrowings could result in a significant increase in the Partnership's leverage. The Notes and the Bank Credit Facility will contain restrictive covenants that will limit the ability of the Partnership to incur additional indebtedness and to make distributions to Unitholders. The payment of principal and interest on the Partnership's indebtedness will reduce the cash available to make distributions on the Units.



    - The Partnership's indebtedness will contain provisions relating to changes of control. If such provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions.



    - Prior to making any distribution on the Common Units, the Partnership will reimburse the Managing General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. On a pro forma basis, approximately $48.0 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1996. In addition, the Managing General Partner and its affiliates may provide services to the Partnership for which the Partnership will be charged reasonable fees as determined by the Managing General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.



    - The Managing General Partner will manage and operate the Partnership. Holders of Common Units will have no right to elect the Managing General Partner on an annual or other continuing basis, and will have only limited voting rights on matters affecting the Partnership's business. The Managing General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the Managing General Partner and its affiliates). The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. The management control exercised by the Managing General Partner may make it more difficult for others to control, or influence the activities of, the Partnership.



    - Subject to certain limitations, the Partnership may issue additional Common Units and other interests in the Partnership, the effect of which may be to dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership, dilute the interests of holders of Common Units in distributions by the Partnership or to make it more difficult for a person or group to remove the Managing General Partner or otherwise change the management of the Partnership.


    - The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the Managing General Partner or otherwise change the management of the Partnership. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances. The ownership of the Subordinated Units by the General Partners effectively gives the Managing General Partner the ability to prevent its removal.


    - Purchasers of Common Units in this offering will experience substantial and immediate dilution in net tangible book value of $19.41 per Common Unit from the initial public offering price (assuming an initial public offering price of $21.00 per Common Unit). Each Common Unit will have a pro forma net tangible book value of $1.59, and the General Partners will experience an increase in net tangible book value of $22.57 per Unit.


    - Prior to this offering, there has been no public market for the Common Units. The initial public offering price for the Common Units will be determined through negotiations between the Managing General Partner and the representatives of the Underwriters. No assurance can be given as to the market prices at which the Common Units will trade.


    - If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.


    - Under certain circumstances, holders of the Common Units could lose their limited liability and could become liable for amounts improperly distributed to them by the Partnership.

    - The Partnership may be unable to obtain consents and title documents with respect to the transfer of the Combined Operations to the Operating Partnership. The failure to obtain such consents and title documents could adversely affect the business of the Partnership.

    - The holders of the Common Units have not been represented by counsel in connection with this offering, including the preparation of the Partnership Agreement or the other agreements referred to herein or in establishing the terms of this offering.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

    - The Managing General Partner and its affiliates may have conflicts of interest with the Partnership and its limited partners. The Partnership Agreement contains certain provisions that limit the liability and reduce the fiduciary duties of the Managing General Partner to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions that might, without such limitations, constitute breaches of fiduciary duty. Holders of Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law. The validity and enforceability of these types of provisions under Delaware law are uncertain.


    - Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the Managing General Partner may have the effect of enabling the General Partners to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.



    - The terms of the New Acquisition Incentive Plan (described below under "Management -- Executive Compensation -- Incentive Plans") could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership.



    - The Partnership Agreement provides that the Managing General Partner will generally be restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, the Partnership Agreement permits affiliates of the Managing General Partner (including NPS, Northwestern Growth and the Special General Partner) to compete with the Partnership under certain circumstances. There can be no assurance that there will not be competition between the Partnership and affiliates of the Managing General Partner in the future.



    - The Partnership Agreement permits the Partnership to engage in roll-up transactions. Although the Managing General Partner has no present intention of causing the Partnership to engage in any roll-up transaction, it is possible it will do so in the future. There can be no assurance that a roll-up transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.


TAX RISKS


    - The availability to a Common Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partners and the Partnership have made representations, Andrews & Kurth L.L.P., special counsel to the General Partners and the Partnership, is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes.



    - No ruling has been requested from the Internal Revenue Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other matter affecting the Partnership.


    - A Unitholder will be required to pay income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership.


    - It is anticipated that through December 31, 2000, a Unitholder may receive substantial distributions that would reduce such holder's tax basis, with the result that such holder may recognize substantial taxable gain upon a sale of such holder's Units, even if the sale price is less than the original cost.



    - Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) from the ownership of a Common Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.


    - In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by the Partnership will generally only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including other passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party.


    - The Partnership will be registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. Any adjustments in the Partnership's tax returns will lead to adjustments in the

      Unitholders' tax returns and may lead to audits of the Unitholders' tax returns and adjustments of items unrelated to the Partnership.


    - The Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units or could affect the timing of such tax benefits or the amount of gain from the sale of Units and could have a negative impact on the value of the Common Units or result in audit adjustments to the tax returns of Unitholders.



    - A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property. The Partnership will initially own property and conduct business in the following states which currently impose a personal income tax: Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia.


    See "Risk Factors," "Cash Distribution Policy," "Cash Available for Distribution," "Conflicts of Interest and Fiduciary Responsibilities," "The Partnership Agreement" and "Tax Considerations" for a more detailed description of these and other risk factors and conflicts of interest that should be considered in evaluating an investment in the Common Units.

                        CASH AVAILABLE FOR DISTRIBUTION


    Based on the amount of working capital that the Partnership is expected to have at the time it commences operations and the availability of the Working Capital Facility, the Partnership believes that, if its assumptions about operating conditions prove correct, the Partnership should have sufficient Available Cash from Operating Surplus to enable the Partnership to distribute the Minimum Quarterly Distribution on the Common Units and Subordinated Units to be outstanding immediately after the consummation of this offering, and the related distribution on the aggregate 2% general partner interest, with respect to each of its quarters at least through the quarter ending December 31, 1997. However, no assurance can be given respecting such distributions or any future distributions. The Partnership's belief is based on a number of assumptions, including the assumptions that (i) the Partnership will be able to realize significant cost savings from integrating the Combined Operations, including acquisition and logistics cost savings associated with propane purchasing, insurance premium reductions and certain operating, general and administrative cost savings; (ii) the Partnership will be able to continue internal growth at a rate generally consistent with the historical levels of the companies that comprise the Combined Operations; (iii) normal weather conditions will prevail in the Partnership's operating areas; (iv) the Partnership's operating margins will remain constant and (v) market and overall economic conditions will not change substantially. Although the Partnership believes its assumptions are within a range of reasonableness, whether the assumptions are realized is not, in a number of cases, within the control of the Partnership and cannot be predicted with any degree of certainty. For example, the Partnership may not be able to integrate the Combined Operations successfully, and the anticipated cost savings may not be achieved. Moreover, in any particular year or even series of years, weather may deviate substantially from normal. Therefore, certain of the Partnership's assumptions may prove to be inaccurate. As a result, the actual Available Cash from Operating Surplus generated by the Partnership could deviate substantially from that currently expected. See "Risk Factors." In addition, the terms of the Partnership's indebtedness under certain circumstances will restrict the ability of the Partnership to distribute cash to Unitholders. Accordingly, no assurance can be given that distributions of the Minimum Quarterly Distribution or any other amounts will be made. The Partnership does not undertake to update the expression of belief set forth above. See "Cash Distribution Policy," "Cash Available for Distribution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the aggregate 2% general partner interests of the General Partners is approximately $36.2 million ($18.5 million for the Common Units, $17.0 million for the Subordinated Units and $.7 million for the aggregate 2% general partner interest of the General Partners). If the Underwriters' over-allotment option is exercised in full, such amounts would be $21.2 million for the Common Units, $14.3 million for the Subordinated Units and $.7 million for the aggregate 2% general partner interest of the General Partners, or an aggregate of approximately $36.2 million. The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $33.5 million. Such amount would have been sufficient to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units offered hereby and the related distribution on the general partner interests, but would have been insufficient by approximately $2.7 million to cover the Minimum Quarterly Distribution for such fiscal year on all Subordinated Units and the related distribution on the general partner interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The amount of pro forma Available Cash from Operating Surplus for fiscal 1996 set forth above was derived from the pro forma financial statements of the Partnership in the manner set forth in "Cash Available for Distribution." The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Partnership had the Transactions referred to therein actually been completed as of the dates indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts while Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Partnership had it been formed in earlier periods. Available Cash from Operating Surplus generated during a specified period refers generally to (i) all cash receipts of the Partnership from its operations generated during such period, less (ii) all Partnership operating expenses, debt service payments (including any increases in reserves therefor but not including amounts paid from any reduction in reserves, or payments required in connection with the sale of assets, or any refinancing with the proceeds of new indebtedness or an equity offering) and maintenance capital expenditures, in each case during such period. For a complete definition of Operating Surplus, see the Glossary.


    The Partnership will be required to establish reserves for the future payment of principal and interest on the Notes and the indebtedness under the Bank Credit Facility. There are other provisions in such agreements which will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."

                      PARTNERSHIP STRUCTURE AND MANAGEMENT


    The Partnership will conduct, in substantially every respect, the propane businesses that were formerly conducted by Synergy, Empire Energy, Myers and Coast. The operations of the Partnership will be conducted through, and the operating assets will be owned by, the Operating Partnership, a recently formed Delaware limited partnership, and any other subsidiary operating partnerships and corporations. The Partnership will own a 98.9899% limited partner interest in the Operating Partnership. The General Partners are also the general partners of the Operating Partnership, with an aggregate 1.0101% general partner interest in the Operating Partnership. The General Partners will therefore own an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis.



    Following this offering, the senior executives who currently manage Coast will manage and operate the Partnership's business as the senior executives of the Managing General Partner. The Managing General Partner and its affiliates will not receive any management fee or other compensation in connection with its management of the Partnership, but will be reimbursed at cost for all direct and indirect expenses incurred on behalf of the Partnership and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner or its affiliates in connection with the operation of the Partnership's business. The Special General Partner will have no duty or right to participate in the management or operation of the Partnership.


    Conflicts of interest may arise between the Managing General Partner and its affiliates, on the one hand, and the Partnership, the Operating Partnership and the Unitholders, on the other, including conflicts relating to the compensation of the officers and employees of the Managing General Partner and the determination of fees and expenses that are allocable to the Partnership. The Managing General Partner will have an audit committee (the "Audit Committee"), consisting initially of two independent members of its Board of Directors, that will be available at the Managing General Partner's discretion to review matters involving conflicts of interest. See "Conflicts of Interest and Fiduciary Responsibilities."

    The principal executive offices of the Partnership and the Operating Partnership are located at 432 Westridge Drive, Watsonville, California 95076. The telephone number at such offices is (408) 724-1921.


    The following chart depicts the organization and ownership of the Partnership and the Operating Partnership immediately after giving effect to the consummation of the Transactions, including the sale of the Common Units offered hereby, and assumes that the Underwriters' over-allotment option is not exercised. The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership individually and not on an aggregate basis. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the Unitholders in the Partnership and the Operating Partnership on a combined basis. The 2% ownership percentage of the General Partners referred to in this Prospectus reflects the approximate effective ownership interest of the General Partners in the Partnership and the Operating Partnership on a combined basis.


                            [Description of Diagram]

    Diagram depicting organizational structure and percentage interests owned in the Partnership, the Operating Partnership and the General Partners setting forth the following information.


                   ENTITY                           PERCENTAGE OWNERSHIP INTEREST
     -----------------------------------  --------------------------------------------------
     Northwestern Public Service Company
     Northwestern Growth Corporation      100% Interest owned by Northwestern Public Service
                                          Company
     Cornerstone Propane GP, Inc.         100% Interest owned by Northwestern Growth
                                          Corporation
     Cornerstone Propane Partners, L.P.   51.4939% Limited Partner Interest owned by Public
                                          Unitholders
     Cornerstone Propane Partners, L.P.   36.5153% Limited Partner Interest owned by
                                          Cornerstone Propane GP, Inc.*
     Cornerstone Propane Partners, L.P.   0.7686% Managing General Partner Interest owned by
                                          Cornerstone Propane GP, Inc.*
     Cornerstone Propane Partners, L.P.   10.9908% Limited Partner Interest owned by SYN
                                          Inc.*
     Cornerstone Propane Partners, L.P.   0.2314% Special General Partner Interest owned by
                                          SYN Inc.*
     Cornerstone Propane, L.P.            98.9899% Limited Partner Interest owned by
                                          Cornerstone Propane Partners, L.P.
     Cornerstone Propane, L.P.            0.7764% Managing General Partner Interest owned by
                                          Cornerstone Propane GP, Inc.*
     Cornerstone Propane, L.P.            0.2337% Special General Partner Interest owned by
                                          SYN Inc.*
     Corporate Subsidiary                 100% owned by Cornerstone Propane, L.P.
     SYN Inc.                             17.5% Common Stock Ownership owned by Unaffiliated
                                          Shareholders
     SYN Inc.                             82.5% Common Stock Ownership owned by Cornerstone
                                          Propane GP, Inc.

------------------------


* The allocation of the general partner interests in the Partnership and the Operating Partnership and of the Subordinated Units between the Managing General Partner and the Special General Partner is based on the relative value of the assets to be contributed by each of them.

                                  THE OFFERING


Securities Offered................  8,540,000 Common Units (9,821,000 Common Units if the
                                      Underwriters' over-allotment option is exercised in
                                      full).

Units to be Outstanding After This
  Offering........................  8,540,000 Common Units and 7,878,619 Subordinated Units,
                                      representing an aggregate 51.0% and 47.0% limited
                                      partner interest in the Partnership, respectively. If
                                      the Underwriters' over-allotment option is exercised
                                      in full, 1,281,000 additional Common Units will be
                                      issued by the Partnership and the proceeds therefrom
                                      will be used to redeem, directly and indirectly, an
                                      equal number of Subordinated Units from the General
                                      Partners, resulting in there being 9,821,000 Common
                                      Units and 6,597,619 Subordinated Units outstanding,
                                      representing a 58.6% and 39.4% limited partner
                                      interest in the Partnership, respectively.

Distributions of Available Cash...  The Partnership will distribute all of its Available
                                    Cash within 45 days after the end of each quarter to the
                                      Unitholders of record on the applicable record date
                                      and to the General Partners. "Available Cash" for any
                                      quarter will consist generally of all cash on hand at
                                      the end of such quarter, as adjusted for reserves. The
                                      complete definition of Available Cash is set forth in
                                      the Glossary. The Managing General Partner has broad
                                      discretion in making cash disbursements and
                                      establishing reserves, thereby affecting the amount of
                                      Available Cash that will be distributed with respect
                                      to any quarter. In addition, the terms of the
                                      Partnership's indebtedness require that certain
                                      reserves for the payment of principal and interest be
                                      maintained. See "Risk Factors -- Risks Inherent in an
                                      Investment in the Partnership -- Cash Distributions
                                      Are Not Guaranteed and May Fluctuate with Partnership
                                      Performance" for a description of the reserves for the
                                      payment of principal and interest that the Partnership
                                      will be required to maintain. Available Cash will
                                      generally be distributed 98% to Unitholders and 2% to
                                      the General Partners, except that if distributions of
                                      Available Cash from Operating Surplus exceed specified
                                      target levels ("Target Distribution Levels") in excess
                                      of the Minimum Quarterly Distribution, the General
                                      Partners will receive a percentage of such excess
                                      distributions that will increase to up to 50% of the
                                      excess distributions above the highest Target
                                      Distribution Level. See "Cash Distribution
                                      Policy--Incentive Distributions-Hypothetical
                                      Annualized Yield."

Distributions to Common and
  Subordinated Unitholders........  The Partnership intends, to the extent there is sufficient Available Cash from Operating Surplus, to
                                      distribute to each holder of Common Units at least the
                                      Minimum Quarterly Distribution of $.54 per Common Unit
                                      per quarter. The Minimum Quarterly Distribution is not
                                      guaranteed and is subject to adjustment as described
                                      under "Cash Distribution

                                      Policy -- Adjustment of Minimum Quarterly Distribution
                                      and Target Distribution Levels." The Minimum Quarterly
                                      Distribution for the period from the closing of this
                                      offering through March 31, 1997 will be adjusted based
                                      on the actual length of such period.

                                    With respect to each quarter during the Subordination
                                      Period, which will generally not end prior to December
                                      31, 2001, the Common Unitholders will generally have
                                      the right to receive the Minimum Quarterly
                                      Distribution, plus any arrearages thereon ("Common
                                      Unit Arrearages"), and the General Partners will have
                                      the right to receive the related distribution on the
                                      general partner interests, before any distribution of
                                      Available Cash from Operating Surplus is made to the
                                      Subordinated Unitholders. This subordination feature
                                      will enhance the Partnership's ability to distribute
                                      the Minimum Quarterly Distribution on the Common Units
                                      during the Subordination Period. Subordinated Units
                                      will not accrue distribution arrearages. Upon
                                      expiration of the Subordination Period, Common Units
                                      will no longer accrue distribution arrearages. See
                                      "Cash Distribution Policy."

Subordination Period..............  The Subordination Period will generally extend from the closing of this offering until the first day of any
                                      quarter beginning after December 31, 2001 in respect
                                      of which (i) distributions of Available Cash from
                                      Operating Surplus on the Common Units and the
                                      Subordinated Units with respect to each of the three
                                      consecutive four-quarter periods immediately preceding
                                      such date equaled or exceeded the sum of the Minimum
                                      Quarterly Distribution on all of the outstanding
                                      Common Units and Subordinated Units during such
                                      periods, (ii) the Adjusted Operating Surplus generated
                                      during each of the three consecutive four-quarter
                                      periods immediately preceding such date equaled or
                                      exceeded the sum of the Minimum Quarterly Distribution
                                      on all of the outstanding Common Units and
                                      Subordinated Units and the related distribution on the
                                      general partner interests in the Partnership during
                                      such periods, and (iii) there are no outstanding
                                      Common Unit Arrearages. Upon expiration of the
                                      Subordination Period, all remaining Subordinated Units
                                      will convert into Common Units on a one-for-one basis
                                      and will thereafter participate pro rata with the
                                      other Common Units in distributions of Available Cash.

Early Conversion of Subordinated
  Units...........................  A portion of the Subordinated Units will convert into
                                    Common Units on the first day after the record date
                                      established for the distribution in respect of any
                                      quarter ending on or after (a) December 31, 1999 (with
                                      respect to one-quarter of the Subordinated Units) and
                                      (b) December 31, 2000 (with respect to one-quarter of
                                      the Subordinated Units), in respect of which (i)
                                      distributions of Available Cash from Operating Surplus
                                      on the Common Units and the Subordinated Units with
                                      respect

                                      to each of the three consecutive four-quarter periods
                                      immediately preceding such date equaled or exceeded
                                      the sum of the Minimum Quarterly Distribution on all
                                      of the outstanding Common Units and Subordinated Units
                                      during such periods, (ii) the Adjusted Operating
                                      Surplus generated during each of the two consecutive
                                      four-quarter periods immediately preceding such date
                                      equaled or exceeded the sum of the Minimum Quarterly
                                      Distribution on all of the outstanding Common Units
                                      and Subordinated Units and the related distribution on
                                      the general partner interests in the Partnership
                                      during such periods, and (iii) there are no
                                      outstanding Common Unit Arrearages; provided, however,
                                      that the early conversion of the second one-quarter of
                                      Subordinated Units may not occur until at least one
                                      year following the early conversion of the first
                                      one-quarter of Subordinated Units. See "Cash
                                      Distribution Policy -- Distributions from Operating
                                      Surplus during Subordination Period."

Incentive Distributions...........  If quarterly distributions of Available Cash exceed the
                                    Target Distribution Levels, the General Partners will
                                      receive distributions which are generally equal to
                                      15%, then 25% and then 50% of the distributions of
                                      Available Cash that exceed such Target Distribution
                                      Levels. The Target Distribution Levels are based on
                                      the amounts of Available Cash from Operating Surplus
                                      distributed that exceed distributions made with
                                      respect to the Minimum Quarterly Distribution and
                                      Common Unit Arrearages, if any. See "Cash Distribution
                                      Policy -- Incentive Distributions-Hypothetical
                                      Annualized Yield." The distributions to the General
                                      Partners described above that are in excess of their
                                      aggregate 2% general partner interest are referred to
                                      herein as the "Incentive Distributions."

Adjustment of Minimum Quarterly
  Distribution and Target
  Distribution Levels.............  The Minimum Quarterly Distribution and the Target
                                      Distribution Levels are subject to downward
                                      adjustments in the event that the Unitholders receive
                                      distributions of Available Cash from Capital Surplus
                                      or legislation is enacted or existing law is modified
                                      or interpreted by the relevant governmental authority
                                      in a manner that causes the Partnership to be treated
                                      as an association taxable as a corporation or
                                      otherwise taxable as an entity for federal, state or
                                      local income tax purposes. If, as a result of
                                      distributions of Available Cash from Capital Surplus,
                                      the Unitholders receive a full return of the initial
                                      public offering price of the Common Units and any
                                      unpaid Common Unit Arrearages, the distributions of
                                      Available Cash payable to the General Partners and
                                      their affiliates will increase to 50% of all amounts
                                      distributed thereafter. See "Cash Distribution Policy
                                      -- General," "-- Distributions from Capital Surplus"

                                      and "-- Adjustment of Minimum Quarterly Distribution
                                      and Target Distribution Levels."

Partnership's Ability to Issue
  Additional Units................  The Partnership Agreement generally authorizes the
                                    Partnership to issue an unlimited number of additional
                                      limited partner interests and other equity securities
                                      of the Partnership for such consideration and on such
                                      terms and conditions as shall be established by the
                                      Managing General Partner in its sole discretion
                                      without the approval of the Unitholders. During the
                                      Subordination Period, however, the Partnership may not
                                      issue equity securities ranking prior or senior to the
                                      Common Units or an aggregate of more than 4,270,000
                                      Common Units (excluding Common Units issued upon the
                                      exercise of the Underwriters' over-allotment option,
                                      upon conversion of Subordinated Units, pursuant to
                                      employee benefit plans or in connection with certain
                                      acquisitions or capital improvements or the repayment
                                      of certain indebtedness) or an equivalent number of
                                      securities ranking on a parity with the Common Units,
                                      without the approval of the holders of a Unit
                                      Majority. See "The Partnership Agreement -- Issuance
                                      of Additional Securities."

Limited Call Right................  If at any time less than 20% of the issued and outstanding Common Units are held by persons other than
                                      the Managing General Partner and its affiliates, the
                                      Managing General Partner may purchase all of the
                                      remaining Common Units at a price generally equal to
                                      the then current market price of the Common Units. See
                                      "The Partnership Agreement -- Limited Call Right."

Limited Voting Rights.............  Unitholders will not have voting rights except with respect to the following matters, for which the
                                      Partnership Agreement requires the approval of at
                                      least a majority (and in certain cases a greater
                                      percentage) of all of the holders of the Subordinated
                                      Units and all of the holders of the Common Units: a
                                      sale or exchange of all or substantially all of the
                                      Partnership's assets, the removal or the withdrawal of
                                      the General Partners, the election of a successor
                                      Managing General Partner, a dissolution or
                                      reconstitution of the Partnership, a merger of the
                                      Partnership, issuance of limited partner interests in
                                      certain circumstances, approval of certain actions of
                                      the General Partners (including the transfer by either
                                      of the General Partners of its general partner
                                      interest or Incentive Distribution Rights under
                                      certain circumstances) and certain amendments to the
                                      Partnership Agreement, including any amendment that
                                      would cause the Partnership to be treated as an
                                      association taxable as a corporation. During the
                                      Subordination Period, holders of Subordinated Units
                                      will generally vote as a class separate from the
                                      holders of Common Units. After Subordinated Units
                                      convert into Common Units (either upon termination of
                                      the Subordination Period or upon early conversion),
                                      holders of such Common

                                      Units will vote as a single class together with the
                                      holders of the other Common Units. Under the
                                      Partnership Agreement, the Managing General Partner
                                      generally will be permitted to effect amendments to
                                      the Partnership Agreement that do not adversely affect
                                      Unitholders. See "The Partnership Agreement."

Change of Management
  Provisions......................  Any person or group (other than the Managing General
                                    Partner and its affiliates) that acquires beneficial
                                      ownership of 20% or more of the Common Units will lose
                                      its voting rights with respect to all of its Common
                                      Units. In addition, if the Managing General Partner is
                                      removed other than for Cause and Units held by the
                                      General Partners and their affiliates are not voted in
                                      favor of such removal, (i) the Subordination Period
                                      will end and all outstanding Subordinated Units will
                                      immediately convert into Common Units on a one-for-one
                                      basis, (ii) any existing Common Unit Arrearages will
                                      be extinguished and (iii) the General Partners will
                                      have the right to convert their general partner
                                      interests (and their rights to receive Incentive
                                      Distributions) into Common Units or to receive cash in
                                      exchange for such interests. These provisions are
                                      intended to discourage a person or group from
                                      attempting to remove the current Managing General
                                      Partner or otherwise change the management of the
                                      Partnership. The effect of these provisions may be to
                                      diminish the price at which the Common Units will
                                      trade under certain circumstances. See "The
                                      Partnership Agreement -- Change of Management
                                      Provisions."

Removal and Withdrawal of the
  General Partners................  Subject to certain conditions, the Managing General
                                    Partner may be removed upon the approval of the holders
                                      of at least 66 2/3% of the outstanding Units
                                      (including Units held by the General Partners and
                                      their affiliates) and the election of a successor
                                      general partner by the vote of the holders of not less
                                      than a majority of the outstanding Units. A meeting of
                                      holders of the Common Units may be called only by the
                                      Managing General Partner or by the holders of 20% or
                                      more of the outstanding Common Units. The ownership of
                                      the Subordinated Units by the Managing General Partner
                                      and its affiliates effectively gives the Managing
                                      General Partner the ability to prevent its removal.
                                      The Managing General Partner has agreed not to
                                      voluntarily withdraw as general partner of the
                                      Partnership and the Operating Partnership prior to
                                      December 31, 2006, subject to limited exceptions,
                                      without obtaining the approval of at least a Unit
                                      Majority and furnishing an Opinion of Counsel (as
                                      defined in the Glossary). The Special General Partner
                                      must withdraw or be removed as a general partner upon
                                      the withdrawal or removal of the Managing General
                                      Partner. See "The Partnership

                                      Agreement -- Withdrawal or Removal of the General
                                      Partners" and "-- Meetings; Voting."

Distributions Upon Liquidation....  If the Partnership liquidates during the Subordination
                                    Period, under certain circumstances holders of
                                      outstanding Common Units will be entitled to receive
                                      more per Unit in liquidating distributions than
                                      holders of outstanding Subordinated Units. The per
                                      Unit difference will be dependent upon the amount of
                                      gain or loss recognized by the Partnership in
                                      liquidating its assets and will be limited to the
                                      Unrecovered Capital of a Common Unit and any Common
                                      Unit Arrearages thereon. Under certain circumstances
                                      there may be insufficient gain for the holders of
                                      Common Units to fully recover all such amounts, even
                                      though there may be cash available for distribution to
                                      holders of Subordinated Units. Following conversion of
                                      the Subordinated Units into Common Units, all Units
                                      will be treated the same upon liquidation of the
                                      Partnership. See "Cash Distribution Policy --
                                      Distributions of Cash Upon Liquidation."

Use of Proceeds...................  The proceeds to the Partnership from the sale of Common
                                    Units offered hereby are estimated to be approximately
                                      $179.3 million, assuming an initial public offering
                                      price of $21.00 per Common Unit, before deducting
                                      estimated underwriting discounts and commissions and
                                      expenses of this offering. The proceeds of this
                                      offering will be used to pay a portion of the
                                      indebtedness assumed by the Operating Partnership in
                                      connection with the Transactions and to pay a portion
                                      of the fees and expenses of the Transactions. Proceeds
                                      from the Note Placement, together with borrowings
                                      under the Working Capital Facility, will be applied to
                                      pay indebtedness assumed by the Operating Partnership
                                      upon consummation of the Transactions, to pay expenses
                                      and to make a distribution to the Special General
                                      Partner. The Partnership will use the proceeds from
                                      any exercise of the Underwriters' over-allotment
                                      option to pay a portion of the expenses of the
                                      offering and then to redeem Subordinated Units from
                                      the General Partners. If the over-allotment option is
                                      exercised in full, the number of Subordinated Units
                                      outstanding will be reduced by the number of Common
                                      Units issued upon the exercise of such option. See
                                      "Use of Proceeds."

Listing...........................  Application will be made to list the Common Units for trading on the New York Stock Exchange.

Proposed NYSE Symbol..............  "    "

                         SUMMARY OF TAX CONSIDERATIONS

    The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the United States federal, state and local tax consequences of an investment in Common Units.


    The following is a brief summary of certain expected tax consequences of owning and disposing of Common Units. The following discussion, insofar as it relates to United States federal income tax laws, is based in part upon the opinion of Andrews & Kurth L.L.P., special counsel to the General Partners and the Partnership ("Counsel"), described in "Tax Considerations." This summary is qualified by the discussion in "Tax Considerations," particularly the qualifications on the opinions of Counsel described therein.


PARTNERSHIP STATUS

    In the opinion of Counsel, the Partnership will be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units will generally be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a Common Unitholder will be required to report in his federal income tax return his share of the Partnership's income, gains, losses and deductions. In general, cash distributions to a Common Unitholder will be taxable only if, and to the extent that, they exceed the tax basis in his Common Units.

PARTNERSHIP ALLOCATIONS


    In general, income and loss of the Partnership will be allocated to the General Partners and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partners and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. At any time that distributions are made on the Common Units and not on the Subordinated Units, or that Incentive Distributions are made to the General Partners, taxable income will be allocated to the recipients to the extent of such distribution. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the Unitholder's taxable year even if cash distributions are not made to him. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash actually distributed to him.


RATIO OF TAXABLE INCOME TO DISTRIBUTIONS


    The Partnership estimates that a purchaser of Common Units in this offering who owns them through December 31, 2000, will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be approximately 20% of the cash distributed with respect to that period. The Partnership further estimates that for taxable years after the taxable year ending December 31, 2000, the taxable income allocable to them will represent a significantly higher percentage (and could in certain circumstances exceed the amount) of cash distributed to the Unitholders. These estimates are based upon the assumption that the gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties which are beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and any differences could be material. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Ratio of Taxable Income to Distributions."

BASIS OF COMMON UNITS


    A Unitholder's initial tax basis for a Common Unit purchased in this offering will generally be the amount paid for the Common Unit. A Unitholder's basis will generally be increased by his share of Partnership income and decreased by his share of Partnership losses and distributions.


LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

    In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any Partnership losses will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Any losses unused by virtue of the passive loss rules may be fully deducted when the Unitholder disposes of all of his Common Units in a taxable transaction with an unrelated party.

SECTION 754 ELECTION

    The Partnership intends to make the election provided for by Section 754 of the Code, which will generally result in a Unitholder being allocated income and deductions calculated by reference to the portion of his purchase price attributable to each asset of the Partnership.

DISPOSITION OF COMMON UNITS

    A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of those Common Units. Thus, distributions of cash from the Partnership to a Unitholder in excess of the income allocated to him will, in effect, become taxable income if he sells the Common Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS


    In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will initially own property and conduct business in the following states which currently impose a personal income tax: Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder. Withholding, the amount of which may be more or less than a particular Unitholder's income tax liability owed to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the Partnership anticipates that any amounts required to be withheld will not be material.


    It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all U.S. federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
  INVESTORS


    An investment in Common Units by tax-exempt organizations (including IRAs) and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the Partnership income allocated to a Unitholder which is a tax-exempt organization will be unrelated business taxable income and, thus, will be taxable to such Unitholder; no significant amount of the Partnership's gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Common Unit and thus will be required to file federal income tax returns and to pay tax on such Unitholder's share of Partnership taxable income. Furthermore, distributions to foreign Unitholders will be subject to federal income tax withholding. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors."


TAX SHELTER REGISTRATION


    The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that the Partnership will not be subject to this registration requirement. Nevertheless, the Partnership will be registered as a tax shelter with the Secretary of the Treasury. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAS BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Tax Considerations -- Administrative Matters -- Registration as a Tax Shelter."

                                  RISK FACTORS

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP WILL BE SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. PROSPECTIVE PURCHASERS OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE PARTNERSHIP'S BUSINESS STRATEGY, PLANS AND OBJECTIVES OF MANAGEMENT OF THE PARTNERSHIP FOR FUTURE OPERATIONS AND STATEMENTS UNDER "PROSPECTUS SUMMARY -- CASH AVAILABLE FOR DISTRIBUTION" AND "CASH AVAILABLE FOR DISTRIBUTION," ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE PARTNERSHIP BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

    WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE


    Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations. Agricultural demand is also affected by weather, as dry weather during the harvest season reduces demand for propane used in crop drying. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    THE PARTNERSHIP WILL BE SUBJECT TO PRICING AND INVENTORY RISKS

    The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. The Partnership will have no control over these market conditions. Consequently, the unit price of propane purchased by the Partnership, as well as other propane marketers, can change rapidly over a short period of time. In general, product supply contracts permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points. As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits. See "-- The Retail Propane Business Is Highly Competitive."

    Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Partnership purchases propane from a variety of suppliers pursuant to supply contracts or on the spot market. To the extent that the Partnership purchases propane from foreign (including Canadian) sources, its propane business will be subject to risks of disruption in foreign supply. The Partnership generally attempts to minimize inventory risk by purchasing propane on a short-term basis. However, the Partnership may purchase large volumes of propane during periods of low demand, which generally occur during the summer months, at the then current market price. Because of the potential volatility of propane prices, if the Partnership makes such purchases, the market price for propane could fall below the price at which the Partnership made the purchases, thereby adversely affecting gross margins or sales or rendering sales from such inventory unprofitable. The Partnership engages in hedging of product cost and supply through common hedging practices. See "Business and Properties -- Propane Supply and Storage."


    THE RETAIL PROPANE BUSINESS IS HIGHLY COMPETITIVE


    The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business. The Partnership competes with other distributors of propane, including a number of large national and regional firms and several thousand small independent firms. Some of these competitors are larger or have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. Generally, warmer-than-normal weather further intensifies competition. The Partnership believes that its ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.


    THE RETAIL PROPANE BUSINESS FACES COMPETITION FROM ALTERNATIVE ENERGY
     SOURCES


    Propane competes with other sources of energy, some of which are less costly for equivalent energy value. The Partnership competes for customers against suppliers of electricity, natural gas and fuel oil. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other. The Partnership cannot predict the effect that the development of alternative energy sources might have on its operations.


    THE PARTNERSHIP MAY NOT BE SUCCESSFUL IN GROWING THROUGH ACQUISITIONS


    The retail propane industry is mature, and the Partnership foresees only limited growth in total retail demand for propane. Moreover, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to certain other energy sources, such as natural gas, the Partnership may experience difficulty in acquiring new retail customers, other than through acquisitions. Therefore, while the Partnership's business strategy includes internal growth and start-ups of new customer service locations, the ability of the Partnership's propane business to grow will depend principally upon its ability to acquire other retail propane distributors. There can be no assurance that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition. The Partnership is subject to certain covenants in agreements governing its indebtedness that restrict the Partnership's ability to incur indebtedness to finance acquisitions. In addition, to the extent that warm weather adversely affects the Partnership's operating and financial results, the Partnership's access to capital and its acquisition activities may be limited.


    THE PARTNERSHIP IS SUBJECT TO OPERATING AND LITIGATION RISKS WHICH MAY NOT
     BE COVERED BY INSURANCE


    The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, each of the companies that comprise the Combined Operations has been, and the Partnership is likely to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.


    THE PARTNERSHIP WILL BE DEPENDENT UPON KEY PERSONNEL


    The Partnership believes that its success will depend to a significant extent upon the efforts and abilities of its senior management team. The failure by the Managing General Partner to retain members of its senior management team could adversely affect the financial condition or results of operations of the Partnership. Each of Messrs. Baxter, Kittrell, Goedde and DiCosimo, upon the consummation of the Transactions, will be employed by the Managing General Partner pursuant to a three-year employment contract. However, each of the executives will be entitled to terminate his agreement and receive a severance amount equal to the total compensation due for the remainder of the employment term upon a "change of control" of NPS, which is defined to include any person or group becoming the beneficial owner of 10% of the voting securities of NPS, and upon certain other circumstances. See "Management -- Executive Compensation -- Employment Agreements, Severance Arrangements."


    ENERGY EFFICIENCY AND TECHNOLOGY ADVANCES MAY AFFECT DEMAND

    The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. The Partnership cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on its operations.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

    CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP
     PERFORMANCE


    Although the Partnership will distribute all of its Available Cash, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including cash flow generated by operations, required principal and interest payments on the Partnership's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which will be beyond the control of the Partnership and the Managing General Partner. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits.



    The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the General Partners' aggregate 2% general partner interest is approximately $36.2 million ($18.5 million for the Common Units, $17.0 million for the Subordinated Units and $.7 million for the aggregate 2% general partner interest). If the Underwriters' over-allotment option is exercised in full, such amounts would be $21.2 million for the Common Units, $14.3 million for the Subordinated Units and $.7 million for the aggregate 2% general partner interest of the General Partners, or an aggregate of approximately $36.2 million. The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $33.5 million. Such amount would have been sufficient to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units offered hereby and the related distribution on the general partner interests, but would have been insufficient by approximately $2.7 million to cover the Minimum Quarterly Distribution on all Subordinated Units and the related distribution on the general partner interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the calculation of pro forma Available Cash from Operating Surplus, see "Cash Available for Distribution."



    The Partnership Agreement gives the Managing General Partner broad discretion in establishing reserves for the proper conduct of the Partnership's business that will affect the amount of Available Cash. Because the business of the Partnership is seasonal, the Managing General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other quarters. In addition, the Partnership will be required to establish reserves in respect of future payments of principal and interest on the Notes and, in certain instances, in respect of future payments of principal and interest under the Bank Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness." The Partnership anticipates that reserves for interest on the Notes will be established at approximately $4.1 million at each March and September, commencing March 1997, and the reserves will be eliminated when interest payments are made on the Notes in June and December. The $4.1 million reserved for interest would be approximately 11.4% of the amount of Available Cash needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and the Subordinated Units to be outstanding immediately after this offering and on the General Partners' general partner interests. Reserves for repayment of principal on the Notes are not required until March 2003 and then will equal 25%, 50% and 75% at each March, June and September, respectively, of the next installment of principal, and the reserves will be eliminated when principal payments are made on the Notes in December. The $20.6 million reserved for principal payments would be approximately 57.0% of the amount of Available Cash needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and the Subordinated Units to be outstanding immediately after this offering and on the General Partners' general partner interests. Furthermore, the Notes and the Bank Credit Facility will limit the Operating Partnership's ability to distribute cash to the Partnership. Distributions from the Operating Partnership will be the Partnership's primary source of Available Cash. Any subsequent refinancing of the Notes, the Bank Credit Facility or any other indebtedness incurred by the Partnership may have similar restrictions, and the Partnership's ability to distribute cash may also be limited during the existence of defaults under any of the Partnership's debt instruments. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions to Unitholders by the Partnership.


    PARTNERSHIP PROFITABILITY WILL DEPEND ON SUCCESSFUL INTEGRATION OF THE
     COMBINED OPERATIONS


    There can be no assurance that the Partnership will be able to integrate successfully the Combined Operations, achieve anticipated cost savings or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis. The Partnership was recently formed and has conducted no operations and generated no revenues to date. The Partnership will be managed by the senior executives who currently manage Coast. Such executives have not been involved with the operations of either Synergy or Empire Energy. The historical financial results of the companies that comprise the Combined Operations only cover periods when such companies were not under common control and management and, therefore, may not be indicative of the Partnership's future financial and operating results. The inability of the Partnership to integrate successfully the Combined Operations could have a material adverse effect on the Partnership's business, financial condition and results of operations.


    PARTNERSHIP ASSUMPTIONS CONCERNING FUTURE OPERATIONS AND WEATHER MAY NOT BE
     REALIZED

    In establishing the terms of this offering, including the number and initial offering price of the Common Units, the number of Subordinated Units and the Minimum Quarterly Distribution, the Partnership will rely on certain assumptions concerning its operations, including the assumptions that the

Partnership will be able to realize significant cost savings from integrating the Combined Operations, that the Partnership will be able to continue internal growth at a rate consistent with historic levels of the companies that comprise the Combined Operations, that normal weather conditions will prevail in the Partnership's operating areas, that the Partnership's operating margins will remain constant, and that market and overall economic conditions will not change substantially. Whether the assumptions are realized is not, in many cases, within the control of the Partnership and cannot be predicted with any degree of certainty. In the event that the Partnership's assumptions are not realized, the actual Available Cash from Operating Surplus generated by the Partnership could deviate substantially from that currently expected. See "Cash Available for Distribution."



    Because a substantial portion of the Partnership's propane is used in heating-sensitive markets, the temperatures realized in the Partnership's areas of operations, particularly during the six-month peak heating season, have a significant effect on the financial performance of the Partnership. In any given area, sustained above-normal temperatures will tend to result in reduced propane use, while sustained below-normal temperatures will tend to result in greater propane use.


    THE PARTNERSHIP'S INDEBTEDNESS MAY LIMIT THE PARTNERSHIP'S ABILITY TO MAKE
     DISTRIBUTIONS AND MAY AFFECT ITS OPERATIONS


    On a pro forma basis at September 30, 1996, the Partnership's total indebtedness as a percentage of its total capitalization would have been approximately 58.9%. As a result, the Partnership will be significantly leveraged and will have indebtedness that is substantial in relation to its partners' capital. Upon consummation of the Transactions, the Partnership contemplates that it will have outstanding $220.0 million in Notes and approximately $12.8 million under the Working Capital Facility. The Partnership expects to have an additional $112.2 million of unused borrowing capacity under the Bank Credit Facility at the closing of this offering. Future borrowings could result in a significant increase in the Partnership's leverage. The ability of the Partnership to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Partnership's control. The Notes and the Bank Credit Facility contain provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that the Partnership would be able to pay the indebtedness. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions. The Notes and the Bank Credit Facility will contain restrictive covenants that limit the ability of the Operating Partnership to distribute cash and to incur additional indebtedness. The payment of principal and interest on such indebtedness and the reserves required by the terms of the Partnership's indebtedness for the future payment thereof will reduce the cash available to make distributions on the Units. The Partnership's leverage may adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."


    COST REIMBURSEMENTS AND FEES DUE TO THE MANAGING GENERAL PARTNER MAY BE
     SUBSTANTIAL


    Prior to making any distribution on the Common Units, the Partnership will reimburse the Managing General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. On a pro forma basis, approximately $48.0 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1996. In addition, the Managing General Partner and its affiliates may provide services to the Partnership for which the Partnership will be charged reasonable fees as determined by the Managing General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.

    UNITHOLDERS WILL HAVE CERTAIN LIMITS ON THEIR VOTING RIGHTS; THE MANAGING
     GENERAL PARTNER WILL MANAGE AND OPERATE THE PARTNERSHIP


    The Managing General Partner will manage and operate the Partnership. Unlike the holders of common stock in a corporation, holders of Common Units will have only limited voting rights on matters affecting the Partnership's business. Holders of Common Units will have no right to elect the Managing General Partner on an annual or other continuing basis, and the Managing General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partners and their affiliates) and upon the election of a successor general partner by the vote of the holders of not less than a majority of the Outstanding Units. The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. As a result, holders of Common Units will have limited influence on matters affecting the operation of the Partnership, and third parties may find it difficult to attempt to gain control, or influence the activities, of the Partnership. See "The Partnership Agreement."


    THE PARTNERSHIP MAY ISSUE ADDITIONAL COMMON UNITS THEREBY DILUTING EXISTING
     UNITHOLDERS' INTERESTS


    The Partnership has the authority under the Partnership Agreement to issue an unlimited number of additional Common Units or other equity securities for such consideration and on such terms and conditions as are established by the Managing General Partner, in its sole discretion without the approval of the Unitholders. During the Subordination Period, however, the Partnership may not issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon the exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units, pursuant to employee benefit plans or in connection with certain acquisitions or capital improvements or the repayment of certain indebtedness) or an equivalent number of securities ranking on a parity with the Common Units without the approval of holders of a Unit Majority. After the end of the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without the approval of the Unitholders. The Partnership Agreement does not give the holders of Common Units the right to approve the issuance by the Partnership of equity securities ranking junior to the Common Units at any time. Based on the circumstances of each case, the issuance of additional Common Units or securities ranking on a parity with the Common Units may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership, dilute the interests of holders of Common Units in distributions by the Partnership or make it more difficult for a person or group to remove the Managing General Partner or otherwise change the management of the Partnership.



    If some or all of the Subordinated Units are converted into Common Units, the amount of Available Cash necessary to pay the Minimum Quarterly Distribution with respect to all of the Common Units would be increased proportionately, thereby resulting in a dilution of the interests of existing Common Unitholders in distributions by the Partnership.


    CHANGE OF MANAGEMENT PROVISIONS


    Following this offering, the ownership of Subordinated Units by the Managing General Partner and its affiliates will effectively preclude the removal of the Managing General Partner without its consent. In addition, the Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the Managing General Partner of the Partnership or otherwise change the management of the Partnership. If the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the Managing General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their general partner interests (and their rights to receive Incentive

Distributions) into Common Units or to receive cash in exchange for such interests. Further, if any person or group (other than the Managing General Partner or its affiliates) acquires beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units. In addition, the Partnership has substantial latitude in issuing equity securities without Unitholder approval. The Partnership Agreement also contains provisions limiting the ability of Unitholders to call meetings of Unitholders or to acquire information about the Partnership's operations as well as other provisions limiting the Unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances. See "The Partnership Agreement -- Withdrawal or Removal of the General Partners."

    PURCHASERS OF COMMON UNITS WILL EXPERIENCE DILUTION


    Purchasers of Common Units in this offering will experience substantial and immediate dilution in net tangible book value of $19.41 per Common Unit from the initial public offering price (assuming an initial public offering price of $21.00 per Common Unit). Each Common Unit will have a pro forma net tangible book value of $1.59, and the General Partners will experience an increase in net tangible book value of $22.57 per Unit. See "Dilution."


    NO PRIOR PUBLIC MARKET FOR COMMON UNITS


    Prior to this offering, there has been no public market for the Common Units. The initial public offering price for the Common Units will be determined through negotiations between the Managing General Partner and the representatives of the Underwriters. For a description of the factors to be considered in determining the initial public offering price, see "Underwriters." No assurance can be given as to the market prices at which the Common Units will trade. Application will be made to list the Common Units for trading on the New
York Stock Exchange under the symbol "    ."


    THE MANAGING GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO
     THE LIMITED PARTNER INTERESTS


    If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale. See "The Partnership Agreement -- Limited Call Right."


    UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES;
     LIABILITY FOR RETURN OF CERTAIN DISTRIBUTIONS

    The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution.

See "The Partnership Agreement -- Limited Liability" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

    POSSIBLE INABILITY TO OBTAIN CONSENTS AND TITLE DOCUMENTS TO ASSET TRANSFERS


    Concurrently with the closing of this offering, the General Partners will cause the Combined Operations to be conveyed to the Partnership. Most of the transferors' leasehold interests in real and personal property and many of the transferors' permits, licenses and other rights are transferable to the Partnership only with the consent of the lessor or other third party. In addition, with respect to the transferors' owned real property, searches of county records are necessary to obtain deeds and other documents evidencing chain of title in order to prepare the documentation to transfer such real property interests and certain of such documents may not be available on a timely basis. The failure by the Partnership to obtain any such consents or title documents and its resulting inability to obtain any such leasehold rights, permits, licenses, other rights or property interests could have a material adverse effect on the Partnership. See "Business and Properties -- Transfer of the Partnership Assets."


    HOLDERS OF COMMON UNITS HAVE NOT BEEN REPRESENTED BY COUNSEL

    The holders of Common Units have not been represented by counsel in connection with this offering, including the preparation of the Partnership Agreement or the other agreements referred to herein or in establishing the terms of this offering.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

    Conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and the General Partners and their affiliates, on the other. The directors and officers of the Managing General Partner have fiduciary duties to manage the Managing General Partner in a manner beneficial to its stockholder. At the same time, the Managing General Partner has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The duties of the Managing General Partner, as managing general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of management of the Managing General Partner to its stockholder.


    Conflicts of interest might arise with respect to the following matters, among others:



        (i) Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the Managing General Partner may have the effect of enabling the General Partners to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.


        (ii) The Partnership will not, at least initially, have any employees and will rely solely on employees of the Managing General Partner and its affiliates.

       (iii) Under the terms of the Partnership Agreement, the Partnership will reimburse the Managing General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.


        (iv) The terms of the New Acquisition Incentive Plan (described below under "Management -- Executive Compensation -- Incentive Plans") could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership.



        (v) Whenever possible, the Managing General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partners or their assets.



        (vi) Any agreements between the Partnership and the Managing General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of the Managing General Partner and such affiliates in favor of the Partnership. Therefore, the Managing General Partner, in its capacity as the managing general partner of the Partnership, will be primarily responsible for enforcing such obligations.



       (vii) Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from causing the Partnership to pay the Managing General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.



      (viii) The Managing General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership.



        (ix) The Partnership Agreement provides that the Managing General Partner will generally be restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, the Partnership Agreement permits affiliates of the Managing General Partner (including NPS, Northwestern Growth and the Special General Partner) to compete with the Partnership in the retail sale of propane in the continental United States only if (A) the Managing General Partner determines, in its reasonable judgment prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (1) because of the financial commitments or operating characteristics associated with such activity, or (2) because such activity is not consistent with the Partnership's business strategy or cannot otherwise be integrated with the Partnership's operations on a basis beneficial to the Partnership; or (B) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an affiliate of the Managing General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner. See "Conflicts of Interest and Fiduciary Responsibilities -- Conflicts of Interest -- The General Partners' Affiliates May Compete with the Partnership." There can be no assurance that there will not be competition between the Partnership and affiliates of the Managing General Partner in the future.



        (x) The Partnership Agreement permits the Partnership to engage in roll-up transactions. Although the Managing General Partner has no present intention of causing the Partnership to engage in any roll-up transaction, it is possible it will do so in the future. There can be no assurance that a roll-up transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.


    Unless provided for otherwise in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the Managing General Partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of the Unitholders. In addition, the Partnership Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the Managing General Partner and its affiliates that might otherwise be prohibited, including those described in clauses (i)-(x) above, and to have agreed that such conflicts of interest and actions do not constitute a breach by the Managing General Partner of any duty stated or implied by law or equity. The Managing General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. The latitude given in the Partnership Agreement to the Managing General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty.



    The Partnership Agreement expressly limits the liability of the General Partners by providing that the General Partners, their affiliates and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partners and such other persons acted in good faith. In addition, the Partnership is required to indemnify the General Partners, their affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partners or such other persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than a General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.



    The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and the Managing General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partners that would be in effect under common law were it not for the Partnership Agreement. See "Conflicts of Interest and Fiduciary Responsibilities -- Conflicts of Interest."


TAX RISKS

    For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax Considerations."

    TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS


    The availability to a Common Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partners and the Partnership have made representations, Counsel is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, the Partnership intends to rely on such opinion of Counsel (which is not binding on the IRS). One of the representations of the Partnership on which the opinion of Counsel is based is that at least 90% of the Partnership's gross income for each taxable year in the future will be "qualifying income." Whether the Partnership will continue to be classified as a partnership in part depends, therefore, on the Partnership's ability to meet this qualifying income test in the future. See "Tax Considerations -- Partnership Status."


    If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units. See "Tax Considerations -- Partnership Status."

    There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement will be subject to change, including a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels to reflect the impact of such law on the Partnership. See "Cash Distribution Policy -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES


    No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partners.


    TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS

    A Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. There is no assurance that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Common Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations -- Tax Consequences of Unit Ownership" and "-- Disposition of Common Units."

    OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
     INVESTORS


    Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a Common Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors."


    DEDUCTIBILITY OF LOSSES

    In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Limitations on Deductibility of Partnership Losses."

    TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT


    The Partnership will be registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of Unitholders' tax returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.


    UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPRECIATION CONVENTIONS


    Because the Partnership cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained. To maintain uniformity and for other reasons, the Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations -- Uniformity of Units."


    STATE, LOCAL AND OTHER TAX CONSIDERATIONS


    In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The Partnership will initially own property and conduct business in the following states which currently impose a personal income tax: Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations -- State, Local and Other Tax Considerations."


    PROPOSED CHANGES IN FEDERAL INCOME TAX LAWS

    Legislation passed by Congress in 1995 (the "1995 Proposed Legislation") but vetoed by President Clinton would have altered the tax reporting procedures and the deficiency collection procedures applicable to large partnerships such as the Partnership (generally defined as electing partnerships with more than 100 partners) and would have made certain additional changes to the treatment of large partnerships. That legislation was generally intended to simplify the administration of the tax reporting and deficiency collection rules governing large partnerships.


    On March 19, 1996, certain proposed tax legislation known as the Revenue Reconciliation Act of 1996 was presented to Congress that would impact the taxation of certain financial products, including partnership interests. One proposal would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons entered into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminated both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). The Revenue Reconciliation Act of 1996 has not been enacted.


    As of the date of this Prospectus, it is not possible to predict whether any of the changes which were set forth in the 1995 Proposed Legislation, the Revenue Reconciliation Act of 1996 or any other changes in the federal income tax laws that would impact the Partnership and the holders of Common Units will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be and what, if any, transition rules will be provided.

    DISPOSITION OF COMMON UNITS

    A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Common Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions to be used by the Partnership, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

    PARTNERSHIP TAX INFORMATION AND AUDITS

    The Partnership will furnish each holder of Common Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                                THE TRANSACTIONS


    Immediately prior to the closing of this offering, Synergy, Empire Energy, Myers, and Coast will enter into a series of transactions which will result in the Combined Operations being owned by the General Partners.



    Concurrently with the closing of this offering, the Managing General Partner and the Special General Partner will contribute, or cause to be contributed, the Combined Operations to the Operating Partnership in exchange for all of the interests in the Operating Partnership, and the Operating Partnership will assume substantially all of the liabilities associated with the Combined Operations. Immediately after such contributions, all of the limited partner interests in the Operating Partnership will be conveyed to the Partnership in exchange for interests in the Partnership. As a result of such transactions, the General Partners will own an aggregate of 7,878,619 Subordinated Units, representing an aggregate 47.0% limited partner interest in the Partnership (6,597,619 Subordinated Units, representing approximately 39.4% if the Underwriters' over-allotment option is exercised in full), an aggregate 2% general partner interest in the Partnership and the right to receive Incentive Distributions.


    The Partnership will contribute the proceeds from the sale of the Common Units offered hereby (estimated to be approximately $179.3 million before deducting underwriting discounts and commissions and expenses associated with this offering) to the Operating Partnership. The Operating Partnership will use such funds to repay a portion of the indebtedness that was assumed by the Operating Partnership and to pay a portion of the fees and expenses of the Transactions. Immediately prior to the closing of this offering, the Operating Partnership will issue $220.0 million aggregate principal amount of Notes to certain institutional investors in the Note Placement. Proceeds from the sale of the Notes, together with approximately $12.8 million to be borrowed by the Operating Partnership under the Working Capital Facility, will be used by the Operating Partnership to pay approximately $158.7 million in liabilities assumed by the Operating Partnership that were in large part incurred in connection with the transactions entered into immediately prior to the closing of this offering. Most of the remainder of the proceeds from the sale of the Notes will be distributed to the Special General Partner ($59.2 million) and the balance will be used to pay expenses. The Special General Partner will use $44.2 million to redeem a portion of its preferred stock issued in connection with the Synergy Acquisition and the remaining $15.0 million will provide net worth for the Special General Partner. See "Use of Proceeds."


    The Operating Partnership will thereafter contribute the portion of the Combined Operations that is to be utilized in the parts and appliance sales and service business to its corporate subsidiary.


    Concurrently with the closing of this offering, the Operating Partnership will enter into the Bank Credit Facility, which will include the $50.0 million Working Capital Facility to be used for working capital and other general partnership purposes, and the $75.0 million Acquisition Facility to be used for acquisitions and capital improvements. It is expected that approximately $12.8 million will be drawn under the Working Capital Facility upon the consummation of the Transactions. For additional information regarding the terms of the Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."



    In connection with the contribution of substantially all of the assets associated with the Combined Operations to the Operating Partnership, the Operating Partnership will assume substantially all of the liabilities associated with the Combined Operations. Excluded assets will include certain claims related to the operations of Synergy prior to and including the Synergy Acquisition (including claims made by Synergy against its minority stockholders) and all income tax assets related to the Combined Operations relating to periods prior to the consummation of the Transactions, and excluded liabilities will include certain liabilities related to the operations of Synergy prior to the Synergy Acquisition and all income tax liabilities related to the Combined Operations relating to periods prior to the consummation of the Transactions.

    In light of the existing disputes between Synergy and its minority stockholders referred to above, it is anticipated that the minority stockholders of Synergy will continue to challenge the claims of Synergy and that they may challenge one or more of the past or contemplated transactions described in this Prospectus, seeking damages, injunctive relief or both. Northwestern Growth has agreed to indemnify and hold harmless the Managing General Partner and the Partnership from and against any and all losses, liabilities, damages or expenses (including, without limitation, expenses of defense and investigation) that may arise in connection with, result from or relate to any such challenge by the minority stockholders of Synergy. As of the date of this Prospectus, no lawsuit has been filed by the minority stockholders and no claim for damages has been asserted. If any such claim were successfully asserted, there can be no assurance that the amount of any such losses, liabilities, damages or expenses would not exceed the ability of Northwestern Growth to satisfy its indemnification obligations. At September 30, 1996, Northwestern Growth had stockholder's equity, determined in accordance with generally accepted accounting principles, of approximately $62.7 million.

                                USE OF PROCEEDS


    The proceeds to the Partnership from the sale of Common Units offered hereby are estimated to be approximately $179.3 million, assuming an initial public offering price of $21.00 per Common Unit, before deducting estimated underwriting discounts and commissions and expenses of this offering (estimated to be approximately $16.4 million). The Partnership will contribute such proceeds to the Operating Partnership and the Operating Partnership will apply these proceeds to pay (i) a portion of the indebtedness that will be assumed by the Operating Partnership from the propane subsidiaries of Northwestern Growth (including Synergy and Empire Energy) and from Coast pursuant to the Coast Merger and (ii) a portion of the fees and expenses of the Transactions. Such indebtedness includes: (A) approximately $90.9 million of indebtedness of Synergy, comprised of a $59.4 million note payable to NPS (including a prepayment penalty estimated to be $6.5 million as of the closing of the Transactions), $30.0 million of existing revolving credit indebtedness, and $1.5 million of other liabilities; (B) approximately $50.2 million of indebtedness of Coast, comprised of $19.0 million of borrowings under a working capital facility, $12.2 million in bank term notes, $15.0 million in subordinated notes and $4.0 million in other obligations; and (C) approximately $31.7 million of indebtedness of Empire Energy.



    The Operating Partnership will use the approximately $220.0 million in gross proceeds from the sale of the Notes, together with approximately $12.8 million to be borrowed by the Operating Partnership under the Working Capital Facility, to repay (i) $82.6 million in bridge financing incurred by Northwestern Growth,
(ii) $76.1 million of existing bank indebtedness of Empire Energy and (iii) fees and expenses of the Transactions. The remaining $59.2 million of Note proceeds will be distributed to the Special General Partner. The Special General Partner will use $44.2 million to redeem a portion of its preferred stock issued in connection with the Synergy Acquisition and the remaining $15.0 million will provide net worth for the Special General Partner. The bridge loans were incurred to finance the purchase by Northwestern Growth of (A) all the stock of Empire Energy from its shareholders ($14.0 million in bridge financing), (B) an $8.0 million note owed by Empire Energy, (C) the common stock of Coast ($38.7 million in bridge financing), (D) the stock of and certain rights relating to Synergy and Myers owned by Empire Gas ($20.0 million) and (E) certain other propane businesses ($1.9 million).



    The Partnership will use the proceeds from any exercise of the Underwriters' over-allotment option to pay a portion of the expenses of this offering and then to redeem Subordinated Units from the General Partners. If the over-allotment option is exercised in full, the number of Subordinated Units outstanding will be reduced by the number of Common Units issued upon the exercise of such option.



    For a more complete description of the indebtedness to be repaid with the proceeds of this offering, including the interest rates, maturities and uses of proceeds of such indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Synergy -- Liquidity and Capital Resources"; "-- Empire Energy -- Liquidity and Capital Resources"; and "-- Coast -- Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth: (i) the consolidated capitalization of the companies comprising the Combined Operations as of September 30, 1996, (ii) the purchase accounting adjustments required to reflect the acquisition by Northwestern Growth of Empire Energy and Coast, (iii) the pro forma adjustments required to reflect the Transactions, including the sale of the Common Units offered hereby (assuming an initial offering price of $21.00 per Common Unit) and the application of the net proceeds therefrom as described in "Use of Proceeds" and (iv) the pro forma capitalization of the Partnership as of September 30, 1996 after giving effect thereto. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                  SEPTEMBER 30, 1996
                                                                     --------------------------------------------
                                                                     CONSOLIDATED
                                                                      HISTORICAL      PRO FORMA      PARTNERSHIP
                                                                         (A)       ADJUSTMENTS (A)    PRO FORMA
                                                                     ------------  ---------------  -------------
                                                                              (IN THOUSANDS OF DOLLARS)
Short-term indebtedness, including current portion of long-term
  indebtedness.....................................................   $   12,079     $       671    $   12,750(b)
Long-term debt.....................................................      231,172          (2,722)      228,450
                                                                     ------------  ---------------  -------------
  Total indebtedness...............................................      243,251          (2,051)      241,200
                                                                     ------------  ---------------  -------------
Preferred stock....................................................       66,287         (66,287)           --
Common stock equity................................................       47,678         (47,678)           --
Partners' capital:
  Common Unitholders...............................................           --          85,940        85,940
  Subordinated Unitholders.........................................           --          79,200        79,200
  General Partners.................................................           --           3,370         3,370
                                                                     ------------  ---------------  -------------
  Total stockholders' equity/partners' capital.....................      113,965          54,545       168,510
                                                                     ------------  ---------------  -------------
  Total capitalization.............................................   $  357,216     $    52,494    $  409,710
                                                                     ------------  ---------------  -------------
                                                                     ------------  ---------------  -------------


------------------------


(a) See Notes to Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. for a discussion of the purchase accounting and pro forma adjustments.



(b) On a pro forma basis as of September 30, 1996, there would have been $12.8 million of borrowings under the Working Capital Facility.

                                    DILUTION


    On a pro forma basis as of September 30, 1996, after giving effect to the Transactions, the net tangible book value was $26.7 million or $1.59 per Common Unit (assuming an initial public offering price of $21.00 per Common Unit). Purchasers of Common Units in this offering will experience substantial and immediate dilution in net tangible book value per Common Unit for financial accounting purposes, as illustrated in the following table:



Assumed initial public offering price per Common Unit......................             $   21.00
Net tangible book value per Unit before the offering (a)(b)................  $  (20.98)
Increase in net tangible book value per Common Unit attributable to new
 investors.................................................................      22.57
                                                                             ---------
Less: Pro forma net tangible book value per Common Unit after the
 offering(b)(c)............................................................                  1.59
                                                                                        ---------
Immediate dilution in net tangible book value per Common Unit to new
 investors.................................................................             $   19.41
                                                                                        ---------
                                                                                        ---------


-------------------


(a) Determined by dividing the number of Units (7,878,619 Subordinated Units and the 2% general partner interest of the General Partners having a dilutive effect equivalent to 335,074 Units) to be issued to the General Partners for the contribution of the Combined Operations to the Partnership into the net tangible book value of the contributed assets and liabilities.



(b) The net tangible book value does not include intangible assets contributed to the Partnership with a book value of $155.4 million ($9.27 per Unit).



(c) Determined by dividing the total number of Units (8,540,000 Common Units, 7,878,619 Subordinated Units and the 2% general partner interest of the General Partners having a dilutive effect equivalent to 335,074 Units) to be outstanding after the offering made hereby, into the pro forma net tangible book value of the Partnership allocable to such Units, after giving effect to the application of the net proceeds of this offering.


    The following table sets forth the number of Units issued by the Partnership and the total consideration contributed by the General Partners in respect of their Units and by purchasers of Common Units in this offering upon the consummation of the Transactions:


                                                                         UNITS ACQUIRED
                                                                   ---------------------------        TOTAL
                                                                        NUMBER        PERCENT     CONSIDERATION
                                                                   ----------------  ---------  -----------------
General Partners.................................................      8,213,693(a)       49.0% $    5,524,000(b)
New Investors....................................................      8,540,000          51.0     179,340,000
                                                                   ----------------  ---------  -----------------
    Total........................................................     16,753,693         100.0% $  184,864,000
                                                                   ----------------  ---------  -----------------
                                                                   ----------------  ---------  -----------------


-------------------


(a) Upon the consummation of the Transactions, the General Partners will own 7,878,619 Subordinated Units and the 2% general partner interests in the Partnership having a dilutive effect equivalent to 335,074 Units.



(b) Total consideration for the General Partners represents the book value at September 30, 1996 of the net assets and liabilities contributed by the General Partners. The assets and liabilities contributed by the General Partners to the Partnership will be recorded at historical cost rather than fair value by the Partnership in accordance with generally accepted accounting principles. Such assets contributed by the General Partners include $155.4 million of intangible assets.

                            CASH DISTRIBUTION POLICY

GENERAL

    The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the Partnership's business, (ii) comply with applicable law or any Partnership debt instrument or other agreement, or (iii) provide funds for distributions to Unitholders and the General Partners in respect of any one or more of the next four quarters.

    Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to Unitholders relative to the General Partners, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "-- Quarterly Distributions of Available Cash."


    Operating Surplus is defined in the Glossary and refers generally to (i) the cash balance of the Partnership on the date the Partnership commences operations, plus $25.0 million, plus all cash receipts of the Partnership from its operations since the closing of the Transactions, less (ii) all Partnership operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future Partnership operations, in each case since the closing of the Transactions.


    Capital Surplus is also defined in the Glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets all as disposed of in the ordinary course of business).


    To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or from Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any Available Cash in excess of such amount (irrespective of its source) will be deemed to be from Capital Surplus and distributed accordingly.


    If Available Cash from Capital Surplus is distributed in respect of each Common Unit in an aggregate amount per Common Unit equal to the initial public offering price of the Common Units (the "Initial Unit Price"), plus any Common Unit Arrearages, the distinction between Operating Surplus and Capital Surplus will cease, and all distributions of Available Cash will be treated as if they were from Operating Surplus. The Partnership does not anticipate that there will be significant distributions from Capital Surplus.


    The Subordinated Units are a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the General Partners and to the holders of Common Units, and may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, the amount of Common Unit Arrearages, if any, and other factors discussed below.



    The Incentive Distributions represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the Target Distribution Levels have been achieved. The Target Distribution Levels are based on the amounts of Available Cash from Operating Surplus distributed in excess of the payments made with respect to the Minimum Quarterly Distribution and Common Unit Arrearages, if any, and the related 2% distribution to the General Partners.

    Subject to the limitations described under "The Partnership Agreement -- Issuance of Additional Securities," the Partnership has the authority to issue additional Common Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion and without the approval of the Unitholders. It is possible that the Partnership will fund acquisitions of other propane businesses through the issuance of additional Common Units or other equity securities of the Partnership. Holders of any additional Common Units issued by the Partnership will be entitled to share equally with the then-existing holders of Common Units in distributions of Available Cash by the Partnership. In addition, the issuance of additional Partnership Interests may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership. The General Partners will be required to make an additional capital contribution to the Partnership or the Operating Partnership (other than in connection with the exercise of the over-allotment option) in connection with the issuance of additional Partnership Interests.


    The discussion in the sections below indicates the percentages of cash distributions required to be made to the General Partners and the holders of Common Units and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. Distributions and allocations to the General Partners will be made pro rata in accordance with their respective general partner interests. For a discussion of Available Cash from Operating Surplus available for distributions with respect to the Common Units on a pro forma basis, see "Cash Available for Distribution."


QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

    The Partnership will make distributions to its partners with respect to each quarter of the Partnership prior to its liquidation in an amount equal to 100% of its Available Cash for such quarter. The Partnership expects to make distributions of all Available Cash within approximately 45 days after the end of each quarter, commencing with the quarter ending March 31, 1997, to holders of record on the applicable record date. The Minimum Quarterly Distribution and the Target Distribution Levels for the period from the closing of this offering through March 31, 1997 will be adjusted based on the actual length of such period. The Minimum Quarterly Distribution and the Target Distribution Levels are also subject to certain other adjustments as described below under "-- Distributions from Capital Surplus" and "-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."


    With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. This subordination feature will enhance the Partnership's ability to distribute the Minimum Quarterly Distribution on the Common Units during the Subordination Period. There is no guarantee, however, that the Minimum Quarterly Distribution will be made on the Common Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted on a one-for-one basis into Common Units and will participate pro rata with all other Common Units in future distributions of Available Cash. Under certain circumstances, up to 3,939,310 Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. Common Units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.


DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

    The Subordination Period will generally extend from the closing of this offering until the first day of any quarter beginning after December 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages.


    Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) December 31, 1999 with respect to one-quarter of the Subordinated Units (1,969,655 Subordinated Units, or 1,649,405 Subordinated Units if the over-allotment option is exercised in full) and (b) December 31, 2000 with respect to one-quarter of the Subordinated Units (1,969,655 Subordinated Units, or 1,649,405 Subordinated Units if the over-allotment option is exercised in full) in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second one-quarter of Subordinated Units may not occur until at least one year following the early conversion of the first one-quarter of Subordinated Units.



    Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate, pro rata, with the other Common Units in distributions of Available Cash. In addition, if the Managing General Partner is removed as managing general partner of the Partnership under circumstances where Cause does not exist and Units held by the Managing General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their general partner interests (and the rights of each of them to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests.


    "Adjusted Operating Surplus" for any period generally means Operating Surplus generated during such period, less (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period; and plus (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating Surplus generated during a period is equal to the difference between (i) the Operating Surplus determined at the end of such period and (ii) the Operating Surplus determined at the beginning of such period.

    Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

        FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

        SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Common Unit an amount equal to any Common Unit Arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

        THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and


        THEREAFTER, in the manner described in "-- Incentive Distributions - Hypothetical Annualized Yield" below.


    The above references to the 2% of Available Cash from Operating Surplus distributed to the General Partners are references to the amount of the percentage interest in distributions from the Partnership and the Operating Partnership of the General Partners on a combined basis (exclusive of their interest as holders of the Subordinated Units). The General Partners will own a combined 1% general partner interest in the Partnership and a combined 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partners' 2% interest or to distributions of 2% of Available Cash are also references to the amount of the combined percentage interest in the Partnership and the Operating Partnership of the General Partners (exclusive of their interest as holders of the Subordinated Units). With respect to any Common Unit, the term "Common Unit Arrearages" refers to the amount by which the Minimum Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit issued in this offering, cumulative for such quarter and all prior quarters during the Subordination Period. Common Unit Arrearages will not accrue interest.

DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

    Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

        FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and


        THEREAFTER, in the manner described in "-- Incentive
    Distributions-Hypothetical Annualized Yield" below.


INCENTIVE DISTRIBUTIONS-HYPOTHETICAL ANNUALIZED YIELD

    For any quarter for which Available Cash from Operating Surplus is distributed to the Common and Subordinated Unitholders in an amount equal to the Minimum Quarterly Distribution on all Units and to the Common Unitholders in an amount equal to any unpaid Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Unitholders and the General Partners in the following manner:


        FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.594 for such quarter in respect of each outstanding Unit (the "First Target Distribution");



        SECOND, 85% to all Unitholders, pro rata, and 15% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.700 for such quarter in respect of each outstanding Unit (the "Second Target Distribution");



        THIRD, 75% to all Unitholders, pro rata, and 25% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.900 for such quarter in respect of each outstanding Unit (the "Third Target Distribution"); and

        THEREAFTER, 50% to all Unitholders, pro rata, and 50% to the General Partners.


The distributions to the General Partners set forth above (other than in their capacity as holders of the Subordinated Units) that are in excess of their aggregate 2% general partner interest represent the Incentive Distributions. The right to receive Incentive Distributions is not part of the general partner interest and may be transferred separately from such interests. See "The Partnership Agreement--Transfer of General Partners' Interests and Incentive Distribution Rights."



    The following table illustrates the percentage allocation of the additional Available Cash from Operating Surplus between the Unitholders and the General Partners up to the various Target Distribution Levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each Target Distribution Level. For purposes of the following table, the annualized percentage yield is calculated on a pretax basis assuming that (i) the Common Unit was purchased at an amount equal to an assumed initial public offering price of $21.00 per Common Unit and (ii) the Partnership distributed each quarter during the first year following the investment the amount set forth under the column "Total Quarterly Distribution Target Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the General Partners and the Unitholders in any Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until Available Cash distributed reaches the next Target Distribution Level, if any. The percentage interests shown for the Unitholders and the General Partners for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.



                                                                                         MARGINAL PERCENTAGE INTEREST
                                                                                               IN DISTRIBUTIONS
                                                    TOTAL QUARTERLY                      ----------------------------
                                                      DISTRIBUTION      HYPOTHETICAL                       GENERAL
                                                     TARGET AMOUNT    ANNUALIZED YIELD    UNITHOLDERS     PARTNERS
                                                    ----------------  -----------------  -------------  -------------
Minimum Quarterly Distribution....................       $0.540            10.286%               98%             2%
First Target Distribution.........................       $0.594            11.314%                98%             2%
Second Target Distribution........................       $0.700            13.333%                85%            15%
Third Target Distribution.........................       $0.900            17.143%                75%            25%
Thereafter........................................    above $0.900      above 17.143%             50%            50%


DISTRIBUTIONS FROM CAPITAL SURPLUS

    Distributions by the Partnership of Available Cash from Capital Surplus will be made in the following manner:


        FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until the Partnership has distributed, in respect of each outstanding Common Unit issued in this offering, Available Cash from Capital Surplus in an aggregate amount per Common Unit equal to the Initial Unit Price;


        SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, until the Partnership has distributed, in respect of each outstanding Common Unit, Available Cash from Capital Surplus in an aggregate amount equal to any unpaid Common Unit Arrearages with respect to such Common Unit; and

        THEREAFTER, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

    As a distribution of Available Cash from Capital Surplus is made, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Capital of the Common Units immediately after giving effect to such repayment and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to such repayment. This adjustment to the Minimum Quarterly Distribution may make it more likely that Subordinated Units will be converted into Common Units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some Subordinated Units) and may accelerate the dates at which such conversions occur.



    When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Capital of the Common Units is zero (and any accrued Common Unit Arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution Levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus. Because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partners will be entitled thereafter to receive 50% of all distributions of Available Cash in their capacities as General Partners and as holders of the Incentive Distribution Rights (in addition to any distributions to which they may be entitled as holders of Units).


    Distributions of Available Cash from Capital Surplus will not reduce the Minimum Quarterly Distribution or Target Distribution Levels for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

    In addition to reductions of the Minimum Quarterly Distribution and Target Distribution Levels made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Capital, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Common Units issuable upon conversion of the Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, each of the Target Distribution Levels and the Unrecovered Capital of the Common Units would each be reduced to 50% of its initial level.

    The Minimum Quarterly Distribution and the Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and the Target Distribution Levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution Levels, respectively, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

    Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders and the General Partners in accordance with their respective capital account balances as so adjusted.

    Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent required to permit Common Unitholders to receive their Unrecovered Capital plus any unpaid Common Unit Arrearages. Thus, net losses recognized upon liquidation of the Partnership will be allocated to the holders of the Subordinated Units to the extent of their capital account balances before any loss is allocated to the holders of the Common Units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partners and any Unitholders and then to the Common Unitholders until their capital account balances equal their Unrecovered Capital plus unpaid Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Subordinated Units.

    The manner of such adjustment is as provided in the Partnership Agreement, the form of which is included as Appendix A to this Prospectus. If the liquidation of the Partnership occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

        FIRST, to the General Partners and the holders of Units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

        SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, until the capital account for each Common Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Common Unit, (ii) the amount of the Minimum Quarterly Distribution for the quarter during which liquidation of the Partnership occurs and (iii) any unpaid Common Unit Arrearages in respect of such Common Unit;

        THIRD, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partners, until the capital account for each Subordinated Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Subordinated Unit and (ii) the amount of the Minimum Quarterly Distribution for the quarter during which the liquidation of the Partnership occurs;


        FOURTH, 98% to all Unitholders, pro rata, and 2% to the General Partners, until there has been allocated under this paragraph FOURTH an amount per Unit equal to (a) the sum of the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that were distributed 98% to the Unitholders, pro rata, and 2% to the General Partners for each quarter of the Partnership's existence;



        FIFTH, 85% to the Unitholders, pro rata, and 15% to the General Partners, until there has been allocated under this paragraph FIFTH an amount per Unit equal to (a) the sum of the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that were distributed 85% to the Unitholders, pro rata, and 15% to the General Partners for each quarter of the Partnership's existence;



        SIXTH, 75% to all Unitholders, pro rata, and 25% to the General Partners, until there has been allocated under this paragraph SIXTH an amount per Unit equal to (a) the sum of the excess of the

    Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that were distributed 75% to the Unitholders, pro rata, and 25% to the General Partners for each quarter of the Partnership's existence; and

        THEREAFTER, 50% to all Unitholders, pro rata, and 50% to the General Partners.

    If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that clauses (ii) and (iii) of paragraph SECOND above and all of paragraph THIRD above will no longer be applicable.

    Upon liquidation of the Partnership, any loss will generally be allocated to the General Partners and the Unitholders as follows:

        FIRST, 98% to holders of Subordinated Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partners, until the capital accounts of the holders of the Subordinated Units have been reduced to zero;


        SECOND, 98% to the holders of Common Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partners, until the capital accounts of the Common Unitholders have been reduced to zero; and


        THEREAFTER, 100% to the General Partners.

    If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that all of paragraph FIRST above will no longer be applicable.


    Any allocation made to the General Partners herein shall be made to the General Partners pro rata in accordance with their respective general partner interests. In addition, interim adjustments to capital accounts will be made at the time the Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders and the General Partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests in the Partnership, distributions of property by the Partnership, or upon liquidation of the Partnership, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partners equaling the amount which would have been the General Partners' capital account balances if no prior positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION


    Based on the amount of working capital that the Partnership is expected to have at the time it commences operations and the availability of the Working Capital Facility, the Partnership believes that, if its assumptions about operating conditions prove correct, the Partnership should have sufficient Available Cash from Operating Surplus to enable the Partnership to distribute the Minimum Quarterly Distribution on the Common Units and Subordinated Units to be outstanding immediately after the consummation of this offering, and the related distribution on the aggregate 2% general partner interest, with respect to each of its quarters at least through the quarter ending December 31, 1997. However, no assurance can be given respecting such distributions or any future distributions. The Partnership's belief is based on a number of assumptions, including the assumptions that (i) the Partnership will be able to realize significant cost savings from integrating the Combined Operations, including acquisition and logistics cost savings associated with propane purchasing, insurance premium reductions and certain operating, general and administrative cost savings; (ii) the Partnership will be able to continue internal growth at a rate generally consistent with the historical levels of the companies that comprise the Combined Operations; (iii) normal weather conditions will prevail in the Partnership's operating areas; (iv) the Partnership's operating margins will remain constant and (v) market and overall economic conditions will not change substantially. Although the Partnership believes its assumptions are within a range of reasonableness, whether the assumptions are realized is not, in a number of cases, within the control of the Partnership and cannot be predicted with any degree of certainty. For example, the Partnership may not be able to integrate the Combined Operations successfully, and the anticipated cost savings may not be achieved. Moreover, in any particular year or even series of years, weather may deviate substantially from normal. Therefore, certain of the Partnership's assumptions may prove to be inaccurate. As a result, the actual Available Cash from Operating Surplus generated by the Partnership could deviate substantially from that currently expected. See "Risk Factors." In addition, the terms of the Partnership's indebtedness under certain circumstances will restrict the ability of the Partnership to distribute cash to Unitholders. Accordingly, no assurance can be given that distributions of the Minimum Quarterly Distribution or any other amounts will be made. The Partnership does not undertake to update the expression of belief set forth above. See "Cash Distribution Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."



    The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the aggregate 2% general partner interest of the General Partners is approximately $36.2 million ($18.5 million for the Common Units, $17.0 million for the Subordinated Units and $.7 million for the aggregate 2% general partner interest of the General Partners). If the Underwriters' over-allotment option is exercised in full, such amounts will be $21.2 million for the Common Units, $14.3 million for the Subordinated Units and $.7 million for the aggregate 2% general partner interest of the General Partners, or an aggregate of approximately $36.2 million. The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $33.5 million. Such amount would have been sufficient to cover the full Minimum Quarterly Distribution for such fiscal year on all of the Common Units offered hereby and the related distribution on the general partner interests, but would have been insufficient by approximately $2.7 million to cover the Minimum Quarterly Distribution on all Subordinated Units and the related distribution on the general partner interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Pro forma Available Cash from Operating Surplus was calculated as follows:



                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS
                                 (IN THOUSANDS)



                                                                                                      FISCAL YEAR
                                                                                                         ENDED
                                                                                                     JUNE 30, 1996
                                                                                                     -------------
Pro forma operating income.........................................................................   $    40,397
Add: Pro forma depreciation and amortization.......................................................        14,500
                                                                                                     -------------
Pro forma EBITDA(a)................................................................................        54,897
Less: Pro forma interest expense...................................................................        17,865
     Pro forma capital expenditures -- maintenance(b)..............................................         3,500
                                                                                                     -------------
Pro forma Available Cash from Operating Surplus(c).................................................   $    33,532
                                                                                                     -------------
                                                                                                     -------------


-------------------


(a) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), and is not a measure of performance or financial condition under generally accepted accounting principles, but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income (loss)(including charges for interest and income taxes not reflected in EBITDA), adjusted for
    (i) all non-cash charges or income (which are reflected in EBITDA) and (ii) changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA. For a discussion of the operating performance and cash flows provided by (used in) operating, investing and financing activities of the companies that comprise the Combined Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(b) Based upon historical maintenance capital expenditures for the Combined Operations for fiscal 1996.



(c) Available Cash from Operating Surplus generated during a specified period refers generally to (i) all cash receipts of the Partnership from its operations generated during such period, less (ii) all Partnership operating expenses, debt service payments (including any increases in reserves therefor but not including amounts paid from any reduction in reserves, or payments required in connection with the sale of assets, or any refinancing with the proceeds of new indebtedness or an equity offering) and maintenance capital expenditures, in each case during such period. For a complete definition of Operating Surplus, see the Glossary.



    The amount of pro forma Available Cash from Operating Surplus for fiscal 1996 set forth above was derived from the pro forma financial statements of the Partnership. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Partnership had the Transactions actually been completed as of the dates indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts while Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Partnership had it been formed in earlier periods.



    The Partnership will be required to establish reserves for the future payment of principal and interest on the Notes and the indebtedness under the Bank Credit Facility. There are other provisions in such agreements which will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."

                SELECTED PRO FORMA FINANCIAL AND OPERATING DATA


    The following Summary Pro Forma Financial and Operating Data reflect the consolidated historical operating results of the companies that comprise the Combined Operations, as adjusted for the Transactions, and are derived from the unaudited Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. included elsewhere in this Prospectus. For a description of the assumptions used in preparing the Summary Pro Forma Financial and Operating Data, see "Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P." The pro forma information set forth below has been prepared by combining the historical results of operations of Synergy for the 10 1/2 months ended June 30, 1996 and for the three months ended September 30, 1996; Coast for the fiscal year ended July 31, 1996 and for the three months ended October 31, 1996; Empire Energy for the fiscal year ended June 30, 1996 and for the one month ended July 31, 1996 and the two months ended September 30, 1996; and Myers for the six and one-half months ended June 30, 1996 and for the three months ended September 30, 1996. The Partnership believes that it is reasonable to combine the results of operations of companies having different fiscal years because each of the fiscal years being combined includes the same winter heating seasons in which the majority of the Partnership's revenue and cash flow was generated. The following information should not be deemed indicative of future operating results of the Partnership.



                                                                                       PARTNERSHIP PRO FORMA
                                                                                 ---------------------------------
                                                                                  YEAR ENDED    THREE MONTHS ENDED
                                                                                 JUNE 30, 1996  SEPTEMBER 30, 1996
                                                                                 -------------  ------------------
                                                                                          (IN THOUSANDS,
                                                                                       EXCEPT PER UNIT DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.....................................................................   $   595,790      $    141,756
  Gross profit(a)..............................................................       141,306            24,478
  Depreciation and amortization................................................        14,500             3,738
  Operating income.............................................................        40,397               114
  Interest expense, net........................................................        17,865             4,467
  Net income (loss)............................................................        22,432            (4,378)
  Net income (loss) per Unit(b)................................................          1.34              (.26)
OPERATING DATA:
  EBITDA(c)....................................................................   $    54,897      $      3,852
  Capital expenditures(d):
    Growth and maintenance.....................................................         9,648             3,044
    Acquisition................................................................        44,303(e)             469
  Retail propane gallons sold..................................................       235,000            89,844



                                                                           AT SEPTEMBER 30,
BALANCE SHEET DATA:                                                              1996
                                                                           -----------------
 Current assets..........................................................      $  73,398
  Total assets...........................................................        467,784
  Current liabilities....................................................         64,617
  Long-term debt.........................................................        228,450
  Partners' capital -- General Partners..................................          3,370
  Partners' capital -- Limited Partners..................................        165,140


------------------------

(a) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

(b) Net income per Unit is computed by dividing the limited partners' interest in net income by the weighted average number of Units outstanding.


                                                (FOOTNOTES CONTINUED ON PAGE 59)

(FOOTNOTES CONTINUED FROM PAGE 58)



(c) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income (loss) (including charges for interest and income taxes not reflected in EBITDA), adjusted for (i) all non-cash charges or income (which are reflected in EBITDA) and (ii) changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.



(d) The Partnership's capital expenditures fall generally into three categories:
    (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the Partnership's retail customer base, (ii) maintenance capital expenditures, which include expenditures for repairs that extend the life of the assets and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.



(e) Approximately $36.0 million relates to the Empire Acquisition of Certain Synergy Assets.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA


SYNERGY



    The financial information below as of June 30, 1996 and for the 10 1/2-month period ended June 30, 1996 is derived from the audited financial statements of Synergy. The financial information as of September 30, 1995 and 1996 and for the 46-day period ended September 30, 1995 and the three months ended September 30, 1996 is derived from the unaudited consolidated Interim Financial Statements of Synergy and, in the opinion of management of Synergy, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations and financial condition. On August 15, 1995, Synergy Group Incorporated ("SGI"), the predecessor of Synergy, was acquired by Synergy in the Synergy Acquisition. The 46-day period ended September 30, 1995 covers the period from the date of the Synergy Acquisition to September 30, 1995. The financial information below as of March 31, 1994 and 1995 is derived from the audited financial statements of SGI. As discussed elsewhere in this Prospectus, the comparability of financial matters is affected by the change in ownership of SGI and the concurrent sale of approximately 25% of the operations acquired in the Synergy Acquisition to Empire Energy (the "Empire Acquisition of Certain Synergy Assets"). The Statement of Operations Data and the Operating Data for the 4 1/2 months ended August 14, 1995 represent information for the period from the end of the last fiscal year of SGI until the date of the Synergy Acquisition, and are presented only to reflect operations of Synergy for a complete five-year period. The retail propane gallons sold for all periods presented is derived from the accounting records of Synergy and SGI and is unaudited. The results for the interim periods are not indicative of the results that can be expected for a full year. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Synergy and SGI and with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Synergy" included elsewhere in this Prospectus.



                                           SYNERGY GROUP INCORPORATED                                 SYNERGY
                             -------------------------------------------------------  ----------------------------------------
                                                                            4 1/2        10 1/2
                                                                           MONTHS        MONTHS
                                    FISCAL YEAR ENDED MARCH 31,             ENDED        ENDED        46 DAYS
                             ------------------------------------------  AUGUST 14,     JUNE 30,       ENDED
                               1992       1993       1994       1995        1995          1996       SEPTEMBER
                             ---------  ---------  ---------  ---------  -----------  ------------      30,
                                                                                                        1995
                                                                                                    ------------
                                                                                                    (UNAUDITED)
                                                                                                                    3 MONTHS
                                                                                                                     ENDED
                                                                                                                   SEPTEMBER
                                                                                                                      30,
                                                                                                                      1996
                                                                                                                  ------------
                                                                                                                  (UNAUDITED)
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
  Revenues.................  $ 121,761  $ 132,855  $ 133,731  $ 123,562   $  32,179    $   96,062    $   10,565    $   17,883
  Gross profit (a).........     63,082     65,964     70,233     63,653      16,792        49,875         4,983         8,943
  Depreciation and
    amortization...........      5,919      5,381      5,170      5,100       1,845         3,329           511         1,000
  Operating income (loss)..      1,346       (809)     3,609     (2,291)     (6,660)       14,520         1,009            30
  Interest expense.........     13,159     13,342     13,126     11,086       3,223         5,584           589         1,665
  Provision (benefit) for
    income taxes...........       (314)       351       (400)       (84)         31         3,675            88          (550)
  Net income (loss)........    (11,553)   (15,274)   (11,615)   (13,417)     (9,813)        5,261           332        (1,085)
BALANCE SHEET DATA (END OF
 PERIOD):
  Working capital
    (deficit)..............  $  12,433  $(118,238) $(130,211) $ (82,143)  $ (98,045)   $   24,177    $   16,091    $   18,846
  Total assets.............    112,089    112,153    111,914    103,830      96,500       166,762       166,617       170,042
  Total debt...............    119,543    123,168    122,626     92,717      89,541        79,524        71,664        81,151
  Redeemable preferred
    stock..................         --         --         --         --          --        55,312        55,312        55,312
  Stockholders' equity
    (deficit)..............    (28,534)   (43,808)   (55,424)   (15,762)    (25,576)       (1,899)         (605)       (5,057)
OPERATING DATA:
  EBITDA (b)...............  $   7,265  $   4,572  $   8,779  $   2,809   $  (4,815)   $   17,849    $    1,520    $    1,030
  Capital expenditures
    (c)....................      1,133      2,504      3,141      3,737         596         8,708         3,802         1,571
  Retail propane gallons
    sold...................    125,946    137,316    137,937    126,205      27,282        92,621         9,705        16,428


---------------------

(a) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

(b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.


(c) Capital expenditures fall generally into three categories: (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the retail customer base, (ii) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.

EMPIRE ENERGY


    The financial information below as of June 30, 1994, 1995 and 1996 and for the years ended June 30, 1994, 1995 and 1996 is derived from the audited financial statements of Empire Energy. Empire Energy was formed in June 1994 as a result of a tax-free split-off (the "Split-Off") from Empire Gas. These financial statements give effect to the Split-Off as if it occurred on July 1, 1991. The historical financial and operating data for the three months ended September 30, 1995, the one month ended July 31, 1996 and the two months ended September 30, 1996 are derived from the unaudited financial statements included elsewhere herein and, in the opinion of management of Empire Energy, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations and financial condition. As discussed elsewhere in this Prospectus, on August 15, 1995, Empire Energy acquired from Synergy approximately 25% of the operations of SGI. On August 1, 1996, the principal founding shareholder of Empire Energy and certain other shareholders sold their interests in Empire Energy to certain members of management. The financial and operating data are shown separately for the one month ended July 31, 1996 and the two months ended September 30, 1996 because of such change of control. The data for the three months ended September 30, 1995 and the one month ended July 31, 1996 are not comparable to the two months ended September 30, 1996 because the change of control resulted in a new basis for financial accounting purposes. The retail propane gallons sold for all periods presented is derived from the accounting records of Empire Energy and is unaudited. The results for the interim periods are not indicative of the results that can be expected for a full year. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Empire Energy and with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Empire Energy" included elsewhere in this Prospectus.




                                                                          EMPIRE ENERGY
                              -----------------------------------------------------------------------------------------------------
                                                                                                                     TWO MONTHS
                                      FISCAL YEAR ENDED JUNE 30,              THREE MONTHS         ONE MONTH           ENDED
                              -------------------------------------------         ENDED              ENDED         SEPTEMBER 30,
                               1992     1993     1994     1995     1996    SEPTEMBER 30, 1995    JULY 31, 1996          1996
                              -------  -------  -------  -------  -------  -------------------   -------------   ------------------
                                                                               (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:                                                                   (IN THOUSANDS)
 Revenues...................  $52,682  $61,057  $60,216  $56,689  $98,821       $ 12,223           $  2,596           $ 12,439
  Gross profit (a)..........   28,141   31,900   32,187   29,841   48,741          6,095              1,157              5,968
  Depreciation and
    amortization............    4,143    4,257    4,652    4,322    5,875          1,288                499              1,087
  Operating income (loss)...    5,560    8,097    6,015    1,084    9,846         (1,264)            (1,822)               353
  Interest expense..........      310      366      118       39    2,598            376                217              1,487
  Provision for income taxes
    (credit)................    2,050    2,900    2,400      600    3,550           (550)              (765)              (400)
  Net income (loss).........    2,988    4,726    3,497      445    3,698         (1,090)            (1,274)              (734)
BALANCE SHEET DATA (END OF
 PERIOD):
  Current assets............  $ 7,374  $ 8,751  $ 9,292  $ 9,615  $16,046       $ 24,994             15,107           $ 21,392
  Total assets..............   59,582   58,584   64,734   69,075  107,102        113,745            106,126            144,122
  Current liabilities.......    8,742    3,620    2,697    4,277   12,126         10,776             12,557             13,396
  Long-term debt............    1,738    2,258      135    1,701   25,442         40,699             25,435             98,882
  Stockholders' equity......   37,888   42,614   46,111   46,535   50,233         45,445             48,959              1,588
OPERATING DATA:
  EBITDA (b)................  $ 9,703  $12,354  $10,667  $ 5,406  $15,721       $     24             (1,323)          $  1,440
  Capital expenditures
    (c).....................    3,169    2,446    4,058    8,365   39,164            405                487                861
  Retail propane gallons
    sold....................   57,627   66,456   67,286   62,630  104,036         14,234              2,522             13,251


-------------------


(a) Gross profit is computed by reducing total revenues by the direct cost of the products sold.



(b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.



(c) Capital expenditures fall generally into three categories: (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the retail customer base, (ii) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.

COAST



    The financial information below as of July 31, 1992, 1994, 1995 and 1996 and for the years ended July 31, 1992, 1994, 1995 and 1996 is derived from the audited financial statements of Coast. The financial information as of July 31, 1993 and for the year ended July 31, 1993 is derived from the accounting records of Coast and is unaudited. Historical and operating data for the year ended July 31, 1992 is not comparable to fiscal 1993, 1994, 1995 and 1996 periods due to the application of purchase accounting adjustments in connection with the buyout of Coast Gas Industries, Inc. by Aurora Capital Partners and Coast, which occurred on March 31, 1993. The data for the three-month periods ended October 31, 1995 and 1996 have been derived from the unaudited financial statements appearing herein and, in the opinion of the management of Coast, include all adjustments, consisting only of normal recurring adjustments (except for the sale of a partnership interest effective October 1, 1996), necessary for a fair presentation of results of operations and financial condition. The results for the interim periods are not indicative of the results that can be expected for a full year. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Coast and with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Coast" included elsewhere in this Prospectus.



                                         COAST GAS
                                        INDUSTRIES,                                    COAST
                                            INC.       ---------------------------------------------------------------------
                                       --------------                                                   THREE MONTHS ENDED
                                        FISCAL YEAR              FISCAL YEAR ENDED JULY 31,                 OCTOBER 31,
                                       ENDED JULY 31,  ----------------------------------------------  ---------------------
                                            1992          1993        1994        1995        1996       1995        1996
                                       --------------  ----------  ----------  ----------  ----------  ---------  ----------
                                                                                                            (UNAUDITED)
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................   $    216,772   $  229,860  $  242,986  $  266,842  $  384,354  $  84,070  $  108,175
  Gross profit (a)...................         27,375       25,885      28,354      32,304      33,141      6,233       7,909
  Depreciation and amortization......          2,882        3,184       3,282       3,785       4,216        983       1,067
  Operating income (loss)............          3,620        3,399       3,843       4,535       4,044       (649)       (110)
  Interest expense...................          4,291        4,017       4,029       5,120       5,470      1,385       1,294
  Provision (benefit) for income
    taxes............................            190         (123)        (28)       (202)       (473)      (671)       (491)
  Net loss (b).......................           (861)        (495)       (158)       (889)       (953)    (1,363)       (913)
BALANCE SHEET DATA (END OF PERIOD):
  Current assets.....................   $     22,563   $   21,962  $   29,150  $   33,676  $   35,297  $  39,944  $   35,071
  Total assets.......................         65,644       82,626      93,559     101,545     106,179    111,313     105,574
  Current liabilities................         22,643       23,182      31,178      27,605      37,849     34,539      35,361
  Long-term debt.....................         28,811       29,241      31,080      46,021      41,801     50,509      45,069
  Mandatorily redeemable
    securities.......................          1,800        8,325       8,874       7,781       8,559      7,976       8,675
  Stockholders' equity ..............          4,262        8,368       7,661       7,853       6,098      6,295       5,069
OPERATING DATA (UNAUDITED):
  EBITDA (c).........................   $      6,502   $    6,583  $    7,125  $    8,320  $    8,260  $     334  $      957
  Capital expenditures (d)...........          4,590        6,114       4,451       5,581       6,060      3,495         594
  Retail propane gallons sold........         23,495       27,385      30,918      36,569      34,888      6,420       7,013


------------------------


(a) Gross profit is computed by reducing total revenues by the direct cost of the products sold, except for depreciation and amortization.



(b) Included in the net loss for the year ended July 31, 1995 is an extraordinary charge to income of $506,000 for the early retirement of debt, net of the income tax benefit.


(c) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.


(d) Capital expenditures fall generally into three categories: (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the retail customer base, (ii) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (iii) acquisition capital expenditures.



MYERS



    Historical financial information for Myers has not been presented herein based on the Partnership's belief that such information is not material to the Partnership.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION OF THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PARTNERSHIP AND ITS PRINCIPAL PREDECESSOR ENTITIES, SYNERGY, EMPIRE ENERGY AND COAST, SHOULD BE READ IN CONJUNCTION WITH THE SELECTED PRO FORMA FINANCIAL AND OPERATING DATA AND NOTES THERETO, THE SELECTED HISTORICAL FINANCIAL AND OPERATING DATA AND NOTES THERETO AND THE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. NO DISCUSSION OF THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MYERS HAS BEEN INCLUDED BASED ON THE PARTNERSHIP'S BELIEF THAT SUCH INFORMATION IS NOT MATERIAL TO THE PARTNERSHIP.


GENERAL


    The Partnership is a Delaware limited partnership recently formed to own and operate the propane business and assets of Synergy, Empire Energy, Myers and Coast. The Partnership believes that, upon the consummation of the Transactions, it will be the fifth largest retail marketer of propane in the United States, serving more than 360,000 residential, commercial, industrial and agricultural customers from 312 customer service centers in 26 states. On a combined basis, the Partnership's retail propane sales volume was approximately 242 million, 230 million and 235 million gallons during fiscal 1994, 1995 and 1996, respectively. On a combined basis in fiscal 1996, the Partnership also sold approximately 226 million gallons of propane to wholesale customers.



    On a combined basis during fiscal 1996, approximately 57.8% of the Partnership's retail gallons was sold to residential customers, 25.9% was sold to industrial and commercial customers, 13.1% was sold to agricultural customers and 3.2% was sold to all other retail users. Sales to residential customers during that period accounted for approximately 67.0% of the Partnership's pro forma gross profit on propane sales, reflecting the higher profitability of this segment of the business.



    The retail distribution business is largely seasonal due to propane's use as a heating source in residential buildings. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA was attributable to sales during the six-month peak heating season of October through March. As a result, cash flows from operations are greatest from November through April when customers pay for propane purchased during the six-month peak heating season.



    Because a substantial portion of the Partnership's propane is used in the weather-sensitive residential markets, the temperatures realized in the Partnership's areas of operations, particularly during the six-month peak heating season, have a significant effect on the financial performance of the Partnership. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Therefore, information on normal temperatures is used by the Partnership in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of the Partnership's regions.



    In determining actual and normal weather for a given period of time, the Partnership compares the actual number of Heating Degree Days for such period to the average number of Heating Degree Days for a longer time period assumed to more accurately reflect the average normal weather, in each case as such information is published by the National Weather Service Climate Analysis Center, for each measuring point in each of the Partnership's regions. Synergy and Empire Energy have historically used the 30-year period from 1961-1990, and Coast has historically used a 10-year rolling average. The Partnership then calculates weighted averages, based on retail volumes attributable to each measuring point, of actual and normal Heating Degree Days within each region. Based on this information, the Partnership calculates a ratio of actual Heating Degree Days to normal Heating Degree Days, first on a regional basis and then on a Partnership-wide basis.



    Although the Partnership believes that comparing temperature information for a given period of time to "normal" temperatures is helpful for an understanding of the Partnership's results of operations, when comparing variations in weather to changes in total revenues or operating profit, attention is drawn to the fact that a portion of the Partnership's total revenues is not weather-sensitive and other factors such as price, competition, product supply costs and customer mix also affect the results of operations. Furthermore, actual weather conditions in the Partnership's regions can vary substantially from historical experience.



    Gross profit margins are not only affected by weather patterns but also by changes in customer mix. For example, sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers. In addition, gross profit margins vary by geographic region. Accordingly, profit margins could vary significantly from year to year in a period of identical sales volumes.



    The Partnership intends to purchase a portion of its propane (approximately 50% to 60% of a given typical year's projected propane needs) pursuant to agreements with terms of less than one year at market prices. The balance of its propane needs for the year will be satisfied in the spot market. The Partnership generally does not enter into supply contracts containing "take or pay" provisions. In fiscal 1996, the Partnership purchased approximately 12.8% of its propane supplies from one supplier, and no other single supplier provided more than 10% of its total propane supply.



    The Partnership will engage in hedging of product cost and supply through common hedging practices. These practices will be monitored and maintained by management for the Partnership on a daily basis. Hedging of product cost and supply does not always result in increased margins.


SYNERGY

ANALYSIS OF HISTORICAL RESULTS OF OPERATIONS


    The following discussion compares the results of operations and other data for Synergy for the three months ended September 30, 1996 to the 46-day period ended September 30, 1995, the ten and one-half month period ended June 30, 1996 to the fiscal year ended March 31, 1995, and the fiscal year ended March 31, 1995 to the fiscal year ended March 31, 1994. As discussed below, the comparability of financial matters for the periods is affected by the Synergy Acquisition and the concurrent Empire Acquisition of Certain Synergy Assets.



    THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE 46-DAY PERIOD ENDED
     SEPTEMBER 30, 1995



    VOLUME. During the three months ended September 30, 1996, Synergy sold 16.4 million retail propane gallons, an increase of 6.7 million gallons, or 69.3%, from the 9.7 million retail propane gallons sold during the 46-day period ended September 30, 1995. This increase in volume is due to the longer sales period in 1996.



    REVENUES. Revenues increased by $7.3 million, or 69.3%, to $17.9 million for the three months ended September 30, 1996, as compared to $10.6 million for the 46-day period ended September 30, 1995. This increase was primarily due to the longer sales period in 1996 and an increase in the net propane sales price of approximately $.030 per gallon for the three months ended September 30, 1996, as compared to the 46-day period ended September 30, 1995.



    COST OF PRODUCT SOLD. Cost of product sold increased $3.4 million, or 60.2%, to $8.9 million for the three months ended September 30, 1996, as compared to $5.6 million for the 46-day period ended

September 30, 1995. The increase was primarily due to the longer sales period in 1996 as the net cost of propane per gallon for the two periods was relatively unchanged.



    GROSS PROFIT. Gross profit increased by $3.9 million, or 78.0%, to $8.9 million for the three months ended September 30, 1996, as compared to $5.0 million for the 46-day period ended September 30, 1995. The increase was primarily due to the longer sales period in 1996 and the increase in gross profit per gallon of approximately $0.031, or 6.0%, to $.544 per gallon for the three months ended September 30, 1996, as compared to $.513 per gallon for the 46-day period ended September 30, 1995, resulting from an increase in the net propane sales price for the three months ended September 30, 1996.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include salaries and commissions and related-party corporate administration and management fees) increased by $4.4 million, or 125.7%, to $7.9 million for the three months ended September 30, 1996, as compared to $3.5 million for the 46-day period ended September 30, 1995, primarily due to the longer sales period in 1996. As a percentage of revenues, general and administrative expenses increased to 44.3% for the three months ended September 30, 1996, as compared to 32.8% for the 46-day period ended September 30, 1995. This increase was primarily due to the fact that more retail volumes are sold in the second half of the three-month period ended September 30, while expenses are relatively constant for the entire three-month period.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $.5 million, or 100%, to $1.0 million for the three months ended September 30, 1996, as compared to $.5 million for the 46-day period ended September 30, 1995, primarily due to the longer sales period in 1996. As a percentage of revenues, depreciation and amortization increased to 5.6% for the three months ended September 30, 1996, as compared to 4.8% for the 46-day period ended September 30, 1995.



    OPERATING INCOME. Operating income decreased by approximately $1.0 million, or 97.0%, to $30,000 for the three months ended September 30, 1996, as compared to $1.0 million for the 46-day period ended September 30, 1995, primarily due to the longer sales period in 1996, because more retail volumes are sold in the second half of the three-month period ended September 30, while expenses are relatively constant for the entire three-month period. As a percentage of revenues, operating income decreased to .2% for the three months ended September 30, 1996, as compared to 9.5% for the 46-day period ended September 30, 1995.



    INTEREST EXPENSE. Interest expense increased $1.1 million, or 183.3%, to $1.7 million for the three months ended September 30, 1996, as compared to $.6 million for the 46-day period ended September 30, 1995, primarily due to the longer sales period in 1996.



    NET INCOME (LOSS). Synergy had a net loss of $1.1 million for the three months ended September 30, 1996, as compared to net income of $.3 million for the 46-day period ended September 30, 1995, primarily due to the longer sales period in 1996, because more retail volumes are sold in the second half of the three-month period ended September 30, while expenses are relatively constant for the entire three-month period.



    EBITDA. EBITDA decreased by $.5 million, or 33.3%, to $1.0 million for the three months ended September 30, 1996, as compared to $1.5 million for the 46-day period ended September 30, 1995, primarily due to the longer sales period in 1996, because more retail volumes are sold in the second half of the three-month period ended September 30, while expenses are relatively constant for the entire three-month period. As a percentage of revenues, EBITDA decreased to 5.8% for the three months ended September 30, 1996, as compared to 14.4% for the 46-day period ended September 30, 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

    TEN AND ONE-HALF MONTHS ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED
     MARCH 31, 1995



    VOLUME. During fiscal 1996, Synergy sold 92.6 million retail propane gallons, a decrease of 33.6 million gallons, or 26.6%, from the 126.2 million retail propane gallons sold during fiscal 1995. The decrease in volume was primarily attributable to the Empire Acquisition of Certain Synergy Assets, partially offset by the colder weather during fiscal 1996 in Synergy's marketing areas. The weather in Synergy's marketing areas was approximately 3.5% colder than normal for such areas during fiscal 1996, and was warmer than normal for such areas during fiscal 1995.



    REVENUES. Revenues declined by $27.5 million, or 22.2%, to $96.1 million for fiscal 1996, as compared to $123.6 million for fiscal 1995. This decrease was attributable almost entirely to the reduced sales volume in fiscal 1996 as a result of the Empire Acquisition of Certain Synergy Assets, partially offset by the colder than normal weather during fiscal 1996.



    COST OF SALES. Cost of product sold decreased by $13.7 million, or 22.9%, to $46.2 million for fiscal 1996, as compared to $59.9 million for fiscal 1995. The decrease was attributable to the reduced sales volume in fiscal 1996 resulting from the Empire Acquisition of Certain Synergy Assets and was partially offset by the colder than normal weather during fiscal 1996. As a percentage of revenues, cost of product sold decreased slightly to 48.1% for fiscal 1996, as compared to 48.5% for fiscal 1995.



    GROSS PROFIT. Gross profit decreased by $13.8 million, or 21.7%, to $49.9 million for fiscal 1996, as compared to $63.7 million for fiscal 1995. This decrease was due primarily to the Empire Acquisition of Certain Synergy Assets. Gross profit per retail gallon (which includes non-propane related sales) increased by $.033 per gallon, or 6.5%, to $.538 per gallon for fiscal 1996, as compared to $.505 per gallon for fiscal 1995.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include salaries and commissions and related-party corporate administration and management fees) decreased by $28.8 million, or 47.4%, to $32.0 million for fiscal 1996, as compared to $60.8 million for fiscal 1995, due to the Empire Acquisition of Certain Synergy Assets and the reduction of employee positions, corporate overhead and related party salaries and expenses. As a percentage of revenues, general and administrative expenses decreased to 33.3% for fiscal 1996, as compared to 49.2% for fiscal 1995.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by $1.8 million, or 35.3%, to $3.3 million for fiscal 1996, as compared to $5.1 million for fiscal 1995, due to the Empire Acquisition of Certain Synergy Assets, partially offset by an increase in depreciation and amortization due to the purchase accounting adjustment made in connection with the Synergy Acquisition.


    OPERATING INCOME. Operating income increased $16.8 million to $14.5 million for fiscal 1996, as compared to a loss of $2.3 million for fiscal 1995. This increase was primarily due to the significant reduction in general and administrative expenses, partially offset by the effect of the Empire Acquisition of Certain Synergy Assets. As a percentage of revenues, operating income increased to 15.1% for fiscal 1996, as compared to a loss for fiscal 1995.



    INTEREST EXPENSE. Interest expense decreased $5.5 million, or 49.6%, to $5.6 million for fiscal 1996, as compared to $11.1 million for fiscal 1995, primarily due to the recapitalization of Synergy in connection with the Synergy Acquisition.



    NET INCOME. Synergy had net income of $5.3 million for fiscal 1996, as compared to a net loss of $13.4 million for fiscal 1995. The increase was primarily the result of the reduction in general and administrative expenses and interest expense, partially offset by the effect of the Empire Acquisition of Certain Synergy Assets.

    EBITDA. EBITDA increased $15.0 million, or 537.7%, to $17.8 million in fiscal 1996, as compared to $2.8 million for fiscal 1995. This increase was primarily due to the reduction in general and administrative expenses and colder than normal weather, and was partially offset by the effect of the Empire Acquisition of Certain Synergy Assets. As a percentage of revenues, EBITDA increased to 18.6% for fiscal 1996, as compared to 2.3% for fiscal 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.



    FISCAL YEAR ENDED MARCH 31, 1995 COMPARED TO FISCAL YEAR ENDED MARCH 31,
     1994


    VOLUME. During fiscal 1995, Synergy sold 126.2 million retail propane gallons, a decrease of 11.7 million gallons, or 8.5%, from the 137.9 million retail propane gallons sold during fiscal 1994. The decrease in volume was attributable to unusually warm weather during fiscal 1995 in Synergy's marketing areas.


    REVENUES. Revenues decreased by $10.1 million, or 7.6%, to $123.6 million for fiscal 1995, as compared to $133.7 million for fiscal 1994. This decrease was primarily attributable to the warmer than normal weather in Synergy's marketing areas in fiscal 1995, which reduced sales volume.



    COST OF PRODUCT SOLD. Cost of product sold decreased by $3.6 million, or 5.7%, to $59.9 million for fiscal 1995, as compared to $63.5 million for fiscal 1994. The decrease was attributable to the warmer than normal weather and reduced sales volume in fiscal 1995. As a percentage of revenues, cost of product sold increased to 48.5% for fiscal 1995, as compared to 47.5% for fiscal 1994.



    GROSS PROFIT. Gross profit decreased by $6.5 million, or 9.3%, to $63.7 million for fiscal 1995, as compared to $70.2 million for fiscal 1994. This decrease was primarily due to a decrease in sales volume resulting from the warmer than normal weather in Synergy's marketing areas and to the lower average gross margin per gallon of propane. Gross profit per retail gallon (which includes non-propane related sales) decreased by $.004 per gallon, or .8%, to $.505 per gallon for fiscal 1995, as compared to $.509 per gallon for fiscal 1994.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include salaries and commissions and related-party corporate administration and management fees) decreased by $.7 million, or 1.1%, to $60.8 million for fiscal 1995, as compared to $61.5 million for fiscal 1994, primarily due to a decrease in excise taxes, penalties and interest related to Synergy's employee benefit plan of $2.9 million, which was offset by increases in employee benefits of $.8 million and insurance expense of $1.4 million due to higher health insurance and legal settlement claims incurred in 1995. As a percentage of revenues, general and administrative expenses increased to 49.2% for fiscal 1995, as compared to 46.0% for fiscal 1994.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $5.1 million and $5.2 million in fiscal 1995 and 1994, respectively, were comparable, since an increase in depreciation expense in fiscal 1995 was offset by a decrease in amortization expense in fiscal 1995. The increase in depreciation was primarily attributable to an increase in vehicle-related depreciation. The decrease in amortization was primarily due to decreases in the amortization of deferred financing costs and acquisition-related costs.



    OPERATING INCOME. Operating income decreased by $5.9 million to a loss of $2.3 million in fiscal 1995, as compared to $3.6 million in income in fiscal 1994, since the decrease in general and administrative expenses was more than offset by the sum of (i) the decrease in gross profit resulting from the lower retail sales volume and lower average gross margin per gallon of propane and
(ii) the increase in the provision for doubtful accounts.

    INTEREST EXPENSE. Interest expense (which includes related-party interest expense) decreased by $2.0 million, or 15.3%, in fiscal 1995 to $11.1 million, as compared to $13.1 million in fiscal 1994, as a result of the restructuring of Synergy's outstanding debt, which more than offset an increase in interest expense related to borrowings under Synergy's revolving credit facility.



    NET LOSS. Synergy had a net loss of $13.4 million for fiscal 1995, as compared to a net loss of $11.6 million for fiscal 1994. The increase in net loss was primarily due to the reduction in gross profit due to warmer weather, partially offset by the decrease in general and administrative expenses and interest expense.



    EBITDA. EBITDA decreased by $6.0 million, or 68.2%, to $2.8 million for fiscal 1995, as compared to $8.8 million for fiscal 1994. This decrease was due to unfavorable weather conditions, partially offset by a decrease in general and administrative expenses. As a percentage of revenues, EBITDA decreased to 2.3% for fiscal 1995, as compared to 6.6% for fiscal 1994. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.


LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOWS


    Cash provided by operating activities during the three-month period ended September 30, 1996 was $3.9 million. Cash flow from operations consisted primarily of a net loss of $1.1 million, which was offset by changes in operating items of $4.6 million, primarily an increase in accounts payable. Cash used in investing activities during the three-month period ended September 30, 1996 totalled $.6 million, which consisted entirely of purchases of property and equipment. Cash used in financing activities during that three-month period was $1.9 million, consisting primarily of preferred stock dividend payments.



    Cash provided by operating activities during fiscal 1996 was $2.9 million, as compared to $5.1 million used by operating activities during fiscal 1995. Cash flow from operations consisted primarily of net income of $5.3 million and non-cash charges of $7.0 million for fiscal 1996. The impact of working capital changes (resulting primarily from payment timing differences) reduced cash flow from operations by approximately $9.3 million in fiscal 1996.



    Cash used in investing activities during fiscal 1996 totalled $123.6 million, including $150.9 million of capital expenditures associated with the Synergy Acquisition, partially offset by $36.0 million received from Empire Energy in connection with the Empire Acquisition of Certain Synergy Assets. Synergy also used $8.7 million during fiscal 1996 for purchases of property and equipment in the ordinary course of business and small acquisitions. Synergy has budgeted base maintenance capital expenditures for fiscal 1997 of approximately $1.4 million, subject to the availability of cash and other financing sources. In addition, the 1997 budgeted capital expenditures include $1.0 million for new trucks to complete a two-year modernization program, which was initiated following the Synergy Acquisition in 1995.



    Cash provided by financing activities was $120.7 million for fiscal 1996. This amount primarily reflects the borrowing of $52.8 million under a term loan from NPS described below and the issuance of $52.8 million of preferred stock to finance the Synergy Acquisition, and an additional borrowing of $23.9 million under the revolving credit facility described below to fund working capital and small acquisitions.


    FINANCING AND SOURCES OF LIQUIDITY


    On December 28, 1995, Synergy entered into a revolving credit agreement with Bank of Boston, which was amended in August 1996. Synergy's revolving credit facility consists of a revolving credit line of up to $30.0 million, including up to $7.5 million for letters of credit. The revolving credit facility bears interest at either the Eurodollar rate plus 2.0% or the prime rate plus .75%. The obligations of Synergy under the revolving credit agreement are secured by its accounts receivable, inventory, instruments and documents and a pledge of the capital stock of its subsidiaries. The revolving credit agreement contains customary operating and maintenance covenants. Synergy's obligations under the revolving credit agreement have been jointly and severally guaranteed by each of its subsidiaries. The revolving credit facility matures on December 31, 1997. As of September 30, 1996, the total outstanding indebtedness under the revolving credit agreement was approximately $28.3 million.


    On July 31, 1996, Synergy entered into a term loan agreement with NPS in the principal amount of approximately $52.8 million, secured by substantially all of Synergy's personal property. The term loan bears interest at a rate of 9.12% per annum. The debt and security interests under the term loan agreement are subordinate to the debt owed to and security interests of Bank of Boston under the revolving credit agreement. The term loan agreement contains customary financial and performance covenants. No principal payments are due under the term loan until it matures on August 1, 2005.


    It is expected that, at the closing of this offering, both the Bank of Boston revolving credit facility and the NPS term loan will be repaid in full from the proceeds of this offering and will be terminated, and all security interests relating thereto will be released.


EMPIRE ENERGY

ANALYSIS OF HISTORICAL RESULTS OF OPERATIONS


    The following discussion compares the results of operations and other data for Empire Energy for the three months ended September 30, 1996 to the three months ended September 30, 1995 and for the fiscal year ended June 30, 1996 to the fiscal year ended June 30, 1995, and the fiscal year ended June 30, 1995 to the fiscal year ended June 30, 1994. On August 1, 1996, the principal founding shareholder of Empire Energy and certain other shareholders sold their interests in Empire Energy to certain members of management of Empire Energy (the "Management Buy-Out"). The results of operations and other data for the three months ended September 30, 1996 are stated on a pro forma basis to combine the one month ended prior to the Management Buy-Out and the two months beginning with the Management Buy-Out. As discussed below, the comparability of financial matters is also affected by the Empire Acquisition of Certain Synergy Assets, the operations of which are included since the actual date of acquisition in August 1995, and the Split-Off in June 1994.



    THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED
     SEPTEMBER 30, 1995



                                                                                                       PRO FORMA
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1995          1996(A)
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
Operating Revenue...................................................................    $  12,223      $  15,035
Cost of Product Sold................................................................        6,128          7,910
                                                                                      -------------  -------------
Gross Profit........................................................................        6,095          7,125
General and Administrative Expenses.................................................        6,071          7,008
Depreciation and Amortization.......................................................        1,288          1,586
                                                                                      -------------  -------------
Operating Loss......................................................................       (1,264)        (1,469)
Interest Expense....................................................................          376          1,704
Credit for Income Taxes.............................................................         (550)        (1,165)
                                                                                      -------------  -------------
Net Loss............................................................................    $  (1,090)     $  (2,008)



(a) The pro forma data reflect the combination of data for the one month ended July 31, 1996 and data for the two months ended September 30, 1996. The preceding table compares certain revenues and expenses for the three months ended September 30, 1995 to pro forma amounts for the three months ended September 30, 1996, which combine 1996 operations before and after the adjustment of balance sheet accounts for purchase accounting.

    VOLUME. During the three months ended September 30, 1996, Empire Energy sold 15.8 million retail propane gallons, an increase of 1.5 million gallons, or 10.8%, from the 14.3 million retail propane gallons sold during the three months ended September 30, 1995. The increase in volume was primarily attributable to the Empire Acquisition of Certain Synergy Assets. Although weather is a significant factor in determining sales of propane in winter months, it generally has an insignificant effect on sales volume in the three-month period ended September 30.



    REVENUES. Revenues increased by $2.8 million, or 23.0%, to $15.0 million for the three months ended September 30, 1996, as compared to $12.2 million for the three months ended September 30, 1995. This increase was attributable to the Empire Acquisition of Certain Synergy Assets, as well as an increase in the sales price of $.056 per gallon, or 7.7%, to $.790 per gallon for the three months ended September 30, 1996, as compared to $.734 per gallon in the three months ended September 30, 1995.



    COST OF PRODUCT SOLD. Cost of product sold increased by $1.8 million, or 29.1%, to $7.9 million for the three months ended September 30, 1996, as compared to $6.1 million for the three months ended September 30, 1995. The increase was attributable to an increase in volumes sold as a result of the Empire Acquisition of Certain Synergy Assets, as well as an increase in the cost per gallon sold of $.056 per gallon, or 15.2%, to $.428 per gallon for the three months ended September 30, 1996, as compared to $.372 per gallon for the three months ended September 30, 1995. As a percentage of revenues, cost of products sold increased to 52.6% for the three months ended September 30, 1996, as compared to 50.1% for the three months ended September 30, 1995.



    GROSS PROFIT. Gross profit increased by $1.0 million, or 16.9%, to $7.1 million for the three months ended September 30, 1996, as compared to $6.1 million for the three months ended September 30, 1995. This increase was primarily due to the increase in sales volume resulting from the Empire Acquisition of Certain Synergy Assets. Gross profit per retail gallon (which includes non-propane related sales) increased by $.022, or 5.1%, to $.451 per gallon for the three months ended September 30, 1996, as compared to $.429 per gallon for the three months ended September 30, 1995. This increase was primarily due to an increase in gross profit on non-propane related sales.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include provision for doubtful accounts) increased by $.9 million, or 14.8%, to $7.0 million for the three months ended September 30, 1996, as compared to $6.1 million for the three months ended September 30, 1995. This increase was primarily the result of the Empire Acquisition of Certain Synergy Assets. As a percentage of revenues, general and administrative expenses increased to 44.8% for the three months ended September 30, 1996, as compared to 44.2% for the three months ended September 30, 1995.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $.3 million, or 23.1%, to $1.6 million for the three months ended September 30, 1996, as compared to $1.3 million for the three months ended September 30, 1995. This increase was primarily due to the acquisition of assets in the Empire Acquisition of Certain Synergy Assets and the effect of the Management Buy-Out.



    OPERATING LOSS. Operating loss increased by $.2 million, or 16.2%, to $1.5 million for the three months ended September 30, 1996, as compared to $1.3 million for the three months ended September 30, 1995. The increase was primarily due to the increased depreciation expense resulting from the Management Buy-Out and the Empire Acquisition of Certain Synergy Assets. As a percentage of revenues, the operating loss decreased to 9.8% for the three months ended September 30, 1996, as compared to 10.3% for the three months ended September 30, 1995.



    INTEREST EXPENSE. Interest expense increased by $1.3 million, or 325.0%, to $1.7 million for the three months ended September 30, 1996, as compared to $.4 million for the three months ended September 30, 1995. This increase was due to an increase in borrowings as a result of the Empire Acquisition of Certain Synergy Assets and the effect of the Management Buy-Out.

    NET LOSS. Empire Energy had a net loss of $2.0 million for the three months ended September 30, 1996, as compared to a net loss of $1.1 million for the three months ended September 30, 1995. The increase was primarily due to an increase in interest expense and depreciation resulting from the Management Buy-Out and the Empire Acquisition of Certain Synergy Assets.



    EBITDA. EBITDA increased $93,000, or 387.5%, to $117,000 for the three months ended September 30, 1996, as compared to $24,000 for the three months ended September 30, 1995. As a percentage of revenues, EBITDA increased to .8% for the three months ended September 30, 1996, as compared to .2% for the three months ended September 30, 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.



    FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995


    VOLUME. During fiscal 1996, Empire Energy sold 104.0 million retail propane gallons, an increase of 41.4 million gallons, or 66.1%, from the 62.6 million retail propane gallons sold during fiscal 1995. The increase in volume was primarily attributable to the Empire Acquisition of Certain Synergy Assets and was also attributable to colder weather during fiscal 1996 in Empire Energy's previously existing marketing areas.

    REVENUES. Revenues increased by $42.1 million, or 74.3%, to $98.8 million for fiscal 1996, as compared to $56.7 million for fiscal 1995. This increase was attributable almost entirely to the Empire Acquisition of Certain Synergy Assets and the colder weather in Empire Energy's marketing areas in fiscal 1996, both of which had the effect of increasing sales.

    COST OF PRODUCT SOLD. Cost of product sold increased by $23.3 million, or 86.9%, to $50.1 million for fiscal 1996, as compared to $26.8 million for fiscal 1995. The increase was attributable to increased volumes sold as a result of the Empire Acquisition of Certain Synergy Assets and the colder weather. As a percentage of revenues, cost of products sold increased to 50.7% for fiscal 1996, as compared to 47.3% for fiscal 1995.

    GROSS PROFIT. Gross profit increased by $18.9 million, or 63.3%, to $48.7 million for fiscal 1996, as compared to $29.8 million for fiscal 1995. This increase was primarily due to the increase in sales volume resulting from the Empire Acquisition of Certain Synergy Assets and colder than normal weather. Gross profit per retail gallon (which includes non-propane related sales) decreased by $.007, or 1.5%, to $.469 per gallon for fiscal 1996, as compared to $.476 per gallon for fiscal 1995.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include provision for doubtful accounts) increased by $8.6 million, or 35.1%, to $33.0 million for fiscal 1996, as compared to $24.4 million in fiscal 1995, as a result of the Empire Acquisition of Certain Synergy Assets and the increase in volumes sold due to the colder weather. As a percentage of revenues, general and administrative expenses decreased to 33.4% for fiscal 1996, as compared to 43.1% for fiscal 1995.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.6 million, or 37.2%, to $5.9 million for fiscal 1996, as compared to $4.3 million for fiscal 1995, primarily due to the acquisition of assets in connection with the Empire Acquisition of Certain Synergy Assets.



    OPERATING INCOME. Operating income increased by $8.7 million, or 790.9%, to $9.8 million for fiscal 1996, compared to $1.1 million for fiscal 1995. This increase was primarily the result of the Empire Acquisition of Certain Synergy Assets, which resulted in significant operating efficiencies in Empire Energy's existing business, and an increase in propane sales volumes resulting from the colder winter in fiscal 1996. As a percentage of revenues, operating income increased to 9.9% for fiscal 1996, as compared to 1.9% for fiscal 1995.


    INTEREST EXPENSE. Interest expense increased to $2.6 million for fiscal 1996, as compared to $39,000 for fiscal 1995, mainly due to an increase in borrowings as a result of the Empire Acquisition of Certain Synergy Assets.



    NET INCOME. Empire Energy had net income of $3.7 million for fiscal 1996, as compared to net income of $.4 million for fiscal 1995. The increase was primarily the result of an increase in propane sales volume resulting from the Empire Acquisition of Certain Synergy Assets and colder weather in fiscal 1996.



    EBITDA. EBITDA increased $10.3 million, or 190.8%, to $15.7 million in fiscal 1996, as compared to $5.4 million for fiscal 1995. This increase was due to the Empire Acquisition of Certain Synergy Assets, which resulted in increased volumes and significant operating efficiencies, and the increase in volumes sold due to the colder weather conditions. As a percentage of revenues, EBITDA increased to 15.9% for fiscal 1996, as compared to 9.5% for fiscal 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.



    FISCAL YEAR ENDED JUNE 30, 1995 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1994



    VOLUME. During fiscal 1995, Empire Energy sold 62.6 million retail propane gallons, a decrease of 4.7 million gallons, or 7.0%, from the 67.3 million retail propane gallons sold during fiscal 1994. The decrease in volume was attributable to unusually warmer weather during fiscal 1995 in Empire Energy's marketing areas.


    REVENUES. Revenues decreased by $3.5 million, or 5.8%, to $56.7 million for fiscal 1995, as compared to $60.2 million for fiscal 1994. This decrease was attributable almost entirely to the warmer than normal weather in Empire Energy's marketing areas in fiscal 1995, which reduced sales volume.


    COST OF PRODUCT SOLD. Cost of product sold decreased by $1.2 million, or 4.2%, to $26.8 million for fiscal 1995, as compared to $28.0 million for fiscal 1994. The decrease was attributable to the warmer weather and decreased sales volumes in fiscal year 1995. As a percentage of revenues, cost of product sold increased to 47.4% for fiscal 1995, as compared to 46.5% for fiscal 1994.



    GROSS PROFIT. Gross profit decreased by $2.4 million, or 7.3%, to $29.8 million for fiscal 1995, as compared to $32.2 million for fiscal 1994. This decrease was primarily due to the decrease in sales volume resulting from the warmer than normal weather. The decrease in gross profit attributable to the decrease in gallons sold was approximately $2.2 million. The remaining decrease was due to the decrease in gross profit per retail gallon, as well as decreases in gross profit from other sales. Gross profit per retail gallon (which includes non-propane related sales) decreased by $.002 per gallon, or .4%, to $.476 per gallon for fiscal 1995, as compared to $.478 per gallon for fiscal 1994.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include provision for doubtful accounts) increased by $2.9 million, or 13.5%, to $24.4 million for fiscal 1995, as compared to $21.5 million for fiscal 1994. The increase was primarily due to the partial allocation of officers' salaries and other related expenses to Empire Gas operations in fiscal 1994, whereas all such salaries and related expenses were allocated to Empire Energy in fiscal 1995. As a percentage of revenues, general and administrative expenses increased to 43.1% for fiscal 1995, as compared to 35.7% for fiscal 1994.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by $.4 million, or 7.1%, to $4.3 million for fiscal 1995, as compared with $4.7 million for fiscal 1994, largely as a result of a reduction in depreciation expense for residential customer tanks.


    OPERATING INCOME. Operating income decreased $4.9 million, or 82.0%, to $1.1 million for fiscal 1995, as compared to $6.0 million for fiscal 1994. This decrease was primarily due to the warmer weather in fiscal 1995 and the increase in salaries and commissions as a result of the restructuring due to the Split-Off in June 1994. As a percentage of revenues, operating income decreased to 1.9% for fiscal 1995, as compared to 10.0% for fiscal 1994.



    INTEREST EXPENSE. Interest expense decreased $79,000, or 66.9%, to $39,000 for fiscal 1995, as compared to $118,000 for fiscal 1994, mainly due to a decrease in borrowings under Empire Energy's operating line of credit in fiscal 1995 as a result of the reduction in propane sales volume.



    NET INCOME. Empire Energy had net income of $.4 million for fiscal 1995, as compared to net income of $3.5 million for fiscal 1994. The decrease was primarily the result of the reduction of sales volumes due to the warmer weather in fiscal 1995.



    EBITDA. EBITDA decreased $5.3 million, or 49.3%, to $5.4 million for fiscal 1995, as compared to $10.7 million for fiscal 1994. This decrease was primarily due to the warmer weather in fiscal 1995 and an increase in general and administrative expenses due to the restructuring in connection with the Split-Off. As a percentage of revenues, EBITDA decreased to 9.5% for fiscal 1995, as compared to 17.7% for fiscal 1994. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.


LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOWS


    Cash used in operating activities during the one-month period ended July 31, 1996 was $1.4 million, consisting primarily of a net loss of $1.3 million. Cash used in investing activities during that one-month period totalled $.5 million, consisting primarily of purchases of property and equipment. Cash used in financing activities during that one-month period was $.2 million, consisting entirely of principal payments on purchase obligations.



    Cash used in operating activities during the two-month period ended September 30, 1996 was $4.9 million, consisting primarily of a decrease in trade receivables and inventories. Cash used in investing activities during that two-month period totalled $.8 million, consisting primarily of purchases of property and equipment. Cash provided by financing activities during that two-month period was $5.6 million, consisting primarily of proceeds of borrowings in connection with the Management Buy-Out, partially offset by repayments under the acquisition credit facility and purchases of Empire Energy stock in connection with the Management Buy-Out.



    Cash provided by operating activities during fiscal 1996 was $11.9 million, as compared to $5.4 million for fiscal 1995. Cash flow from operations consisted primarily of net income of $3.7 million and non-cash charges of $6.9 million for the period, principally depreciation and amortization. The impact of working capital changes increased cash flow from operations by approximately $1.3 million.


    Cash used in investing activities for fiscal 1996 totalled $39.0 million, including approximately $36.0 million of capital expenditures associated with the Empire Acquisition of Certain Synergy Assets. Empire Energy incurred approximately $3.2 million of capital expenditures in connection with start-ups and purchases of property and equipment in the ordinary course of business. Empire Energy has budgeted maintenance capital expenditures for fiscal 1997 of approximately $1.5 million, subject to the availability of cash and other financing sources.


    Cash provided by financing activities was $29.2 million for fiscal 1996. This amount reflects borrowing of $35.0 million under Empire Energy's credit facility to finance the Empire Acquisition of Certain Synergy Assets, partially offset by $5.5 million in principal repayments under the credit facility, and $.3 million in principal payments on purchase obligations and checks in the process of collection.


    FINANCING AND SOURCES OF LIQUIDITY


    In connection with the Management Buy-Out, on August 1, 1996, Empire Energy obtained a new credit facility from Bank of Boston replacing its prior credit facilities. The new credit facility provides for loans of $124.0 million, including (i) a $42.0 million term loan, which matures on December 31, 2002,
(ii) a $52.0 million second term loan, which matures on December 31, 2006, (iii) a $20.0 million working capital facility which matures on June 30, 2001, and
(iv) a $10.0 million acquisition credit facility, which matures on December 30, 2002. These loans bear interest at rates ranging from the Bank of Boston prime rate up to 3.25% plus the Eurodollar rate, depending on the type of loan and the amount of debt outstanding. The new credit facility includes working capital, cash flow and net worth requirements as well as dividend and capital expenditure restrictions and is secured by all goods, machinery, equipment and other personal property of Empire Energy. In addition, Empire Energy's obligations under the credit facility have been jointly and severally guaranteed by each of its subsidiaries. As of September 30, 1996, total outstanding indebtedness under this credit facility was $98.8 million.



    It is expected that, at the closing of this offering, the Bank of Boston credit facility will be repaid in full from the proceeds of this offering and will be terminated, and all security interests relating thereto will be released.


COAST

ANALYSIS OF HISTORICAL RESULTS OF OPERATIONS


    The following discussion compares the results of operations and other data for Coast for the three-month period ended October 31, 1996 to the three-month period ended October 31, 1995, the fiscal year ended July 31, 1996 to the fiscal year ended July 31, 1995, and the fiscal year ended July 31, 1995 to the fiscal year ended July 31, 1994.



    THREE MONTHS ENDED OCTOBER 31, 1996 COMPARED TO THREE MONTHS ENDED OCTOBER
     31, 1995



    VOLUME. During the three months ended October 31, 1996, Coast sold 109.1 million wholesale propane gallons of natural gas liquids, a decrease of 5.8 million gallons, or 5.1%, from the 114.9 million gallons sold in the three months ended October 31, 1995. The decrease in volume was primarily attributable to the impact of warmer weather in some of the wholesale markets served by Coast. During the three months ended October 31, 1996, Coast sold 7.0 million retail propane gallons, an increase of .6 million gallons, or 9.2%, from the 6.4 million retail propane gallons sold during the three months ended October 31, 1995. The increase in retail volume was primarily attributable to increased sales from acquisitions and start-up operations in the three months ended October 31, 1996, as compared to the three months ended October 31, 1995.



    REVENUES. Revenues increased by $24.1 million, or 28.7%, to $108.2 million for the three months ended October 31, 1996, as compared to $84.1 million for the three months ended October 31, 1995. This increase was primarily attributable to increased natural gas and propane sales prices on a per unit basis in the three months ended October 31, 1996. Retail operating revenues increased by $1.5 million, or 21.3%, to $8.4 million for the three months ended October 31, 1996, as compared to $6.9 million for the three months ended October 31, 1995. This increase was attributable to sales from customer service centers acquired at the end of the three months ended October 31, 1995 and cooler weather in many of Coast's retail marketing areas in the three months ended October 31, 1996, as compared to the three months ended October 31, 1995, favorably impacting both volumes and revenues.



    COST OF PRODUCT SOLD. Cost of product sold increased by $22.4 million, or 28.8%, to $100.3 million for the three months ended October 31, 1996, as compared to $77.8 million for the three months ended October 31, 1995. The increase in cost of product sold was primarily due to the increase in the wholesale cost of natural gas and propane, which increased by approximately 49.0% and 25.0%, respectively, in the three months ended October 31, 1996, as compared to the three months ended October 31, 1995. Cost of retail product sold, primarily the cost of propane, increased by $.9 million, or 30.3%, to $4.1 million for the three months ended October 31, 1996, as compared to $3.1 million for the three months ended October 31, 1995, as a result of increased sales and costs from acquisitions and increased product costs due to heavier demand from cooler weather conditions in many U.S. markets. The cost per gallon of propane for the retail business increased from $.428 in the three months ended October 31, 1995 to $.520 in the three months ended October 31, 1996, reflecting higher national demand. As a percentage of revenues, cost of product sold increased to 92.7% for the three months ended October 31, 1996, as compared to 92.6% for the three months ended October 31, 1995.



    GROSS PROFIT. Gross profit increased $1.7 million, or 26.9%, to $7.9 million for the three months ended October 31, 1996, as compared to $6.2 million for the three months ended October 31, 1995. The increase was primarily attributable to increased margins in Coast's wholesale and retail businesses due to inventories purchased at advantageous prices. Retail gross profits increased by $.5 million, or 13.9%, to $4.3 million for the three months ended October 31, 1996, as compared to $3.8 million for the three months ended October 31, 1995. This increase was primarily due to higher sales volumes from acquisitions consummated at the end of the three months ended October 31, 1995. The increase in gross profits attributable to the increase in gallons sold was approximately $.4 million. Gross profit per retail gallon increased by $.025, or 4.3%, to $.616 per gallon for the three months ended October 31, 1996 from $.590 per gallon for the three months ended October 31, 1995, primarily due to a higher percentage of residential gallon sales in the three months ended October 31, 1996.



    OPERATING EXPENSES. Operating expenses increased $.2 million, or 4.6%, to $5.2 million for the three months ended October 31, 1996, as compared to $5.0 million for the three months ended October 31, 1995. Most of this increase was due to expenses associated with the operation of retail customer service centers acquired at the end of the three months ended October 31, 1995. Operating expenses for the retail business segment increased by $.2 million, or 7.6%, to $3.2 million in the three months ended October 31, 1996, as compared to $3.0 million in the three months ended October 31, 1995, due to acquisitions and start-up operations which resulted in higher operating costs that were not offset by added sales volumes in the summer months. As a percentage of revenues, operating expenses decreased to 4.8% for the three months ended October 31, 1995, as compared to 5.9% for the three months ended October 31, 1995.



    SALE OF PARTNERSHIP INTEREST. Effective October 1, 1996, Coast terminated its participation and interest in Coast Energy Investments, Inc., a limited partnership in which Coast Energy Group, Inc., a wholly owned subsidiary of Coast, had been a 50% limited partner. The original partnership agreement provided for a minimum investment term through December 1997. The termination resulted in the sale of Coast's partnership interest to its 50% partner and an employee of the partnership. Coast recorded a net loss on the disposition of the partnership interest of $.7 million. This amount consisted of a $.2 million loss on the partnership investment and $.5 million of termination costs consisting of salary, consulting, non-compete agreements and other related expenses.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include corporate administrative expenses) increased by $.2 million, or 17.8%, to $1.1 million for the three months ended October 31, 1996, as compared to $.9 million for the three months ended October 31, 1995. The majority of this increase was attributable to outside services and travel expenses in conjunction with acquisition matters. As a percentage of revenues, general and administrative expenses decreased to 1.0% for the three months ended October 31, 1996, as compared to 1.1% for the three months ended October 31, 1995.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $.1 million, or 8.5%, to $1.1 million for the three months ended October 31, 1996, as compared to $1.0 million for the three months ended October 31, 1995. This increase was primarily attributable to an increase in customers and tank sets and acquisitions consummated at the end of the three months ended October 31, 1995.



    OPERATING LOSS. Operating loss decreased $.5 million, or 83.1%, to $.1 million for the three months ended October 31, 1996, as compared to $.6 million in the three months ended October 31, 1995. This decrease was primarily due to the increase in wholesale and retail revenues during the three months ended October 31, 1996 from Coast's natural gas marketing efforts and retail acquisitions and start-up activities.



    INTEREST EXPENSE. Interest expense decreased by $.1 million, or 6.6%, to $1.3 million for the three months ended October 31, 1996, as compared to $1.4 million for the three months ended October 31, 1995. This decrease was primarily due to decreases in bank borrowing rates in the three months ended October 31, 1996, as compared to the three months ended October 31, 1995.



    NET LOSS. Coast had a net loss of $.9 million for the three months ended October 31, 1996, as compared to a net loss of $1.4 million for the three months ended October 31, 1995. This decrease was primarily attributable to an increase in wholesale sales and profits for the three months ended October 31, 1996.



    EBITDA. Total EBITDA increased by $.6 million, or 186.5%, to $1.0 million for the three months ended October 31, 1996, as compared to $.3 million for the three months ended October 31, 1995. Coast's retail EBITDA increased by $.3 million, or 35.6%, to $1.2 million for the three months ended October 31, 1996, as compared to $.9 million for three months ended October 31, 1995. The increase in total EBITDA reflects the impact of higher earnings from wholesale operations and increased earnings from recent retail acquisitions and internal customer growth. As a percentage of revenues, total EBITDA increased to .9% for the three months ended October 31, 1996, as compared to .4% for the three months ended October 31, 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.



    FISCAL YEAR ENDED JULY 31, 1996 COMPARED TO FISCAL YEAR ENDED JULY 31, 1995



    VOLUME. During fiscal 1996, Coast sold 328.4 million wholesale propane gallons of natural gas liquids, an increase of 27.0 million gallons, or 9.0%, from the 301.4 million gallons sold in fiscal 1995. The increase in volume was primarily attributable to the impact of colder weather in the wholesale markets served by Coast in the eastern United States. During fiscal 1996, Coast sold
34.9 million retail propane gallons, a decrease of 1.7 million gallons, or 4.6%, from the 36.6 million retail propane gallons sold during fiscal 1995. The decrease in retail volume was primarily attributable to warmer weather during fiscal 1996 in Coast's retail marketing areas. The weather in Coast's areas of retail operations during fiscal 1996 was approximately 16% warmer than normal for such areas. The weather in Coast's areas of retail operations during fiscal 1995 was approximately 2% colder than normal for such areas.



    REVENUES. Revenues increased by $117.5 million, or 44.0%, to $384.4 million for fiscal 1996, as compared to $266.8 million for fiscal 1995. This increase was primarily attributable to increased wholesale sales from Coast's natural gas marketing efforts that resulted in an increase of $82.0 million in fiscal 1996. Retail operating revenues decreased by $.1 million, or .3%, to $38.8 million for fiscal 1996, as compared to $38.9 million for fiscal 1995. This decrease was attributable almost entirely to the warmer than normal


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weather in Coast's marketing areas in fiscal 1996, which adversely impacted both sales volumes and revenues.


    COST OF PRODUCT SOLD. Cost of product sold increased by $116.7 million, or 49.7%, to $351.2 million for fiscal 1996, as compared to $234.5 million for fiscal 1995. The increase in cost of product sold was primarily related to the increase in wholesale sales of natural gas. Cost of retail product sold, primarily the cost of propane, was constant in fiscal 1996 and 1995 at $17.4 million. The cost per gallon of propane for the retail business increased from $.443 in fiscal 1995 to $.461 in fiscal 1996, reflecting higher national demand resulting from colder than normal weather in many regions. As a percentage of revenues, cost of product sold increased to 91.4% for fiscal 1996, as compared to 87.9% for fiscal 1995.



    GROSS PROFIT. Gross profit increased by $.8 million, or 2.6%, to $33.1 million in fiscal 1996, as compared to $32.3 million for fiscal 1995. This increase was primarily attributable to increased margins in Coast's wholesale businesses, due to a colder heating season in the eastern United States, where a majority of Coast's wholesale sales are currently made. Retail gross profits decreased by $.2 million, or .8%, to $21.3 million for fiscal 1996, as compared to $21.5 million for fiscal 1995. This decrease was due primarily to lower sales volumes as a result of warmer than normal weather in Coast's retail marketing areas. The decrease in gross profits attributable to the decrease in gallons sold was approximately $.9 million. Gross profit per retail gallon increased by $.022, or 3.7%, to $.610 per gallon for fiscal 1996 from $.588 per gallon for fiscal 1995, due to increased average propane selling prices.



    OPERATING EXPENSES. Operating expenses increased $.8 million, or 4.0%, to $21.0 million in fiscal 1996, as compared to $20.2 million in fiscal 1995. Most of this increase was related to increases in Coast's retail operations. Operating expense for the retail business segment increased by $.3 million, or 2.1%, to $12.1 million in fiscal 1996, as compared to $11.9 million in fiscal 1995. The majority of this increase was attributable to acquisitions and start-up operations in fiscal 1996 that experienced higher operating costs that, due to warmer weather, were not offset by added sales volumes. As a percentage of revenues, operating expenses decreased to 5.5% for fiscal 1996, as compared to 7.6% for fiscal 1995.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include corporate administration expenses) increased by $.1 million, or 2.4%, to $3.8 million for fiscal 1996, as compared to $3.7 million for fiscal 1995. The majority of this increase was attributable to normal salary increases and the addition of one staff position to assist with future acquisitions. As a percentage of revenues, general and administrative expenses decreased to 1.0% for fiscal 1996, as compared to 1.4% for fiscal 1995.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $.4 million, or 11.4%, to $4.2 million for fiscal 1996, as compared to $3.8 million for fiscal 1995. This increase was primarily attributable to the acquisition of North Star Fuel and Propane, Inc. in fiscal 1996 and the purchase of retail customer tanks.



    OPERATING INCOME. Operating income decreased by $.5 million, or 10.8%, to $4.0 million for fiscal 1996, as compared to $4.5 million for fiscal 1995. This decrease was primarily due to the decrease in retail gallons sold because of warmer than normal weather in most of Coast's retail marketing areas. As a percentage of revenues, operating income decreased to 1.1% for fiscal 1996, as compared to 1.7% for fiscal 1995.



    INTEREST EXPENSE. Interest expense increased by $.4 million, or 6.8%, to $5.5 million in fiscal 1996, as compared to $5.1 million for fiscal 1995. This increase was primarily due to an increase in borrowings under Coast's acquisition revolving line of credit in fiscal 1996 related to the purchase of North Star Fuel and Propane, Inc.



    NET LOSS. Coast had a net loss of $1.0 million for fiscal 1996, as compared to a net loss of $.4 million for fiscal 1995 before an extraordinary charge to income for the early retirement of debt (net of income


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taxes). The $.6 million greater loss in fiscal 1996 reflects the impact of the significantly warmer than normal weather and higher interest expenses.



    EBITDA. Total EBITDA decreased by $.1 million, or .7%, to 8.2 million for fiscal 1996, as compared to $8.3 million for fiscal 1995. Coast's retail EBITDA decreased by $.4 million, or 4.4%, to $9.2 million for fiscal 1996, as compared to $9.6 million for fiscal 1995. The warmer than normal weather in Coast's retail marketing areas in fiscal 1996 more than offset the positive impact of higher earnings from recent acquisitions and internal customer growth. As a percentage of revenues, total EBITDA decreased to 2.2% for fiscal 1996, as compared to 3.1% for fiscal 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.



    FISCAL YEAR ENDED JULY 31, 1995 COMPARED TO FISCAL YEAR ENDED JULY 31, 1994



    VOLUME. During fiscal 1995, Coast sold 301.4 million wholesale propane gallons, a decrease of 73.0 million gallons, or 19.5%, from the 374.4 million wholesale propane gallons sold for fiscal 1994. The decrease in wholesale volume was due to warmer than normal weather in Coast's wholesale marketing areas during fiscal 1995. Retail propane sales volumes increased by 5.7 million gallons, or 18.3%, to 36.6 million gallons for fiscal 1995, as compared to 30.9 million gallons for fiscal 1994. The increase in retail volume was primarily attributable to the consummation of two acquisitions in fiscal 1995, with annual sales of approximately .9 million gallons, the addition of new customers from internal growth and colder than normal weather during fiscal 1995 in Coast's retail marketing areas. The weather in Coast's areas of retail operations during fiscal 1995 was approximately 2% colder than normal for such areas. The weather in Coast's areas of retail operations during fiscal 1994 was approximately 5% warmer than normal for such areas.



    REVENUES. Revenues increased by $23.8 million, or 9.8%, to $266.8 million for fiscal 1995, as compared to $243.0 million for fiscal 1994. The increase in sales primarily reflects increased natural gas liquids sales in Coast's natural gas procurement and marketing operations. Retail sales revenues increased by $5.8 million, or 17.5%, to $38.9 million for fiscal 1995, as compared to $33.1 million for fiscal 1994. This increase was primarily attributable to the addition of new customers from both acquisitions and internal growth, and weather for fiscal 1995 that was colder than normal in Coast's retail marketing areas.



    COST OF PRODUCT SOLD. Cost of product sold increased by $19.9 million, or 9.3%, to $234.5 million for fiscal 1995, as compared to $214.6 million for fiscal 1994. This increase primarily reflects the increase in the cost of wholesale sales. Cost of retail propane sold increased by $2.1 million, or 13.8%, to $17.4 million for fiscal 1995, as compared to $15.3 million for fiscal 1994. The increase was primarily attributable to an increase in retail gallons sold for fiscal 1995. The cost per gallon of propane for the retail business decreased from $.458 in fiscal 1994 to $.443 in fiscal 1995, reflecting lower national demand. As a percentage of revenues, cost of product sold decreased to 87.9% for fiscal 1995, as compared to 88.3% for fiscal 1994.



    GROSS PROFIT. Gross profit increased by $4.0 million, or 13.9%, to $32.3 million for fiscal 1995, as compared to $28.3 million for fiscal 1994. Most of the increase in gross profit was attributable to the retail business, in which gross profit increased by $3.7 million, or 20.6%, to $21.5 million for fiscal 1995, as compared to $17.8 million for fiscal 1994. This increase was primarily due to an increase in sales volume resulting from acquisitions, internal growth and colder weather in Coast's retail marketing areas. The increase in gross profit attributable to an increase in retail gallons sold was $3.4 million. The remaining increase was due to the increase in the gross profit per retail gallon, as well as increases in gross profit from other sales. Gross profit per retail gallon increased by $.011, or 1.9%, to $.588 per gallon for fiscal 1995, as compared to $.577 per gallon for fiscal 1994, due to lower product costs on a per-gallon basis.


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

    OPERATING EXPENSES. Operating expenses increased by $2.5 million, or 13.9%, to $20.2 million for fiscal 1995, as compared to $17.8 million for fiscal 1994. This increase was primarily related to Coast's retail operations, where operating expenses increased by $2.0 million, or 19.8%, to $11.9 million for fiscal 1995, as compared to $9.9 million for fiscal 1994. The majority of this increase was attributable to acquisitions and internal growth and related customer service and delivery expenses. As a percentage of revenues, operating expenses increased to 7.6% for fiscal 1995, as compared to 7.3% for fiscal 1994.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include corporate administrative expenses) increased by $.2 million, or 8.2%, to $3.7 million for fiscal 1995, as compared to $3.5 million for fiscal 1994. This increase was primarily attributable to increased salaries and employee medical and disability insurance expenses. As a percentage of revenues, general and administrative expenses remained relatively constant for fiscal 1995 and 1994.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $.5 million, or 15.3%, to $3.8 million for fiscal 1995, as compared with $3.3 million for fiscal 1994, largely as a result of increased ownership of tanks, trucks and customer lists as a result of acquisitions and internal growth.



    OPERATING INCOME. Operating income increased by $.7 million, or 18.0%, to $4.5 million for fiscal 1995, as compared to $3.8 million for fiscal 1994. The increase was primarily due to increased sales as a result of acquisitions and internal growth. As a percentage of revenues, operating income increased to 1.7% for fiscal 1995, as compared to 1.6% for fiscal 1994.



    INTEREST EXPENSE. Interest expense increased by $1.1 million, or 27.1%, to $5.1 million for fiscal 1995, as compared to $4.0 million for fiscal 1994, primarily due to an increase in borrowings under Coast's operating line of credit in fiscal 1995 related to acquisitions and increases in the interest rate on borrowings.



    NET LOSS. Coast had a net loss of $.4 million for fiscal 1995 before an extraordinary charge to income for early retirement of debt (net of income taxes), as compared to a net loss of $.2 million for fiscal 1994. The increased loss was primarily due to higher interest expenses related to increases in the interest rate on borrowings.



    EBITDA. EBITDA increased $1.2 million, or 16.8%, to $8.3 million for fiscal 1995, as compared to $7.1 million for fiscal 1994. This increase primarily reflects the benefit of colder weather in Coast's retail marketing areas, partially offset by warmer weather in Coast's wholesale markets. Coast's retail EBITDA increased by $1.7 million, or 21.7%, to $9.6 million in fiscal 1995, as compared to $7.9 million in fiscal 1994. The increase in retail volumes is attributable primarily to internal growth, acquisitions and favorable weather conditions. As a percentage of revenues, EBITDA increased to 3.1% for fiscal 1995, as compared to 2.9% for fiscal 1994. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.


LIQUIDITY AND CAPITAL RESOURCES

    CASH FLOWS


    Cash provided by operating activities during the three months ended October 31, 1996 was $.2 million. Cash flow from operations included a net loss of $.9 million, largely offset by non-cash charges of $.8 million for the period, comprised principally of depreciation and amortization expense. The impact of working capital changes increased cash flow by approximately $.4 million.


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

    Cash provided by operating activities during fiscal 1996 was $7.2 million. Cash flow from operations included a net loss of $1.0 million offset by non-cash charges of $3.7 million for the period, consisting principally of depreciation and amortization expense. The impact of working capital changes increased cash flow from operations by approximately $4.4 million.



    Cash used in investment activities for the three months ended October 31, 1996 totalled $.6 million, which was principally used for additions to plant and equipment. Cash provided by financing activities was $3.6 million for the three months ended October 31, 1996. This amount reflects borrowings under Coast's revolving credit line of $4.6 million, partially offset by principal payments on existing bank notes, capital lease obligations and other notes payable in the amount of $1.0 million.


    Cash used in investment activities for fiscal 1996 totalled $5.6 million, including $3.0 million of capital expenditures associated with the acquisition of North Star Fuel and Propane, Inc. Coast incurred approximately $2.5 million of capital expenditures in connection with its internal growth programs and $.5 million for purchases of property and equipment in the ordinary course of business. Coast has budgeted maintenance capital expenditures for fiscal 1997 of approximately $.5 million, subject to the availability of cash and other financing sources.


    Cash required by financing activities was $4.4 million for fiscal 1996. This amount reflects $1.2 million in capital lease obligations to finance purchases of tanks, offset by $1.2 million in principal payments under Coast's existing credit facility and $4.4 million in principal payments on acquisition notes, capital lease obligations and other notes payable.


    FINANCING AND SOURCES OF LIQUIDITY


    In fiscal 1995, Coast Gas, Inc., the wholly owned operating subsidiary of Coast, entered into a credit facility with Bank of America consisting of a reducing revolving credit facility in the amount of up to $23.0 million and bank term notes in the original amount of up to $15.0 million. The maximum amount of the reducing revolving credit facility is fixed at $23.0 million until May 1, 1997, at which point it begins decreasing annually to $16.0 million on May 1, 2000 and matures on September 14, 2000. The revolving and term loans, at the election of Coast Gas, Inc., bear interest at the Bank of America prime rate plus 1.50% or LIBOR plus 2.75% per annum. The credit facility contains customary financial and performance covenants. Coast's obligations under the credit facility are collateralized by all of the personal property and fixtures of Coast Gas, Inc. and its subsidiary and a pledge of the capital stock of Coast Gas, Inc. and its subsidiary. Concurrently, Coast Gas, Inc. issued $15.0 million in unsecured senior subordinated notes with a fixed interest rate of 12.50% per annum. Coast also has a $20.0 million letter of credit line for its wholesale operations.



    As of October 31, 1996, the total outstanding indebtedness under Coast's credit facility was approximately $17.7 million. The oustanding balance under the credit facility represents an increase of $4.6 million since July 31, 1996, primarily due to purchases of customer tanks, capital expenditures, payments on term notes and working capital charges. It is expected that, at the closing of this offering, Coast's credit facility and the subordinated notes will be repaid in full from the proceeds of this offering and will be terminated, and all security interests related thereto will be released.



    Coast's principal operating cash requirements relate to maintenance capital expenditures (currently budgeted at $.5 million for fiscal 1997) and funds for acquisitions and start-up operations, if any.


DESCRIPTION OF INDEBTEDNESS

DESCRIPTION OF SENIOR SECURED NOTES


    Concurrently with this offering, the Operating Partnership will issue $220 million aggregate principal amount of Notes in a private placement to institutional investors. The following is a summary of the anticipated material terms of the Notes, all of which will be issued pursuant to a Note Agreement (the

"Note Agreement"), a form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Note Agreement.


    The Operating Partnership's obligations under the Note Agreement and the Notes will be secured, on an equal and ratable basis with its obligations under the Bank Credit Facility, by a first priority security interest in the Operating Partnership's inventory, accounts receivable, certain customer storage tanks and the capital stock of each subsidiary of the Operating Partnership that is designated as a Restricted Subsidiary under the terms of (and as defined in) the Note Agreement. The Notes will rank pari passu with the Bank Credit Facility. The Notes will bear interest at an annual rate of 7.53%, payable semi-annually in arrears. The Notes will mature 14 years from the date of issuance. The Notes provide for eight equal mandatory repayments of the principal payable annually beginning at the end of the seventh year after their issuance. The Notes may be prepaid at any time, at the option of the Operating Partnership, and under certain circumstances following the disposition of assets or the sale of equity interests of Restricted Subsidiaries may be required to be prepaid, in whole or in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest and the Yield Maintenance Amount (as defined in the Note Agreement). The Yield Maintenance Amount generally will be equal to the excess of (i) the present value of the remaining interest and principal payments on the Notes, as determined using a discount rate equal to the yield on the U.S. Treasury obligation having a maturity date corresponding to the then remaining weighted average life of the Notes being prepaid plus a spread of 50 basis points, (ii) over the principal amount of the Notes plus accrued and unpaid interest.



    The Note Agreement contains customary covenants applicable to the Operating Partnership and its Restricted Subsidiaries, including limitations (with certain exceptions) on the ability of the Operating Partnership and its Restricted Subsidiaries to, among other things, incur additional indebtedness, create liens, make investments and loans, enter into mergers, consolidations or sales of all or substantially all assets and make asset sales.



    The Note Agreement also provides that in general the Operating Partnership will not, directly or indirectly, make any Restricted Payment (as defined in the Note Agreement and including distributions to the Partnership), except that the Operating Partnership may make a Restricted Payment during each fiscal quarter, if: (a) the amount of such Restricted Payment, together with all other Restricted Payments during such quarter, does not exceed Available Cash (as defined in the Note Agreement) with respect to the immediately preceding quarter; (b) no matured default (or unmatured interest payment default) exists before such Restricted Payment or after giving effect thereto; and (c) the pro forma ratio of Consolidated Cash Flow to Consolidated Interest Expense (as such terms are defined in the Note Agreement) is equal to or greater than 1.75 for the period of four fiscal quarters immediately preceding the date of such Restricted Payment. The Note Agreement provides that in the quarter preceding a quarter in which an interest payment is to be made on the Notes, Available Cash is required to reflect a reserve equal to 50% of the interest to be paid on the Notes and on certain other indebtedness of the Operating Partnership. In addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the Notes, Available Cash is required to reflect a reserve equal to 25%, 50% and 75%, respectively, of the principal amount to be repaid on such payment date and on certain other indebtedness of the Operating Partnership.



    The Partnership believes that upon the closing of this offering, after giving pro forma effect to the Transactions, the Operating Partnership would be in compliance with all the restrictive and affirmative covenants under the Notes.



    In the event of a Change of Control (as defined in the Note Agreement), the holders of the Notes will have the right, but not the obligation, to put the Notes back to the Operating Partnership at 101% of the principal amount thereof plus accrued and unpaid interest.



    If an event of default exists on the Notes, the holders of Notes may accelerate the maturity of the Notes and exercise other rights and remedies. Events of default include (a) failure to pay any principal or premium when due, or interest within five days of when due, on the Notes, (b) failure to perform or otherwise comply with covenants in the Note Agreement, (c) default by the Operating Partnership or any Restricted Subsidiary under certain other indebtedness if such default concerns the payment of princpal, premium or interest or the effect of such default is to cause the acceleration of such indebtedness, (d) certain unsatisfied final judgments and (e) various bankruptcy or insolvency events involving the Managing General Partner, the Operating Partnership or any Restricted Subsidiary.


DESCRIPTION OF THE BANK CREDIT FACILITY


    Concurrently with this offering, the Operating Partnership will enter into the Bank Credit Facility with a group of commercial banks. The following is a summary of the anticipated material terms of the Bank Credit Facility, the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Bank Credit Facility.



    The Bank Credit Facility consists of a $75.0 million Acquisition Facility and a $50.0 million Working Capital Facility. The Operating Partnership's obligations under the Bank Credit Facility will be secured, on an equal and ratable basis with its obligations under the Notes, by a first priority security interest in the Operating Partnership's inventory, accounts receivable, certain customer storage tanks and the capital stock of each Restricted Subsidiary. The Bank Credit Facility will rank pari passu with the Notes. The Bank Credit Facility will bear interest at a rate based upon either an interbank offered rate plus a margin or a base rate plus a margin.



    The Working Capital Facility will mature three years from the closing of this offering. The Bank Credit Facility provides that there must be no amount outstanding under the Working Capital Facility (excluding letters of credit) in excess of $10.0 million for at least 30 consecutive days during each fiscal year. The Acquisition Facility will revolve for three years, after which time any outstanding loans thereunder will amortize quarterly for a period of four years thereafter.



    The Bank Credit Facility contains negative covenants and default provisions generally similar to those contained in the Note Agreement. In addition, the Bank Agreement contains covenants requiring the Operating Partnership (i) to maintain a ratio of Total Funded Indebtedness to Consolidated Cash Flow (as such terms are defined in the Bank Credit Facility) of not greater than 4.75 to 1.00 from closing through the end of the first year after the closing, 4.50 to 1.00 from the beginning of, and through the second year after, the closing, and 4.25 to 1.00 thereafter, (ii) to maintain a ratio of Consolidated Cash Flow to Consolidated Interest Expense (as such terms are defined in the Bank Credit Facility) of at least 2.00 to 1.00 from closing through the end of the first year after the closing, 2.25 to 1.00 from the beginning of, and through the second year after, the closing, and 2.50 to 1.00 thereafter, and (iii) limit payments on operating expenses to an amount not to exceed $15.0 million in any fiscal year.



CAPITAL EXPENDITURES AND COMMITMENTS



    The Partnership has budgeted maintenance capital expenditures for fiscal 1997 of approximately $3.5 million. In addition, the Partnership intends to continue to pursue growth through acquisitions, internal growth and start-ups. The Partnership expects to fund these expenditures from cash flow from operations or from additional borrowings under the Bank Credit Facility.



LITIGATION AND OTHER CONTINGENCIES



    For a description of certain litigation and other contingencies of the Partnership, see "Business and Properties -- Litigation and Other
Contingencies."


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
EFFECTS OF INFLATION


    In general, inflation has not had any significant impact on the Partnership in recent years and changes in propane prices, in particular, have been dependent on factors generally more significant than inflation, such as weather and availability of supply. However, to the extent inflation affects the amounts the Partnership pays for propane as well as operating and administrative expenses, the Partnership attempts to limit the effects of inflation by passing on propane cost increases to customers in the form of higher selling prices to the extent it can do so, as well as through cost controls and productivity improvements. As such, inflation has not had a material adverse effect on the Partnership's profitability, and the Partnership does not believe normal inflationary pressures will have a material adverse effect on future results of operations of the Partnership.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership is required to adopt SFAS No. 121 in fiscal year 1997. The initial adoption of this statement is not expected to have a material impact on the Partnership's operating results or financial condition.


    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This statement establishes a fair value-based method of accounting for stock-based compensation plans (including compensation plans based on interests in partnerships). It also encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based upon the price of its stock or other equity instruments. The Partnership is required to adopt this statement in fiscal year 1997. The adoption of this statement is not expected to have a material impact on the Partnership's operating results or financial condition.

                            BUSINESS AND PROPERTIES

GENERAL


    The Partnership believes that, upon consummation of the Transactions, it will be the fifth largest retail marketer of propane in the United States in terms of volume, serving more than 360,000 residential, commercial, industrial and agricultural customers from 312 customer service centers in 26 states. The Partnership was recently formed to own and operate the propane business and assets of Synergy, Empire Energy, Myers and Coast. The Partnership's operations are concentrated in the east coast, south-central and west coast regions of the United States. For the fiscal year ended June 30, 1996, the Partnership had combined retail propane sales of approximately 235 million gallons and pro forma EBITDA of approximately $54.9 million.



    The Partnership believes that it is well positioned to compete successfully in the propane business for the following reasons: (i) management's experience in generating profitable growth at its customer service centers by fostering an entrepreneurial approach by local managers; (ii) the Partnership's large national and geographically diversified operations, which the Partnership believes will reduce the effects of adverse weather conditions in any one region on EBITDA and allow it to achieve economies of scale; (iii) the significant proportion of the Partnership's retail sales that is made to residential customers, which are generally more profitable than sales to other customers;
(iv) management's experience in identifying, evaluating and completing both small and large acquisitions; (v) the Partnership's substantial national wholesale supply and logistics business, which provides it with a national presence and a relatively secure source of propane to support the service goals of its customer service centers; (vi) the Partnership's centralized administrative systems that will enable local managers to focus on customer service and growth; and (vii) the Partnership's relationship with Northwestern Growth, which has proven experience in the energy distribution business and in the acquisition and growth of propane businesses. Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. Further, variations in the weather or the economy in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations.


BUSINESS STRATEGY


    The principal elements of the Partnership's business strategy are to (i) extend and refine the existing service orientation of the Combined Operations,
(ii) continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers, (iii) enhance the profitability of its existing operations by integrating the Combined Operations, implementing entrepreneurially oriented local manager incentive programs, where appropriate, and continuing to centralize administrative systems and (iv) capitalize on the Partnership's national wholesale supply and logistics business.



    FOCUS ON CUSTOMER SERVICE. The Partnership seeks to be recognized in the marketplace as the most customer service-oriented propane supplier. Although propane is a commodity product, the Partnership believes that it will be able to distinguish itself from the competition by providing reliable and timely delivery of propane at competitive prices. The Partnership believes that establishing and clearly communicating standards of service and performance expectations at all levels of the Combined Operations, and rewarding its employees accordingly, will enable the Partnership to achieve its service goals. Management has instituted incentive programs at existing Coast customer service centers targeted to fostering an entrepreneurial environment at the customer service center level. These programs provide substantial rewards to local managers for managing service-oriented and profitable operations. The


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Partnership intends to expand such incentive programs to additional customer service locations included in the Combined Operations, where appropriate.



    CONTINUED BALANCED GROWTH. The Partnership intends to continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers. Acquisitions will be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth in the forseeable future. The Partnership believes that the fragmented nature of the retail propane industry provides significant opportunities for growth through strategic acquisitions. Industry sources indicate that there are over 8,000 retail propane operations in the United States, of which the ten largest account for approximately 33% of industry volumes. The Partnership's acquisition strategy will concentrate on companies that have one or more of the following characteristics: (i) locations in areas serviced by the Partnership that may be combined with existing operations, providing greater economies of scale at the customer service center level, (ii) a recent record of growth and a local reputation for quality service, (iii) locations in areas that are relatively colder and (iv) operations with a relatively high proportion of sales to the more profitable residential customer segment. As part of its acquisition program, the Partnership generally expects to retain the name and identity of the acquired entity, which the Partnership believes will preserve the goodwill of the acquired business and promote continued local customer loyalty. Upon consummation of the Transactions, the Partnership's ability to make acquisitions will be facilitated by the availability of the Acquisition Facility and the ability to fund acquisitions through the issuance of additional limited partner interests. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businessses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition.



    In the ordinary course of their businesses, Northwestern Growth, Synergy, Empire Energy and Coast engage in discussions regarding the possible acquisition of propane businesses. Since September 30, 1996, Northwestern Growth has purchased, for an aggregate price of approximately $2.2 million, propane businesses having aggregate annual retail propane sales of approximately 1.0 million gallons and has entered into a letter of intent for the purchase of one other business having annual retail propane sales of approximately 1.0 million gallons. All of these businesses, which are located in or near Coast's current retail markets, will be contributed to the Partnership in connection with the Transactions. Although the companies comprising the Combined Operations continue to pursue acquisition opportunities, none of them currently has under negotiation any additional acquisitions.



    In addition to pursuing growth through acquisitions, the Partnership will continue to focus on internal growth at its existing customer service centers. The Partnership will seek to achieve internal growth by, among other things, providing superior service and instituting programs that encourage employees, existing customers and local real estate agents and contractors to refer new accounts. This strategy will be implemented primarily through the Partnership's incentive programs that will reward local managers for managing service-oriented and profitable operations.



    In some instances, the Partnership may identify a market that has one or more of the characteristics that would make it attractive for an acquisition but in which there are no attractive available acquisition candidates. In certain of these cases, the Partnership may seek to penetrate the market by establishing a new customer service center. The Partnership believes that it can successfully initiate these start-up operations in attractive markets by identifying and hiring local managers with proven propane service experience and establishing programs that reward service-oriented and profitable operations and that allow the managers to share in the growth of the business.


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    ENHANCE PROFITABILITY OF ITS EXISTING OPERATIONS.  The Partnership believes that it can enhance the profitability of its customer service centers by integrating the Combined Operations, reducing inefficiencies in areas where there is a geographic overlap of services and implementing "best practices" and management incentive programs throughout the Partnership's operations. As part of its plans to integrate the Combined Operations, the Partnership intends to consolidate and centralize ongoing administrative functions and systems, which should enable local managers to devote their time to providing customer service and achieving other performance goals. In addition, the Partnership believes it can improve efficiencies in areas where there is a geographic overlap of services provided by customer service centers. The Partnership's management has identified effective operating programs and strategies currently used by one of the constituent companies but not currently in use by one or more of the others. The Partnership believes that the implementation of these "best practices" throughout the Combined Operations will improve customer retention, foster expansion of its customer base and create operating efficiencies and cost savings opportunities. Furthermore, the Partnership believes that instituting management incentive programs, where appropriate, and fostering an entrepreneurial approach at additional customer service centers will give managers the incentive to increase such customer service centers' profitability.



    CAPITALIZE ON NATIONAL SUPPLY AND LOGISTICS BUSINESS. The Partnership has a national wholesale propane supply and logistics business with sales of approximately 226 million gallons in fiscal 1996. The Partnership believes that this business provides it with a reasonably secure, competitively priced and efficient supply base to support the service goals of its existing customer service centers. In addition, the Partnership believes its wholesale and logistics business positions it well for expansion through acquisitions or start-up operations in new markets. As part of its wholesale business, the Partnership also provides product supply and financial and technical assistance to certain small independent retailers. While these arrangements provide some economic return to the Partnership, the Partnership believes their greater value lies in the resulting relationships, which position the Partnership to acquire such businesses in the event they become available for purchase.


TRANSACTION BACKGROUND

    Northwestern Growth is a wholly owned subsidiary of NPS, a New York Stock Exchange-listed energy distribution company. Northwestern Growth was formed in 1994 to pursue and manage nonutility investments and development activities for NPS, with a primary focus on growth opportunities in the energy, energy equipment and energy services industries.


    To capitalize on the growth and consolidation opportunities in the propane distribution market, in August 1995, Northwestern Growth, through its subsidiary, Synergy, acquired SGI, then the sixth largest retail marketer of propane in the United States. SGI has been in the retail propane distribution business since 1969. At the time of the acquisition, SGI maintained 152 retail branches serving approximately 200,000 customers in 23 states in the east and south-central regions of the United States. In conjunction with the acquisition of SGI, Synergy sold 38 retail propane locations to Empire Energy pursuant to the Empire Acquisition of Certain Synergy Assets. The transaction represented a net cash investment by Northwestern Growth of approximately $105 million, after the sale of such retail outlets. Following the acquisition of SGI, Northwestern Growth acquired four smaller propane companies, which have aggregate annual retail propane sales of approximately four million gallons.



    In December 1995, NPS acquired Myers, located in Sandusky, Ohio, for consideration of approximately $4.8 million. As of the time of the acquisition, Myers served approximately 5,000 customers within a radius of approximately 50 miles around Sandusky. Myers has annual retail propane sales of approximately six million gallons.



    In October 1996, Northwestern Growth acquired Empire Energy, then the eighth largest retail marketer of propane in the United States. Such transaction involved total consideration of approximately $120 million. Empire Energy was formed in June 1994 as a result of the Split-Off from Empire Gas, which


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was founded in 1963. As a result of the Split-Off, Empire Energy acquired 133 of the 284 Empire Gas retail locations. As of September 30, 1996, Empire Energy's operations consisted of 157 retail locations in 10 states, primarily in the midwest and southeast regions of the United States, including the 38 retail propane locations acquired by Empire Energy from Synergy described above.



    In September 1996, Northwestern Growth entered into a Stock Purchase and Merger Agreement with Coast, CGI Acquisition Corporation and the holders of Coast's preferred stock to acquire Coast, currently the 18th largest retail marketer of propane in the United States with retail operations primarily concentrated in the west coast region of the United States. Such acquisition will be consummated immediately prior to the consummation of this offering. The Coast Merger involves total consideration of approximately $97.0 million, subject to working capital and capital expenditure adjustments. A key component of Northwestern Growth's strategy has been to assemble an experienced management team with a strong track record of growing and managing diversified propane operations. Following the consummation of the Transactions, the senior executives who currently manage Coast will manage the Partnership as the senior executives of the Managing General Partner. Under this management team, Coast's annual retail sales have grown from approximately seven million gallons in fiscal 1986 to approximately 35 million gallons in fiscal 1996. In addition, Coast's annual wholesale propane sales have grown during the same period from approximately 45 million gallons to 226 million gallons. Coast's management has accomplished this growth through a balanced strategy of acquisitions, internal growth and start-ups. There can be no assurance, however, that Coast's management team will be able to achieve similar growth in the Partnership's business.


INDUSTRY BACKGROUND AND COMPETITION


    Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises. Retail propane use falls into four broad categories: (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. Other retail uses include motor fuel for cars and trucks, outdoor cooking and other recreational uses, propane resales and sales to state and local governments. In its wholesale operations, the Partnership sells propane principally to large industrial end-users and other propane distributors.


    Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Like natural gas, propane is a clean burning fuel and is considered an environmentally preferred energy source.


    Based upon information provided by the Energy Information Administration, propane accounts for approximately three to four percent of household energy consumption in the United States. Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as a substitute for natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Historically, the expansion of natural gas into traditional propane markets has been inhibited by the capital costs required to expand pipeline and retail distribution systems. Although the extension of natural gas pipelines tends to displace propane


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
distribution in areas affected, the Partnership believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.


    In addition to competing with alternative energy sources, the Partnership competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Based on industry publications, the Partnership believes that the domestic retail market for propane is approximately 9.2 billion gallons annually, that the 10 largest retailers, including the Partnership, account for approximately 33% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of the Partnership's customer service centers compete with five or more marketers or distributors. Each customer service center operates in its own competitive environment, because retail marketers tend to locate in close proximity to customers. The Partnership's customer service centers generally have an effective marketing radius of approximately 25 to 50 miles, although in certain rural areas the marketing radius may be extended by a satellite location.



    The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. The Partnership also believes that its service capabilities and customer responsiveness differentiate it from many of these smaller competitors. The Partnership's employees are on call 24 hours a day and seven days a week for emergency repairs and deliveries.



    The wholesale propane business is highly competitive. For fiscal year 1996, the Partnership's wholesale propane operations accounted for 49% of combined total propane volumes but less than 6% of pro forma gross profit. The Partnership believes that its wholesale business provides it with a national presence and a reasonably secure, efficient supply base, and positions it well for expansion through acquisitions or start-up operations in new markets.


PRODUCTS, SERVICES AND MARKETING

    The Partnership is principally engaged in (i) the retail distribution of propane for residential, commercial, industrial, agricultural and other retail uses, (ii) the wholesale marketing and distribution of propane and natural gas liquids to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets, (iii) the repair and maintenance of propane heating systems and appliances and (iv) the sale of propane-related supplies, appliances and other equipment.


    As of September 30, 1996, the Partnership's retail operations consisted of 312 customer service centers in 26 states. The Partnership's operations are concentrated primarily in the east coast, south-central and west coast regions of the United States. The Partnership serves more than 360,000 active customers. Propane sales generally peak during the six-month heating season from October through March, as many customers use propane for heating purposes. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of its pro forma EBITDA were attributable to sales during the six-month heating season of October through March. As a result of this seasonality, the Partnership's sales and operating profits are concentrated in its second and third fiscal quarters. Cash flows from operations, however, are greatest from November through April when customers pay for propane purchased during the six-month peak season. To the extent the Managing General Partner deems appropriate, the Partnership may reserve cash from these periods for distribution to Unitholders during periods with lower cash flows from operations.


    Typically, customer service centers are found in suburban and rural areas where natural gas is not readily available. Generally, such locations consist of a one to two acre parcel of land, an office, a small

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

warehouse and service facility, a dispenser and one or more 18,000 to 30,000 gallon storage tanks. Propane is generally transported from refineries, pipeline terminals, leased storage facilities and coastal terminals by rail or truck transports to the Partnership's customer service centers, where it is unloaded into the storage tanks. In order to make a retail delivery of propane to a customer, a bobtail truck is loaded with propane from the storage tank. Propane is then pumped from the bobtail truck, which generally holds 2,500 to 3,000 gallons of propane, into a stationary storage tank on the customer's premises. The capacity of these customer tanks ranges from approximately 100 gallons to 1,200 gallons, with a typical tank having a capacity of 100 to 300 gallons in milder climates and from 500 to 1,000 gallons in colder climates. The Partnership also delivers propane to retail customers in portable cylinders, which typically have a capacity of 5 to 35 gallons. When these cylinders are delivered to customers, empty cylinders are picked up for refilling at the Partnership's distribution locations or are refilled in place. The Partnership also delivers propane to certain other bulk end users of propane in tractor trailers known as transports, which have an average capacity of approximately 10,500 gallons. End users receiving transport deliveries include industrial customers, large-scale heating accounts and large agricultural accounts.


    The Partnership encourages its customers to implement a regular delivery schedule by, in some cases, charging extra for non-scheduled deliveries. Most of the Partnership's residential customers receive their propane supply pursuant to an automatic delivery system which eliminates the customer's need to make an affirmative purchase decision and allows for more efficient route scheduling and maximization of volumes delivered. From its customer service locations, the Partnership also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances.


    Retail propane use falls into four broad categories: (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. On a combined basis during fiscal 1996, the Partnership sold approximately 235 million gallons of propane to retail customers and 226 million gallons of propane to wholesale customers. Approximately 57.8% of the retail gallons was sold to residential customers, 25.9% was sold to industrial and commercial customers, 13.1% was sold to agricultural customers, and 3.2% was sold to all other retail users. Sales to residential customers in fiscal 1996 accounted for 29.5% of total gallons (including wholesale gallons) sold, but approximately 67.0% of the Partnership's gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than other retail markets served by the Partnership. Industrial and commercial sales accounted for 18.7% of the Partnership's gross profit from propane sales for fiscal 1996, agricultural sales accounted for 6.1% and all other retail sales accounted for 2.8%. Sales to wholesale customers contributed the remaining 5.4% of gross profit from propane sales. No single retail customer accounted for more than 1% of the Partnership's revenues during fiscal 1996.



    The propane business is very seasonal, with weather conditions significantly affecting demand for propane. The Partnership believes that the geographic diversity of its areas of operations helps to minimize its exposure to regional weather. Although overall demand for propane is affected by weather, changes in price and other factors, the Partnership believes its residential business to be relatively stable due to the following characteristics: (i) residential demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases by the Partnership's residential customers, (ii) loss of customers to competing energy sources has been low, (iii) the Partnership's customers tend to remain with the Partnership due to a regular delivery schedule and the Partnership's ownership of approximately 73% of the storage tanks used by its customers and (iv) the Combined Operations have been able to more than offset customer losses through internal growth of their customer bases in existing markets. Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which the Partnership operates, however, can significantly affect the total volumes of propane sold by the Partnership and the margins realized thereon and, consequently, the Partnership's results of operations. The Partnership believes that sales to the commercial and industrial markets, while


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
affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.


    In addition to its core retail operations, the Partnership is also engaged in the wholesale marketing of propane to independent dealers, major interstate marketers and the chemical and petrochemical industries. The Partnership participates to a lesser extent in the marketing of other natural gas liquids, the processing and marketing of natural gas and the gathering of crude oil. The Partnership either owns or has contractual rights to use transshipment terminals, rail cars, long-haul tanker trucks, pipelines and storage capacity. The Partnership believes that its wholesale marketing and processing activities position it to achieve product cost advantages and to avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.


PROPANE SUPPLY AND STORAGE


    The Partnership's propane supply is purchased from oil companies and natural gas processors at numerous supply points located in the United States and Canada. Most of the propane purchased by the Partnership in fiscal 1996 was purchased pursuant to agreements with terms of less than one year, but the percentage of contract purchases may vary from year to year as determined by the Partnership. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major delivery points. Most of these agreements provide maximum and minimum seasonal purchase guidelines. In addition, the Partnership makes purchases on the spot market from time to time to take advantage of favorable pricing. The Partnership receives its supply of propane predominantly through railroad tank cars and common carrier transport.



    Supplies of propane from the Partnership's sources historically have been readily available. In fiscal 1996, Warren Gas Liquids was the Partnership's largest supplier providing approximately 12.8% of the Partnership's total propane supply for its retail and wholesale operations (excluding propane obtained from the Partnership's natural gas processing operations). The Partnership believes that if supplies from Warren Gas Liquids were interrupted, it would be able to secure adequate propane supplies from other sources without a material disruption of its operations. Aside from Warren Gas Liquids, no single supplier provided more than 10% of the Partnership's domestic propane supply in fiscal 1996. Although no assurance can be given that supplies of propane will be readily available in the future, the Partnership expects a sufficient supply to continue to be available. However, increased demand for propane in periods of severe cold weather, or otherwise, could cause future propane supply interruptions or significant volatility in the price of propane.



    The market price of propane is subject to volatile changes as a result of supply or other market conditions over which the Partnership will have no control. Since it may not be possible to pass rapid increases in the wholesale cost of propane on to customers immediately, such increases could reduce the Partnership's gross profits. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. The Partnership engages in hedging of product cost and supply through common hedging practices. The Partnership also engages in the trading of propane, natural gas, crude oil and other commodities in amounts that have not had and are not expected to have a material effect on the Partnership's financial condition or results of operations.


    The Partnership has from time to time leased space in storage facilities to take advantage of supply purchasing opportunities as they have occurred, and the Partnership believes that it will have adequate third party storage to take advantage of such opportunities in the future. Access to storage facilities will allow the Partnership, to the extent it may deem it desirable, to buy and store large quantities of propane during periods of low demand, which generally occur during the summer months, thereby helping to ensure a more secure supply of propane during periods of intense demand or price instability.

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
PRICING POLICY


    The Partnership expects to rely on customer service center managers to set prices based on prevailing local market conditions and product cost within a pre-established gross margin framework developed jointly by senior management and local service center managers. The Partnership will regularly assess how each customer service center manager's pricing policy affects the service center's margins and discuss alternative pricing strategies to improve margins with the service center managers. In most situations, the Partnership believes that its pricing methods will permit the Partnership to respond to changes in supply costs in a manner that protects the Partnership's gross margins and customer base.


BILLING AND COLLECTION PROCEDURES


    Customer billing will be centralized, allowing the Partnership to achieve efficiencies and reduce the time spent by local managers on billing, while customer account collection responsibilities will be retained at the service center level. The Partnership provides service center managers with weekly and monthly aging reports of accounts receivable and discusses the reports with customer service center managers on a regular basis. The Partnership believes that its decentralized approach to account collection is beneficial for several reasons: (i) the customer is more apt to pay a "local" business; (ii) cash payments are forwarded to lock boxes that are swept daily; and (iii) district personnel have a current account status available to them at all times to answer customer inquiries.


PROPERTIES


    As of September 30, 1996, the Partnership operated bulk storage facilities with total propane storage capacity of approximately 21 million gallons, substantially all of which was above-ground and all of which was owned by the Partnership. The Partnership does not own, operate or lease any underground propane storage facilities (excluding customer and local distribution tanks) or pipeline transportation assets (excluding local delivery systems). In addition, as of September 30, 1996, the Partnership operated 312 customer service centers.



    The transportation of propane requires specialized equipment. The trucks and railroad tank cars utilized for this purpose carry specialized steel tanks that maintain the propane in a liquified state. As of September 30, 1996, the Partnership owned a fleet of 39 transport truck tractors, 63 transport trailers, 917 bobtail trucks and 1,004 other delivery and service vehicles. As of such date, the Partnership owned, and customers leased, approximately 268,000 customer storage tanks with typical capacities of 120 to 1,000 gallons.



    The Partnership believes that it has satisfactory title to or valid rights to use all of its material properties. Some of such properties are subject to liabilities and leases, liens for taxes not yet due and payable, and immaterial encumbrances, easements and restrictions, although the Partnership does not believe that any such burdens will interfere with the continued use of such properties by the Partnership to an extent material to its business, taken as a whole. In addition, the Partnership believes that it has or is in the process of obtaining all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or is in the process of obtaining all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of the Partnership's properties or the operations of its business.


TRADEMARKS AND TRADENAMES


    The Partnership utilizes a variety of trademarks, including "Synergy Gas" and its related design, which the Partnership owns, and "Empire Gas" and its related design, which the Partnership has the right to use, and tradenames, including "Coast Gas." The Partnership generally expects to retain the names and identities of acquired entities, which the Partnership believes preserves the goodwill of the acquired business and promotes continued local customer loyalty. The Partnership regards its trademarks,


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
tradenames and other proprietary rights as valuable assets and believes that they have significant value in the marketing of its products.

GOVERNMENT REGULATION


    The Partnership is subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act, the Clean Water Act and comparable state statutes. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a "hazardous substance" into the environment. Propane is not a hazardous substance within the meaning of CERCLA. However, automotive waste products, such as waste oil, generated by the Partnership's truck fleet, as well as "hazardous substances" disposed of during past operations by third parties on the Partnership's properties, could subject the Partnership to liability under CERCLA. Such laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. In addition, liquid petroleum products, such as gasoline and diesel fuel, are handled at some of the Partnership's properties. Leaks of such materials from underground storage tanks are regulated pursuant to RCRA and analogous state laws. Most state laws also require the investigation and, where determined to be necessary, the remediation of leaks or spills of liquid petroleum products, whether the leaks or spills emanated from underground storage tanks or otherwise. Also, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances.



    National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which the Partnership operates. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, the Partnership is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. The Partnership conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. The Partnership maintains various permits that are necessary to operate some of its facilities, some of which may be material to its operations. The Partnership believes that the procedures currently in effect at all of its facilities for the handling, storage and distribution of propane and liquid petroleum products are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.



    Future developments, such as stricter environmental, health or safety laws and regulations promulgated thereunder, could affect Partnership operations. It is not anticipated that the Partnership's compliance with or liabilities under existing environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on the Partnership. To the extent that there are any environmental liabilities unknown to the Partnership or environmental, health or safety laws or regulations are made more stringent, there can be no assurance that the Partnership's results of operations will not be materially and adversely affected.


EMPLOYEES


    As of September 30, 1996, the Managing General Partner would have had 1,685 full time employees, of whom 121 were general and administrative and 1,564 were operational employees. Twenty-eight of the Managing General Partner's employees at four customer service centers were represented by labor unions.

The Partnership believes that its relations with its employees are satisfactory. The Managing General Partner generally hires seasonal workers to meet peak winter demand.


LITIGATION AND OTHER CONTINGENCIES


    Upon the consummation of the Transactions, a number of personal injury, property damage and products liability suits will be pending or threatened against the Partnership. In general, these lawsuits have arisen in the ordinary course of the Partnership's business and involve claims for actual damages, and in some cases, punitive damages, arising from the alleged negligence of the Partnership or as a result of product defects or similar matters. Of the pending or threatened matters, a number involve property damage, and several involve serious personal injuries or deaths and the claims made are for relatively large amounts. Although any litigation is inherently uncertain, based on past experience, the information currently available to it and the availability of insurance coverage, the Partnership does not believe that these pending or threatened litigation matters will have a material adverse effect on its results of operations or its financial condition.


TRANSFER OF THE PARTNERSHIP ASSETS


    Concurrent with the closing of this offering, the General Partners will cause substantially all of the assets associated with the Combined Operations to be conveyed to the Operating Partnership and the Operating Partnership will assume substantially all of the liabilities associated with the Combined Operations. Excluded assets will include certain claims related to the operations of Synergy prior to and including the Synergy Acquisition (including claims made by Synergy against its minority stockholders) and all income tax assets related to the Combined Operations relating to periods prior to the consummation of the Transactions, and excluded liabilities will include certain liabilities related to the operations of Synergy prior to the Synergy Acquisition and all income tax liabilities related to the Combined Operations relating to periods prior to the consummation of the Transactions.



    In light of the existing disputes between Synergy and its minority stockholders referred to above, it is anticipated that the minority stockholders of Synergy will continue to challenge the claims of Synergy and that they may challenge one or more of the past or contemplated transactions described in this Prospectus, seeking damages, injunctive relief or both. Northwestern Growth has agreed to indemnify and hold harmless the Managing General Partner and the Partnership from and against any and all losses, liabilities, damages or expenses (including, without limitation, expenses of defense and investigation) that may arise in connection with, result from or relate to any such challenge by the minority stockholders of Synergy. As of the date of this Prospectus, no lawsuit has been filed by the minority stockholders and no claim for damages has been asserted. If any such claim were successfully asserted, there can be no assurance that the amount of any such losses, liabilities, damages or expenses would not exceed the ability of Northwestern Growth to satisfy its indemnification obligations. At September 30, 1996, Northwestern Growth had stockholder's equity, determined in accordance with generally accepted accounting principles, of approximately $62.7 million.


    The assets to be transferred include real estate and fixtures located in 26 states, motor vehicles, tanks, cylinders, machinery and office furniture, intangible property such as contracts, and various licenses, permits and other similar rights required in connection with the ownership and operation of the Combined Operations, and leasehold interests in real and personal property, including automobiles, light trucks and bobtails. See "-- Properties." Appliance sales, installation and service activities will be conducted through a wholly owned corporate subsidiary of the Operating Partnership.


    Most of the leases associated with the Combined Operations are transferable to the Operating Partnership only with the consent of the lessor. In addition, certain of the licenses, permits and other similar rights relating to the assets to be assigned to the Operating Partnership are not transferable or are transferable only with the consent of third parties. Such transferable rights will not be transferred to the Operating Partnership at the closing of this offering unless applicable consents have been obtained. The

Managing General Partner expects to obtain, prior to the closing of this offering, third party consents which are sufficient to allow the transfer to the Operating Partnership of the assets necessary to enable the Operating Partnership to conduct the propane business in all material respects as described in this Prospectus. In the case of non-transferable rights or rights where no consent has been obtained by the closing, the Managing General Partner will seek to obtain such consents in the normal course of business after the closing or seek to have comparable rights granted to the Operating Partnership. Numerous licenses, permits and rights will be required for the operation of the Operating Partnership's business, and no assurance can be given that the Operating Partnership will obtain all licenses, permits and rights which are required in connection with the ownership and operation of its business. In order to transfer real property interests, documents evidencing chain of title may be required to be obtained from searches of county records in order to prepare and record the necessary transfer documents. The Partnership expects to obtain, prior to the closing of this offering, documents evidencing title that are sufficient to enable the Operating Partnership to record the transfer of such real property interests to the Operating Partnership, although no assurance can be given that such documents can be obtained in a timely manner.



    If consent to the assignment or reissuance of any lease or other similar right being transferred is not obtained, or if documents evidencing title to real property interests being transferred are not obtained, the General Partners and the Operating Partnership will enter into agreements pursuant to which the General Partners will hold or operate such leases, rights and property so that, to the maximum extent possible, the Operating Partnership will receive the benefits of such lease, right or property interest and will discharge the duties and bear the costs and risks thereunder. The Partnership will bear the risk that such agreements will not provide the Partnership with the full benefits of such lease, right or property interest.



    Although failure by the Operating Partnership to obtain licenses, permits, rights or title documents could have a material adverse effect on the Operating Partnership, the Partnership believes that the Operating Partnership will have the licenses, permits and rights and will obtain title documents or will be able to enter into agreements which will enable the Partnership to conduct its propane business in a manner which is similar in all material respects to that which was conducted by the Combined Operations prior to the closing of this offering, and that any failure to obtain such licenses, permits, rights or title documents will not have a material adverse impact on the business of the Partnership as described in this Prospectus.

                                   MANAGEMENT

PARTNERSHIP MANAGEMENT


    The Managing General Partner will manage and operate the activities of the Partnership. Neither the Special General Partner nor the Unitholders will directly or indirectly participate in the management or operation of the Partnership or have actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Partnership. Notwithstanding any limitation on their obligations or duties, the Managing General Partner and the Special General Partner will be liable, as general partners of the Partnership, for all debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness or other obligations incurred by the Partnership are made specifically non-recourse to the General Partners. Whenever possible, the Managing General Partner intends to make any such indebtedness or other obligations non-recourse to the General Partners.



    At least two of the members of the Board of Directors of the Managing General Partner who are neither officers or employees of the General Partners nor directors, officers or employees of any affiliate of either of the General Partners will serve on the Audit Committee, which will have the authority to review specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the Managing General Partner is fair and reasonable to the Partnership. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the Managing General Partner or its Board of Directors of any duties they may owe the Partnership or the Unitholders. See "Conflicts of Interest and Fiduciary Responsibilities -- Fiduciary and Other Duties." In addition, the Audit Committee will review the external financial reporting of the Partnership, will recommend engagement of the Partnership's independent public accountants and will review the Partnership's procedures for internal auditing and the adequacy of the Partnership's internal accounting controls.


    As is commonly the case with publicly traded limited partnerships, the Partnership will not directly employ any of the persons responsible for managing or operating the Partnership. In general, the current management of Coast will manage and operate the Partnership's business as officers and employees of the Managing General Partner and its affiliates. Neither the Special General Partner nor the Unitholders will directly or indirectly participate in the management or operation of the Partnership.

DIRECTORS AND EXECUTIVE OFFICERS OF THE MANAGING GENERAL PARTNER

    The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of the Managing General Partner. Executive officers and directors are elected for one-year terms.


NAME                                         AGE      POSITION WITH MANAGING GENERAL PARTNER
---------------------------------------  -----------  ------------------------------------------------------------------
Merle D. Lewis                                   49   Chairman of the Board of Directors
Richard R. Hylland                               36   Vice Chairman of the Board of Directors
Keith G. Baxter                                  47   President, Chief Executive Officer and Director
Charles J. Kittrell                              57   Executive Vice President and Chief Operating Officer
Ronald J. Goedde                                 47   Executive Vice President and Chief Financial Officer
Vincent J. DiCosimo                              38   Senior Vice President
Daniel K. Newell                                 40   Director


    Shortly after the consummation of the Transactions, the Managing General Partner will appoint two additional directors who are expected to be neither officers nor employees of either of the General Partners nor officers, directors or employees of any affiliate of either of the General Partners.

    MERLE D. LEWIS has been the President and Chief Executive Officer of NPS since February 1994, and has served as Chairman and Chief Executive Officer of Northwestern Growth since September 1994.

Mr. Lewis also served as Executive Vice President of NPS from May 1993 to February 1994 and Vice President -- Corporate Services of NPS from 1987 to 1993. Mr. Lewis joined NPS in 1982 and has served as a member of the board of directors of NPS since 1993. Mr. Lewis is also Chairman of Synergy and Empire Energy and is a member of the board of directors of Lucht, Inc. (a manufacturer of photographic equipment) and Northwestern Energy Corporation (a marketer of non-regulated energy products) ("Northwestern Energy"), a subsidiary of NPS.



    RICHARD R. HYLLAND has been the Executive Vice President -- Strategic Development of NPS since November 1995 and has been President and Chief Operating Officer of Northwestern Growth since September 1994. Mr. Hylland also served as Vice President -- Strategic Development of NPS from August 1995 to November 1995, Vice President -- Corporate Development of NPS from May 1993 to August 1995 and Vice President -- Finance of NPS from April 1991 to August 1995. Mr. Hylland has served as a member of the board of directors of NPS since 1995 and also serves as Vice Chairman of Synergy and as a member of the boards of directors of Northwestern Growth, Empire Energy, Lucht, Inc., Franklin Industries (a steel fabricator of highway sign and fence posts), Northwestern Energy and LodgeNet Entertainment Corporation (a television-based entertainment and information services company).



    KEITH G. BAXTER has been the President, Chief Executive Officer and Chairman of the Board of Directors of Coast since 1986. Prior to joining Coast, Mr. Baxter was Sector Vice President of Peabody International Corporation (an integrated manufacturing company).



    CHARLES J. KITTRELL has been the Executive Vice President -- Chief Operating Officer of Coast since 1986. Prior to joining Coast, Mr. Kittrell was Vice President in charge of manufacturing, product engineering and general operations at five manufacturing and distribution centers for Peabody Floway Inc. (a pump manufacturing company), a subsidiary of Peabody International Corporation.



    RONALD J. GOEDDE has been the Executive Vice President -- Chief Financial Officer of Coast since 1988. Prior to joining Coast, Mr. Goedde was the Vice President of Finance and Controller for Cal Gas Corporation (an integrated propane company).



    VINCENT J. DICOSIMO has been the Executive Vice President of Coast since 1993 and is the President and Chief Operating Officer and a member of the board of directors of Coast Energy Group, Inc. From 1990 to 1993, Mr. DiCosimo was a Vice President of Coast. Before joining Coast, Mr. DiCosimo was Manager of Supply/Distribution for Cal Gas Corporation from 1981 to 1990 and prior thereto was Senior Financial Analyst with Unocal Oil & Gas.



    DANIEL K. NEWELL has been the Executive Vice President of Northwestern Growth since July 1995 and has served as Vice President -- Finance of NPS since July 1995 and Chief Financial Officer of NPS since May 1996. Prior to joining NPS, Mr. Newell was Vice President -- Finance and Treasurer and a member of the board of directors of Energy Fuels Corporation (a coal mining company) from 1991 to 1995. Mr. Newell serves as a member of the boards of directors of Northwestern Growth, Synergy, Empire Energy, Myers and Franklin Industries.


REIMBURSEMENT OF EXPENSES OF THE MANAGING GENERAL PARTNER AND ITS AFFILIATES

    The Managing General Partner will not receive any management fee or other compensation in connection with its management of the Partnership. The Managing General Partner and its affiliates performing services for the Partnership will be reimbursed at cost for all expenses incurred on behalf of the Partnership, including the costs of compensation described herein properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. On a pro forma basis, approximately $48.0 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1996. The Partnership Agreement provides that the Managing General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion.


    In addition, the General Partners will receive a combined 2% general partner interest, the right to receive Incentive Distributions and 7,878,619 Subordinated Units as consideration for their contribution to the Partnership of their limited partner interests in the Operating Partnership, which interests will have been received as consideration for their contribution of the Combined Operations to the Operating Partnership. See "The Transactions." The General Partners will be entitled to distributions on their general partner interests, Incentive Distributions and distributions on such Subordinated Units as described under "Cash Distribution Policy."


EXECUTIVE COMPENSATION


    The Partnership and the Managing General Partner were formed in October 1996. Accordingly, the Managing General Partner paid no compensation to its directors and officers with respect to fiscal 1996, nor did any obligations accrue in respect of management incentive or retirement benefits for the directors and officers with respect to such year. Officers and employees of the Managing General Partner may participate in employee benefit plans and arrangements sponsored by Northwestern Growth, including plans which may be established by Northwestern Growth in the future. Under the terms of the Partnership Agreement, the Partnership is required to reimburse the Managing General Partner for expenses relating to the operation of the Partnership, including salaries and bonuses of employees employed on behalf of the Partnership, as well as the costs of providing benefits to such persons under employee benefit plans and for the costs of health and life insurance. See "Certain Relationships and Related Transactions."



    EMPLOYMENT AGREEMENTS, SEVERANCE ARRANGEMENTS



    Effective immediately prior to the closing of this offering, employment agreements (the "Employment Agreements") originally made between Northwestern Growth and each of Keith C. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. DiCosimo (the "Executives"), as amended and assigned by Northwestern Growth to and assumed by the Managing General Partner, will provide for the employment of the Executives by the Managing General Partner. The summary of the Employment Agreements which follows does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.



    Pursuant to the Employment Agreements, Messrs. Baxter, Kittrell, Goedde and DiCosimo will serve as President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, respectively, of the Managing General Partner. Each of the Employment Agreements will have a term of three years from the closing of the Transactions, unless sooner terminated as provided in the Employment Agreements. The Employment Agreements will provide for an annual base salary of $200,000, $160,000, $150,000 and $150,000 for each of
Messrs. Baxter, Kittrell, Goedde and DiCosimo, respectively, subject to such increases as the Board of Directors of the Managing General Partner may authorize from time to time, plus a fee for each of the Executives of approximately $135,000, $65,000, $40,000 and $25,000, respectively, per year for three years related to the acquisition of Empire Energy and Coast by Northwestern Growth (the "Management Fee"). In addition, the Managing General Partner will pay for a $725,000 life insurance policy for Mr. Baxter and $410,000 life insurance policies for each of Messrs. Kittrell, Goedde and DiCosimo. Each of the Executives will participate in the Annual Operating Performance Incentive Plan of the Managing General Partner and Messrs. Baxter, Kittrell and Goedde will participate in the New Acquisition Incentive Plan of the Managing General Partner (together with the Annual Operating Performance Incentive Plan, the "Plans,") as described below. The Executives will also be entitled to participate in such other benefit plans and programs as the Managing General Partner may provide for its employees in general (the "Other Benefit Plans").

    The Employment Agreements provide that in the event an Executive's employment is terminated without "cause" (as defined in the Employment Agreements) or if the Executive terminates his employment due to a "Fundamental Change" (as defined below), such Executive will be entitled to receive a severance payment in an amount equal to his total compensation for the remainder of the employment term under the Employment Agreement and will receive benefits under the Other Benefit Plans for a period of 12 months after termination. In the event of termination due to disability, the Executive will be entitled to his base salary, his Management Fee and benefits under the Plans and the Other Benefit Plans for 12 months. In the event of termination due to death, benefits under the Other Benefit Plans will be continued for the Executive's dependents for 12 months. In the event the Executive's employment is terminated for "cause," the Executive will receive accrued salary and benefits (including his Management Fee and benefits under the Plans) up to the date of termination and, if the Managing General Partner does not waive the Executive's covenant not to compete, benefits under the Other Benefit Plans for 12 months.



    A Fundamental Change is defined in the Employment Agreements to have occurred (i) if the Executive's duties, authority, responsibilities and/or compensation is reduced without performance or market-related justification;
(ii) if the Executive's primary office is moved more than 50 miles from Watsonville, California (or, with respect to Mr. DiCosimo, Houston, Texas) without his consent; (iii) if the Partnership disposes of business and assets which reduce the annual EBITDA of the Partnership below 70% of the annual EBITDA level existing at the time employment commenced; or (iv) if securities representing 10% of the voting power in elections of directors of NPS become beneficially owned by any party or group or other prescribed events occur constituting a change of control of NPS.


    In addition, each Employment Agreement contains non-competition and confidentiality provisions.


    INCENTIVE PLANS



    The Managing General Partner intends to adopt the Annual Operating Performance Incentive Plan, which will be effective upon consummation of the Transactions. The Annual Operating Performance Incentive Plan provides that annual incentive bonuses be paid to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner from time to time and who will include the Executives) based on a percentage of annual salary plus his Management Fee for performance up to budgeted levels of net income and EBITDA. Such bonuses will range from zero for performance at 10% below budget to 50% for performance at budget. In addition, in the event of EBITDA performance over budgeted amounts, there will be established a bonus pool equal to 10% of the excess of EBITDA over budget, which will be divided among Messrs. Baxter, Kittrell and Goedde and any other participants that the Board of Directors of the Managing General Partner may determine. The period covered by the plan will begin upon the closing of the Transactions and end on the fifth anniversary thereof.



    The Managing General Partner intends to adopt the New Acquisition Incentive Plan, which will be effective upon consummation of the Transactions. The New Acquisition Incentive Plan provides for bonuses to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner from time to time and who will include the Executives) for adding new businesses to the Partnership's propane operations, in an aggregate amount equal to 4% of the gross acquisition purchase price, spread among the participants in the plan based on their relative salaries. The transactions covered by the Plan will include those occurring after the closing of the Coast Merger (excluding that transaction) and will end on the fifth anniversary thereof. Awards under this program will be payable in cash 90 days after the close of the particular acquisition transaction.


    RESTRICTED UNIT PLAN


    The Managing General Partner intends to adopt the Restricted Unit Plan for executives, officers and directors of the Managing General Partner which will be effective upon consummation of the Transactions. The summary of the Restricted Unit Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Restricted Unit Plan, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Initially, rights to receive authorized but unissued Common Units with an aggregate value of $12.5 million will be available under the Restricted Unit Plan. From these Units, rights to receive Common Units with an aggregate value of $7.0 million (the "Initial Units") will be allocated to the Executives upon the consummation of the Transactions, subject to the vesting conditions described below and subject to other customary terms and conditions, as follows:
(i) rights to receive Common Units with an aggregate value of $2.8 million will be allocated to Mr. Baxter, (ii) rights to receive Common Units with an aggregate value of $1.6 million will be allocated to Mr. Kittrell, (iii) rights to receive Common Units with an aggregate value of $1.6 million will be allocated to Mr. Goedde and (iv) rights to receive Common Units with an aggregate value of $1.0 million will be allocated to Mr. DiCosimo. Rights to receive Common Units with an aggregate value of $.9 million will be allocated among the three initial non-officer members of the Board of Directors of the Managing General Partner as follows: (i) rights to receive Common Units with an aggregate value of $.4 million will be allocated to Mr. Lewis as Chairman of the Board; (ii) rights to receive Common Units with an aggregate value of $.3 million will be allocated to Mr. Hylland as Vice Chairman; and (iii) rights to receive Common Units with an aggregate value of $.2 million will be allocated to Mr. Newell. A total of seven individuals are currently eligible to receive awards under the Restricted Unit Plan.



    The right to receive the remaining $4.6 million of Common Units initially available under the Restricted Unit Plan will be reserved and allocated to future directors and may be allocated or issued in the future to officers on such terms and conditions (including vesting conditions) as are described below or as the Board of Directors of the Managing General Partner, or a compensation committee thereof, shall determine. Each director appointed or elected subsequent to the consummation of the Transactions will receive rights to receive Common Units with a value of $.2 million on the same terms and conditions as those granted to the three initial non-officer directors.



    The Initial Units will be subject to a bifurcated vesting procedure such that (i) 25% of the Initial Units will vest over time, with one-third of such units vesting at the end of each of the third, fifth and seventh anniversaries of the consummation of the Transactions, and (ii) the remaining 75% of the Initial Units will vest automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. See "Cash Distribution Policy -- Distributions from Operating Surplus during Subordination Period." If a grantee's employment is terminated without "cause" (as defined in the Restricted Unit Plan) or a grantee resigns with "good reason" (as defined in the Restricted Unit Plan), the grantee's rights to receive Common Units which vest over time will immediately vest. In the event of a "change of control" of the Partnership (as defined in the Restricted Unit Plan), all rights to acquire Common Units pursuant to the Restricted Unit Plan will immediately vest.


    Upon "vesting" in accordance with the terms and conditions of the Restricted Unit Plan, Common Units allocated to a plan participant will be issued to such participant. Until such allocated, but unissued, Common Units have vested and have been issued to a participant, such participant shall not be entitled to any distributions or allocations of income or loss and shall not have any voting or other rights in respect of such Common Units.


    The issuance of the Common Units pursuant to the Restricted Unit Plan is intended to serve as a means of incentive compensation for performance. Therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.


COMPENSATION OF DIRECTORS


    The Managing General Partner currently pays no additional remuneration to its employees who also serve as directors. Following completion of this offering, the Managing General Partner anticipates that, in addition to permitting its non-officer directors to participate in the benefit plans described above, Mr. Lewis will be compensated $50,000 annually as Chairman of the Board and each of its other non-employee directors will be compensated $15,000 annually, plus $1,000 per Board meeting attended and $500 per committee meeting attended. All expenses associated with compensation of directors will be reimbursed to the Managing General Partner by the Partnership.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below sets forth, as of September 30, 1996, the beneficial ownership of the common stock, par value $3.50 per share, of NPS owned by each director and each named executive officer of the Managing General Partner, as well as the directors and all of the executive officers of the Managing General Partner as a group. No director or executive officer beneficially owns more than 1% of NPS's outstanding shares. The total shares beneficially owned by the directors and executive officers as a group represent less than 1% of NPS's outstanding shares.


                                                                                               AMOUNT AND NATURE
                                                                                                 OF BENEFICIAL
NAME OF BENEFICIAL OWNER                                                                         OWNERSHIP (1)
--------------------------------------------------------------------------------------------  --------------------
Merle D. Lewis (2)..........................................................................           12,068
Richard R. Hylland (3)......................................................................              848
Keith G. Baxter.............................................................................               --
Charles J. Kittrell.........................................................................               --
Ronald J. Goedde............................................................................               --
Vincent J. DiCosimo.........................................................................               --
Daniel K. Newell............................................................................               67
All directors and executive officers as a group (7 persons).................................           12,983


------------------------

(1) The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

(2) Includes 1,935 shares held jointly with spouse.

(3) Includes 328 shares held in custodial accounts for Mr. Hylland's children.

    The Managing General Partner is a wholly owned subsidiary of Northwestern Growth, which in turn is a wholly owned subsidiary of NPS. No directors or officers of the Managing General Partner or Northwestern Growth own any shares of common stock of the Managing General Partner or Northwestern Growth.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RIGHTS OF THE GENERAL PARTNERS


    After this offering, the General Partners will own all of the Subordinated Units, representing an aggregate 47.0% limited partner interest in the Partnership (39.4% if the Underwriters' over-allotment option is exercised in full). Through the Managing General Partner's ability, as managing general partner, to manage and operate the Partnership and the ownership of all of the outstanding Subordinated Units by the General Partners (effectively giving the General Partners the ability to veto certain actions of the Partnership), the General Partners will have the ability to control the management of the Partnership.


CONTRIBUTION AND CONVEYANCE AGREEMENT


    In connection with the Transactions, the Partnership, the Operating Partnership, the Managing General Partner, Northwestern Growth and certain other parties will enter into the Contribution and Conveyance Agreement (the "Contribution Agreement"), which will generally govern the Transactions, including the asset transfer to and the assumption of liabilities by the Operating Partnership, and the application of the proceeds of this offering. The Contribution Agreement will not be the result of arm's-length negotiations, and there can be no assurance that it, or that any of the transactions provided for therein, will be effected on terms at least as favorable to the parties to such agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with the Transactions, including the expenses associated with transferring assets into the Operating Partnership, will be paid from the proceeds of this offering. See "Business and Properties -- Transfer of the Partnership Assets."

EMPIRE GAS TERMINATION AGREEMENT


    On September 28, 1996, Northwestern Growth, Synergy, Myers and Empire Gas entered into a Termination Agreement that provides for, among other things, the termination of the existing arrangements pursuant to which Empire Gas manages the operations of Synergy and Myers. Until December 1, 1996, Empire Gas will perform management services in order to facilitate the transfer of management responsibilities for the Synergy and Myers properties from Empire Gas to the Managing General Partner. As compensation for these services, Empire Gas is reimbursed for its out-of-pocket expenses and is paid (i) a fixed fee at the initial rate of approximately $270,000 per month during the transition period, which amount is reduced as Empire Gas's fixed operating overhead is reduced relative to the reduction of Empire Gas's services, and (ii) a management fee of approximately $42,000 per month during the transition period.


              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST


    Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partners and their stockholders, on the one hand, and the Partnership and its limited partners, on the other hand. The directors and officers of the Managing General Partner have fiduciary duties to manage the Managing General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its stockholder. At the same time, the Managing General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the Managing General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the Managing General Partner to its stockholder may, therefore, come into conflict with the duties of the Managing General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the Managing General Partner will, at the request of the Managing General Partner, review conflicts of interest that may arise between the Managing General Partner or its affiliates, on the one hand, and the Partnership, on the other. See "Management -- Partnership Management" and "-- Fiduciary and Other Duties."


    The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law, and the Managing General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the Managing General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the Managing General Partner and its officers and directors and the remedies available to the Unitholders.

    Conflicts of interest could arise with respect to the situations described below, among others:

    COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE MANAGING
     GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP

    The agreements between the Partnership and the Managing General Partner do not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the Managing General Partner and its affiliates in favor of the Partnership. Therefore, the Partnership will be primarily responsible for enforcing such obligations.

    CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE MANAGING GENERAL
     PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

    Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from paying the Managing General Partner or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership) or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into after the sale of the Common Units offered in this offering are to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Audit Committee,
(ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The Managing General Partner and its affiliates will have no obligation to permit the Partnership to use any facilities or assets of the Managing General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the Managing General Partner and its affiliates to enter into any such contracts.

    CERTAIN ACTIONS TAKEN BY THE MANAGING GENERAL PARTNER MAY AFFECT THE AMOUNT
     OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE CONVERSION OF SUBORDINATED UNITS


    Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, participation in capital expansions and acquisitions, borrowings, issuances of additional partnership interests and reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distributions Levels on all Units in such quarter or in subsequent quarters. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the Managing General Partner shall not constitute a breach of any duty owed by the Managing General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partners to receive distributions on the Subordinated Units or the Incentive Distributions or hasten the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership and the Operating Partnership may borrow funds from the General Partners and their affiliates. The General Partners and their affiliates may not borrow funds from the Partnership or the Operating Partnership. Furthermore, any actions taken by the Managing General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Operating Surplus and Capital Surplus will be deemed not to constitute a breach of any duty of the Managing General Partner to the Partnership or the Unitholders.


    THE PARTNERSHIP WILL REIMBURSE THE MANAGING GENERAL PARTNER AND ITS
     AFFILIATES FOR CERTAIN EXPENSES

    Under the terms of the Partnership Agreement, the Managing General Partner and its affiliates will be reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. The Partnership Agreement provides that the Managing General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. See "Management -- Reimbursement of Expenses of the Managing General Partner and its Affiliates."

    THE MANAGING GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY WITH RESPECT TO
     THE PARTNERSHIP'S OBLIGATIONS

    Whenever possible, the Managing General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partners or their assets. The Partnership Agreement provides that any action by the Managing General Partner in so limiting the liability of the General Partners or that of the Partnership will not be deemed to be a breach of the Managing General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.


    THE NEW ACQUISITION INCENTIVE PLAN MAY GIVE MANAGEMENT INCENTIVES TO MAKE
     ACQUISITIONS THAT ARE NOT BENEFICIAL TO THE PARTNERSHIP



    The terms of the New Acquisition Incentive Plan (described above under "Management--Executive Compensation -- Incentive Plans") could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership. Mr. Baxter, the only participant in the New Acquisition Incentive Plan who is a member of the Board of Directors of the Managing General Partner, has agreed that he will not participate in any board deliberations regarding potential acquisitions subject to the New Acquisition Incentive Plan. The Partnership believes that the fact that the ultimate decision regarding acquisitions and their terms will be made by directors who have no interest in the New Acquisition Incentive Plan will significantly reduce the potential conflicts resulting from the structure of the plan.


    COMMON UNITS ARE SUBJECT TO THE MANAGING GENERAL PARTNER'S LIMITED CALL
     RIGHT


    The Managing General Partner may exercise its right to call and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership. The Managing General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement -- Limited Call Right."


    THE PARTNERSHIP MAY RETAIN SEPARATE COUNSEL FOR ITSELF OR FOR THE HOLDERS OF
     COMMON UNITS; ADVISORS RETAINED BY THE PARTNERSHIP FOR THIS OFFERING HAVE NOT BEEN RETAINED TO ACT FOR HOLDERS OF COMMON UNITS

    The Common Unitholders have not been represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein or in establishing the terms of this offering. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with this offering have been retained by the Managing General Partner, its affiliates and the Partnership and may continue to be retained by the Managing General Partner, its affiliates and the Partnership after this offering. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the Managing General Partner or the Audit Committee and may also perform services for the Managing General Partner and its affiliates. The Partnership may retain separate counsel for itself or the holders of Common Units in the event of a conflict of interest arising between the Managing General Partner and its affiliates, on the one hand, and the Partnership or the holders of Common Units, on the other, after the sale of the Common Units offered hereby, depending on the nature of such conflict, but it does not intend to do so in most cases.

    THE MANAGING GENERAL PARTNER IS NOT RESTRICTED FROM ENGAGING IN A
     TRANSACTION WHICH WOULD TRIGGER CHANGE OF CONTROL PROVISIONS



    The Partnership's indebtedness contains provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Description of Indebtedness."


    THE GENERAL PARTNERS' AFFILIATES MAY COMPETE WITH THE PARTNERSHIP


    The Managing General Partner may not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as a general partner of the Partnership or one or more affiliates of the Partnership, (ii) the acquiring, owning or disposing of debt or equity securities of the Partnership or such affiliates, and (iii) permitting its employees to perform services for its affiliates. Except as limited by the next paragraph, the Special General Partner and other affiliates of the Managing General Partner (including NPS and Northwestern Growth) are not restricted from engaging in any business activities, including those in competition with the Partnership.



    Affiliates of the Managing General Partner may engage in a business activity that involves the retail sale of propane to end users in the continental United States only if (i) the Managing General Partner determines in its reasonable judgment, prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (A) because of the financial commitments or operating characteristics associated with such activity or (B) because such activity is not consistent with the business strategy or cannot otherwise be integrated with the Partnership's operations on a basis beneficial to the Partnership; or (ii) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an affiliate of the Managing General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner.


    There are no restrictions on the ability of affiliates of the Managing General Partner to engage in the retail sale of propane outside the continental United States or in the trading, transportation, storage and wholesale distribution of propane. The Partnership Agreement expressly provides that if the Managing General Partner or its affiliates act in accordance with the foregoing, it shall not constitute a breach of the Managing General Partner's fiduciary duties to the Partnership or the Unitholders if the Managing General Partner or its affiliates engage in direct competition with the Partnership.


    THE PARTNERSHIP AGREEMENT PERMITS THE PARTNERSHIP TO ENGAGE IN ROLL-UP
     TRANSACTIONS



    The Partnership Agreement permits the Partnership to engage in roll-up transactions. Although the Managing General Partner has no present intention of causing the Partnership to engage in any roll-up transaction, it is possible it will do so in the future. There can be no assurance that a roll-up transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.


FIDUCIARY AND OTHER DUTIES


    The General Partners will be accountable to the Partnership and the Unitholders as fiduciaries. Consequently, the Managing General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") nor case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners and the partnership.

    Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the Managing General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the Managing General Partner to the Partnership and its partners and waiving or consenting to conduct by the Managing General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

    The Partnership Agreement provides that in order to become a limited partner of the Partnership, a holder of Common Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is not unenforceable by reason of its not having been signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.


    The Partnership Agreement provides that whenever a conflict arises between the General Partners or their affiliates, on the one hand, and the Partnership or any other partner, on the other, the Managing General Partner shall resolve such conflict. The Managing General Partner in general shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the Managing General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as its deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.



    The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.


    The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the Managing General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decisions pursuant to the authority prescribed in the Partnership Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partners and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the Managing General Partner and such other persons acted in good faith.



    In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partners and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partners or such other persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement -- Indemnification." Thus, the General Partners could be indemnified for their negligent acts if they meet such requirements concerning good faith and the best interests of the Partnership.

                        DESCRIPTION OF THE COMMON UNITS

    Upon consummation of this offering, the Common Units will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Partnership will be subject to the reporting and certain other requirements of the Exchange Act. The Partnership will be required to file periodic reports containing financial and other information with the Commission.

    Purchasers of Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) who wish to become Unitholders of record will be required to execute Transfer Applications, the form of which is included as Appendix B to this Prospectus, before the purchase or transfer of such Common Units will be registered on the records of the Transfer Agent and before cash distributions or federal income tax allocations can be made to the purchaser or transferee. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

    The Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

    DUTIES

              will serve as registrar and transfer agent (the "Transfer Agent") for the Common Units and will receive a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

    RESIGNATION OR REMOVAL

    The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Partnership of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the Managing General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS


    Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such investor in connection with such Common Units. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix B to this Prospectus and which is also set forth on the reverse side of the certificates representing the Common Units), the transferee of Common Units (i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Partnership as a substitute limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to officers of the Managing General Partner and any liquidator of the Partnership as specified in the Partnership Agreement, and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the Managing General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the Managing General Partner.



    Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions or federal income tax allocations unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement -- Status as Limited Partner or Assignee."

                           THE PARTNERSHIP AGREEMENT


    The following paragraphs are a summary of the material provisions of the Partnership Agreement. The form of the Partnership Agreement for the Partnership is included in this Prospectus as Appendix A. The form of Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") is included as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The Partnership will provide prospective investors with a copy of the form of the Operating Partnership Agreement upon request at no charge. The discussions presented herein and below of the material provisions of the Partnership Agreement are qualified in their entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership will be the sole limited partner of the Operating Partnership, which will own, manage and operate the Partnership's business. The General Partners will serve as the general partners of the Partnership and of the Operating Partnership, owning an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis. The Managing General Partner will manage and operate the Partnership, and the Special General Partner will have no duty or right to participate in the management or operation of the Partnership. Unless the context otherwise requires, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Partnership Agreement, collectively.


    Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to the transfer of Common Units, see "Description of the Common Units -- Transfer of Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION


    The Partnership and the Operating Partnership were organized in October 1996 and November 1996, respectively, as Delaware limited partnerships. The General Partners are the general partners of the Partnership and the Operating Partnership. Following the issuance of the Common Units offered hereby, the General Partners will own an aggregate 2% interest as general partners and the right to receive Incentive Distributions, and the Unitholders (including the General Partners as holders of Subordinated Units) will own a 98% interest as limited partners, in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on December 31, 2086, unless sooner dissolved pursuant to the terms of the Partnership Agreement.


PURPOSE


    The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership. The Operating Partnership Agreement provides that the Operating Partnership may, directly or indirectly, engage in (i) the Combined Operations as conducted immediately prior to this offering, (ii) any other activity approved by the Managing General Partner but only to the extent that the Managing General Partner reasonably determines that, as of the date of the acquisition or commencement of such activity, such activity generates "qualifying income" (as such term is defined in Section 7704 of the Code) or (iii) any activity that enhances the operations of an activity that is described in (i) or (ii) above. Although the Managing General Partner has the ability under the Partnership Agreement to cause the Partnership and the Operating Partnership to engage in activities other than propane marketing and related businesses, the Managing General Partner has no current intention of doing so. The Managing General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

POWER OF ATTORNEY

    Each Limited Partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the Managing General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

CAPITAL CONTRIBUTIONS

    For a description of the initial capital contributions to be made to the Partnership, see "The Transactions." The Unitholders are not obligated to make additional capital contributions to the Partnership, except as described below under "-- Limited Liability."

LIMITED LIABILITY

    Assuming that a Limited Partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Common Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partners, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partners with respect to persons who transact business with the Partnership reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

    Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

    The Partnership expects that the Operating Partnership will initially conduct business in at least 26 states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partners, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partners under certain circumstances. The Partnership will operate in such manner as the Managing General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

ISSUANCE OF ADDITIONAL SECURITIES


    The Partnership Agreement authorizes the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion without the approval of any limited partners; provided that, during the Subordination Period, except as provided in clauses (i) and (ii) below, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon the exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units and pursuant to the employee benefit plans of the Managing General Partner, the Partnership or other members of the Partnership Group and subject to adjustment in the event of a combination or subdivision of Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of the holders of at least a Unit Majority. During the Subordination Period, the Partnership may also issue an unlimited number of additional Common Units or parity securities without the approval of the Unitholders (i) if such issuance occurs (A) in connection with an Acquisition or a Capital Improvement or (B) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be effected, would have resulted in an increase in (1) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all outstanding Units) with respect to each of the four most recently completed quarters (on a pro forma basis) as compared to (2) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed quarters (provided that if the issuance of Units with respect to an Acquisition or Capital Improvement occurs within the first four full quarters after the closing of this offering, then Adjusted Operating Surplus as used in clauses (1) (determined on a pro forma basis) and (2) above will be calculated (A) for each quarter, if any, that commenced after the closing of this offering for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such quarter and
(B) for each other quarter, on a pro forma basis not inconsistent with the procedures, as applicable, set forth in "Cash Available for Distribution"; or
(ii) if the proceeds from such issuance are used exclusively to repay up to $75.0 million in indebtedness of a member of the Partnership Group, in each case only where the aggregate amount of distributions that would have been paid with respect to such newly issued Units and the related additional distributions that would have been made to the General Partners in respect of the (actual or pro forma) four-quarter period ending prior to the first day of the quarter in which the issuance is to be consummated (assuming such additional Units had been outstanding throughout such period and that distributions equal to the distributions that were actually paid on the outstanding Units during the period were paid on such additional Units) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In accordance with Delaware law and the provisions of the Partnership Agreement, the Partnership may also issue additional partnership interests that, in the sole discretion of the Managing General Partner, may have special voting rights to which the Common Units are not entitled.

    Upon issuance of additional Partnership Securities (other than pursuant to the over-allotment option), the General Partners will be required to make additional capital contributions to the extent necessary to maintain their 2% general partner interest in the Partnership and Operating Partnership. Moreover, the Managing General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the Managing General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partners and their affiliates in the Partnership (including their interest represented by Subordinated Units) that existed immediately prior to each such issuance. The holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.


AMENDMENT OF PARTNERSHIP AGREEMENT


    Amendments to the Partnership Agreement may be proposed only by or with the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment (other than certain amendments discussed below), the Managing General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by holders of a Unit Majority, except that no amendment may be made which would (i) enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority of the type or class of Units so affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the Managing General Partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion, (iii) change the term of the Partnership, (iv) provide that the Partnership is not dissolved upon the expiration of its term or upon an election to dissolve the Partnership by the Managing General Partner that is approved by holders of a Unit Majority or (v) give any person the right to dissolve the Partnership other than the Managing General Partner's right to dissolve the Partnership with the approval of holders of a Unit Majority.



    The Managing General Partner may generally make amendments to the Partnership Agreement without the approval of any Partner or assignee to reflect
(i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither the Partnership nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partners or their directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the discretion of the Managing General Partner is necessary or advisable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the Managing General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and/or taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to any of the foregoing.


    In addition to the Managing General Partner's right to amend the Partnership Agreement as described above, the Managing General Partner may make amendments to the Partnership Agreement without the approval of any Partner or assignee if such amendments, in the discretion of the Managing General Partner, (i) do not adversely affect the Limited Partners in any material respect, (ii) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or advisable to facilitate the trading of the Common Units (including the division of any class or classes of outstanding Partnership Securities into different classes to facilitate uniformity of tax consequences within such classes of Partnership Securities) or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Common Units are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the best interests of the Partnership and the Limited Partners, (iv) are necessary or advisable in connection with any action taken by the Managing General Partner relating to splits or combinations of Units pursuant to the provisions of the Partnership Agreement or (v) are required to effect the intent expressed in this Prospectus or the intent of the Partnership Agreement or contemplated by the Partnership Agreement.



    The Managing General Partner will not be required to obtain an Opinion of Counsel (as defined below) in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability under applicable law of any limited partner in the Partnership or the limited partner of the Operating Partnership.



    Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of at least a majority of the type or class of Units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.


MERGER, SALE OR OTHER DISPOSITION OF ASSETS


    The Managing General Partner is generally prohibited, without the prior approval of holders of a Unit Majority, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Managing General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Managing General Partner may also sell all or substantially all of the Partnership's assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Furthermore, provided that certain conditions are satisfied, the Managing General Partner may merge the Partnership or any member of the Partnership Group into, or convey some or all of the Partnership Group's assets to, a newly formed entity if the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other transaction or event.

TERMINATION AND DISSOLUTION


    The Partnership will continue until December 31, 2086, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the Managing General Partner to dissolve the Partnership, if approved by the holders of a Unit Majority, (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) the withdrawal or removal of the Managing General Partner or any other event that results in its ceasing to be the Managing General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Partnership of an opinion of counsel to the effect that (x) such action would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (hereinafter, an "Opinion of Counsel").


LIQUIDATION AND DISTRIBUTION OF PROCEEDS

    Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the Managing General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy -- Distributions of Cash Upon Liquidation." Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNERS


    The Managing General Partner has agreed not to withdraw voluntarily as a general partner of the Partnership and the Operating Partnership prior to December 31, 2006 (with limited exceptions described below), without obtaining the approval of the holders of a Unit Majority and furnishing an Opinion of Counsel. On or after December 31, 2006, the Managing General Partner may withdraw as the Managing General Partner (without first obtaining approval from any Unitholder) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the Managing General Partner may withdraw without Unitholder approval upon 90 days' notice to the Limited Partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates (other than the Managing General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partners (in certain limited instances) to sell or otherwise transfer all of their general partner interests in the Partnership without the approval of the Unitholders. See "-- Transfer of General Partners' Interests."



    Upon the withdrawal of the Managing General Partner under any circumstances (other than as a result of a transfer by the Managing General Partner of all or a part of its general partner interests in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing Managing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal the holders of a Unit Majority agree in writing to continue the business of the Partnership and to appoint a successor Managing General Partner. See "-- Termination and Dissolution."

    The Managing General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (including Units held by the General Partners and their affiliates) and the Partnership receives an Opinion of Counsel. The ownership of the Subordinated Units by the General Partners effectively gives the Managing General Partner the ability to prevent its removal. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a Unit Majority. The Partnership Agreement also provides that if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal
(i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their partner interests (and all the Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.


    Withdrawal or removal of the Managing General Partner as a general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the Managing General Partner as a general partner of the Operating Partnership. Any withdrawal or removal of the Managing General Partner will result in the simultaneous withdrawal or removal of the Special General Partner from the Partnership and the Operating Partnership.



    In the event of removal of the General Partners under circumstances where Cause exists or withdrawal of the General Partners where such withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interests and Incentive Distribution Rights of the departing General Partners (the "Departing Partners") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interests. Under all other circumstances where the General Partners withdraw or are removed by the Limited Partners, the Departing Partners will have the option to require the successor general partner to purchase such general partner interest of the Departing Partners for such amount. In each case, such fair market value will be determined by agreement between the Departing Partners and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partners and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partners for all amounts due the Departing Partners, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the Departing Partners for the benefit of the Partnership.



    If the above-described option is not exercised by either the Departing Partners or the successor general partner, as applicable, the Departing Partners' general partner interests in the Partnership and the Operating Partnership and their Incentive Distribution Rights will be converted into Common Units equal to the fair market value of such interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.



TRANSFER OF GENERAL PARTNERS' INTERESTS AND INCENTIVE DISTRIBUTION RIGHTS



    Except for a transfer by a General Partner of all, but not less than all, of its general partner interest in the Partnership and the Operating Partnership to
(a) an affiliate of such General Partner or (b) another person in connection with the merger or consolidation of such General Partner with or into another person or the transfer by such General Partner of all or substantially all of its assets to another person, such General Partner may not transfer all or any part of its general partner interest in the Partnership and the Operating Partnership to another person prior to December 31, 2006, without the approval of the holders of at least a Unit Majority; provided that, in each case, such transferee assumes the rights and duties of such General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and agrees to acquire all (or the appropriate portion thereof, as applicable) of such General Partner's interest in the Operating Partnership and agrees to be bound by the provisions of the Operating Partnership Agreement. The Special General Partner cannot transfer its general partner interest in the Partnership and the Operating Partnership without the approval of the Managing General Partner. The General Partners shall have the right at any time, however, to transfer their Subordinated Units to one or more persons without Unitholder approval. At any time, the stockholders of the General Partners may sell or transfer all or part of their interest in the General Partners to an affiliate or a third party without the approval of the Unitholders. Each General Partner or its affiliates or a subsequent holder may transfer its Incentive Distribution Rights to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person without the prior approval of the Unitholders. Holders of Incentive Distribution Rights may also transfer such rights to their affiliates without the prior approval of the Unitholders. Other transfers of the Incentive Distribution Rights will require the affirmative vote of holders of at least a Unit Majority.


CHANGE OF MANAGEMENT PROVISIONS

    The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the Managing General Partner as general partner of the Partnership or otherwise change the management of the Partnership. If any person or group other than the Managing General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of Units, such person or group loses voting rights with respect to all of its Units. The Partnership Agreement also provides that if the Managing General Partner is removed as a general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their partner interests (and all of their Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

LIMITED CALL RIGHT


    If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the Managing General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (i) the highest price paid by the Managing General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the Managing General Partner first mails notice of its election to purchase such limited partner interests, and (ii) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Managing General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Common Units in the market. See "Tax Considerations -- Disposition of Common Units."

MEETINGS; VOTING


    Except as described below with respect to a Person or group owning 20% or more of all Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the Managing General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the Managing General Partner on behalf of Non-citizen Assignees (as defined below), the Managing General Partner shall distribute the votes in respect of such Common Units in the same ratios as the votes of partners in respect of other Units are cast).


    The Managing General Partner does not anticipate that any meeting of Unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the Unitholders may be taken either at a meeting of the Unitholders or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of Units as would be necessary to authorize or take such action at a meeting of all of the Unitholders. Meetings of the Unitholders of the Partnership may be called by the Managing General Partner or by Unitholders owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Unitholders of such class or classes, unless any such action by the Unitholders requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.


    Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the Partnership. See "-- Issuance of Additional Securities." However, if at any time any person or group (other than the Managing General Partner and its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units and such Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Unitholders, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that Common Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.


    Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

STATUS AS LIMITED PARTNER OR ASSIGNEE

    Except as described above under "-- Limited Liability," the Common Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

    An assignee of a Common Unit, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted Limited Partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The Managing General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substitute Limited Partner at the written direction of such assignee. See "-- Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. See "Description of the Common Units -- Transfer of Common Units."

NON-CITIZEN ASSIGNEES; REDEMPTION


    If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any Limited Partner or assignee, the Partnership may redeem the Units held by such Limited Partner or assignee at their Current Market Price (as defined in the Glossary). In order to avoid any such cancellation or forfeiture, the Managing General Partner may require each Limited Partner or assignee to furnish information about his nationality, citizenship or related status. If a Limited Partner or assignee fails to furnish information about such nationality, citizenship or other related status within 30 days after a request for such information or the Managing General Partner determines after receipt of such information that the Limited Partner or assignee is not an eligible citizen, such Limited Partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership.


INDEMNIFICATION


    The Partnership Agreement provides that the Partnership will indemnify the General Partners, any Departing Partner, any Person who is or was an affiliate of a General Partner or any Departing Partner, any Person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner, or any Person who is or was serving at the request of a General Partner or any Departing Partner or any affiliate of any such person, any affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.


BOOKS AND REPORTS


    The Managing General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and


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
financial reporting purposes on an accrual basis. For tax purposes, the fiscal year of the Partnership is the calendar year. For financial reporting purposes, however, the fiscal year of the Partnership is a fiscal year ending on June 30.


    As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Managing General Partner will furnish or make available to each record holder of Units (as of a record date selected by the Managing General Partner) an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the Managing General Partner will furnish or make available to each record holder of Units (as of a record date selected by the Managing General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.


    The Partnership will furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Partnership's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the Partnership. Every Unitholder (without regard to whether he supplies such information to the Partnership) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

    The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and
(vi) such other information regarding the affairs of the Partnership as is just and reasonable. The Partnership may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the Partnership believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

    Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other securities of the Partnership (including Subordinated Units) proposed to be sold by the General Partners or any of their affiliates if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale."

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
                         UNITS ELIGIBLE FOR FUTURE SALE


    After the sale of the Common Units offered hereby, the General Partners will hold an aggregate of 7,878,619 Subordinated Units (all of which will convert into Common Units at the end of the Subordination Period and some of which may convert earlier). See "Cash Distribution Policy -- Distributions from Operating Surplus during Subordination Period." The sale of these Units could have an adverse impact on the price of the Common Units or on any trading market that may develop. For a discussion of the transactions whereby the General Partners acquired the Subordinated Units in connection with the organization of the Partnership, see "The Transactions."



    The Common Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Common Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in a public offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Common Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Common Units for at least three years, would be entitled to sell such Common Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.



    Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units, pursuant to the employee benefit plans of the Managing General Partner, the Partnership or other members of the Partnership Group, or in connection with certain acquisitions or capital improvements or the repayment of certain indebtedness and subject to adjustment in the event of a combination or subdivision of the Common Units), or an equivalent amount of securities ranking on a parity with the Common Units, without the approval of the holders of at least a Unit Majority. The Partnership Agreement provides that, after the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without a vote of the Unitholders. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Common Units or certain other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding. See "The Partnership Agreement -- Issuance of Additional Securities."



    Pursuant to the Partnership Agreement, the General Partners and their affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act and state laws the offer and sale of any Units or other Partnership Securities that they hold. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partners and their affiliates or their assignees holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the Managing General Partner as a general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each Unitholder participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or


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
prospectus. The Partnership will bear all costs and expenses of any such registration. In addition, the General Partners and their affiliates may sell their Units in private transactions at any time, subject to compliance with applicable laws.


    Each of the Partnership and the General Partners have agreed in the Underwriting Agreement that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not (i) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Units, Subordinated Units or any securities convertible into or exercisable or exchangeable for Common Units or Subordinated Units or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Unit or such other securities, in cash or otherwise, for a period of 180 days after the date hereof, except for (i) the Common Units offered hereby,
(ii) the Subordinated Units to be issued as described in this Prospectus, (iii) the redemption of Subordinated Units by the Partnership in connection with the exercise by the Underwriters of their over-allotment option as described in this Prospectus, (iv) issuances of Common Units pursuant to employee plans described in this Prospectus or (v) the issuance of Common Units in connection with Acquisitions or Capital Improvements; provided that the Subordinated Units may be transferred without such consent to an affiliate of the Managing General Partner who agrees to be bound by the transfer restrictions contained in this paragraph.

                               TAX CONSIDERATIONS


    This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "-- Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partners and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Partnership are references to both the Partnership and the Operating Partnership.


    No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Common Units.

LEGAL OPINIONS AND ADVICE

    Counsel is of the opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating Partnership will each be treated as a partnership, and (ii) owners of Common Units (with certain exceptions, as described in "-- Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

    Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the Partnership that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of Common Units and, insofar as it relates to matters of law and legal conclusions, addresses the material tax consequences to Unitholders who are individual citizens or residents of the United States.


    No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partners. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.



    For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see "-- Tax Treatment of Operations -- Treatment of Short Sales"), (ii) whether a Unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see "-- Disposition of Common Units -- Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"), and (iv) whether the Partnership's method for depreciating Section 743 adjustments is sustainable (see "-- Uniformity of Units").

TAX RATES AND CHANGES IN FEDERAL INCOME TAX LAWS

    The top marginal income tax rate for individuals is 36% subject to a 10% surtax on individuals with taxable income in excess of $263,750 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. The net capital gain of an individual remains subject to a maximum 28% tax rate.


    The 1995 Proposed Legislation that was passed by Congress in 1995, as part of the Revenue Reconciliation Act of 1995, and vetoed by President Clinton would have altered the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as electing partnerships with more than 100 partners) and would have made certain additional changes to the treatment of large partnerships, such as the Partnership. Certain of the proposed changes are discussed later in this section. The 1995 Proposed Legislation was generally intended to simplify the administration of the tax rules governing large partnerships such as the Partnership. In addition, the 1995 Proposed Legislation contained provisions which would have reduced the maximum tax rate applicable to the net capital gains of an individual to 19.8%.



    On March 19, 1996, certain tax legislation, known as the Revenue Reconciliation Act of 1996, was presented to Congress that would impact the taxation of certain financial products, including partnership interests. One proposal would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons entered into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminated both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). Certain of these proposed changes are also discussed under "-- Disposition of Common Units."


    As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1995 Proposed Legislation, the Revenue Reconciliation Act of 1996 or any other changes in the federal income tax laws that would impact the Partnership and the Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

PARTNERSHIP STATUS


    A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.


    No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Operating Partnership will each be classified as a partnership for federal income tax purposes.

    In rendering its opinion, Counsel has relied on certain factual representations made by the Partnership and the General Partners. Such factual matters are as follows:


        (a) With respect to the Partnership and the Operating Partnership, the General Partners, at all times while acting as general partners of the Partnership and the Operating Partnership, will have combined net worth, computed on a fair market value basis, excluding their interests in the Partnership and in the Operating Partnership and any notes or receivables due from the Partnership or the Operating Partnership, of not less than $15 million;


        (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and (iii) the description thereof in this Prospectus;

        (c) The Operating Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership, and (iii) the description thereof in this Prospectus;

        (d) The General Partners will, at all times, act independently of the limited partners (other than the limited partner interest held by the General Partners); and

        (e) For each taxable year, less than 10% of the gross income of the Partnership will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

    Counsel's opinion as to the partnership classification of the Partnership in the event of a change in one of the general partners is based upon the assumption that the new general partner will satisfy the foregoing representations.


    Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of the Partnership and the General Partners and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of the Partnership's gross income will constitute qualifying income. The Partnership estimates that less than 7% of its gross income for each taxable year will not constitute qualifying income.


    If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

    If the Partnership or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Common Units) or taxable capital gain (after the Unitholder's tax basis in the

Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

    The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

    Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

    A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

    FLOW-THROUGH OF TAXABLE INCOME

    No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

    TREATMENT OF PARTNERSHIP DISTRIBUTIONS

    Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partners, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."


    A decrease in a Unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional Common Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his basis in his Common Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's basis for the share of such Section 751 Assets deemed relinquished in the exchange.


    RATIO OF TAXABLE INCOME TO DISTRIBUTIONS


    The Partnership estimates that a purchaser of Common Units in this offering who holds such Common Units from the date of the closing of this offering through December 31, 2000, will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be approximately 20% of the cash distributed with respect to that period. The Partnership further estimates that for taxable years after the taxable year ending December 31, 2000, the taxable income allocable to the Unitholders will constitute a significantly higher percentage of cash distributed to Unitholders. The Partnership Agreement provides that no taxable income, gain, loss, deduction or credit will be allocated to Unitholders for the taxable period ending December 31, 1996. Counsel is unable to opine that such allocation will be given effect for federal income tax purposes. If such allocation were not respected the Partnership expects that the Unitholders would be allocated only a minimal amount of taxable income for the period ending December 31, 1996. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower, and any such differences could be material and could materially affect the value of the Common Units.


    BASIS OF COMMON UNITS

    A Unitholder's initial tax basis for his Common Units will be the amount he paid for the Common Units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to the General Partners, but will have a share, generally based on his share of profits, of Partnership debt which is not recourse to any partner. See "-- Disposition of Common Units -- Recognition of Gain or Loss."

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
    LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES


    The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.


    In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases (other than basic increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

    The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

    A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded Partnership as investment income for purposes of the limitations on the deductibility of investment interest.

    LIMITATIONS ON INTEREST DEDUCTIONS

    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the Partnership's interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income

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pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION


    In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partners and the Unitholders in accordance with their respective percentage interests in the Partnership. At any time that distributions are made to the Common Units and not to the Subordinated Units, or that Incentive Distributions are made to the General Partners, taxable income will be allocated to the recipients to the extent of such distribution. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partners and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partners.


    As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by each of the General Partners ("Contributed Property"). The effect of these allocations to a Unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to their fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

    Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the disparity between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.


    Counsel is of the opinion that, with the exception of the allocations of recapture income and allocations of all items of income, gain, loss, deduction or credit to the General Partners for the taxable period ending on December 31, 1996 discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of Partnership income, and investors should be aware that the allocations of recapture income and allocations of all items of income, gain, loss, deduction or credit to the General Partners for the taxable period ending on December 31, 1996 in the Partnership Agreement may be successfully challenged by the IRS.

TAX TREATMENT OF OPERATIONS

    ACCOUNTING METHOD AND TAXABLE YEAR


    The Partnership will use the year ending December 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."


    INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

    The tax basis of the assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets will initially have an aggregate tax basis equal to the tax basis of the assets in the possession of the General Partners immediately prior to the formation of the Partnership plus the amount of gain recognized by the General Partners as a result of the formation of the Partnership. The federal income tax burden associated with the difference between the fair market value of property contributed by the General Partners and the tax basis established for such property will be borne by the General Partners. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

    To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Partnership. The Partnership will not be entitled to any amortization deductions with respect to goodwill conveyed to the Partnership on formation. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

    If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "-- Allocation of Partnership Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."


    Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the Underwriters' discount and commissions would be treated as a syndication cost.


    SECTION 754 ELECTION


    The Partnership intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit the Partnership to adjust a Common Unit purchaser's basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment to that basis.)

    Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, the legislative history of Section 197 indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or the legislative history of Section 197 of the Code. See "-- Uniformity of Units."


    Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation
Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or the legislative history of Section 197 of the Code. To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "-- Uniformity of Units."


    The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

    A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Unit's share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

    The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS

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
and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

    ALTERNATIVE MINIMUM TAX

    Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain, deduction or loss for purposes of the alternative minimum tax.


    A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.


    VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES


    The federal income tax consequences of the ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax bases, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.


    TREATMENT OF SHORT SALES

    A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of Partnership interests.

DISPOSITION OF COMMON UNITS

    RECOGNITION OF GAIN OR LOSS

    Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

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
    Prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.


    Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations -- Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partners of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.


    Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.


    The IRS has ruled that a partner who acquires interests in a Partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership, because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. In addition, under the financial product provisions of the Revenue Reconciliation Act of 1996, in the case of partnership interests in publicly traded partnerships which are substantially identical, the basis of such interests and any adjustments to basis, would be determined on an average basis and a taxpayer would be treated as selling such interests on a first-in, first-out basis. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling and subsequent legislation.


    ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES


    In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring


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Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

    The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

    A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

    NOTIFICATION REQUIREMENTS

    A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

    CONSTRUCTIVE TERMINATION

    The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination results in the closing of a Partnership's taxable year for all partners and the Partnership's assets are regarded as having been distributed to the partners and reconveyed to the Partnership, which is then treated as a new partnership. However, under new proposed regulations which are not yet effective, the Partnership will be deemed to have conveyed all its assets and liabilities to a newly formed partnership in exchange for all the interests in such partnership and then the Partnership will be deemed to have liquidated and to have distributed to its partners the interests in this newly formed partnership. A termination of the Partnership will cause a termination of the Operating Partnership and any Subsidiary Partnership. Such a termination could also result in penalties or loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred. (Under the 1995 Proposed Legislation, termination of a large partnership, such as the Partnership, would not occur by reason of the sale or exchange of interests in the partnership.)

    In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money deemed as a result of the termination to have been distributed to him exceeds the adjusted basis of his Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a constructive termination. A termination could also result in a deferral of Partnership deductions for

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depreciation. Finally, a termination might either accelerate the application of or subject the Partnership to any tax legislation enacted prior to the termination.

    ENTITY-LEVEL COLLECTIONS

    If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. Alternatively, the Partnership may elect to treat an amount paid on behalf of the General Partners and Unitholders as an expenditure of the Partnership if the amount paid on behalf of the General Partners is not substantially greater than 2% of the total amount paid. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS


    Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of
Section 197. Any non-uniformity could have a negative impact on the value of the Units. See "-- Tax Treatment of Operations -- Section 754 Election."



    The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or the legislative history of Section 197. See "-- Tax Treatment of Operations --
Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment


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described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "-- Disposition of Common Units -- Recognition of Gain or Loss."


    TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

    Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

    A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

    Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a Partnership is required to pay a withholding tax on the portion of the Partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

    Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

    Under a ruling of the IRS a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

    PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

    The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

    The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

    Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the Managing General Partner as the Tax Matters Partner of the Partnership.

    The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

    A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the 1995 Proposed Legislation, partners in electing large partnerships would be required to treat all Partnership items in a manner consistent with the Partnership return.

    Under the reporting provisions of the 1995 Proposed Legislation, each partner of an electing large partnership would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate.

    The House version of the 1995 Proposed Legislation would also make a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would require that each partner in a large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the 1995 Proposed Legislation, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

    It cannot be predicted whether or in what form the 1995 Proposed Legislation, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Unitholder might experience a reduction in cash distributions.

    NOMINEE REPORTING

    Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person,
(ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

    REGISTRATION AS A TAX SHELTER


    The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the Managing General Partner, as a principal organizer of the Partnership, will register the Partnership as a tax shelter with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The Partnership will apply for a tax shelter registration number with the Secretary of the Treasury. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.


    ACCURACY-RELATED PENALTIES

    An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

    A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

    A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS


    In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will initially own property and conduct business in the following states which currently impose a personal income tax: Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See "-- Disposition of Common Units -- Entity-Level Collections." Based on current law and its estimate of future Partnership operations, the Managing General Partner anticipates that any amounts required to be withheld will not be material.


    It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS


    An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.



    Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.


    In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the Managing General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.


    The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the Managing General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).


    Plan fiduciaries contemplating a purchase of Common Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITERS


    Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., Oppenheimer & Co., Inc., PaineWebber Incorporated and Prudential Securities Incorporated are serving as Representatives, have severally agreed to purchase, and the Partnership has agreed to sell to them, the respective number of Common Units set forth opposite the names of such Underwriters below:



                                                                                  NUMBER OF
NAME                                                                             COMMON UNITS
------------------------------------------------------------------------------  --------------

Morgan Stanley & Co. Incorporated.............................................
Dean Witter Reynolds Inc......................................................
A.G. Edwards & Sons, Inc......................................................
Oppenheimer & Co., Inc........................................................
PaineWebber Incorporated......................................................
Prudential Securities Incorporated............................................

                                                                                --------------
    Total.....................................................................      8,540,000
                                                                                --------------
                                                                                --------------


    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Units offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Common Units offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such Common Units are taken.

    The Underwriters initially propose to offer part of the Common Units directly to the public at the Price to Public set forth on the cover page hereof and part of such Common Units to certain dealers at a price which represents a concession not in excess of $ per Common Unit under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per Common Unit to other Underwriters or to certain other dealers. After the initial offering of the Common Units to the public, the offering price and other selling terms may from time to time be varied by the Representatives.


    Pursuant to the Underwriting Agreement, the Partnership has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,281,000 additional Common Units at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Common Units offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Units as the number of Common Units set forth opposite such Underwriter's name in the preceding table bears to the total number of Common Units offered by the Underwriters hereby.

    The Partnership, the Operating Partnership, the Managing General Partner and the Underwriters have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act.


    Each of the Partnership and the General Partners have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not (i) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Units, Subordinated Units or any securities convertible into or exercisable or exchangeable for Common Units or Subordinated Units or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the ecomonic consequences of ownership of the Common Units or such other securities, in cash or otherwise, for a period of 180 days after the date hereof, except for (i) the Common Units offered hereby, (ii) the Subordinated Units to be issued as described in this Prospectus, (iii) the redemption of Subordinated Units by the Partnership in connection with the exercise by the Underwriters of their over-allotment option as described in this Prospectus,
(iv) issuances of Common Units pursuant to employee plans described in this Prospectus or (v) the issuance of Common Units in connection with Acquisitions or Capital Improvements; provided that the Subordinated Units may be transferred without such consent to an affiliate of the Managing General Partner who agrees to be bound by the transfer restrictions contained in this paragraph.


    The Representatives have informed the Partnership that the Underwriters do not intend sales to discretionary accounts to exceed 5% of the Common Units offered by them.


    Application will be made to list the Common Units for trading on the New
York Stock Exchange ("NYSE") under the symbol "    ." In order to meet one of
the requirements for listing the Common Units on the NYSE, the Underwriters will undertake to sell lots of 100 or more Common Units to a minimum of 2,000 beneficial holders.


    Because the National Association of Securities Dealers, Inc. ("NASD") views the Common Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability of the Common Units should be judged similarly to the suitability of other securities that are listed for trading on a national securities exchange.


    Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. are acting as placement agents in connection with the private placement of the Notes, for which they will receive customary compensation. From time to time, Morgan Stanley & Co. Incorporated, Dean Witter Reynolds Inc. and PaineWebber Incorporated render investment banking services to NPS and its affiliates, for which they receive customary fees and commissions.


PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the Common Units of the Partnership. The initial public offering price will be determined by negotiations between the Managing General Partner and the Representatives. Among the factors considered in determining the initial public offering price will be the history of and prospects for the Partnership's business and the industry in which it competes, an assessment of the Partnership's management and the present state of the Partnership's development, the past and present revenues and earnings of the Partnership, the prospects for growth of the Partnership's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Partnership competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Partnership.

                          VALIDITY OF THE COMMON UNITS

    The validity of the Common Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., New York, New York. Certain legal matters in connection with the Common Units offered hereby are being passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS


    The audited financial statements of Cornerstone Propane GP, Inc. and of Cornerstone Propane Partners, L.P. and the pro forma consolidated financial statements of Cornerstone Propane Partners, L.P. included in this Prospectus, to the extent indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.



    The audited financial statements included in this Prospectus for Empire Energy Corporation, to the extent and for the periods indicated in their report, have been audited by Baird, Kurtz & Dobson, independent public accountants, and are included herein in reliance upon the report of said firm given upon its authority as experts in giving such report.



    The audited financial statements included in this Prospectus for SYN Inc., to the extent and for the periods indicated in the report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.


    The CGI Holdings, Inc. financial statements as of July 31, 1996 and 1995 and for each of the three years in the period ended July 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The audited financial statements included in this Prospectus for Synergy Group Incorporated, to the extent and for the periods indicated in their report, have been audited by Baird, Kurtz & Dobson, independent public accountants, and are included herein in reliance upon the report of said firm given upon its authority as experts in giving such report.

                             AVAILABLE INFORMATION


    The Partnership has not previously been subject to the informational requirements of the Exchange Act. The Partnership has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Units offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Partnership and the Common Units offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission by the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's Web site on the Internet at http://www.sec.gov.

                       CORNERSTONE PROPANE PARTNERS, L.P.


                         INDEX TO FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             ---------
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF CORNERSTONE PROPANE PARTNERS, L.P.

  Introduction.............................................................................................        F-3
  Report of Independent Public Accountants.................................................................        F-4
  Pro Forma Consolidated Balance Sheet as of September 30, 1996............................................        F-5
  Pro Forma Consolidated Statement of Operations for the Three Months Ended September 30, 1996.............        F-7
  Pro Forma Consolidated Statement of Operations for the Period Ended June 30, 1996........................        F-8
  Notes to Pro Forma Consolidated Financial Statements.....................................................        F-9

CORNERSTONE PROPANE PARTNERS, L.P.

  Report of Independent Public Accountants.................................................................       F-16
  Balance Sheet as of October 7, 1996......................................................................       F-17
  Note to Balance Sheet as of October 7, 1996..............................................................       F-18

CORNERSTONE PROPANE GP, INC.

  Report of Independent Public Accountants.................................................................       F-19
  Balance Sheet as of October 7, 1996......................................................................       F-20
  Note to Balance Sheet as of October 7, 1996..............................................................       F-21

EMPIRE ENERGY CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

  Independent Accountants' Report..........................................................................       F-22
  PREDECESSOR COMPANY:
  Consolidated Balance Sheets dated June 30, 1995 and 1996.................................................       F-23
  Consolidated Statements of Income for the Years Ended June 30, 1994, 1995, and 1996, for the Three Months
    Ended September 30, 1995, and for the One Month Ended July 31, 1996....................................       F-24
  Consolidated Statements of Stockholders' Equity for the Years Ended June 30, 1994, 1995 and 1996 and for
    the One Month Ended July 31, 1996......................................................................       F-25
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1994, 1995, and 1996, for the Three
    Months Ended September 30, 1995, and for the One Month Ended July 31, 1996.............................       F-26
  Notes to Consolidated Financial Statements...............................................................       F-27
  NEW BASIS (UNAUDITED):
  Consolidated Balance Sheet dated September 30, 1996......................................................       F-37
  Consolidated Statement of Operations for the Two Months Ended September 30, 1996.........................       F-38
  Consolidated Statement of Cash Flows for the Two Months Ended September 30, 1996.........................       F-39
  Consolidated Statement of Stockholders' Equity for the Two Months Ended September 30, 1996...............       F-40
  Notes to Consolidated Financial Statements dated September 30, 1996......................................       F-41

CGI HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................................................       F-47
  Consolidated Balance Sheets at July 31, 1996 and 1995 and October 31, 1996 (unaudited)...................       F-48
  Consolidated Statements of Operations for the Years Ended July 31, 1996, 1995, and 1994 and for the Three
    Months Ended October 31, 1996 and 1995 (unaudited).....................................................       F-50

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                                                                                               PAGE
                                                                                                             ---------
  Consolidated Statements of Stockholders' Equity for the Three Years Ended July 31, 1996, 1995, and 1994
    and for the Three Months Ended October 31, 1996 and 1995 (unaudited)...................................       F-51
  Consolidated Statements of Cash Flows for the Three Years Ended July 31, 1996, 1995, and 1994 and for the
    Three Months Ended October 31, 1996 and 1995 (unaudited)...............................................       F-52
  Notes to Consolidated Financial Statements...............................................................       F-53

SYN INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Public Accountants.................................................................       F-65
  Consolidated Balance Sheets dated June 30, 1996 and September 30, 1996...................................       F-66
  Consolidated Statements of Income for the Period from Inception (August 15, 1995) through June 30, 1996,
    for the 46 Days Ended September 30, 1995, and for the Three Months Ended September 30, 1996............       F-67
  Consolidated Statements of Stockholders' Equity for the Period from Inception (August 15, 1995) through
    September 30, 1996.....................................................................................       F-68
  Consolidated Statements of Cash Flows for the Period from Inception (August 15, 1995) through June 30,
    1996, for the 46 Days Ended September 30, 1995, and for the Three Months Ended September 30, 1996......       F-69
  Notes to Consolidated Financial Statements...............................................................       F-70

SYNERGY GROUP INCORPORATED CONSOLIDATED FINANCIAL STATEMENTS

  Independent Accountants' Report..........................................................................       F-77
  Consolidated Balance Sheet dated August 14, 1995.........................................................       F-78
  Consolidated Statements of Operations for the Years Ended March 31, 1994 and 1995 and for the Four and
    One-Half Months Ended August 14, 1995..................................................................       F-79
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended March 31, 1994 and 1995 and
    for the Four and One-Half Months Ended August 14, 1995.................................................       F-80
  Consolidated Statements of Cash Flows for the Years Ended March 31, 1994 and 1995 and for the Four and
    One-Half Months Ended August 14, 1995..................................................................       F-81
  Notes to Consolidated Financial Statements...............................................................       F-82

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
                       CORNERSTONE PROPANE PARTNERS, L.P.


    The pro forma consolidated financial statements of Cornerstone Propane Partners, L.P. (the "Partnership") are based upon the historical consolidated financial statements of SYN Inc. ("Synergy"), Empire Energy Corporation ("Empire Energy") and CGI Holdings, Inc. ("Coast") appearing elsewhere herein. The pro forma consolidated financial statements were prepared to reflect the formation of the Partnership to own and operate the propane business and operations of Synergy, Empire Energy, Coast and Myers Propane Gas Company ("Myers"). Historical financial statements of Myers have not been included based on the Partnership's belief that the inclusion of Myers does not have a material effect on the pro forma consolidated financial statements of the Partnership. Cornerstone Propane GP, Inc. will serve as the Managing General Partner of the Partnership. The formation of the Partnership is described in the Notes to Pro Forma Consolidated Financial Statements.


    The pro forma consolidated financial statements do not purport to present the financial position or results of operations of the Partnership had the transactions to be effected at the closing of this offering actually been completed as of the dates indicated. In addition, the pro forma consolidated financial statements are not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the historical financial statements of Synergy, Empire Energy and Coast and the notes thereto appearing elsewhere in this Prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Cornerstone Propane Partners, L.P.:



    We have examined the pro forma adjustments reflecting the transactions described in the notes to the pro forma consolidated financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated statement of operations of Cornerstone Propane Partners, L.P. (a Delaware limited partnership) for the year ended June 30, 1996. The historical amounts in the accompanying statements are derived from the historical financial statements of SYN Inc., which were audited by us, and the historical financial statements of Empire Energy Corporation and CGI Holdings, Inc., which were audited by other accountants, appearing elsewhere herein. The historical amounts related to Myers Propane Gas Company were derived from the unaudited historical financial statements of Myers Propane Gas Company. The pro forma adjustments are based upon management's assumptions described in the notes to the pro forma consolidated financial statements. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.



    In addition, we have reviewed the pro forma adjustments and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated balance sheet of Cornerstone Propane Partners, L.P., as of September 30, 1996 and the related pro forma consolidated statement of operations for the three months ended September 30, 1996. These historical financial statements are derived from the historical unaudited interim financial statements of SYN Inc., the historical unaudited interim financial statements of Empire Energy Corporation, and the historical unaudited interim financial statements of CGI Holdings, Inc., appearing elsewhere herein. The historical unaudited interim financial statements of Myers Propane Gas Company, were derived from the unaudited historical interim financial statements of Myers Propane Gas Company. Such pro forma adjustments are based on management's assumptions as described in the notes to the pro forma consolidated financial statements. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.



    The objective of this pro forma consolidated financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.


    In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the transactions described in the notes to the pro forma consolidated financial statements, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated financial statements as of and for the year ended June 30, 1996.


    A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma consolidated balance sheet as of September 30, 1996, and the pro forma consolidated statement of operations for the three months ended September 30, 1996. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the notes to the pro forma consolidated financial statements, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated balance sheet as of September 30, 1996, and the pro forma consolidated statement of operations for the three months ended September 30, 1996.


                                          ARTHUR ANDERSEN LLP


Minneapolis, Minnesota
November 19, 1996

                       CORNERSTONE PROPANE PARTNERS, L.P.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                        SYNERGY                                     PRO FORMA       PARTNERSHIP
                                        HISTORICAL                                 ADJUSTMENTS       PRO FORMA
                                        --------   EMPIRE    COAST     MYERS    -----------------   -----------
                                                   ENERGY   --------  HISTORICAL
                                                  --------    (B)     --------
                                                    (A)                 (C)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........  $ 1,444   $  --     $  4,753  $   110   $     390,686(D)     $  6,307
                                                                                     (390,686) (E)
  Trade receivables...................    7,791      7,987    21,443      159        --                37,380
  Related party receivables...........   37,966      7,978     --          90          (7,978) (F)     --
                                                                                      (16,577) (G)
                                                                                      (21,389) (H)
                                                                                          (90) (I)
  Inventories.........................    8,165     10,938     6,751      110        --                25,964
  Current deferred income tax
    assets............................    3,727      1,101       802    --             (5,630) (J)     --
  Other...............................    1,019      1,366     1,322       40        --                 3,747
                                        --------  --------  --------  --------  -----------------   -----------
    Total current assets..............   60,112     29,370    35,071      509         (51,664)         73,398
                                        --------  --------  --------  --------  -----------------   -----------
Property, plant and equipment, net....   69,893    108,960    51,435    2,174        --               232,462
Deferred income tax asset.............    5,400      --        --       --             (5,400) (J)     --
Excess of cost over fair value........   31,381     31,306    52,841    1,994          16,577(G)      144,099
                                                                                      (10,000) (K)
                                                                                       20,000(L)
Other assets, net.....................    3,256      4,898     4,158      463           5,050(D)       17,825
                                        --------  --------  --------  --------  -----------------   -----------
                                        $170,042  $174,534  $143,505  $ 5,140   $     (25,437)       $467,784
                                        --------  --------  --------  --------  -----------------   -----------
                                        --------  --------  --------  --------  -----------------   -----------


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                          SYNERGY                                   PRO FORMA       PARTNERSHIP
                                          HISTORICAL                               ADJUSTMENTS       PRO FORMA
                                          --------   EMPIRE    COAST    MYERS   -----------------   -----------
                                                     ENERGY   --------  HISTORICAL
                                                    --------    (B)     ------
                                                      (A)                (C)
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt.....  $ 2,630   $  5,229  $  4,220  $--     $     (12,079)(E)   $   12,750
                                                                                       12,750(D)
  Trade accounts payable................    6,270      4,023    28,364     25        --                 38,682
  Accrued liabilities...................    2,999      6,322     3,777     87        --                 13,185
  Acquisition liabilities...............   29,367      --        --      --            (7,978)(F)       --
                                                                                      (21,389)(H)
  Accrued income taxes..................    --         --        --       181            (181)(J)       --
                                          --------  --------  --------  ------  -----------------   -----------
    Total current liabilities...........   41,266     15,574    36,361    293         (28,877)          64,617
                                          --------  --------  --------  ------  -----------------   -----------
Long-term debt..........................   22,959     93,882    45,069   --          (168,368)(E)      220,000
                                                                                      220,000(D)
                                                                                        6,548(E)
                                                                                          (90)(I)
Notes payable--related party............   55,562      8,000     3,300  2,400         (52,812)(E)        8,450
                                                                                       (8,000)(E)
Deferred income tax liability...........    --        28,078    10,305   --           (38,383)(J)       --
Other...................................    --        15,000     1,095    112         (10,000)(K)        6,207
                                          --------  --------  --------  ------  -----------------   -----------
    Total liabilities...................  119,787    160,534    96,130  2,805         (79,982)         299,274
                                          --------  --------  --------  ------  -----------------   -----------

MANDATORILY REDEEMABLE SECURITIES
  Preferred stock.......................    --         --        8,675   --            (8,675)(E)       --

STOCKHOLDERS' EQUITY
  Preferred stock.......................   55,312      --        --     2,300         (55,312)(E)       --
                                                                                       (2,300)(E)
  Common stock equity...................   (5,057 )   14,000    38,700     35          20,000(L)        --
                                                                                      (78,818)(E)
                                                                                       27,534(J)
                                                                                       (4,322)(E)
                                                                                       (6,548)(E)
                                                                                      162,986(D)
                                                                                     (168,510)(M)

PARTNERS' CAPITAL
  Common unitholders....................    --         --        --      --            85,940(M)        85,940
  Subordinated unitholders..............    --         --        --      --            79,200(M)        79,200
  General partners......................    --         --        --      --             3,370(M)         3,370
                                          --------  --------  --------  ------  -----------------   -----------
    Total stockholders' equity partners'
     capital............................   50,255     14,000    38,700  2,335          63,220          168,510
                                          --------  --------  --------  ------  -----------------   -----------
                                          $170,042  $174,534  $143,505  $5,140  $     (25,437)      $  467,784
                                          --------  --------  --------  ------  -----------------   -----------
                                          --------  --------  --------  ------  -----------------   -----------


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                        CORNERSTONE PROPANE PARTNERS, LP
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)



                                  HISTORICAL AMOUNTS
                          ----------------------------------
                                    EMPIRE                                       PRO FORMA      PARTNERSHIP
                          SYNERGY   ENERGY   COAST                              ADJUSTMENTS      PRO FORMA
                          -------- -------- --------           ACQUISITION/   ---------------  --------------
                                                                DISPOSITION
                                                      MYERS     ADJUSTMENTS
                                                     -------  ---------------
                                                       (C)          (N)
REVENUE.................. $17,883  $ 15,035 $108,175 $   482    $       181       --           $   141,756
COST OF SALES............   8,940     7,910  100,266     293            110          (241)(O)      117,278
                          -------- -------- -------- -------         ------       -------      --------------
GROSS PROFIT.............   8,943     7,125    7,909     189             71           241           24,478
                          -------- -------- -------- -------         ------       -------      --------------
EXPENSES
  Operating..............   6,948     5,196    5,201     155            (77  )         (47)(P)      17,376
  General and
    administrative.......     965     1,812    1,091   --          --                (618)(P)        3,250
  Depreciation and
    amortization.........   1,000     1,586    1,067      46             19            20(Q)         3,738
                          -------- -------- -------- -------         ------       -------      --------------
                            8,913     8,594    7,359     201            (58  )        (645)         24,364
                          -------- -------- -------- -------         ------       -------      --------------
OPERATING INCOME
 (LOSS)..................      30    (1,469)      550     (12)           129          886              114
INTEREST EXPENSE, NET....   1,665     1,704    1,294      44             33          (273)(R)        4,467
LOSS ON SALE OF
 PARTNERSHIP INTEREST....   --        --         660   --              (660  )     --              --
                          -------- -------- -------- -------         ------       -------      --------------
INCOME (LOSS) BEFORE
 INCOME TAXES............  (1,635 )   (3,173)   (1,404)     (56)           756       1,159          (4,353)
INCOME TAX PROVISION
 (BENEFIT)...............    (550 )   (1,165)     (491)     (21)           287       1,965(J)           25
                          -------- -------- -------- -------         ------       -------      --------------
NET INCOME (LOSS)........ $(1,085 ) $ (2,008) $   (913) $   (35)   $       469 $      (806)    $    (4,378)
                          -------- -------- -------- -------         ------       -------
                          -------- -------- -------- -------         ------       -------
General partners'
 interest in net loss....                                                                              (88)
                                                                                               --------------
Limited partner's
 interest in net loss....                                                                      $    (4,290)
                                                                                               --------------
Net loss per unit........                                                                      $     (0.26)(S)
                                                                                               --------------
                                                                                               --------------
Weighted average number
 of Units outstanding....                                                                           16,419
                                                                                               --------------
                                                                                               --------------



  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                        CORNERSTONE PROPANE PARTNERS, LP
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE PERIOD ENDED JUNE 30, 1996
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)



                                    EMPIRE
                                    ENERGY                                   PRO FORMA      PARTNERSHIP
                                   HISTORICAL                               ADJUSTMENTS      PRO FORMA
                          SYNERGY  --------  COAST    MYERS   ACQUISITION/---------------  --------------
                          --------          -------- -------  DISPOSITION
                                                              ADJUSTMENTS
                            (T)               (U)      (V)    ----------
                                                                 (W)
REVENUE.................. $106,121 $98,821  $384,961 $ 4,725    $1,162    $        --      $   595,790
COST OF SALES............   51,112  50,080   351,549   2,767       476         (1,500)(O)      454,484
                          -------- -------- -------- -------  ----------      -------      --------------
GROSS PROFIT.............   55,009  48,741    33,412   1,958       686          1,500          141,306
                          -------- -------- -------- -------  ----------      -------      --------------
EXPENSES
  Operating..............   32,559  24,766    20,768     902       312         (2,833)(P)       76,474
  General and
    administrative.......    3,750   8,254     3,835      --        --         (5,904)(P)        9,935
  Depreciation and
    amortization.........    3,973   5,875     4,268     184       122             78(Q)        14,500
                          -------- -------- -------- -------  ----------      -------      --------------
                            40,282  38,895    28,871   1,086       434         (8,659)         100,909
                          -------- -------- -------- -------  ----------      -------      --------------
OPERATING INCOME.........   14,727   9,846     4,541     872       252         10,159           40,397
INTEREST EXPENSE, NET....    6,682   2,598     5,550     175       133          2,727(R)        17,865
                          -------- -------- -------- -------  ----------      -------      --------------
INCOME (LOSS) BEFORE
 INCOME TAXES............    8,045   7,248    (1,009)     697      119          7,432           22,532
INCOME TAX PROVISION
 (BENEFIT)...............    3,336   3,550      (314)     265       42         (6,779)(J)          100
                          -------- -------- -------- -------  ----------      -------      --------------
NET INCOME (LOSS)........ $  4,709 $ 3,698  $   (695) $   432   $   77    $    14,211      $    22,432
                          -------- -------- -------- -------  ----------      -------
                          -------- -------- -------- -------  ----------      -------
General partners'
 interest in net
 income..................                                                                          449
                                                                                           --------------
Limited partner's
 interest in net
 income..................                                                                  $    21,983
                                                                                           --------------
Net income per unit......                                                                  $      1.34(S)
                                                                                           --------------
                                                                                           --------------
Weighted average number
 of Units outstanding....                                                                       16,419
                                                                                           --------------
                                                                                           --------------



  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1.  BASIS OF PRESENTATION:


    The pro forma adjustments described in Note 3 below have been prepared as if the Transactions to be effected at the closing of the offering had taken place on September 30, 1996 with respect to balance sheet information and at the beginning of the respective periods with respect to statement of operations. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments made to effect the Transactions will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Prospectus.


2.  THE TRANSACTIONS:


    Concurrently with the closing of the offering (the "Offering") of Common Units by Cornerstone Propane Partners, L.P. (the "Partnership"), Cornerstone Propane GP, Inc. (the "Managing General Partner") and SYN Inc. ("Synergy" or the "Special General Partner") will contribute, or cause to be contributed, the operations (the "Combined Operations") of Synergy, Empire Energy Corporation ("Empire Energy") (the principal propane subsidiaries of Northwestern Growth Corporation ("Northwestern Growth")), Myers Propane Gas Company ("Myers") and CGI Holdings, Inc. ("Coast") to Cornerstone Propane, L.P. (the "Operating Partnership") in exchange for all the interests in the Operating Partnership, and the Operating Partnership will assume substantially all of the liabilities associated with the Combined Operations. Immediately thereafter, all of the limited partner interests in the Operating Partnership will be conveyed to the Partnership in exchange for interests in the Partnership. As a result of such transactions, the Managing General Partner and the Special General Partner will own an aggregate 47.0% limited partner interest in the Partnership and an aggregate 2% general partner interest in the Partnership and the Operating Partnership (including the right to receive incentive distributions).

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


3.  PRO FORMA ADJUSTMENTS:



A. Reflects the purchase of Empire Energy by Northwestern Growth and the related issuance of new debt. The adjustments are reflected at September 30, 1996 as follows:



                                                                          EMPIRE ENERGY    PURCHASE      EMPIRE
                                                                            HISTORICAL    ADJUSTMENTS    ENERGY
                                                                          --------------  -----------  ----------
   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.............................................   $    --         $  --       $   --
  Trade receivables.....................................................          7,987       --            7,987
  Related party receivables.............................................          2,000        5,978        7,978
  Inventories...........................................................         10,938       --           10,938
  Current deferred income tax assets....................................          1,101       --            1,101
  Other.................................................................          1,366       --            1,366
                                                                          --------------  -----------  ----------
    Total current assets................................................         23,392        5,978       29,370
                                                                          --------------  -----------  ----------
                                                                          --------------  -----------  ----------
PROPERTY, PLANT AND EQUIPMENT...........................................        108,960       --          108,960
EXCESS OF COST OVER FAIR VALUE..........................................          8,112       23,194       31,306
OTHER ASSETS, NET.......................................................          3,658        1,240        4,898
                                                                          --------------  -----------  ----------
                                                                           $    144,122    $  30,412   $  174,534
                                                                          --------------  -----------  ----------
                                                                          --------------  -----------  ----------
    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.....................................   $      5,229    $  --       $    5,229
  Trade accounts payable................................................          4,023       --            4,023
  Accrued liabilities...................................................          6,322       --            6,322
                                                                          --------------  -----------  ----------
    Total current liabilities...........................................         15,574       --           15,574
                                                                          --------------  -----------  ----------
Long-term debt..........................................................         93,882       --           93,882
Note payable--related party.............................................          5,000        3,000        8,000
Deferred income tax liability...........................................         28,078       --           28,078
Other...................................................................        --            15,000       15,000
                                                                          --------------  -----------  ----------
    Total liabilities...................................................        142,534       18,000      160,534
                                                                          --------------  -----------  ----------
STOCKHOLDERS' EQUITY
  Common stock equity...................................................          1,588       12,412       14,000
                                                                          --------------  -----------  ----------
                                                                                  1,588       12,412       14,000
                                                                          --------------  -----------  ----------
                                                                           $    144,122    $  30,412   $  174,534
                                                                          --------------  -----------  ----------
                                                                          --------------  -----------  ----------

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


3.  PRO FORMA ADJUSTMENTS: (CONTINUED)


B. Reflects the purchase of Coast by Northwestern Growth. The adjustments are reflected at October 31, 1996 as follows:



                                                                                COAST      PURCHASE
                                                                              HISTORICAL  ADJUSTMENTS    COAST
                                                                              ----------  -----------  ----------
   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................................  $    4,753   $  --       $    4,753
  Trade receivables.........................................................      21,443      --           21,443
  Inventories...............................................................       6,751      --            6,751
  Current deferred income tax assets........................................         802      --              802
  Other.....................................................................       1,322      --            1,322
                                                                              ----------  -----------  ----------
    Total current assets....................................................      35,071      --           35,071
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
PROPERTY, PLANT AND EQUIPMENT...............................................      51,435      --           51,435
EXCESS OF COST OVER FAIR VALUE..............................................      11,761      41,080       52,841
OTHER ASSETS, NET...........................................................       7,307      (3,149)       4,158
                                                                              ----------  -----------  ----------
                                                                              $  105,574   $  37,931   $  143,505
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
    LIABILITIES AND STOCKHOLDERS' CAPITAL

CURRENT LIABILITIES:
  Current portion of long-term debt.........................................  $    4,220   $  --       $    4,220
  Trade accounts payable....................................................      27,364       1,000       28,364
  Accrued liabilities.......................................................       3,777      --            3,777
                                                                              ----------  -----------  ----------
    Total current liabilities...............................................      35,361       1,000       36,361
                                                                              ----------  -----------  ----------
Long-term debt..............................................................      45,069      --           45,069
Note payable--related party.................................................      --           3,300        3,300
Deferred income tax liability...............................................      10,305      --           10,305
Other.......................................................................       1,095      --            1,095
                                                                              ----------  -----------  ----------
    Total liabilities.......................................................      91,830       4,300       96,130
                                                                              ----------  -----------  ----------
MANDATORILY REDEEMABLE SECURITIES
  Preferred stock equity....................................................       8,675      --            8,675
STOCKHOLDERS' EQUITY
  Common stock equity.......................................................       5,069      33,631       38,700
                                                                              ----------  -----------  ----------
                                                                                   5,069      33,631       38,700
                                                                              ----------  -----------  ----------
                                                                              $  105,574   $  37,931   $  143,505
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------



C. Historical financial statements of Myers have not been included based on the Partnership's belief that the inclusion of Myers does not have a material effect on the pro forma consolidated financial statements of the Partnership.



D. Reflects the receipt of proceeds from this offering of $179,340, the Note Placement of $220,000 and borrowings under the working capital facility of $12,750, net of offering costs of $21,404.

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


3.  PRO FORMA ADJUSTMENTS: (CONTINUED)


E. Reflects the payment of debt and preferred stock and the distribution to the General Partners which was assumed by the Partnership in connection with the transaction:



Payment of indebtedness...........................................  $ 161,820
Payment of related party indebtedness.............................     67,360
Distribution to the General Partners..............................     95,219
Redemption of preferred stock.....................................     66,287
                                                                    ---------
  Total cash distributions........................................  $ 390,686
                                                                    ---------
                                                                    ---------



F. Reflects the elimination of accounts receivable and claims by Empire Energy arising in connection with the Empire Acquisition of Certain Synergy Assets.



G. Reflects a reallocation of the fair value of net assets acquired in connection with the acquisition of Synergy Group Incorporated by Synergy under the purchase method of accounting.



H. Reflects the retention of certain assets and liabilities that will not be contributed to the Partnership and will be retained by Synergy.



I. Reflects the elimination of an intercompany receivable/payable between Myers and Synergy.



J. Reflects the elimination of income tax related accounts because income taxes will not be borne by the Partnership, except for income taxes applicable to operations to be conducted by the Partnership's wholly owned corporate subsidiary.



K. Reflects the retention of certain assets and liabilities that will not be contributed to the Partnership and will be retained by Northwestern Growth.



L. Reflects the payment to terminate the Empire Gas management agreement and to have Northwestern Growth acquire the 30% common stock interest in Synergy and the 49% common stock interest in Myers owned by Empire Gas.



M. Reflects the allocation of the Partnership equity resulting from the transactions associated with the closing of the Offering, using the following relative interests: (1) effective general partner interests in the Partnership equal to 2% of total Partners' Capital; (2) Common Units equal to an approximate 51% limited partner interest; and (3) Subordinated Units equal to an approximate 47% limited partner interest.



N. Reflects the pro forma three months results of propane operations which were acquired by Northwestern Growth subsequent to October 1, 1996 and will be contributed to the Operating Partnership pursuant to the Transactions. Also reflects Coast's sale of its interest in a limited partnership subsequent to October 1, 1996.



O. Reflects acquisition and logistic cost savings associated with propane purchasing from the integration of the Coast wholesale operation with the Combined Operations.



P. Reflects the full period effect of operating expense savings resulting from the consolidation of certain operations that occurred subsequent to July 1, 1995, as well as the estimated elimination of certain

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


3.  PRO FORMA ADJUSTMENTS: (CONTINUED)


    operating and general and administrative expenses associated with the operation of the Partnership, as follows:



                                                                                                         THREE MONTHS
                                                                                           YEAR ENDED        ENDED
                                                                                            JUNE 30,     SEPTEMBER 30,
                                                                                              1996           1996
                                                                                           -----------  ---------------
Operating:
-----------------------------------------------------------------------------------------
Retail overlap consolidations............................................................   $     700      $  --
Insurance savings........................................................................       2,133             47
                                                                                           -----------         -----
                                                                                            $   2,833      $      47
                                                                                           -----------         -----
                                                                                           -----------         -----
General and Administrative:
-----------------------------------------------------------------------------------------
Nonrecurring expenses of former Empire Energy shareholder................................   $   4,229      $     185
Corporate overhead consolidation.........................................................       2,100            525
Eliminated bank and consulting fees......................................................         325             96
Estimated incremental general and administrative cost associated with the partnership....        (750)          (188)
                                                                                           -----------         -----
                                                                                            $   5,904      $     618
                                                                                           -----------         -----
                                                                                           -----------         -----


   The pro forma adjustment for general and administrative expenses does not include any amount for the incentive compensation that might be paid to key employees.


Q. Reflects the additional depreciation and amortization expense due to the increase in property and intangibles that result from applying the purchase method of accounting to the Empire Energy and Coast acquisitions.



R. Reflects the following adjustment to interest expense from the Transactions:



                                                                                                     THREE MONTHS
                                                                                                         ENDED
                                                                                       YEAR ENDED    SEPTEMBER 30,
                                                                                      JUNE 30, 1996      1996
                                                                                      -------------  -------------
Historical interest expense.........................................................   $    13,753     $   4,707
Pro forma interest expense from adjustment to full year. Note (M)...................           890        --
Pro forma interest expense from acquisitions. Note (N)..............................           495            33
                                                                                      -------------       ------
                                                                                       $    15,138     $   4,740
                                                                                      -------------       ------
Pro forma interest expense applicable to the Partnership:
  $220,000 first mortgage notes at a rate of 7.53% per annum........................   $    16,566     $   4,142
  Interest expense attributable to working capital facility based on an average
    outstanding principal balance of $2,000 at 6.50% per annum......................           130            33
  Interest expense attributable to debt assumed based on an average outstanding
    principal balance of $9,500 at 8.50% per annum..................................           808           202
  Debt expense amortization based on $5,050 estimated debt issuance costs...........           361            90
                                                                                      -------------       ------
                                                                                       $    17,865     $   4,467
                                                                                      -------------       ------
                                                                                      -------------       ------
Pro forma interest expense adjustment...............................................   $     2,727     $    (273)
                                                                                      -------------       ------
                                                                                      -------------       ------

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


3.  PRO FORMA ADJUSTMENTS: (CONTINUED)


S. Net income (loss) per Unit is determined by dividing the net income (loss) that would be allocated to the Unitholders, which is 98% of net income
    (loss), by the number of units outstanding. The number of units outstanding, 16,419, were assumed to have been outstanding the entire period.



T. Reflects the results of operations for the pre-acquisition period July 1, 1995 to August 14, 1995 for Synergy and the pro forma full year results of propane operations acquired by Synergy subsequent to July 1, 1995.



                                                                                  ADJUST
                                                                                HISTORICAL   ACQUISITION/
                                                                     SYNERGY      TO FULL     DISPOSITION
                                                                   HISTORICAL      YEAR       ADJUSTMENTS    SYNERGY
                                                                   -----------  -----------  -------------  ----------
REVENUE..........................................................   $  96,062    $   7,568     $   2,491    $  106,121
COST OF SALES....................................................      46,187        3,631         1,294        51,112
                                                                   -----------  -----------       ------    ----------
GROSS PROFIT.....................................................      49,875        3,937         1,197        55,009
                                                                   -----------  -----------       ------    ----------
EXPENSES
  Operating......................................................      28,745        3,163           651        32,559
  General and administrative.....................................       3,281          469            --         3,750
  Depreciation and amortization..................................       3,329          472           172         3,973
                                                                   -----------  -----------       ------    ----------
                                                                       35,355        4,104           823        40,282
                                                                   -----------  -----------       ------    ----------
OPERATING INCOME (LOSS)..........................................      14,520         (167)          374        14,727
INTEREST EXPENSE, NET............................................       5,584          816           282         6,682
                                                                   -----------  -----------       ------    ----------
INCOME (LOSS) BEFORE INCOME TAXES................................       8,936         (983)           92         8,045
INCOME TAX PROVISON (BENEFIT)....................................       3,675         (373)           34         3,336
                                                                   -----------  -----------       ------    ----------
NET INCOME (LOSS)................................................   $   5,261    $    (610)    $      58    $    4,709
                                                                   -----------  -----------       ------    ----------
                                                                   -----------  -----------       ------    ----------

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


3.  PRO FORMA ADJUSTMENTS: (CONTINUED)


U. Reflects the pro forma full year results of propane operations acquired by Coast subsequent to August 1, 1995. Also reflects the elimination of results of discontinued operations subsequent to August 1, 1995.



                                                                                          ACQUISITION/
                                                                                           DISPOSITION
                                                                                           ADJUSTMENT      COAST
                                                                                COAST     -------------  ----------
                                                                              HISTORICAL
                                                                              ----------
                                                                                 (C)
REVENUE.....................................................................  $  384,354    $     607    $  384,961
COST OF SALES...............................................................     351,213          336       351,549
                                                                              ----------        -----    ----------
GROSS PROFIT................................................................      33,141          271        33,412
EXPENSES
  Operating.................................................................      21,046         (278)       20,768
  General and administrative................................................       3,835           --         3,835
  Depreciation and amortization.............................................       4,216           52         4,268
                                                                              ----------        -----    ----------
                                                                                  29,097         (226)       28,871
                                                                              ----------        -----    ----------
OPERATING INCOME............................................................       4,044          497         4,541
INTEREST EXPENSE, NET.......................................................       5,470           80         5,550
                                                                              ----------        -----    ----------
INCOME (LOSS) BEFORE INCOME TAXES...........................................      (1,426)         417        (1,009)
INCOME TAX PROVISION (BENEFIT)..............................................        (473)         159          (314)
                                                                              ----------        -----    ----------
NET INCOME (LOSS)...........................................................  $     (953)   $     258    $     (695)
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------



V. Reflects the results of operations for the pre-acquisition period July 1, 1995 to December 6, 1995 for Myers.



                                                                                                  ADJUST
                                                                                                HISTORICAL
                                                                                      MYERS       TO FULL
                                                                                   HISTORICAL      YEAR        MYERS
                                                                                   -----------  -----------  ---------
REVENUE..........................................................................   $   3,178    $   1,547   $   4,725
COST OF SALES....................................................................       1,842          925       2,767
                                                                                   -----------  -----------  ---------
GROSS PROFIT.....................................................................       1,336          622       1,958
EXPENSES
  Operating......................................................................         554          348         902
  General and Administrative.....................................................          --           --          --
  Depreciation and amortization..................................................         103           81         184
                                                                                   -----------  -----------  ---------
                                                                                          657          429       1,086
                                                                                   -----------  -----------  ---------
OPERATING INCOME.................................................................         679          193         872
INTEREST EXPENSE, NET............................................................         101           74         175
                                                                                   -----------  -----------  ---------
INCOME (LOSS) BEFORE INCOME TAXES................................................         578          119         697
INCOME TAX PROVISION.............................................................         220           45         265
                                                                                   -----------  -----------  ---------
NET INCOME.......................................................................   $     358    $      74   $     432
                                                                                   -----------  -----------  ---------
                                                                                   -----------  -----------  ---------



W. Reflects the pro forma full year results of propane operations acquired by Northwestern Growth subsequent to July 1, 1995.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cornerstone Propane Partners, L.P.


    We have audited the accompanying balance sheet of Cornerstone Propane Partners, L.P. (a Delaware limited partnership) as of October 7, 1996. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cornerstone Propane Partners, L.P. as of October 7, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
October 7, 1996

                       CORNERSTONE PROPANE PARTNERS, L.P.
                                 BALANCE SHEET
                                OCTOBER 7, 1996


ASSETS:
  Cash..............................................................................  $     990
  Receivable........................................................................         10
                                                                                      ---------
    Total Assets....................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

PARTNERS' EQUITY:
  General Partner...................................................................  $      10
  Organizational Limited Partner....................................................        990
                                                                                      ---------
    Total Partners' Equity..........................................................  $   1,000
                                                                                      ---------
                                                                                      ---------


        The accompanying note is an integral part of this balance sheet.

                       CORNERSTONE PROPANE PARTNERS, L.P.
                             NOTE TO BALANCE SHEET
                                OCTOBER 7, 1996


    Cornerstone Propane Partners, L.P. (the "Partnership") is a Delaware limited partnership recently formed to own and operate the propane operations of SYN Inc., Empire Energy Corporation, CGI Holdings, Inc., and Myers Propane Gas Company through a limited partnership. The Partnership has not commenced operations. The Partnership intends to offer Common Units, representing limited partner interests in the Partnership, to the public pursuant to a registered public offering (the "Offering").


    On October 7, 1996, Cornerstone Propane GP, Inc., a recently formed Delaware corporation, contributed $10 for a general partner interest and an organizational limited partner contributed $990 for a limited partner interest in the Partnership.


    The Partnership intends to adopt the provisions of a Restricted Unit Plan, which will be effective upon the consummation of the Offering, under which certain executives, officers and directors of the Partnership will have rights to receive authorized but unissued Common Units with an aggregate value of $12.5 million. Common Units with an aggregate value of $7.0 million will be allocated to selected executives and Common Units with an aggregate value of $.9 million will be allocated to existing directors upon the consummation of the Offering, subject to certain vesting conditions and other customary terms and conditions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cornerstone Propane GP, Inc.

    We have audited the accompanying balance sheet of Cornerstone Propane GP, Inc. (a Delaware corporation) as of October 7, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cornerstone Propane GP, Inc., as of October 7, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
October 7, 1996

                          CORNERSTONE PROPANE GP, INC.
                                 BALANCE SHEET
                                OCTOBER 7, 1996


                                            ASSETS

Cash................................................................................  $   1,000
Investment in Cornerstone Propane Partners, L.P.....................................         10
                                                                                      ---------
  Total Assets......................................................................  $   1,010
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDER'S EQUITY

Payable to Cornerstone Propane Partners, L.P........................................  $      10
Stockholder's equity................................................................      1,000
                                                                                      ---------
  Total Liabilities and Stockholder's Equity........................................  $   1,010
                                                                                      ---------
                                                                                      ---------


        The accompanying note is an integral part of this balance sheet.

                          CORNERSTONE PROPANE GP, INC.
                             NOTE TO BALANCE SHEET
                                OCTOBER 7, 1996

    Cornerstone Propane GP, Inc. (the "Company") is a recently formed Delaware corporation, which is owned 100% by Northwestern Growth Corporation. The Company was formed to acquire a general partner interest in Cornerstone Propane Partners, L.P., and its subsidiary operating partnership.

    On October 4, 1996, Northwestern Growth Corporation contributed $1,000 in cash to the Company and the Company committed to contribute $10 to Cornerstone Propane Partners, L.P., as a general partner capital contribution.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
Empire Energy Corporation
Lebanon, Missouri

    We have audited the accompanying consolidated balance sheets of EMPIRE ENERGY CORPORATION as of June 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMPIRE ENERGY CORPORATION as of June 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Springfield, Missouri
  August 14, 1996 (except with respect
  to the matter discussed in Note 14
  as to which the date is October 7, 1996)

                           EMPIRE ENERGY CORPORATION


                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                                JUNE 30,    JUNE 30,
                                                                                                  1995        1996
                                                                                               -----------  ---------
                                                       ASSETS
CURRENT ASSETS:
  Cash.......................................................................................   $      --   $   2,064
  Trade receivables, less allowance for doubtful accounts; 1995 -- $905 and 1996 -- $1,262...       3,302       5,724
  Inventories................................................................................       4,831       6,702
  Prepaid expenses...........................................................................         103         103
  Refundable income taxes....................................................................         727         457
  Deferred income taxes......................................................................         652         996
                                                                                               -----------  ---------
    Total Current Assets.....................................................................       9,615      16,046
                                                                                               -----------  ---------
DUE FROM SYN INC.............................................................................          --       7,978
                                                                                               -----------  ---------
PROPERTY AND EQUIPMENT, At Cost:
  Land and buildings.........................................................................       7,329       8,903
  Storage and consumer service facilities....................................................      56,827      80,615
  Transportation, office and other equipment.................................................      16,804      18,702
                                                                                               -----------  ---------
                                                                                                   80,960     108,220
  Less accumulated depreciation..............................................................     (25,037)    (28,686)
                                                                                               -----------  ---------
                                                                                                   55,923      79,534
                                                                                               -----------  ---------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired, at amortized cost...................       3,285       3,033
  Other......................................................................................         252         511
                                                                                               -----------  ---------
                                                                                                    3,537       3,544
                                                                                               -----------  ---------
                                                                                                $  69,075   $ 107,102
                                                                                               -----------  ---------
                                                                                               -----------  ---------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Checks in process of collection............................................................   $     158   $      --
  Current maturities of long-term debt.......................................................         163       6,019
  Accounts payable...........................................................................       2,048       3,368
  Accrued salaries...........................................................................         767       1,063
  Accrued expenses...........................................................................       1,141       1,676
                                                                                               -----------  ---------
    Total Current Liabilities................................................................       4,277      12,126
                                                                                               -----------  ---------
LONG-TERM DEBT...............................................................................       1,701      25,442
                                                                                               -----------  ---------
DEFERRED INCOME TAXES........................................................................      15,458      16,877
                                                                                               -----------  ---------
ACCRUED SELF-INSURANCE LIABILITY                                                                    1,104       2,424
                                                                                               -----------  ---------
STOCKHOLDERS' EQUITY:
  Common stock; $.001 par value; authorized 17,500,000 shares; issued at June 30, 1995 and
    1996 -- 12,004,430 shares................................................................          12          12
  Additional paid-in capital.................................................................      46,099      46,099
  Retained earnings..........................................................................         445       4,143
                                                                                               -----------  ---------
                                                                                                   46,556      50,254
  Treasury stock, at cost -- 3,000 shares....................................................         (21)        (21)
                                                                                               -----------  ---------
                                                                                                   46,535      50,233
                                                                                               -----------  ---------
                                                                                                $  69,075   $ 107,102
                                                                                               -----------  ---------
                                                                                               -----------  ---------


                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1995
                     AND THE ONE MONTH ENDED JULY 31, 1996

                                 (IN THOUSANDS)


                                                                                       THREE MONTHS    ONE MONTH
                                                                                           ENDED      ENDED JULY
                                                                                       SEPTEMBER 30,   31, 1996
                                                        1994       1995       1996         1995       -----------
                                                      ---------  ---------  ---------  -------------  (UNAUDITED)
                                                                                        (UNAUDITED)
OPERATING REVENUE...................................  $  60,216  $  56,689  $  98,821    $  12,223     $   2,596
COST OF PRODUCT SOLD................................     28,029     26,848     50,080        6,128         1,439
                                                      ---------  ---------  ---------  -------------  -----------
GROSS PROFIT........................................     32,187     29,841     48,741        6,095         1,157
                                                      ---------  ---------  ---------  -------------  -----------
OPERATING COSTS AND EXPENSES:
  Provision for doubtful accounts...................        537        983      1,450          222            40
  General and administrative........................     20,983     23,452     31,570        5,849         2,440
  Depreciation and amortization.....................      4,652      4,322      5,875        1,288           499
                                                      ---------  ---------  ---------  -------------  -----------
                                                         26,172     28,757     38,895        7,359         2,979
                                                      ---------  ---------  ---------  -------------  -----------
OPERATING INCOME (LOSS).............................      6,015      1,084      9,846       (1,264)       (1,822)
INTEREST EXPENSE (Net)..............................        118         39      2,598          376           217
                                                      ---------  ---------  ---------  -------------  -----------
INCOME (LOSS) BEFORE INCOME TAXES...................      5,897      1,045      7,248       (1,640)       (2,039)
PROVISION (CREDIT) FOR INCOME TAXES.................      2,400        600      3,550         (550)         (765)
                                                      ---------  ---------  ---------  -------------  -----------
NET INCOME (LOSS)...................................  $   3,497  $     445  $   3,698    $  (1,090)    $  (1,274)
                                                      ---------  ---------  ---------  -------------  -----------
                                                      ---------  ---------  ---------  -------------  -----------


                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                       AND ONE MONTH ENDED JULY 31, 1996
                                 (IN THOUSANDS)



                                                                       ADDITIONAL                               TOTAL
                                                           COMMON        PAID-IN     RETAINED    TREASURY    STOCKHOLDERS'
                                                            STOCK         STOCK      EARNINGS      STOCK        EQUITY
                                                        -------------  -----------  ----------  -----------  ------------
BALANCE, JUNE 30, 1993................................    $      --     $      --   $   42,614   $      --    $   42,614
NET INCOME............................................           --            --        3,497          --         3,497
EFFECT OF CORPORATE RESTRUCTURING.....................           12        46,099      (46,111)         --            --
                                                                ---    -----------  ----------         ---   ------------
BALANCE, JUNE 30, 1994................................           12        46,099           --          --        46,111
PURCHASE OF TREASURY STOCK............................           --            --           --         (21)          (21)
NET INCOME............................................           --            --          445          --           445
                                                                ---    -----------  ----------         ---   ------------
BALANCE, JUNE 30, 1995................................           12        46,099          445         (21)       46,535
NET INCOME............................................           --            --        3,698          --         3,698
                                                                ---    -----------  ----------         ---   ------------
BALANCE, JUNE 30, 1996................................    $      12     $  46,099   $    4,143   $     (21)   $   50,233
NET INCOME (LOSS) (UNAUDITED).........................           --            --       (1,274)         --        (1,274)
                                                                ---    -----------  ----------         ---   ------------
BALANCE, JULY 31, 1996 (UNAUDITED)....................    $      12     $  46,099   $    2,869   $     (21)   $   48,959
                                                                ---    -----------  ----------         ---   ------------
                                                                ---    -----------  ----------         ---   ------------


                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1995
                       AND ONE MONTH ENDED JULY 31, 1996
                                 (IN THOUSANDS)



                                                                                        THREE MONTHS    ONE MONTH
                                                                                            ENDED      ENDED JULY
                                                                                        SEPTEMBER 30,   31, 1996
                                                        1994       1995        1996         1995       -----------
                                                      ---------  ---------  ----------  -------------  (UNAUDITED)
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $   3,497  $     445  $    3,698    $  (1,090)    $  (1,274)
    Items not requiring (providing) cash:
      Depreciation..................................      4,336      4,084       5,593        1,231           474
      Amortization..................................        316        238         282           57            24
      Gain on sale of assets........................        (31)      (145)        (67)          (6)            8
      Deferred income taxes.........................       (849)       194       1,075         (207)           --
  Changes in:
    Trade receivables...............................       (522)       388      (1,799)      (2,949)          222
    Inventories.....................................        952       (985)       (348)      (5,739)         (340)
    Accounts payable................................       (821)     1,444       1,301        1,789           335
    Accrued expenses and self insurance.............        229        325       2,124        1,303            (5)
    Prepaid expenses and other......................         (7)        72        (279)        (965)          (99)
    Income taxes payable (refundable)...............        (53)      (702)        270          261          (768)
                                                      ---------  ---------  ----------  -------------  -----------
      Net cash provided by (used in) operating
        activities..................................      7,047      5,358      11,850       (6,315)       (1,423)
                                                      ---------  ---------  ----------  -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets......................        125        295         162           14            14
  Purchases of property and equipment...............     (4,058)    (8,365)     (3,184)        (405)         (487)
  Purchase of assets from SYN Inc...................         --         --     (35,980)     (35,980)           --
                                                      ---------  ---------  ----------  -------------  -----------
      Net cash used in investing activities.........     (3,933)    (8,070)    (39,002)     (36,371)         (473)
                                                      ---------  ---------  ----------  -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in credit facilities..........     (2,051)     1,600      (5,500)       7,900            --
  Principal payments on purchase obligations........       (109)      (132)       (126)         (30)          (15)
  Checks in process of collection...................         --        158        (158)        (158)           --
  Purchase of treasury stock........................         --        (21)         --           --            --
  Proceeds from acquisition credit facility.........         --         --      35,000       35,000            --
                                                      ---------  ---------  ----------  -------------  -----------
      Net cash provided by (used in) financing
        activities..................................     (2,160)     1,605      29,216       42,712           (15)
                                                      ---------  ---------  ----------  -------------  -----------

INCREASE (DECREASE) IN CASH.........................        954     (1,107)      2,064           26        (1,911)

CASH, BEGINNING OF PERIOD...........................        153      1,107           0            0         2,064
                                                      ---------  ---------  ----------  -------------  -----------

CASH, END OF PERIOD.................................  $   1,107  $       0  $    2,064    $      26           153
                                                      ---------  ---------  ----------  -------------  -----------
                                                      ---------  ---------  ----------  -------------  -----------


                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    The consolidated financial statements of the Company for the periods ended September 30, 1995 and July 31, 1996 are unaudited. In the opinion of management, these unaudited statements include all adjustments, all of which are of a normal recurring nature, which are necessary to a fair presentation of results of operations and cash flows for the period.



    Due to the seasonal nature of the Company's propane business, the results of operations for the interim periods are not necessarily indicative of results to be expected for a full year.


    NATURE OF OPERATIONS


    The Company's principal operations are the retail sale of LP gas. Most of the Company's customers are owners of residential single or multi-family dwellings who make periodic purchases on credit. Such customers are located in the Southeast and Midwest regions of the United States. At June 30, 1994, the Company was separated from Empire Gas Corporation (Empire Gas). The financial statements for the year ended June 30, 1994 reflect the operations of the subsidiaries of Empire Gas which the Company received in the restructuring transaction. In addition to the direct operations of the subsidiaries, 47.7% of Empire Gas corporate overhead for the year ended June 30, 1994 has been allocated to Empire Energy. This percentage of overhead is considered reasonable by management as it reflects the percentage of earnings before interest, depreciation and income taxes of the subsidiaries received by the Company. See
Note 2 for a description of the restructuring transaction.


    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Empire Energy Corporation and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

    REVENUE RECOGNITION POLICY

    Sales and related cost of product sold are recognized upon delivery of the product or service.

                           EMPIRE ENERGY CORPORATION

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for retail operations and specific identification method for wholesale operations. The inventories consist of the following:

                                                                               1995       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Gas and other petroleum products...........................................  $   1,679  $   2,727
Gas distribution parts, appliances and equipment...........................      3,152      3,975
                                                                             ---------  ---------
                                                                             $   4,831  $   6,702
                                                                             ---------  ---------
                                                                             ---------  ---------

    PROPERTY AND EQUIPMENT

    Depreciation is provided on all property and equipment on the straight-line method over estimated useful lives of 5 to 33 years.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At June 30, 1996, the Company's only financial instruments are cash, long-term debt and related accrued interest for which their carrying amounts approximate fair value.

    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

    AMORTIZATION

    The excess of cost over fair value of net assets acquired (originally $4,850,000) is being amortized on the straight-line basis over 20 years.

NOTE 2:  RESTRUCTURING TRANSACTION

    On June 30, 1994, the Company was separated from Empire Gas in an exchange of the majority ownership of Empire Gas for all of the shares of the Company (a subsidiary of Empire Gas) (the "Split-off Transaction"). The Company received locations principally in the Southeast plus certain home office assets and liabilities.

    In connection with this transaction, the principal shareholder of Empire Gas terminated his employment with Empire Gas as well as terminated certain lease and use agreements. This shareholder was the principal shareholder and chairman of the board of the Company prior to the management buy out (See Note 3).

                           EMPIRE ENERGY CORPORATION

NOTE 3:  MANAGEMENT BUY OUT

    Prior to year end, professional and other fees amounting to $1,926,000 were incurred in connection with an effort to sell the Company and are included in general and administrative expense during the year ended June 30, 1996. The Company abandoned these efforts.


    On August 1, 1996, subsequent to year end, the principal shareholder of the Company since its inception and certain other shareholders sold their interests in the Company to a new entity formed by certain members of management of the Company.


    In connection with this transaction, the principal shareholder of the Company terminated employment with the Company as well as terminated certain lease and use agreements. The new entity is principally owned by the son of the former principal shareholder. All references in these financial statements to the principal shareholder relate to the former principal shareholder.


    The new entity paid approximately $59,000,000 cash, and distributed certain home office assets and a portion of the SYN Inc. receivable in exchange for the shares of Company stock purchased. In addition to the above consideration, the new entity issued a $5,000,000 note payable to the principal shareholder. The amount paid to the selling shareholders was financed with proceeds from a new credit agreement with the Company's current lender.


    The new credit facility provides for a $42,000,000 term loan, a $52,000,000 second term loan, a $20,000,000 working capital facility and a $10,000,000 acquisition credit facility. The new credit facility includes working capital, capital expenditures, cash flow and net worth requirements as well as dividend restrictions. The principal payment requirements on the two term loans will be $3,400,000 in the year ended June 30, 1997.

NOTE 4:  SYNERGY ACQUISITION


    On August 15, 1995, the Company acquired the assets of 38 retail locations previously operated by Synergy Group, Inc. These locations were purchased from SYN Inc., a company formed for the purpose of acquiring Synergy Group Incorporated. SYN Inc. is majority owned by Northwestern Growth Corporation, a wholly-owned subsidiary of Northwestern Public Service Company, and minority owned and managed by Empire Gas. The purchase price of the 38 retail locations was approximately $38 million. The total consideration for the purchase was approximately $36 million in cash financed by the new acquisition credit facility (see Note 6) plus the assets of nine retail locations principally in Mississippi valued at approximately $2 million. The results of operations for the period after August 15, 1995, of the Synergy locations are included in the financial statements for the period ended June 30, 1996. The purchase price of the Synergy assets has been allocated as follows (In Thousands):



Current Assets.....................................................  $   2,499
Property and Equipment.............................................     27,435
Due from SYN Inc...................................................      7,978
                                                                     ---------
                                                                     $  37,912
                                                                     ---------
                                                                     ---------


    Unaudited pro forma operations assuming the acquisition was made at the beginning of the year ended June 30, 1994 and 1995, are presented below. Pro forma results for the year ended June 30, 1996,

                           EMPIRE ENERGY CORPORATION

NOTE 4:  SYNERGY ACQUISITION (CONTINUED)
are not presented since they would not differ materially from the audited results of operations presented in the statement of income.

                                                             1994       1995
                                                           ---------  ---------
                                                              (IN THOUSANDS)
Operating revenue........................................  $  88,620  $  82,222
Cost of product sold.....................................     42,589     40,724
                                                           ---------  ---------
Gross profit.............................................  $  46,031  $  41,498
                                                           ---------  ---------
                                                           ---------  ---------


    The purchase price of the assets acquired from SYN Inc. is subject to adjustment based on the amount of working capital acquired by the Company. A receivable has been recorded in the amount of $3,978,000, which reflects the reduction in purchase price of the assets based on the amount of working capital acquired. On August 1, 1996, this receivable was assigned to the former principal shareholder in connection with the management buy out.



    The purchase price of the assets acquired from SYN Inc. is also subject to adjustment based on the value of consumer tanks which cannot be located within a specified period of time. The Company has made a claim to SYN Inc. for approximately $4,000,000 which represents the value of unlocated tanks at June 30, 1996. A receivable for these tanks has been recorded on the balance sheet at June 30, 1996. On August 1, 1996, one-half of this receivable was assigned to the former principal shareholder in connection with the management buy out.


    These amounts receivable in connection with the purchase from SYN Inc. are management's best estimate of amounts which will be ultimately collected. However, the parties are still negotiating final settlement, and the final amounts received could differ materially.

NOTE 5:  RELATED-PARTY TRANSACTIONS

    The Company provides data processing, office rent and other clerical services to two corporations owned by officers and shareholders of the Company and is reimbursed $5,000 per month for these services.

    The Company leases a jet aircraft and an airport hangar from a corporation owned by the principal shareholder of the Company. The lease requires annual rent payments of $100,000 beginning July 1, 1994. In addition to direct lease payments, the Company is also responsible for the operating costs of the aircraft and the hangar. The lease agreement was terminated August 1, 1996, in connection with the management buy out.

    The Company has an agreement with a corporation owned by the principal shareholder of the Company which provides the Company the right to use business guest facilities. The agreement requires annual payments of $250,000 beginning July 1, 1994. In addition to direct payments, the Company is also responsible for providing vehicles and personnel to serve as security for the facilities. This agreement was terminated August 1, 1996, in connection with the management buy out.

    The Company leases the corporate home office, land, buildings and certain equipment from a corporation owned principally by the principal shareholder. The lease requires annual payments of $200,000 beginning July 1, 1994. The lease was terminated August 1, 1996, in connection with the management buy out.

                           EMPIRE ENERGY CORPORATION

NOTE 5:  RELATED-PARTY TRANSACTIONS (CONTINUED)
    The Company leases a lodge from a corporation owned by the principal shareholder of the Company. The lease requires annual rent payments of $120,000 beginning July 1, 1994. The lease was terminated August 1, 1996, in connection with the management buy out.

    On August 1, 1996, the Company entered into a new lease agreement with entities controlled by the former principal shareholder. The new lease agreement provides for the payment of $600,000 per year for the corporate home office, land, buildings and certain equipment, the use of the airport hangar and the right to use land underlying the Company's warehouse facility. The agreement expires June 30, 2005.

    A subsidiary of the Company has entered into a seven-year services agreement with Empire Gas to provide data processing and management information services beginning July 1, 1994. The services agreement provides for payments by Empire Gas to be based on an allocation of the subsidiary's actual costs based on the gallons of LP gas sold by Empire Gas as a percentage of the gallons of LP gas sold by the Company and Empire Gas combined. For the years ended June 30, 1995, and June 30, 1996, total amounts received related to this services agreement were $1.1 million and $713,000, respectively. Such amounts have been netted against related general and administrative expenses in the accompanying statements of income.

NOTE 6:  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                             1995       1996
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Revolving credit facility (A)............................................  $   1,600  $      --
Acquisition credit facility (B)..........................................         --     31,100
Purchase contract obligations (C)........................................        264        361
                                                                           ---------  ---------
                                                                               1,864     31,461
Less current maturities..................................................        163      6,019
                                                                           ---------  ---------
                                                                           $   1,701  $  25,442
                                                                           ---------  ---------
                                                                           ---------  ---------

(A) On September 30, 1994, the Company entered into an agreement with a lender to provide a revolving credit facility. The facility provides for borrowings up to $20 million, bears interest at either 1/2% over the lender's prime rate or 1 1/8% over the Eurodollar rate and matures June 30, 2000. The facility includes working capital, capital expenditure, cash flow and net worth requirements as well as dividend restrictions which limit the payment of cash dividends to 50% of the preceding year's net income. The Company's unused revolving credit line at June 30, 1996, amounted to $18,148,000 after considering $1,852,000 of letters of credit. The credit facility was terminated August 1, 1996, in connection with the management buy out.

(B) On August 15, 1995, the Company modified the above agreement to include a $35 million acquisition credit facility which was used for the purchase of assets from SYN Inc. The acquisition credit facility bears interest at either 1/2% over the lender's prime rate or 1 1/8% over the Eurodollar rate and matures June 30, 2000. The acquisition credit facility requires quarterly principal payments of $1,944,000. This credit facility was terminated August 1, 1996, in connection with the management buy out.

(C) Purchase contract obligations arise from the purchase of operating businesses and are collateralized by the equipment and real estate acquired in the respective acquisitions. The Company has also

                           EMPIRE ENERGY CORPORATION

NOTE 6:  LONG-TERM DEBT (CONTINUED)
    entered into purchase contract obligations for equipment used in administrative activities. At June 30, 1996, these obligations carried interest rates ranging from 7% to 10% and are due periodically through 2001.

    Based on the borrowing rates currently available to the Corporation from bank loans with similar terms and average maturities, the estimated fair value of long-term debt approximates its carrying value at June 30, 1995, and June 30, 1996, respectively.

    Aggregate annual maturities (in thousands) of the long-term debt outstanding at June 30, 1996, are:

1997...............................................  $   6,019
1998...............................................      7,854
1999...............................................      7,807
2000...............................................      7,819
2001...............................................      1,962
                                                     ---------
                                                     $  31,461
                                                     ---------
                                                     ---------

NOTE 7: INCOME TAXES

    The provision for income taxes includes these components (in thousands):

                                                                                 1994       1995       1996
                                                                               ---------  ---------  ---------
Taxes currently payable......................................................  $   3,249  $     406  $   2,475
Deferred income taxes........................................................       (849)       194      1,075
                                                                               ---------  ---------  ---------
                                                                               $   2,400  $     600  $   3,550
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

    The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):


                                                                                     1995        1996
                                                                                  ----------  ----------
Deferred Tax Assets
--------------------------------------------------------------------------------
    Allowance for doubtful accounts.............................................  $      335  $      468
    Accounts receivable advance collections.....................................         140         246
    Self-insurance liabilities and contingencies................................         480       1,229
    Accrued expenses............................................................          44          81
    Alternative minimum tax credit carryover....................................          39          --
                                                                                  ----------  ----------
                                                                                       1,038       2,024
                                                                                  ----------  ----------
Deferred Tax Liability
--------------------------------------------------------------------------------
    Accumulated depreciation....................................................     (15,844)    (17,205)
    Change in estimated taxes...................................................      --            (700)
                                                                                  ----------  ----------
                                                                                     (15,844)    (17,905)
                                                                                  ----------  ----------
        Net deferred tax liability..............................................  $  (14,806) $  (15,881)
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                           EMPIRE ENERGY CORPORATION

NOTE 7: INCOME TAXES (CONTINUED)
    The above net deferred tax liability is presented on the balance sheets as follows (in thousands):

                                                                                     1995        1996
                                                                                  ----------  ----------
Deferred tax asset - current....................................................  $      652  $      996
Deferred tax liability - long-term..............................................     (15,458)    (16,877)
                                                                                  ----------  ----------
        Net deferred tax liability..............................................  $  (14,806) $  (15,881)
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below (in thousands):

                                                                                 1994       1995       1996
                                                                               ---------  ---------  ---------
Computed at the statutory rate (34%).........................................  $   2,005  $     355  $   2,464
Increase resulting from:
Amortization of excess of cost over fair value of net assets acquired........        107         77         79
State income taxes - net of federal tax benefit..............................        258        116        248
Change in estimated taxes....................................................         --         --        700
Other........................................................................         30         52         59
                                                                               ---------  ---------  ---------
Actual tax provision.........................................................  $   2,400  $     600  $   3,550
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

NOTE 8:  SELF-INSURANCE AND RELATED CONTINGENCIES

    Under the Company's current insurance program, coverage for comprehensive general liability and vehicle liability is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. The Company retains a significant portion of certain expected losses related primarily to comprehensive general liability and vehicle liability. Under these current insurance programs, the Company self insures the first $1 million of coverage (per incident) on general liability and on vehicle liability. In addition, the Company has a $100,000 deductible for each and every liability claim. The Company obtains excess coverage from carriers for these programs on claims-made basis policies. The excess coverage for comprehensive general liability provides a loss limitation that limits the Company's aggregate of self-insured losses to $1.5 million per policy period.

    The Company self insures the first $250,000 of workers' compensation coverage (per incident). The Company purchased excess coverage from carriers for workers' compensation claims in excess of the self-insured coverage. Provisions for losses expected under this program are recorded based upon the Company's estimates of the aggregate liability for claims incurred. The Company provided letters of credit aggregating approximately $1,852,000 in connection with this program.


    Provisions for self-insured losses are recorded based upon the Company's estimates of the aggregate self-insured liability for claims incurred. At June 30, 1995 and 1996, the self-insurance liability and general, vehicle and workers' compensation liabilities accrued in the balance sheets totaled $1,604,000 and $3,174,000, respectively.



    The accrued liability includes $500,000 for incurred but not reported claims for both June 30, 1995 and 1996. The current portion of the liability of $500,000 and $750,000 at June 30, 1995 and 1996, respectively, is included in accrued expenses in the consolidated balance sheets. The noncurrent portion is included in accrued self-insurance liability.

                           EMPIRE ENERGY CORPORATION

NOTE 8:  SELF-INSURANCE AND RELATED CONTINGENCIES (CONTINUED)

    The Company currently self insures health benefits provided to the employees of the Company and its subsidiaries. Provisions for losses expected under this program are recorded based upon the Company's estimate of the aggregate liability for claims incurred. At June 30, 1995 and 1996, the self-insurance health benefit liability accrued in the balance sheets totalled $122,000 and $150,000, respectively. The accrued liability includes $6,000 and $35,000 for incurred but not reported claims for June 30, 1995 and 1996, respectively.



    In conjunction with the restructuring that occurred in June 1994 the Company agreed to indemnify Empire Gas for 47.7% of the self-insured liabilities of Empire Gas incurred prior to June 30, 1994. The Company has included in its self-insurance liability its best estimate of the amount it will owe Empire Gas under this indemnification agreement.


    The Company and its subsidiaries are presently defendants in various lawsuits related to the self-insurance program and other business-related lawsuits which are not expected to have a material, adverse effect on the Company's financial position or results of operations.

NOTE 9:  INCOME TAX AUDITS

    The State of Missouri has assessed Empire Gas approximately $1,400,000 for additional state income tax for the years ended June 30, 1992 and 1993. An amount approximating one-half of the above assessment could be at issue for the year ended June 30, 1994. Empire Gas and Empire Energy have protested these assessments and are currently waiting for a response from the Missouri Department of Revenue. It is likely that this matter will have to be settled in litigation. Empire Gas and Empire Energy believe that they have a strong position on this matter and intend to vigorously contest the assessment. It is not possible at this time to conclude on the outcome of this matter.


    The Internal Revenue Service has begun a federal income tax audit of Empire Gas for the year ended June 30, 1994. While the audit is still in process, the audit has principally focused on the deductibility of certain professional fees and travel and entertainment expenses as well as on the tax- free treatment of the Split-off Transaction.



    As a former member of the Empire Gas controlled group and in connection with a tax indemnity agreement with Empire Gas, the Company agreed to indemnify 47.7% of the total liabilities related to these tax audits of the years ended June 30, 1994, and prior thereto.


    The Split-off Transaction was structured with the intent of qualifying for tax-free treatment under Section 355 of the Internal Revenue Code and the Company, and Empire Gas, obtained a private letter ruling (the "Letter Ruling") from the Internal Revenue Service confirming such treatment, subject to certain representations and conditions specified in the Letter Ruling. The Internal Revenue Service is currently conducting an audit of Empire Gas for the year in which the Split-off Transaction occurred. If the Internal Revenue Service were to reverse the position it took in the Letter Ruling and prevail on a challenge to the tax-free treatment of the Split-off Transaction, the Company would be liable for a portion of any taxes, interest and penalties due, both as a former member of the Empire Gas controlled group and under a tax indemnity agreement with Empire Gas that was executed in connection with the Split-off Transaction. The Company's liability in such circumstances could exceed the percentage under the tax indemnity agreement if Empire Gas were unable to fund its percentage share under that agreement. If the Company were held liable for any taxes, interest or penalties in connection with the above Split-off

                           EMPIRE ENERGY CORPORATION

NOTE 9:  INCOME TAX AUDITS (CONTINUED)

Transaction, the amount of this liability could be substantial and could adversely affect the Company's financial position and results of operations.


    The Company and its subsidiaries are presently included in various state tax audits which are not expected to have a material, adverse effect on the Company's financial position or results of operation.

NOTE 10:  STOCK OPTIONS

    The Company's current stock options provide for a fixed option price of $7.00 per share for options granted to officers and key employees. Options granted are exercisable beginning one year after the date of grant at the rate of 20% per year and expire six years after the date of grant. Option activity for each period was:


                                                                       1995                   1996
                                                               ---------------------  ---------------------
                                                                 SHARES      PRICE      SHARES      PRICE
                                                               ----------  ---------  ----------  ---------
Beginning options outstanding................................           0  $       0   1,145,000  $    7.00
  Options granted............................................   1,170,000       7.00      25,000       7.00
  Options canceled...........................................     (25,000)      7.00     (50,000)      7.00
                                                               ----------  ---------  ----------  ---------
Ending options outstanding...................................   1,145,000       7.00   1,120,000       7.00
                                                               ----------  ---------  ----------  ---------
                                                               ----------  ---------  ----------  ---------


    On August 1, 1996, in connection with the management buy out, 150,000 options of the selling shareholders were cancelled.

NOTE 11:  ADDITIONAL CASH FLOW INFORMATION (IN THOUSANDS)


                                                                              THREE MONTHS         ONE MONTH
                                                                                  ENDED              ENDED
                                                                           SEPTEMBER 30, 1995    JULY 31, 1996
                                            1994       1995       1996     -------------------  ---------------
                                          ---------  ---------  ---------      (UNAUDITED)        (UNAUDITED)
NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Purchase contract obligations
    incurred............................  $      --  $     172  $     222       $  --              $  --

ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid.........................  $     155  $      64  $   2,432       $       8          $     106
  Income taxes paid (refunded)..........  $   3,302  $   1,108  $   2,995       $    (604)         $  --


NOTE 12:  FUTURE ACCOUNTING PRONOUNCEMENTS

IMPACT OF SFAS NO. 121

    In 1995 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Impairment of Long-Lived Assets to be Disposed of." The Company must adopt this standard effective July 1, 1996. The Company does not expect that the adoption of this standard will have a material impact on its financial position or results of operations.

                           EMPIRE ENERGY CORPORATION

NOTE 13:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

DEPENDENCE ON PRINCIPAL SUPPLIERS

    Three suppliers, Conoco, Phillips and Texaco, account for approximately 50% of Empire Energy's volume of propane purchases.

    Although the Company believes that alternative sources of propane are readily available, in the event that the Company is unable to purchase propane from one of these three suppliers, the failure to obtain alternate sources of supply at competitive prices and on a timely basis would have a material, adverse effect on the Company.

ESTIMATES

    Significant estimates related to self-insurance, litigation, collectibility of receivables and income tax assessments are discussed in Notes 4, 8, and 9. Actual losses related to these items could vary materially from amounts reflected in the financial statements.

NOTE 14:  SUBSEQUENT EVENTS


    On October 7, 1996, the new ownership of the Company pursuant to the management buy out sold 100% of Company common stock to Northwestern Growth Corporation.

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                           ASSETS
CURRENT ASSETS:
  Cash............................................................................  $      --
  Trade receivables, less allowance for doubtful accounts of $1,536...............      7,987
  Inventories.....................................................................     10,938
  Prepaid expenses................................................................        350
  Refundable income taxes.........................................................      1,016
  Deferred income taxes...........................................................      1,101
                                                                                    ---------
    Total Current Assets..........................................................     21,392
                                                                                    ---------
DUE FROM SYN INC..................................................................      2,000
                                                                                    ---------
PROPERTY AND EQUIPMENT, At Cost:
  Land and buildings..............................................................      5,738
  Storage and consumer service facilities.........................................     93,271
  Transportation, office and other equipment......................................     10,838
                                                                                    ---------
                                                                                      109,847
  Less accumulated depreciation...................................................       (887)
                                                                                    ---------
                                                                                      108,960
                                                                                    ---------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired, at amortized cost........      8,112
  Other...........................................................................        224
  Debt acquisition costs..........................................................      3,434
                                                                                    ---------
                                                                                       11,770
                                                                                    ---------
                                                                                    $ 144,122
                                                                                    ---------
                                                                                    ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Checks in process of collection.................................................  $      37
  Current maturities of long-term debt............................................      5,229
  Accounts payable................................................................      3,986
  Accrued salaries................................................................        594
  Accrued expenses................................................................      3,550
                                                                                    ---------
    Total Current Liabilities.....................................................     13,396
                                                                                    ---------
LONG-TERM DEBT....................................................................     93,882
                                                                                    ---------
NOTE PAYABLE -- RELATED PARTY.....................................................      5,000
                                                                                    ---------
DEFERRED INCOME TAXES.............................................................     28,078
                                                                                    ---------
ACCRUED SELF-INSURANCE LIABILITY..................................................      2,178
                                                                                    ---------
STOCKHOLDERS' EQUITY:
  Common stock; $.001 par value; authorized 17,500,000 shares; issued 879,346
    shares........................................................................          1
  Additional paid-in capital......................................................      2,321
  Retained earnings (deficit).....................................................       (734)
                                                                                    ---------
                                                                                        1,588
                                                                                    ---------
                                                                                    $ 144,122
                                                                                    ---------
                                                                                    ---------



                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



                      CONSOLIDATED STATEMENT OF OPERATIONS
                      TWO MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)



OPERATING REVENUE..................................................................  $  12,439
COST OF PRODUCT SOLD...............................................................      6,471
                                                                                     ---------
GROSS PROFIT.......................................................................      5,968
                                                                                     ---------
OPERATING COSTS AND EXPENSES:
  Provision for doubtful accounts..................................................        234
  General and administrative.......................................................      4,294
  Depreciation and amortization....................................................      1,087
                                                                                     ---------
                                                                                         5,615
                                                                                     ---------
OPERATING INCOME...................................................................        353
INTEREST EXPENSE, Net..............................................................      1,487
                                                                                     ---------
LOSS BEFORE INCOME TAXES...........................................................     (1,134)
CREDIT FOR INCOME TAXES............................................................       (400)
                                                                                     ---------
NET LOSS...........................................................................  $    (734)
                                                                                     ---------
                                                                                     ---------



                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      TWO MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $    (734)
  Items not requiring (providing) cash:
    Depreciation...................................................................      1,002
    Amortization...................................................................         85
    Gain on sale of assets.........................................................         (4)
  Changes in:
    Trade receivables..............................................................     (2,485)
    Inventories....................................................................     (3,896)
    Accounts payable...............................................................        283
    Accrued expenses and self insurance............................................      1,164
    Prepaid expenses and other.....................................................       (536)
    Income taxes refundable........................................................        209
                                                                                     ---------
      Net cash used in operating activities........................................     (4,912)
                                                                                     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.....................................................         18
  Purchases of property and equipment..............................................       (861)
                                                                                     ---------
      Net cash used in investing activities........................................       (843)
                                                                                     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in credit facilities....................................................      4,800
  Principal payments on purchase obligations.......................................        (35)
  Checks in process of collection..................................................         37
  Proceeds from management buy out loan............................................     94,000
  Repayment of acquisition credit facility.........................................    (31,100)
  Purchase of company stock in management buy out..................................    (59,000)
  Payment of debt acquisition costs................................................     (3,100)
                                                                                     ---------
      Net cash provided by financing activities....................................      5,602
                                                                                     ---------
DECREASE IN CASH...................................................................       (153)
CASH, BEGINNING OF PERIOD..........................................................        153
                                                                                     ---------
CASH, END OF PERIOD................................................................  $     -0-
                                                                                     ---------
                                                                                     ---------



                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      TWO MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                                       ADDITIONAL    RETAINED                   TOTAL
                                                           COMMON        PAID-IN     EARNINGS    TREASURY    STOCKHOLDERS'
                                                            STOCK         STOCK     (DEFICIT)      STOCK        EQUITY
                                                        -------------  -----------  ----------  -----------  ------------
BALANCE, AUGUST 1, 1996...............................    $      12     $  46,099   $    2,869   $     (21)   $   48,959

PURCHASE OF COMPANY STOCK.............................          (11)      (70,744)          --          --       (70,755)

EFFECT OF PURCHASE ACCOUNTING.........................           --        26,966       (2,869)         21        24,118

NET LOSS..............................................           --            --         (734)         --          (734)
                                                                ---    -----------  ----------         ---   ------------

BALANCE, SEPTEMBER 30, 1996...........................    $       1     $   2,321   $     (734)  $      --    $    1,588
                                                                ---    -----------  ----------         ---   ------------
                                                                ---    -----------  ----------         ---   ------------



                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    The consolidated financial statements of the Company for the period ended September 30, 1996, are unaudited. In the opinion of management, these unaudited statements include all adjustments, all of which are of normal recurring nature, which are necessary to a fair presentation of results of operations and cash flows for the period. Due to the seasonal nature of the Company's propane business, the results of operations for the interim periods are not necessarily indicative of results to be expected for a full year.



    NATURE OF OPERATIONS



    The Company's principal operations are the retail sale of LP gas. Most of the Company's customers are owners of residential single or multi-family dwellings who make periodic purchases on credit. Such customers are located in the southeast and midwest regions of the United States. On August 1, 1996, members of management of Empire Energy purchased the ownership of Empire Energy from the principal shareholder and certain other shareholders. (See Note 2)



    ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



    PRINCIPLES OF CONSOLIDATION



    The consolidated financial statements include the accounts of Empire Energy and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.



    REVENUE RECOGNITION POLICY



    Sales and related cost of product sold are recognized upon delivery of the product or service.



    INVENTORIES



    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for retail operations and specific identification method for wholesale operations. The inventories consist of the following:



Gas and other petroleum products...................................  $   7,146
Gas distribution parts, appliances and equipment...................      3,792
                                                                     ---------
                                                                     $  10,938
                                                                     ---------
                                                                     ---------

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    FUTURES CONTRACTS



    The Company uses commodity futures contracts to reduce the risk of future price fluctuations for LPG inventories and contracts. Gains and losses on futures contracts purchased as hedges are deferred and recognized in cost of sales as a component of the product cost for the related hedged transaction. In the statement of cash flows, cash flows from qualifying hedges are classified in the same category as the cash flows of the items being hedged. Net realized gains and losses for the current period and unrealized gains and losses on open positions as of September 30, 1996, are not material.



    PROPERTY AND EQUIPMENT



    Depreciation is provided on all property and equipment on the straight-line method over estimated useful lives of five to 40 years.



    FAIR VALUE OF FINANCIAL INSTRUMENTS



    At September 30, 1996, the Company's only financial instruments are cash, long-term debt and related accrued interest for which their carrying amounts approximate fair value.



    INCOME TAXES



    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.



    AMORTIZATION



    The excess of cost over fair value of net assets acquired (originally $8,150,000) is being amortized on the straight-line basis over 40 years.



NOTE 2:  MANAGEMENT BUY OUT



    On August 1, 1996, members of management of Empire Energy purchased the ownership (92.7% of the Common Stock) of Empire Energy from the principal shareholder and certain other shareholders.



    In connection with this transaction, the principal shareholder of Empire Energy terminated employment with the Company as well as terminated certain lease and use agreements. The new entity is principally owned (71.3% of the Common Stock) by the son of the former principal shareholder.



    The new entity paid approximately $59,000,000 cash, distributed certain home office assets and a portion of the SYN Inc. receivable in exchange for the shares of Company stock purchased. In addition to the above consideration, the new entity issued a $5,000,000 note payable to the principal shareholder. The amount paid to the selling shareholders was financed with proceeds from a new credit agreement with the Company's current lender.

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



NOTE 2:  MANAGEMENT BUY OUT (CONTINUED)


    Because of the change in control of the Company, the balance sheet accounts were adjusted at the acquisition date to reflect new bases determined using the principles of purchase accounting. Stockholders' equity was adjusted to the cost of the investors' interest in Empire Energy of $2,322,000. The principal effects of the purchase accounting adjustments were to increase the book value of equipment (principally storage tanks) by $30,367,000, accrue additional deferred income tax liabilities of $11,096,000, record the excess of cost over fair value of assets acquired of $5,129,000 and write off unamortized debt acquisition costs of $282,000.



NOTE 3:  LONG-TERM DEBT



    Long-term debt consists of the following:



                                                                                SEPTEMBER 30,
                                                                                     1996
                                                                                --------------
                                                                                (IN THOUSANDS)
Tranche A term note (A).......................................................    $   42,000
Tranche B term note (A).......................................................        52,000
Revolving credit facility (A).................................................         4,800
Note payable to former owner (B)..............................................         5,000
Purchase contract obligations (C).............................................           311
                                                                                     -------
                                                                                     104,111
Less current maturities.......................................................         5,229
                                                                                     -------
                                                                                  $   98,882
                                                                                     -------
                                                                                     -------



(A) On August 1, 1996, in conjunction with the management buy-out, the Company entered into an agreement with a lender to provide a $42 million term note maturing December 31, 2002, a $52 million term note maturing December 31, 2006, a $20 million revolving working capital credit facility maturing June 30, 2001 and a $10 million acquisition credit facility maturing June 30, 2001. The Company has the choice of keeping the borrowings at prime or transferring the loans to Eurodollar. Amounts at prime on these notes bear interest at the Bank of Boston daily rate or 1/2% over the Federal Funds Rate. Amounts at Eurodollar on these notes bear interest at the Eurodollar rate plus an applicable margin which is dependent on a ratio of debt (excluding note payable to former principal shareholder and purchase contract obligations) to earnings before depreciation, interest and income taxes. The facility includes working capital, capital expenditure, cash flow and net worth requirements as well as dividend restrictions.



(B) On August 1, 1996, in conjunction with the management buy-out, the Company entered into a $5 million subordinated promissory note with the former principal shareholder of the Company. The note bears interest at 8% and matures August 1, 2007.



(C) Purchase contract obligations arise from the purchase of operating businesses and are collateralized by the equipment and real estate acquired in the respective acquisitions. The Company has also entered into purchase contract obligations for equipment used in administrative activities. At June 30,

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



NOTE 3:  LONG-TERM DEBT (CONTINUED)


    1996, these obligations carried interest rates ranging from 7% to 10% and were due periodically through 2001.



    Aggregate annual maturities (in thousands) of the long-term debt outstanding at September 30, 1996, are:



1997......................................................................  $   5,229
1998......................................................................      6,837
1999......................................................................      7,370
2000......................................................................      8,123
2001......................................................................      8,751
Thereafter................................................................     67,801
                                                                            ---------
                                                                            $ 104,111
                                                                            ---------
                                                                            ---------



NOTE 4:  INCOME TAXES



    The tax effects of temporary differences related to deferred taxes shown on the balance sheet were (in thousands):



Deferred Tax Assets
--------------------------------------------------------------------------
    Allowance for doubtful accounts.......................................  $     584
    Accounts receivable advance collections...............................        281
    Self-insurance liabilities and contingencies..........................      1,046
    Accrued expenses......................................................         82
    Net operating loss....................................................        342
                                                                            ---------
                                                                                2,335

Deferred Tax Liability
--------------------------------------------------------------------------
    Accumulated depreciation..............................................    (29,312)
                                                                            ---------
      Net deferred tax liability..........................................  $ (26,977)
                                                                            ---------
                                                                            ---------



    The above net deferred tax liability is presented on the balance sheet as follows (in thousands):



Deferred tax asset - current..............................................  $   1,101
Deferred tax liability - long-term........................................    (28,078)
                                                                            ---------
    Net deferred tax liability............................................  $ (26,977)
                                                                            ---------
                                                                            ---------

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



NOTE 4:  INCOME TAXES (CONTINUED)


    A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below (in thousands):



Computed at the statutory rate (34%)......................................  $    (352)
Increase resulting from:
  Amortization of excess of cost over fair value of net assets acquired...         33
  State income taxes - net of federal tax benefit.........................        (44)
  Other...................................................................        (37)
                                                                            ---------
Actual tax credit.........................................................  $    (400)
                                                                            ---------
                                                                            ---------



NOTE 5:  SELF-INSURANCE AND RELATED CONTINGENCIES



    The Company self-insures its general and vehicle liability and worker's compensation. For details of the self insurance program, see Note 8 of the June 30, 1996, financial statements.



NOTE 6:  INCOME TAX AUDITS



    The Company and its subsidiaries are presently included in various state tax audits. For details of the state tax audits, see Note 9 of the June 30, 1996, financial statements.



NOTE 7:  STOCK OPTIONS



    The Company's current stock options provide for a fixed option price of $7.00 per share for options granted to officers and key employees. Options granted are exercisable beginning one year after the date of grant at the rate of 20% per year and expire six years after the date of grant. The Company has 945,000 shares of stock under option as of September 30, 1996. During the two-month period ended September 30, 1996, 25,000 shares of stock under option were canceled.



NOTE 8:  ADDITIONAL CASH FLOW INFORMATION (IN THOUSANDS)



                                                                                       TWO MONTHS ENDED
                                                                                      SEPTEMBER 30, 1996
                                                                                      -------------------

ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid.....................................................................       $     804
  Income taxes paid.................................................................       $    (609)
NONCASH INVESTING AND FINANCING ACTIVITIES
  Nonmonetary assets distributed to former principal shareholders...................       $   6,755
  Note payable issued to former principal shareholder...............................       $   5,000

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



                               SEPTEMBER 30, 1996
                                  (UNAUDITED)



NOTE 9:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS



    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:



    DEPENDENCE ON PRINCIPAL SUPPLIERS



    Three suppliers, Conoco, Phillips and Texaco, account for approximately 50% of Empire Energy's annual volume of propane purchases.



    Although the Company believes that alternative sources of propane are readily available, in the event that the Company is unable to purchase propane from one of these three suppliers, the failure to obtain alternate sources of supply at competitive prices and on a timely basis would have a material adverse effect on the Company.



    ESTIMATES



    Significant estimates related to self-insurance and litigation (Note 5), collectibility of receivables and income tax assessments (Note 6) are discussed in the financial statements. Actual losses related to these items could vary materially from amounts reflected in the financial statements.



NOTE 10:  SUBSEQUENT EVENTS



    On October 7, 1996, 100% of the Company stock was sold to Northwestern Growth Corporation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CGI Holdings, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of CGI Holdings, Inc. and its subsidiaries at July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Francisco, California
September 13, 1996

                               CGI HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                                                                  JULY 31,
                                                                                           ----------------------
                                                                                              1996        1995
                                                                              OCTOBER 31,  ----------  ----------
                                                                                 1996
                                                                              -----------
                                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................................   $   4,753   $    1,519  $    4,423
  Accounts and notes receivable.............................................      21,443       23,664      20,817
  Inventories...............................................................       6,751        7,316       5,870
  Prepaid expenses and deposits.............................................       1,322        1,996       1,586
  Deferred income tax benefit...............................................         802          802         980
                                                                              -----------  ----------  ----------
    Total current assets....................................................      35,071       35,297      33,676
                                                                              -----------  ----------  ----------

Property and equipment, at cost less accumulated depreciation...............      51,435       51,495      50,860
Cost in excess of net assets acquired, net of amortization..................      11,761       11,844       9,447
Notes receivable............................................................       1,380        1,357       1,108
Deferred charges and other assets...........................................       5,927        6,186       6,454
                                                                              -----------  ----------  ----------
                                                                               $ 105,574   $  106,179  $  101,545
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------


   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                        LIABILITIES, MANDATORILY REDEEMABLE SECURITIES
                                   AND STOCKHOLDERS' EQUITY

                                                                                 JULY 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
                                                                 OCTOBER
                                                                31, 1996
                                                                ---------
                                                                (UNAUDITED)

CURRENT LIABILITIES:
  Accounts payable............................................  $  27,364  $  30,824  $  21,248
  Accrued liabilities.........................................      3,777      3,101      3,210
  Current maturities of long-term debt and capital lease
    obligations...............................................      4,220      3,924      3,147
                                                                ---------  ---------  ---------
    Total current liabilities.................................     35,361     37,849     27,605
                                                                ---------  ---------  ---------
Long-term debt and capital lease obligations..................     45,069     41,801     46,021
Deferred income taxes.........................................     10,305     10,777     11,471
Other liabilities.............................................      1,095      1,095        814
Commitments and contingencies (Note 9)

MANDATORILY REDEEMABLE SECURITIES:
  Redeemable exchangeable preferred stock:
    10% cumulative, $0.01 par value, 62,500 shares authorized,
      issued and outstanding; at redemption value.............      8,675      8,559      7,781
STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value, 6,515,000 shares authorized;
    4,312,247 issued and outstanding (1995 - 4,316,457
    shares):
    Class A voting common stock, $0.01 par value, 3,000,000
      shares authorized; 2,789,784 issued and outstanding.....         28         28         28
    Class B voting common stock, $0.01 par value, 200,000
      shares authorized; 149,485 issued and outstanding.......          1          1          1
    Class C voting common stock, $0.01 par value, 3,000,000
      shares authorized; 1,343,831 issued and outstanding
      (1995 -- 1,348,041 shares)..............................         13         13         13
    Class D non-voting common stock, $0.01 par value, 250,000
      shares authorized; 29,147 issued and outstanding........         --         --         --
    Warrants outstanding......................................      2,134      2,134      2,134
  Additional paid-in capital..................................      8,945      8,945      8,969
  Accumulated deficit.........................................     (6,052)    (5,023)    (3,292)
                                                                ---------  ---------  ---------
    Total stockholders' equity................................      5,069      6,098      7,853
                                                                ---------  ---------  ---------
                                                                $ 105,574  $ 106,179  $ 101,545
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------


   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                            THREE MONTHS
                                                               ENDED
                                                            OCTOBER 31,            FISCAL YEAR ENDED JULY 31,
                                                       ----------------------  ----------------------------------
                                                          1996        1995        1996        1995        1994
                                                       -----------  ---------  ----------  ----------  ----------
                                                            (UNAUDITED)
Sales and other revenue..............................   $ 108,175   $  84,070  $  384,354  $  266,842  $  242,986
Costs and expenses:
  Cost of sales, except for depreciation and
    amortization.....................................     100,266      77,837     351,213     234,538     214,632
  Operating expenses.................................       5,201       4,973      21,046      20,239      17,767
  Sale of partnership interest.......................         660          --          --          --          --
  General and administrative expenses................       1,091         926       3,835       3,745       3,462
  Depreciation and amortization......................       1,067         983       4,216       3,785       3,282
  Interest expense...................................       1,294       1,385       5,470       5,120       4,029
                                                       -----------  ---------  ----------  ----------  ----------
Loss before income taxes and extraordinary charge....      (1,404)     (2,034)     (1,426)       (585)       (186)
Income tax benefit...................................        (491)       (671)       (473)       (202)        (28)
                                                       -----------  ---------  ----------  ----------  ----------
Loss before extraordinary charge.....................        (913)     (1,363)       (953)       (383)       (158)
Extraordinary charge for early retirement of debt,
  net of income tax benefit..........................          --          --          --        (506)         --
                                                       -----------  ---------  ----------  ----------  ----------
Net loss.............................................   $    (913)  $  (1,363) $     (953) $     (889) $     (158)
                                                       -----------  ---------  ----------  ----------  ----------
                                                       -----------  ---------  ----------  ----------  ----------


   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)


                                                                                              ADDITIONAL
                                                                      COMMON                    PAID-IN    ACCUMULATED
                                                                       STOCK      WARRANTS      CAPITAL      DEFICIT
                                                                    -----------  -----------  -----------  ------------
Balance at July 31, 1993..........................................   $      42    $      --    $   9,969    $     (990)
Net loss..........................................................          --           --           --          (158)
Accrued dividends on redeemable and exchangeable preferred
  stock...........................................................          --           --           --          (548)
                                                                    -----------  -----------  -----------  ------------
Balance at July 31, 1994..........................................          42           --        9,969        (1,696)
Net loss..........................................................          --           --           --          (889)
Issuance of warrants..............................................          --        2,134           --            --
Repurchase of common stock........................................          --           --       (1,000)           --
Accrued dividends on redeemable and exchangeable preferred
  stock...........................................................          --           --           --          (707)
                                                                    -----------  -----------  -----------  ------------
Balance at July 31, 1995..........................................          42        2,134        8,969        (3,292)
Net loss..........................................................          --           --           --          (953)
Repurchase of common stock........................................          --           --          (24)           --
Accrued dividends on redeemable and exchangeable preferred
  stock...........................................................          --           --           --          (778)
                                                                    -----------  -----------  -----------  ------------
Balance at July 31, 1996..........................................          42        2,134        8,945        (5,023)
Net loss (unaudited)..............................................          --           --           --          (913)
Accrued dividends on redeemable and exchangeable preferred stock
  (unaudited).....................................................          --           --           --          (116)
                                                                    -----------  -----------  -----------  ------------
Balance at October 31, 1996 (unaudited)...........................   $      42    $   2,134    $   8,945    $   (6,052)
                                                                    -----------  -----------  -----------  ------------
                                                                    -----------  -----------  -----------  ------------


   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                           THREE MONTHS
                                                                              ENDED
                                                                           OCTOBER 31,         FISCAL YEAR ENDED JULY 31,
                                                                       --------------------  -------------------------------
                                                                         1996       1995       1996       1995       1994
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                           (UNAUDITED)
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
  Net loss...........................................................  $    (913) $  (1,363) $    (953) $    (889) $    (158)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization....................................      1,067        983      4,216      3,785      3,282
    Deferred income taxes............................................       (472)      (672)      (516)      (488)       (66)
    Extraordinary charge to earnings.................................         --         --         --        506         --
    Sale of partnership interest.....................................        202         --         --         --         --
    Changes in assets and liabilities net of acquisitions:
      Accounts and notes receivable..................................      2,198     (3,958)    (2,950)    (2,700)    (5,122)
      Inventories....................................................        565     (2,329)    (1,511)      (617)    (1,121)
      Prepaid expenses and deposits..................................        472       (599)      (410)     1,451     (1,307)
      Other assets...................................................        (91)        75       (193)      (495)        --
      Accounts payable...............................................     (3,460)     5,838      9,327     (3,897)     8,103
      Accrued liabilities............................................        676       (555)       172     (1,630)       434
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                             244     (2,580)     7,182     (4,974)     4,045
                                                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
  Payments for acquisitions of retail outlets........................         --     (3,000)    (3,000)    (1,091)    (1,030)
  Proceeds from sale of property and equipment.......................         20        140        415        878        239
  Purchases of and investments in property and equipment.............       (594)      (495)    (3,060)    (4,490)    (3,421)
  Other, net.........................................................         --         --         --         --       (890)
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                            (574)    (3,355)    (5,645)    (4,703)    (5,102)
                                                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
  Repurchase of common stock.........................................         --         --        (24)    (1,000)        --
  Prepayment of long-term debt.......................................         --         --         --    (26,940)        --
  Net proceeds from issuance of long-term debt.......................         --         --         --     28,111         --
  Proceeds from issuance of senior subordinated debt.................         --         --         --     13,073         --
  Repayment of long-term debt........................................       (562)      (312)    (1,250)    (1,000)      (850)
  Borrowings on capital leases and other term loans..................         --        871      1,248      2,263      1,113
  Repayment of other notes payable...................................       (104)       (78)      (561)      (739)      (741)
  Principal payments under capital lease obligations.................       (345)      (329)    (1,579)    (2,929)    (1,607)
  Borrowings (repayments) under acquisition line.....................      4,575      5,145     (2,275)     1,054      3,041
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                           3,564      5,297     (4,441)    11,893        956
                                                                       ---------  ---------  ---------  ---------  ---------
  Net (decrease) increase in cash....................................      3,234       (638)    (2,904)     2,216       (101)
  Cash balance, beginning of year....................................      1,519      4,423      4,423      2,207      2,308
                                                                       ---------  ---------  ---------  ---------  ---------
  Cash balance, end of year..........................................  $   4,753  $   3,785  $   1,519  $   4,423  $   2,207
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------


   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY


    Pursuant to a Stock Purchase Agreement dated March 31, 1993, by and among CGI Holdings, Inc., a Delaware corporation (the "Company") formed to effect this transaction and a major shareholder of Coast Gas Industries ("Industries"), the Company acquired all of the outstanding stock of Industries (the "Buyout"). The financial statements of the Company for each of the three years ended July 31, 1996 are presented on the Company's basis of accounting giving effect to the Stock Purchase Agreement.



    The Company engages in the sale and distribution of natural gas, crude oil, natural gas liquids, liquefied petroleum gas ("LPG"), LPG storage and transportation equipment through its wholly-owned subsidiary, Coast Gas, Inc. Its operations consist primarily of the sale, transportation and storage of LPG to wholesale and retail customers; the sale of LPG storage equipment; and the leasing of LPG storage and transportation equipment under monthly operating leases. Sales are made to approximately 75,000 customers in seven states, primarily in the western regions of the United States.


    In connection with the Stock Purchase Agreement, the Company pays a monthly fee to Aurora Capital Partners ("Aurora"), an investor in the Company, for management services provided. Payments for each of the years ended July 31, 1996, 1995 and 1994 amounted to $250,000.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Coast Gas, Inc., and its wholly-owned subsidiary Coast Energy Group, Inc. ("CEG"). In 1989 the Company formed CEG, headquartered in Houston, Texas, to conduct its wholesale procurement and distribution operations. All significant intercompany transactions have been eliminated in consolidation.

    RECLASSIFICATIONS


    Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation. In addition, the Company changed its method of accounting to gross-up in the consolidated statement of operations sales and the cost of those sales related to certain bulk purchases and resales of natural gas, crude oil and certain propane transactions which resulted in reporting sales and cost of sales of $136.2 million and $124.8 million for the years ended July 31, 1995 and 1994, respectively. This reclassification had no effect on net income for any period. The Company believes that this presentation better reflects the activities of its wholesale operations.



    INTERIM FINANCIAL STATEMENTS



    The consolidated financial statements of the Company as of October 31, 1996 and 1995 are unaudited. In the opinion of the Company's management, the interim data include all adjustments necessary for a fair statement of the results for the interim periods. These adjustments were of a normal recurring nature, except as disclosed in Note 11.



    The results of operations for the interim periods are not necessarily indicative of future financial results.


    REVENUE RECOGNITION

    Sales of natural gas, crude oil, natural gas liquids and LPG are recognized when delivered to the customer.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company offers credit terms on sales to its retail and wholesale customers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

    CASH FLOWS

    For purposes of the comparative statements of cash flows, the Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents. The carrying amount of cash, cash equivalents and short-term debt approximates fair market value due to the short maturity of these instruments.

    INVENTORIES


    Inventories are stated at the lower of cost or market. The cost of LPG is determined using the last-in, first-out (LIFO) method. The LIFO reserve was $0.9 million and $0.1 million at July 31, 1996 and 1995, respectively. The cost of parts and fittings is determined using the first-in, first-out (FIFO) method.



    The major components of inventory consist of the following (in thousands of dollars):



                                                                OCTOBER 31,        JULY 31
                                                                   1996      --------------------
                                                                (UNAUDITED)    1996       1995
                                                                -----------  ---------  ---------
LPG...........................................................   $   5,890   $   6,474  $   5,085
Parts and fittings............................................         861         842        785
                                                                -----------  ---------  ---------
                                                                 $   6,751   $   7,316  $   5,870
                                                                -----------  ---------  ---------
                                                                -----------  ---------  ---------


    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 25 years; LPG storage and rental tanks, 40 to 50 years; and office furniture, equipment and tank installation costs, 5 to 10 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Depreciation of equipment acquired under capital leases of $132,000, $160,000 and $120,000 for the years ended July 31, 1996,
1995 and 1994, respectively, is included in depreciation and amortization expense.

    When property or equipment is retired or otherwise disposed, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to earnings, while replacements and betterments that extend estimated useful lives are capitalized.

    A majority of the LPG rental and storage tanks are leased to customers on a month-to-month basis under operating lease agreements. Tank rental income of approximately $2.3 million, $2.2 million and $2.3 million, for the years ended July 31, 1996, 1995 and 1994, respectively, is included in sales and other revenue. Direct costs associated with the installation of LPG storage tanks leased to customers are capitalized and amortized over the estimated average customer retention term.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COST IN EXCESS OF NET ASSETS ACQUIRED

    The excess of acquisition cost over the estimated fair market value of identifiable net assets of acquired businesses is amortized on a straight-line basis over forty years. The related costs and accumulated amortization were $12.8 million and $0.9 million at July 31, 1996 and $10.0 million and $0.6 million at July 31, 1995, respectively.

    It is the Company's policy to review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of intangible assets is not recoverable, it is the Company's policy to reduce the carrying amount of such assets to fair value.

    DEFERRED CHARGES AND OTHER ASSETS

    Deferred charges consist primarily of deferred debt issuance costs and capitalized non-compete covenant agreement costs. Deferred debt issuance costs are amortized using the bonds outstanding method over the life of the related loans, other deferred charges are amortized on a straight-line basis over varying lives, ranging from five to seven years. Total deferred charges and the related accumulated amortization were $6.2 million and $3.0 million as of July 31, 1996 and $5.5 million and $1.9 million as of July 31, 1995, respectively. Included in these amounts are unamortized debt issuance costs associated with the bank borrowings of $1.6 million and $1.9 million at July 31, 1996 and 1995, respectively.

    Other assets include customer lists purchased in business acquisitions that are amortized on a straight-line basis over a ten year life. The total cost of customer lists and the related accumulated amortization were $2.6 million and $1.0 million at July 31, 1996 and $2.2 million and $0.6 million at July 31, 1995, respectively.

    FUTURES CONTRACTS

    The Company routinely uses commodity futures contracts to reduce the risk of future price fluctuations for natural gas and LPG inventories and contracts. Gains and losses on futures contracts purchased as hedges are deferred and recognized in cost of sales as a component of the product cost for the related hedged transaction. In the statement of cash flows, cash flows from qualifying hedges are classified in the same category as the cash flows from the items being hedged. Contracts which do not qualify as hedges are marked to market, with the resulting gains and losses charged to current operations. Net realized gains and losses for the current fiscal year and unrealized gains, losses on outstanding positions and open positions as of July 31, 1996 are not material.

    INTEREST RATE SWAP AGREEMENT

    Interest rate differentials to be paid or received under interest rate swap agreements are accrued and recognized over the life of the agreements. Interest payable or receivable under these interest rate swap agreements is recognized in the periods when market rates exceed contract limits as an increase or reduction in interest expense. Interest rate swap agreements held by the Company expired during fiscal 1996.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). This statement requires companies to investigate potential impairments of long-lived assets, including identifiable intangibles and goodwill, if there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. The statement is effective for the

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company in fiscal 1997. SFAS 121 also requires companies to measure potential impairments to carrying value at the lowest level of identifiable cash flows, and to record impairment losses to the extent that the undiscounted cash flows exceed the carrying amount of the asset. The Company does not expect the adoption of SFAS 121 to have a material effect on the Company's financial position or operating results.

    STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement establishes a fair value-based method of accounting for stock-based compensation plans. It also encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based upon the price of its stock. The Company is required to adopt this statement in fiscal 1997. The adoption of this statement is not expected to have a material impact on the Company's financial position or operating results. The Company currently accounts for stock based compensation in accordance with Accounting Principles Board Opinion No. 25.


2.  ACCOUNTS AND NOTES RECEIVABLE AND OTHER ASSETS


    Accounts and notes receivable as of July 31, 1996 and 1995 consist of the following (in thousands of dollars):

                                                                                      1996       1995
                                                                                    ---------  ---------
Accounts receivable from customers................................................  $  23,814  $  21,064
Allowance for doubtful accounts...................................................       (367)      (421)
Notes receivable from customers...................................................        753        397
Notes and accounts receivable from employees......................................        821        885
                                                                                    ---------  ---------
Total accounts and notes receivable...............................................     25,021     21,925
Less: non-current portion.........................................................      1,357      1,108
                                                                                    ---------  ---------
Current notes and accounts receivable.............................................  $  23,664  $  20,817
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Notes receivable arise in the ordinary course of business from the sale of LPG storage and transportation equipment. Terms are generally from one to five years, with interest rates ranging from 12.0% to 13.0%.

    The Company has accounts and notes receivable due from employees totaling $821,000 and $885,000 at July 31, 1996 and 1995, respectively. The notes primarily relate to employee stock purchase loans and employee housing assistance programs. The terms of the employee stock purchase loans require interest payments of 6.0% per annum on the outstanding principal balance and that all outstanding principal and interest be paid by October 31, 1997. Under the employee housing assistance program, the Company is a guarantor on primary residential notes issued in conjunction with the Company's relocation program for a fixed term of seven years through October 1997, after which the employee will refinance and the Company's guarantee will be eliminated.

    The Company, through its wholly-owned subsidiary Coast Gas, Inc., holds a 50% limited interest in Coast Energy Investments, Inc., a limited partnership. The partnership was established to facilitate the formation of a trading fund and is accounted for under the equity method. Coast Gas, Inc. receives a

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


2.  ACCOUNTS AND NOTES RECEIVABLE AND OTHER ASSETS (CONTINUED)

management fee. For the years ended July 31, 1996 and 1995, the investment in the partnership amounted to $122,000 and $124,000, respectively. In addition, at July 31, 1996, Coast Gas, Inc. recorded a management fee receivable of $93,000 (see Note 11).


3.  PROPERTY AND EQUIPMENT


    Property and equipment as of July 31, 1996 and 1995 consists of the following (in thousands of dollars):

                                                                                      1996       1995
                                                                                    ---------  ---------
Land..............................................................................  $   2,312  $   2,212
Buildings and improvements........................................................      4,600      4,513
LPG rental and storage tanks......................................................     44,690     42,550
Equipment and office furnishings..................................................      6,447      5,989
                                                                                    ---------  ---------
                                                                                       58,049     55,264
Less accumulated depreciation and amortization....................................      6,554      4,404
                                                                                    ---------  ---------
                                                                                    $  51,495  $  50,860
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    At July 31, 1996 and 1995, LPG rental and storage tanks include $7.3 million and $8.2 million, respectively, for tanks acquired under capital leases. Tanks acquired under capital leases are pledged as collateral under the capital lease agreements. All assets of the Company are pledged as collateral for the Company's long-term debt under the provisions of the Credit Agreement (see Note
4).

    Depreciation expense for the years ended July 31, 1996, 1995 and 1994 totaled $2.4 million, $2.2 million and $2.1 million, respectively.


4.  LONG-TERM DEBT


    Long-term debt as of July 31, 1996 and 1995 consists of the following (in thousands of dollars):

                                                                                      1996       1995
                                                                                    ---------  ---------
Revolving loan, variable interest at prime plus 1.50%, due in monthly installments of interest only until September 14, 2000, secured by all assets of the
  Company.........................................................................  $  13,080  $  15,355

Term loan, variable interest at prime plus 1.50%, due in quarterly installments
  through July 31, 2000, secured by all assets of the Company.....................     12,750     14,000

Senior subordinated notes, fixed interest rate of 12.50%, due in equal annual installments of $5.0 million, commencing September 15, 2002.The senior subordinated notes are unsecured obligations of the Company with quarterly
  interest payments over the life of the loan.....................................     13,310     13,073

Other notes payable with periodic payments through 2002, interest rates ranging
  from 8.0% to 12.0%..............................................................      2,232      2,212
                                                                                    ---------  ---------

                                                                                       41,372     44,640

Less current maturities...........................................................      2,562      1,831
                                                                                    ---------  ---------

                                                                                    $  38,810  $  42,809
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


4.  LONG-TERM DEBT (CONTINUED)

    In fiscal 1995, Coast Gas, Inc. entered into a Credit Agreement (the "Credit Agreement") with Bank of America, which provided financing of up to $35.0 million, consisting of $15.0 million in term debt and a $20.0 million revolving credit facility. The revolving and term loans, at the election of Coast Gas, Inc., bear interest at the Bank of America prime rate plus 1.50% or Libor plus 2.75% per annum. Concurrently, Coast Gas, Inc. issued $15.0 million in senior subordinated notes with a fixed interest rate of 12.50% per annum. The proceeds of the subordinated notes and a portion of the proceeds available under the Credit Agreement were used to repay the notes to Heller Financial, Inc. ("Heller"). The balance of the funds available under the Credit Agreement ("Working Capital Line") will be used for general corporate purposes and to finance future acquisitions.

    The terms of the Credit Agreement were amended in fiscal 1996 to increase the Working Capital line by an additional $3.0 million. An additional provision of the amendment requires that the maximum amount of the facility is fixed at $23.0 million until May 1, 1997, at which point it begins decreasing annually to $16.0 million by May 1, 2000 and matures on September 14, 2000. Advances against the line used to finance acquisitions were $3.0 million and $1.1 million for the years ended July 31, 1996 and 1995, respectively.


    The terms of the Credit Agreement contain restrictions on the issuance of new debt or liens, the purchase or sale of assets not in the ordinary course of business and the declaration and payment of dividends, and requires that Coast Gas, Inc. maintain specified levels of fixed charge and interest payment coverage ratios. The Credit Agreement also provides for prepayment of excess funds in the event of sales of pledged assets if such funds are not reinvested in like kind assets. The Credit Agreement provides for an unused commitment fee of .5% on funds not drawn against the revolving line.



    Total interest paid during the three month periods ended October 31, 1996 and 1995 was $1.3 million and $1.4 million, respectively. Total interest paid during the years ended July 31, 1996, 1995 and 1994 was $5.4 million, $4.9 million, and $3.8 million, respectively, of which interest paid on bank long-term and subordinated debt totaled $4.4 million, $4.0 million and $2.5 million, respectively.


    Annual maturities of revolving, term and other long-term debt through July 31, 2001 are as follows: 1997 - $2.9 million; 1998 - $3.5 million; 1999 - $3.9 million; 2000 - $4.4 million; 2001 - $13.3 million; and thereafter - $15.1 million. The subordinated notes amortize $5.0 million per annum commencing in fiscal 2003.

    For the year ended July 31, 1995, the Company recorded an extraordinary charge of $506,000 (net of $337,000 tax benefit) for the write-off of deferred debt issuance costs upon the early extinguishment of the Heller debt. Debt issuance costs associated with the new subordinated, revolving and term bank debt totaling $2.2 million are being amortized using the bonds outstanding method over the life of the related loans.

    The carrying value of the Company's long-term debt approximates fair value, in that most of the long-term debt is at floating market rates, or incurred at rates that are not materially different from those current at July 31, 1996.

    The Company has a Continuing Letter of Credit Agreement with Banque Paribas to provide a $20.0 million credit guidance line for the operations of Coast Energy Group, Inc., the Company's wholly owned subsidiary. The agreement provides for a compensating balance of $1.3 million, and grants Banque Paribas a security interest in certain pledged accounts receivable of CEG. At July 31, 1996, outstanding letters of credit drawn against this line amounted to $11.3 million.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


5.  MANDATORILY REDEEMABLE SECURITIES



    The Company has outstanding 62,500 shares of cumulative redeemable, exchangeable preferred stock, with par value of $0.01 and stated value of $100. Cumulative dividends of 10% are payable annually. Payment of dividends is restricted under the terms of the Credit Agreement with Coast Gas, Inc. (see
Note 4). Each share of preferred stock may be redeemed at a price equal to stated value per share plus accrued and unpaid dividends. The redemption amounts per share at October 31, 1996, July 31, 1996 and 1995 were $138.80, $136.94 and
$124.50, respectively. The stock is also exchangeable, at the option of the Company, for Coast Gas, Inc.'s subordinated exchange debentures due September 15, 2002 (see Note 4). The stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock. The Company shall redeem the stock in full at the earliest of twelve consecutive years of unpaid dividends, sale or disposal of substantially all the assets of the Company or merger of the Company, subject to certain conditions. No dividends have been declared or paid since April 1, 1993. Pursuant to the Stock Purchase and Merger Agreement (see Note 11), no dividends can be accrued after September 9, 1996. Accrued dividends were $2.4 million and $1.7 million at October 31, 1996 and 1995, respectively, and $2.3 million, $1.5 million and $0.8 million at July 31, 1996, 1995 and 1994, respectively, and have been recorded as a charge to accumulated deficit.



6.  INCOME TAXES


    The income tax provision for the years ended July 31, 1996, 1995 and 1994 are summarized as follows (in thousands of dollars):

                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Current provision:
  Federal............................................................................  $      --  $      --  $      --
  State..............................................................................         25          7         38
                                                                                       ---------  ---------  ---------
                                                                                              25          7         38
                                                                                       ---------  ---------  ---------
Deferred provison (benefit):
  Federal............................................................................       (428)      (176)       (48)
  State..............................................................................        (70)       (33)       (18)
                                                                                       ---------  ---------  ---------
                                                                                            (498)      (209)       (66)
                                                                                       ---------  ---------  ---------
                                                                                       $    (473) $    (202) $     (28)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


6.  INCOME TAXES (CONTINUED)

    The significant components of temporary differences which give rise to deferred tax assets (liabilities) as of July 31, 1996 and 1995 are as follows (in thousands of dollars):

                                                                                     1996        1995
                                                                                   ---------  ----------
Accruals, reserves and other.....................................................  $   1,178  $    1,365
Federal NOLs.....................................................................      6,833       5,875
State NOLs.......................................................................        220         234
                                                                                   ---------  ----------
  Deferred tax assets............................................................      8,231       7,474
                                                                                   ---------  ----------
Accumulated depreciation.........................................................    (13,385)    (13,167)
PP&E book/tax basis difference...................................................     (1,793)     (1,793)
Capitalized tank installation costs..............................................     (1,607)     (1,456)
LIFO inventory basis.............................................................       (245)       (245)
Other............................................................................     (1,176)     (1,304)
                                                                                   ---------  ----------
  Deferred tax liabilities.......................................................    (18,206)    (17,965)
                                                                                   ---------  ----------
Net deferred tax liabilities.....................................................  $  (9,975) $  (10,491)
                                                                                   ---------  ----------
                                                                                   ---------  ----------

    A reconciliation of the Company's income tax provision computed at the United States federal statutory rate to the effective rate for the recorded provision for income taxes for the years ended July 31, 1996, 1995 and 1994 is as follows:

                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
Federal statutory rate.....................................................       (34%)      (34%)      (34%)
Amortization of cost in excess of assets acquired..........................         7%         6%         8%
State franchise taxes, net of federal income tax benefit...................         2%         2%        11%
Prior year tax adjustments.................................................        (5%)        --         --
Extraordinary loss.........................................................         --        (9%)        --
Other, net.................................................................        (3%)        --         --
                                                                             ---------  ---------  ---------
                                                                                  (33%)      (35%)      (15%)
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    Tax payments during the year ended July 31, 1996, 1995 and 1994 were minimal due to the Company's tax loss position. Payments were solely for state income taxes in various states.

    The Company has a federal and state net operating loss carryforward of approximately $20.0 million and $2.3 million, respectively, available to reduce future payments of income tax liabilities. The tax benefits of these NOLs are reflected in the accompanying table of deferred tax assets and liabilities. If not used, carryforwards expire during the period from 2006 to 2011.

    Under the provisions of Internal Revenue Code Section 382, the annual utilization of the Company's net operating loss carryforwards may be limited under certain circumstances. Events which may affect utilization include, but are not limited to, cumulative stock ownership changes of more than 50% over a three-year period. An ownership change occurred effective March 31, 1993, due to cumulative changes in the Company's ownership. The annual and cumulative limits on the utilization of net operating losses incurred prior to March 31, 1993 are approximately $1.6 million and $5.5 million, respectively.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


7.  LEASES


    Coast Gas, Inc. leases rental tanks and vehicles from a former owner of the Company on a month-to-month operating lease. The lease provides for cancellation within 90 days, and includes a lease purchase option at the greater of the original cost or current list price. Coast Gas, Inc. also leases real estate, LPG storage tanks, and office equipment from certain of its current directors, officers and employees under operating and capital lease agreements.

    Rental payments under such leases totaled $204,000, $135,000 and $161,000 for the years ended July 31, 1996, 1995 and 1994, respectively.

    Coast Gas, Inc. generally leases vehicles, computer equipment, office equipment and real property under operating lease agreements. The typical equipment lease term is four to six years. Real property leases generally have terms in excess of ten years with renewal options. Rent expense under all operating lease agreements for the years ended July 31, 1996, 1995 and 1994 totaled $2.5 million, $2.4 million and $1.9 million, respectively.

    Capital leases consist primarily of financing agreements for the acquisition of LPG storage tanks with terms ranging from five to seven years. These leases provide fixed price purchase options at the end of the non-cancelable lease term. As of July 31, 1996, future minimum lease commitments under non-cancelable leases, with terms in excess of one year were as follows:

       YEARS ENDED JULY 31,                                                           OPERATING    CAPITAL
-----------------------------------------------------------------------------------  -----------  ---------
                                                                                         (IN THOUSANDS)
     1997..........................................................................   $   2,020   $   1,624
      1998.........................................................................       1,495       1,336
      1999.........................................................................         991       1,150
      2000.........................................................................         753         885
      2001.........................................................................         679         113
                                                                                     -----------  ---------
Total minimum lease payments.......................................................   $   5,938   $   5,108
                                                                                     -----------
                                                                                     -----------
Less amounts representing interest.................................................                     755
                                                                                                  ---------
Present value of future minimum lease payments.....................................                   4,353
Less amounts due within one year...................................................                   1,362
                                                                                                  ---------
                                                                                                  $   2,991
                                                                                                  ---------
                                                                                                  ---------

    Total assets acquired under capital leases totaled $1.2 million, $2.2 million and $1.5 million for the years ended July 31, 1996, 1995 and 1994, respectively.

    In addition to these minimum lease rentals, Coast Gas, Inc. has an agreement to lease the assets of a retail LPG distributor at a fixed percentage of the gross profits generated by the business. Contingent lease rents paid under this lease agreement for the years ended July 31, 1996, 1995 and 1994 totaled $344,000, $406,000 and $394,000, respectively. The original lease term of five years, which expired in 1995, was extended for five years and has various renewal and purchase options available to Coast Gas, Inc. through January 31, 2014.

    Coast Gas, Inc. subleases some of its LPG storage tanks and vehicles to other propane distributors under non-cancelable operating lease agreements. The lease terms are generally for one year with automatic renewal provisions. Additionally, these distributors may purchase the LPG storage tanks under

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


7.  LEASES (CONTINUED)

lease, at the greater of original cost or current list price. Sublease income totaled $270,000, $390,000 and $494,000 for the years ended July 31, 1996, 1995 and 1994, respectively.


8.  STOCKHOLDERS' EQUITY


    EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) employee benefit plan. All full-time employees who have completed one year of service and are twenty-one years of age or older are eligible to participate. Under the plan provisions, participants are allowed to make monthly contributions on a tax deferred basis subject to the limitations of the plan. In addition, the Company will contribute a discretionary matching contribution based upon participant contributions. Employees are 100% vested for all contributions. The plan is managed by a trustee, and is fully funded.


    In 1990 the Company established a discretionary profit-sharing plan for the benefit of all eligible full time employees. Contributions are made annually at the sole discretion of the Board of Directors. Participant benefits vest and are paid annually over a five year period. Unvested contributions are forfeited upon termination of employment, and are allocated to the remaining plan participants. Contributions are unfunded until the time of payment. At July 31, 1995, the Company had accrued $76,000 for the profit sharing plan. No additional amounts were accrued for fiscal year 1996.


    Additionally, the Company provides certain health and life insurance benefits to all eligible full time employees. Expenses are recorded based upon actual paid claims and expected liabilities for incurred but not reported claims at year end.

    WARRANTS


    In conjunction with the refinancing in fiscal 1995, the Company repurchased 175,438 shares of common stock from officers of the Company for $1.0 million. Warrants in the Company were issued to senior subordinated note holders which have been assigned an estimated fair value of $2.1 million, to be amortized over the life of the credit agreement using the bonds outstanding method. The warrants include 175,438 Series A Warrants with an exercise price of $2.85 and 287,228 Series B Warrants with an exercise price of $0.01. The warrants are exerciseable at the earliest of a sale, acquisition or initial public offering, subject to certain conditions, or September 15, 1997 into shares of the Company's Class D non-voting common stock. The warrants issued to Heller under the previous debt agreement were returned unexercised.


    OPTIONS


    The Company has a 1987 stock plan available to grant incentive and non-qualified stock options to officers and other employees. The plan provides for the granting of a maximum of 175,000 options to purchase common shares of the Company. The option price per share may not be less than the fair market value of a share on the date the option is granted and the maximum term of the option may not exceed 10 years. Options granted vest over a period of four years from the date of grant. Granting of options under this plan will expire on the 10th anniversary of the plan. Pursuant to the Merger Agreement (see Note 11), each outstanding option shall be converted into the right to receive cash whether or not such option is

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


8.  STOCKHOLDERS' EQUITY (CONTINUED)

exerciseable in full. Compensation expense related to the granting of options amounted to $21,000 for the year ended July 31, 1995. Information regarding the Company's stock option plan is summarized below:

                                                                                            PER SHARE
                                                                                OPTIONS       RANGE
                                                                               ---------  --------------
Outstanding at August 1, 1993................................................    132,031  $ 0.01 - $9.11
  Granted....................................................................         --
  Exercised..................................................................         --
  Canceled...................................................................         --
                                                                               ---------
Outstanding at July 31, 1994.................................................    132,031  $ 0.01 - $9.11
  Granted....................................................................     42,942  $ 0.10 - $9.13
  Exercised..................................................................         --
  Canceled...................................................................         --
                                                                               ---------
Outstanding at July 31, 1995.................................................    174,973  $ 0.01 - $9.13
  Granted....................................................................         --
  Exercised..................................................................         --
  Canceled...................................................................         --
                                                                               ---------
Outstanding at July 31, 1996.................................................    174,973  $ 0.01 - $9.13
Available for grant at July 31, 1996.........................................         27

    During 1996, the Company adopted a Stock Appreciation Rights (SARs) plan. The Company granted 500,000 SARs, which are to vest over a five-year period, at a per share value of $1.20. Compensation expense related to the grant of SARs of $120,000 was recorded in 1996.


9.  COMMITMENTS AND CONTINGENCIES



    The Company has contracts with various suppliers to purchase a portion of its supply needs of LPG for future deliveries with terms ranging from one to twelve months. The contracted quantities are not significant with respect to the Company's anticipated total sales requirements and will generally be acquired at prevailing market prices at the time of shipment. Outstanding letters of credit issued in conjunction with product supply contracts are a normal business requirement. There were no outstanding letters of credit issued on behalf of the Company as of October 31, 1996 or July 31, 1996 other than the $14.0 million and $11.3 million, respectively, drawn against the credit guidance line (see Note
4).


    The Company is engaged in certain legal actions related to the normal conduct of business. In the opinion of management, any possible liability arising from such actions will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.


10.  BUSINESS ACQUISITIONS


    During the year ended July 31, 1996, Coast Gas, Inc. acquired one retail outlet in a transaction accounted for using the purchase method of accounting. The cost of the acquired company totaled $4.0 million, including $1.0 million of seller notes and other liabilities and $3.0 from the increase in the Company's Working Capital/Acquisition bank line. Goodwill resulting from the acquisition totaled $2.8 million. Revenues of the acquired company for the year ended July 31, 1996, subsequent to the dates of acquisition and included in the Company's consolidated sales totaled $1.9 million.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


10.  BUSINESS ACQUISITIONS (CONTINUED)

    During the year ended July 31, 1995, Coast Gas, Inc. acquired three retail outlets in transactions accounted for using the purchase method of accounting. The cost of the acquired companies totaled $1.8 million (including $0.7 million of seller notes). Goodwill resulting from these acquisitions totaled $0.3 million. Revenues of the acquired companies for the year ended July 31, 1995, subsequent to the dates of acquisition and included in the Company's consolidated sales totaled $0.7 million.

    During the ended July 31, 1994, Coast Gas, Inc. acquired two retail outlets in transactions accounted for using the purchase method of accounting. The cost of the acquired companies totaled $2.0 million (including $1.0 million of seller notes and other liabilities). Goodwill resulting from these acquisitions totaled $0.2 million. Revenues of the acquired companies for the year ended July 31, 1994, subsequent to the dates of acquisition, included in the Company's consolidated sales totaled $1.2 million.


11.  SUBSEQUENT EVENTS



    STOCK PURCHASE AND MERGER AGREEMENT


    Effective September 9, 1996, subsequent to the fiscal year end, the Company and the preferred shareholders of the Company entered into a Stock Purchase and Merger Agreement (the "Merger Agreement") for the sale of the preferred stock of the Company for $8.7 million. The terms of the Agreement also provided an option to the buyer of the preferred stock to acquire all of the outstanding common stock of the Company, for a period of one year from the date of the sale of the preferred stock. Additionally, the shareholders of the Company have an option to put the common stock of the Company to the buyer of the preferred stock on April 30, 1997, if the buyer has not previously exercised the option to acquire the common stock.


    SALE OF PARTNERSHIP INTEREST



    Effective October 1, 1996, the Company terminated its participation and interest in Coast Energy Investments, Inc., a limited partnership in which Coast Energy Group, Inc. was a 50% limited partner. The original partnership agreement provided for a minimum investment term through December 1997. The termination resulted in the sale of the Company's partnership interest to its 50% partner and an employee of the partnership. The Company recorded a net loss on the disposition of the partnership interest of $660,000. This amount consisted of a $202,000 loss on the partnership investment and $458,000 of termination costs consisting of salary, consulting, non-compete agreements and other related expenses.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO SYN INC.:


    We have audited the accompanying consolidated balance sheet of SYN Inc. (a Delaware corporation and 52.5% owned subsidiary of Northwestern Public Service Company) and Subsidiaries as of June 30, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the period from inception (August 15, 1995) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SYN Inc. and Subsidiaries as of June 30, 1996, and the results of their operations and their cash flows for the period from inception (August 15, 1995) through June 30, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,

  August 9, 1996 (except with respect
  to the matter discussed in Note 9 as to

  which the date is September 28, 1996)

                           SYN INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                     ASSETS



                                                                                                        SEPTEMBER 30,
                                                                                                            1996
                                                                                             JUNE 30,   -------------
                                                                                               1996
                                                                                             ---------   (UNAUDITED)
CURRENT ASSETS:
  Cash.....................................................................................  $      14   $     1,444
  Trade receivables, less allowance for doubtful accounts of $1,505 and $1,475,
    respectively...........................................................................      9,195         7,791
  Inventories..............................................................................      7,447         8,165
  Prepaid expenses and other...............................................................        678         1,019
  Deferred income tax benefit..............................................................      3,727         3,727
  Due from Former Stockholders.............................................................     37,966        37,966
                                                                                             ---------  -------------
    Total current assets...................................................................     59,027        60,112
                                                                                             ---------  -------------
PROPERTY AND EQUIPMENT:
  Land and buildings.......................................................................      6,420         6,644
  Storage and consumer service facilities..................................................     52,953        54,036
  Transportation, office and other equipment...............................................     11,910        12,510
  Less--Accumulated depreciation...........................................................     (2,592)       (3,297)
                                                                                             ---------  -------------
    Total property and equipment...........................................................     68,691        69,893
                                                                                             ---------  -------------
OTHER ASSETS:
  Investments and restricted cash deposits.................................................      3,025         3,048
  Deferred income tax benefit..............................................................      4,849         5,400
  Intangible assets, primarily the excess of cost over fair value of net assets acquired,
    net of accumulated amortization........................................................     30,943        31,381
  Other....................................................................................        227           208
                                                                                             ---------  -------------
    Total other assets.....................................................................     39,044        40,037
                                                                                             ---------  -------------
                                                                                             $ 166,762   $   170,042
                                                                                             ---------  -------------
                                                                                             ---------  -------------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.....................................................  $   1,025   $     2,630
  Accounts payable.........................................................................      1,604         6,270
  Accrued expenses.........................................................................      2,915         2,999
  Acquisition related liabilities..........................................................     29,306        29,367
                                                                                             ---------  -------------
    Total current liabilities..............................................................     34,850        41,266
LONG-TERM DEBT.............................................................................     25,687        25,709
NOTE PAYABLE--RELATED PARTY................................................................     52,812        52,812
                                                                                             ---------  -------------
    Total liabilities......................................................................    113,349       119,787
                                                                                             ---------  -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Cumulative preferred stock, $.01 par value; 70,500 shares authorized; 55,312 shares,
    issued and outstanding, at stated value of $1,000 per share............................     55,312        55,312
  Common stock; $0.01 par value; 100,000 shares authorized, issued and outstanding.........          1             1
  Additional paid-in capital...............................................................         99            99
  Accumulated deficit......................................................................     (1,999)       (5,157)
                                                                                             ---------  -------------
    Total stockholders' equity.............................................................     53,413        50,255
                                                                                             ---------  -------------
                                                                                             $ 166,762   $   170,042
                                                                                             ---------  -------------
                                                                                             ---------  -------------



      The accompanying notes are an integral part of these balance sheets.

                           SYN INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)



                                                                    FOR THE PERIOD
                                                                    FROM INCEPTION    FOR THE 46      FOR THE 3
                                                                     (AUGUST 15,      DAYS ENDED     MONTHS ENDED
                                                                    1995) THROUGH   SEPTEMBER 30,   SEPTEMBER 30,
                                                                    JUNE 30, 1996        1995            1996
                                                                    --------------  --------------  --------------
                                                                                             (UNAUDITED)
REVENUES:
  Propane sales...................................................    $   81,706      $    8,584      $   15,026
  Appliance and parts sales.......................................         5,546             773             776
  Other...........................................................         8,810           1,208           2,081
                                                                         -------         -------         -------
    Total revenues................................................        96,062          10,565          17,883

COST OF PRODUCT SOLD..............................................        46,187           5,582           8,940
                                                                         -------         -------         -------
    Gross profit..................................................        49,875           4,983           8,943
                                                                         -------         -------         -------

OPERATING EXPENSES:
  Salaries and commissions........................................        14,520           1,662           3,865
  General and administrative......................................        14,225           1,333           3,083
  Depreciation and amortization...................................         3,329             511           1,000
  Related-party corporate administration and management fees......         3,281             468             965
                                                                         -------         -------         -------
    Total operating expenses......................................        35,355           3,974           8,913
                                                                         -------         -------         -------
    Operating income..............................................        14,520           1,009              30

INTEREST EXPENSE, including $4,388, $589 and $1,204, respectively
  to related party................................................         5,584             589           1,665
                                                                         -------         -------         -------

INCOME (LOSS) BEFORE INCOME TAXES.................................         8,936             420          (1,635)

PROVISION (BENEFIT) FOR INCOME TAXES..............................         3,675              88            (550)
                                                                         -------         -------         -------
    Net income (loss).............................................         5,261             332          (1,085)

DIVIDENDS ON CUMULATIVE PREFERRED STOCK...........................        (7,260)             --          (2,073)
                                                                         -------         -------         -------
    Net income (loss) applicable to common stockholders...........    $   (1,999)     $      332      $   (3,158)
                                                                         -------         -------         -------
                                                                         -------         -------         -------



        The accompanying notes are an integral part of these statements.

                           SYN INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                   COMMON STOCK
                                                                         --------------------------------
                                                      PREFERRED STOCK                          ADDITIONAL
                                                    -------------------                         PAID-IN     ACCUMU- LATED
                                                      SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL       DEFICIT
                                                    ----------  -------  --------  ----------  ----------   ------------
BALANCE AT INCEPTION, August 15, 1995.............         --   $   --         --  $      --    $     --    $        --
  Common stock issued.............................         --       --    100,000          1          99             --
  Preferred stock issued..........................     55,312   55,312         --         --          --             --
  Dividends on preferred stock, $131.25 per
    share.........................................         --       --         --         --          --         (7,260)
  Net income......................................         --       --         --         --          --          5,261
                                                    ----------  -------  --------        ---         ---    ------------
BALANCE, June 30, 1996............................     55,312   $55,312   100,000  $       1    $     99    $    (1,999)
  Dividends on preferred stock, $37.48 per share
    (unaudited)...................................         --       --         --         --          --         (2,073)
  Net loss (unaudited)............................         --       --         --         --          --         (1,085)
                                                    ----------  -------  --------        ---         ---    ------------
BALANCE, September 30, 1996 (unaudited)...........     55,312   $55,312   100,000  $       1    $     99    $    (5,157)
                                                    ----------  -------  --------        ---         ---    ------------
                                                    ----------  -------  --------        ---         ---    ------------


                                                        TOTAL
                                                    STOCKHOLDERS'
                                                       EQUITY
                                                    -------------
BALANCE AT INCEPTION, August 15, 1995.............  $         --
  Common stock issued.............................           100
  Preferred stock issued..........................        55,312
  Dividends on preferred stock, $131.25 per
    share.........................................        (7,260)
  Net income......................................         5,261
                                                    -------------
BALANCE, June 30, 1996............................  $     53,413
  Dividends on preferred stock, $37.48 per share
    (unaudited)...................................        (2,073)
  Net loss (unaudited)............................        (1,085)
                                                    -------------
BALANCE, September 30, 1996 (unaudited)...........  $     50,255
                                                    -------------
                                                    -------------



        The accompanying notes are an integral part of these statements.

                           SYN INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                    FOR THE PERIOD
                                                                    FROM INCEPTION                     FOR THE 3
                                                                     (AUGUST 15,    FOR THE 46 DAYS  MONTHS ENDED
                                                                    1995) THROUGH   ENDED SEPTEMBER  SEPTEMBER 30,
                                                                    JUNE 30, 1996      30, 1995          1996
                                                                    --------------  ---------------  -------------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)...............................................   $      5,261    $         332     $  (1,085)
  Items not requiring (providing) cash--
    Depreciation and amortization.................................          3,329              511         1,000
    Deferred income taxes.........................................          3,624              518          (550)
  Changes in operating items--
    Trade receivables.............................................         (1,247)          (1,388)        1,270
    Inventories...................................................            704              495        (1,253)
    Prepaid expenses and other....................................            189             (731)         (311)
    Accounts payable..............................................         (5,571)             658         4,665
    Accrued expenses..............................................         (3,423)          (3,418)          206
                                                                    --------------  ---------------  -------------
      Net cash provided by (used in) operating activities.........          2,866           (3,023)        3,942
                                                                    --------------  ---------------  -------------

INVESTING ACTIVITIES:
  Acquisition of assets of Synergy Group Incorporated.............       (150,922)        (143,436)           --
  Proceeds from the sale of certain Synergy Group Incorporated
    assets to Empire Energy Corporation...........................         35,980           35,980            --
  Purchases of property and equipment.............................         (9,182)          (3,802)       (1,571)
  Proceeds from sale of assets....................................            474               --           973
  Change in investments and restricted cash deposits..............             70             (330)           --
                                                                    --------------  ---------------  -------------
      Net cash used in investing activities.......................       (123,580)        (111,588)         (598)
                                                                    --------------  ---------------  -------------

FINANCING ACTIVITIES:
  Increase in credit facility.....................................             --            8,916            90
  Borrowing under long-term debt agreements.......................         23,910               --            --
  Proceeds from issuance of common stock..........................            100              100            --
  Proceeds from issuance of preferred stock.......................         52,812           52,812            --
  Proceeds from issuance of note payable--related party...........         52,812           52,812            --
  Borrowings from related party...................................         36,458           36,458            90
  Repayments to related party.....................................        (36,458)         (36,458)           --
  Payment on long-term debt.......................................         (1,834)              (1)          (21)
  Preferred stock dividends paid..................................         (7,072)              --        (2,073)
                                                                    --------------  ---------------  -------------
      Net cash provided by financing activities...................        120,728          114,639        (1,914)
                                                                    --------------  ---------------  -------------
      Increase in cash............................................             14               28         1,430

CASH:
  Beginning of period.............................................             --               --            14
                                                                    --------------  ---------------  -------------
  End of period...................................................   $         14    $          28     $   1,444
                                                                    --------------  ---------------  -------------
                                                                    --------------  ---------------  -------------



        The accompanying notes are an integral part of these statements.

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS

    SYN Inc. (Synergy) is engaged in the retail sale of liquid propane gas primarily in the southern, midwest and eastern regions of the United States. Most of Synergy's customers use propane for residential home heating and make periodic purchases with cash or on credit. Synergy was formed to acquire Synergy Group Incorporated (SGI).


    SYNERGY ACQUISITION


    On August 15, 1995, Synergy completed its acquisition of SGI, a retail distributor of propane with 152 locations. In conjunction with the acquisition, the Company sold certain retail locations to Empire Energy Corporation (Empire Energy) for approximately $36 million in cash and the assets of nine retail locations valued at $2 million. There was no gain or loss recognized on this sale.



    The total net purchase price paid by Synergy for the acquisition of SGI consisted of $105.6 million in cash (which was provided by proceeds from the issuance of $52.8 million of preferred stock and the issuance of $52.8 million of debt), $1.25 million in long-term debt and the assumption of certain liabilities. The acquisition was accounted for under the purchase method of accounting with all tangible assets and liabilities acquired recorded at fair value at date of acquisition and the cost in excess of such fair value of $32.5 million recorded as an intangible asset.



    The purchase price is subject to adjustment based on the amount of working capital acquired by Synergy. Synergy has made a claim against the former owners of SGI (the Former Stockholders) for a working capital adjustment and has recorded a receivable of $26.7 million, which reflects the reduction in purchase price of the assets based on the amount of working capital acquired. The purchase price is also subject to adjustment based on the value of customer tanks which cannot be located within a specified period of time. Synergy has made a claim against the Former Stockholders for the value of unlocated tanks and has recorded a receivable for $11.3 million related to this claim.



    These amounts receivable in connection with the acquisition of SGI are management's best estimate of the amounts which will ultimately be due from the Former Stockholders. However, the parties continue to negotiate final settlement and the Former Stockholders have objected to a number of the claims made by Synergy. An adjustment of the consideration paid for SGI could also result in an adjustment in the amount of consideration received from Empire Energy.



    INTERIM FINANCIAL STATEMENTS



    The consolidated financial statements of Synergy as of September 30, 1995 and 1996 have not been audited by independent public accountants. In the opinion of Synergy's management, the interim data include all adjustments necessary for a fair statement of the results for the interim periods. These adjustments were of a normal recurring nature, except as disclosed in Note 9.



    Due to the seasonal nature of Synergy's propane business, the results of operations for the interim periods are not necessarily indicative of results to be expected for a full year.


    PRINCIPLES OF CONSOLIDATION


    The consolidated financial statements include the accounts of Synergy and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.


    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) statements and the reported amounts of revenues and expenses during the period. Significant estimates related to self-insurance, litigation, collectibility of receivables and income tax assessments are discussed in Notes 6 and 7. Actual results could differ from those estimates.

    DEPENDENCE ON PRINCIPAL SUPPLIER

    Synergy obtains management services and all of its propane supplies through Empire Gas Corporation (Empire Gas) which sells such propane to Synergy at cost. Although Synergy believes that alternative sources of propane are readily available, in the event that Empire Gas ceases to supply propane to Synergy or has to obtain propane from alternate suppliers, the failure to obtain such alternate sources of supply at competitive prices and on a timely basis may have a material adverse effect on Synergy.


    REVENUE RECOGNITION POLICY

    Revenue from propane sales and the related cost of product sold are recognized upon delivery of the product.

    INVENTORIES


    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for retail operations inventory and by the specific identification method for wholesale operations inventory. The inventories were as follows (in thousands):



                                                                                    SEPTEMBER 30,
                                                                                        1996
                                                                        JUNE 30,    -------------
                                                                          1996
                                                                       -----------   (UNAUDITED)
Gas and other petroleum products.....................................   $   4,058     $   5,041
Gas distribution parts, appliances and equipment.....................       4,034         3,449
Obsolescence reserve.................................................        (645)         (325)
                                                                       -----------       ------
                                                                        $   7,447     $   8,165
                                                                       -----------       ------
                                                                       -----------       ------


    PROPERTY AND EQUIPMENT

    For financial reporting purposes, property and equipment are stated at acquisition cost. Repairs and maintenance costs which do not significantly extend the useful lives of the respective assets are charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings.........................................     40 years
Storage and consumer service facilities...........  35-40 years
Transportation, office and other equipment........   5-10 years

    INTANGIBLE ASSETS

    The excess of cost over the fair value of the net acquired assets of SGI has been recorded as an intangible asset and is being amortized on a straight-line basis over 40 years. Costs related to arranging the debt financing for the acquisition of SGI have been capitalized and are being amortized on a straight-line basis over the two-year term of the debt. Intangible assets are reflected net of accumulated amortization of $737,000 in the June 30, 1996 consolidated balance sheet.

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred asset will not be realized.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121


    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), which established new standards for accounting for the impairment of long-lived assets. The statement will be effective for Synergy in fiscal 1997, and, while Synergy has not performed a detailed analysis of the impact of SFAS 121, management does not expect that its initial adoption will have a material effect on Synergy's financial position or results of operations.


2.  RELATED-PARTY TRANSACTIONS:


    Synergy entered into a Management Service Agreement with Empire Gas, a 30% common stockholder of Synergy, under which Empire Gas provides all management services to Synergy for payment of an annual overhead reimbursement of $3.25 million, and a management fee of $500,000 plus a performance-based payment for certain operating results.



    During 1996, Synergy purchased $42 million of liquid propane gas from Empire Gas and accounts payable at June 30, 1996 includes $116,000 due to Empire Gas resulting from the purchase of inventory.



    The related party note payable represents borrowings by Synergy from Northwestern Public Service Company (the parent corporation of the controlling stockholder of Synergy). This note is subordinate to Synergy's other long-term debt under its working capital facility (see Note 3), matures August 15, 2005, bears interest at 9.12% and is subject to a prepayment premium.



    Synergy transferred real and personal property of three retail locations valued at $1,615,000 to Empire Gas in exchange for four Empire Gas retail locations valued at approximately $1,713,000, with the difference of $98,000 paid to Empire Gas in cash.



    Synergy paid $6,343,000 in 1996 to the controlling stockholder of Synergy and $1,103,000 to Empire Gas for reimbursement of costs incurred relating to the acquisition of SGI.



    During 1996, Synergy leased, under operating leases, transportation equipment to Propane Resources Transportation, Inc. (PRT) in which Synergy owns a 15% common stock interest. Synergy received $274,000 in lease income during 1996 from these leases.

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


3.  LONG-TERM DEBT:


    Long-term debt consists of the following (in thousands):



                                                                                 SEPTEMBER 30,
                                                                                     1996
                                                                      JUNE 30,   -------------
                                                                        1996
                                                                      ---------   (UNAUDITED)
Working capital facility............................................  $  23,910    $  24,000
Note payable to Former Stockholders, 9 1/2% payable in three
  equal annual installments through August 15, 1998.................      1,250        1,250
Other, interest at 7.5% to 11.6%, due through 2001,
  collateralized by certain equipment and materials.................      1,552        3,089
                                                                      ---------  -------------
                                                                         26,712       28,339
Less--Current maturities............................................      1,025        2,630
                                                                      ---------  -------------
                                                                      $  25,687    $  25,709
                                                                      ---------  -------------
                                                                      ---------  -------------



    On December 28, 1995, Synergy entered into a working capital facility agreement with the First National Bank of Boston providing for borrowings of up to $25 million, interest at either the Eurodollar rate plus 2% or the prime rate plus 3/4% (an average of 7.5% at June 30, 1996), and maturing December 31, 1997. Synergy is required to comply with certain financial covenants including compliance with restrictions upon other indebtedness and dividend distributions. Borrowings under the agreement are collateralized by all receivables, inventory, and property and equipment of Synergy.



    Based on the borrowing rates currently available to Synergy from bank loans with similar terms and average maturities, the fair value of long-term debt approximates carrying value.


    Aggregate annual maturities of the long-term debt outstanding at June 30, 1996, are as follows (in thousands):

1997..............................................  $ 1,025
1998..............................................   24,603
1999..............................................      680
2000..............................................      204
2001..............................................      200
                                                    -------
                                                    $26,712
                                                    -------
                                                    -------

4.  OPERATING LEASES:


    Synergy leases retail location sales offices under noncancelable operating leases expiring at various times through 2006. These leases generally contain renewal options and require Synergy to pay all executory costs (property taxes, maintenance and insurance).

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


4.  OPERATING LEASES: (CONTINUED)
    Future minimum lease payments (in thousands) at June 30, 1996, were:

1997..............................................  $   598
1998..............................................      310
1999..............................................      206
2000..............................................       41
2001..............................................       19
Thereafter........................................       53
                                                    -------
                                                    $ 1,227
                                                    -------
                                                    -------

    Lease expense during 1996 was approximately $600,000.

5.  INCOME TAXES:

    The provision for income taxes includes the following components (in thousands):

Taxes currently payable...........................  $   51
Deferred income taxes.............................   3,624
                                                    ------
                                                    $3,675
                                                    ------
                                                    ------

    A reconciliation of income tax expense at the statutory rate to the actual income tax expense is as follows (in thousands):

Taxes computed at statutory rate (34%)............  $3,038
Amortization of excess of cost over fair value of
  net assets acquired.............................     157
State income taxes, net of federal tax benefit....     378
Other.............................................     102
                                                    ------
Actual tax provision..............................  $3,675
                                                    ------
                                                    ------

    The tax effects of temporary differences which relate to deferred taxes reflected on the balance sheet were as follows (in thousands):

Current deferred tax assets:
  Allowance for doubtful accounts.................  $  2,302
  Self-insurance liabilities......................     1,005
  Inventory costs and reserves capitalized for tax
    purposes......................................       420
                                                    --------
    Net current deferred income tax asset.........  $  3,727
                                                    --------
                                                    --------

Long-term deferred tax assets:
  Net operating loss carryforward.................  $  7,596
  Alternative minimum tax carryover...............       910
  Deferred tax liability related to accelerated
    depreciation..................................    (3,657)
                                                    --------
    Net long-term deferred income tax asset.......  $  4,849
                                                    --------
                                                    --------


    At June 30, 1996, Synergy had approximately $20 million of net operating loss carryforwards for tax reporting purposes expiring in varying amounts from 2007 through 2010. These net operating loss

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


5.  INCOME TAXES: (CONTINUED)
carryforwards have been reflected in the financial statements as deferred income tax assets at June 30, 1996 and are subject to certain limitations on utilization under provisions of the Internal Revenue Code.

6.  COMMITMENTS AND CONTINGENCIES:

    SELF-INSURANCE


    Synergy obtains insurance coverage for catastrophic exposures related to comprehensive general liability, vehicle liability and workers' compensation, as well as those risks required to be insured by law or contract. Synergy self-insures the first $250,000 of coverage per incident and obtains excess coverage from carriers for these programs.



    Provisions for self-insured losses are recorded based upon Synergy's estimates of the aggregate self-insured liability for claims incurred. Synergy has provided letters of credit aggregating approximately $2.875 million in connection with these programs.



    Synergy self-insures for health benefits provided to its employees. Provisions for losses expected under this program are recorded based upon Synergy's estimate of the aggregate liability for claims incurred.


    CONTINGENCIES


    Synergy and the acquired operations of SGI are presently involved in various federal and state tax audits and are also defendants in other business-related lawsuits which are not expected to have a material adverse effect on Synergy's financial position or results of operations.



    In conjunction with the acquisition of SGI, the Former Stockholders of SGI are contractually liable for all insurance claims and tax liabilities that relate to periods prior to the acquisition date. Funds have been placed in escrow accounts to provide for payment of these liabilities. In the event that the escrow amount is insufficient to settle these liabilities, Synergy could be obligated to fund any additional amounts due and would have to seek reimbursement from the Former Stockholders for such amounts. Synergy has recorded its best estimates of the ultimate liabilities expected to arise from these matters and has made claims against the Former Stockholders for reimbursement (see Note 1).


7.  EMPLOYEE BENEFIT PLAN:

    Synergy succeeded to the SGI-sponsored defined contribution retirement plan covering substantially all salaried employees. Employees who elect to participate may contribute a percentage of their salaries to the plan and Synergy at its discretion may match a portion of the employee contribution. Synergy may also make profit-sharing contributions to the plan at the discretion of its Board of Directors. Synergy made no profit-sharing contributions to the plan in 1996.


    The plan is currently under audit by the U.S. Department of Labor (DOL), which has alleged that the plan violated certain sections of the Employee Retirement Income Security Act of 1974. However, the DOL has advised that it is not contemplating current action regarding these violations. The DOL audit is continuing and the outcome cannot be determined at this time. In the event the Former Stockholders are unable to satisfy any liabilities resulting from the above examination, Synergy could be obligated to fund these liabilities and seek reimbursement from the Former Stockholders. Synergy has recorded its best estimates of the ultimate liabilities expected to arise from these matters and has made claims against the Former Stockholders for reimbursement (see Note 1).

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)


8.  ADDITIONAL CASH FLOW INFORMATION (IN THOUSANDS):

Assets acquired through issuance of:
  Long-term debt..................................  $2,250
                                                    ------
                                                    ------
  Preferred stock.................................  $2,500
                                                    ------
                                                    ------

    ADDITIONAL CASH PAYMENT INFORMATION

Interest paid.....................................  $5,535
                                                    ------
                                                    ------
Income taxes paid.................................  $2,284
                                                    ------
                                                    ------

9.  SUBSEQUENT EVENT:


    Synergy and its controlling stockholder have negotiated an agreement with Empire Gas to, among other items, terminate the Empire Gas management agreement and to have the controlling stockholder acquire the 30% common stock interest in Synergy owned by Empire Gas. The range of total consideration to be paid for these transactions is subject to certain future events, but will be funded solely by Synergy's controlling stockholder which is also in the process of arranging for alternative management services. Synergy does not expect that this ownership and managerial change will have a significant effect on its operations or financial position.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
Northwestern Growth Corporation
Huron, South Dakota


    We have audited the accompanying consolidated balance sheet of SYNERGY GROUP INCORPORATED as of August 14, 1995 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years ended March 31, 1994 and 1995, and the period ended August 14, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SYNERGY GROUP INCORPORATED as of August 14, 1995 and the results of its operations and its cash flows for each of the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, in conformity with generally accepted accounting principles.


    As discussed in Note 13, in 1995 the Company restated prior years' financial statements for changes in previously reported accrued liabilities.


                                             BAIRD, KURTZ & DOBSON

Springfield, Missouri
October 9, 1996

                           SYNERGY GROUP INCORPORATED

                           CONSOLIDATED BALANCE SHEET
                                AUGUST 14, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $   1,747
  Trade receivables, less allowance for doubtful accounts of $5,547................      9,504
  Inventories......................................................................      9,356
  Prepaid expenses.................................................................        894
                                                                                     ---------
    Total Current Assets...........................................................     21,501
                                                                                     ---------
INVESTMENTS:
  Restricted cash deposit..........................................................      3,095
                                                                                     ---------
PROPERTY AND EQUIPMENT, At Cost:
  Land and buildings...............................................................      8,656
  Storage and consumer service facilities..........................................     84,319
  Transportation, office and other equipment.......................................     24,196
                                                                                     ---------
                                                                                       117,171
  Less accumulated depreciation....................................................    (48,343)
                                                                                     ---------
                                                                                        68,828
                                                                                     ---------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired, at amortized cost.........      2,929
  Other............................................................................        147
                                                                                     ---------
                                                                                         3,076
                                                                                     ---------
                                                                                     $  96,500
                                                                                     ---------
                                                                                     ---------
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................................  $  89,104
  Accounts payable.................................................................      4,101
  Accrued salaries.................................................................      3,605
  Accrued expenses.................................................................     12,808
  Accrued interest.................................................................      5,768
  Accrued self-insurance liability.................................................      4,160
                                                                                     ---------
    Total Current Liabilities......................................................    119,546
                                                                                     ---------
LONG-TERM DEBT.....................................................................        437
                                                                                     ---------
DEFERRED INCOME TAXES..............................................................      2,093
                                                                                     ---------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, Series A; no par value; authorized
   10,000 shares; issued and outstanding 2,500 shares..............................     25,000
  Preferred stock, Series B; no par value; authorized
   5,000 shares; issued and outstanding 1,670 shares...............................     16,700
  Common stock, Class A; voting; $1 par value; authorized 2,000 shares; issued and
   outstanding 405 shares..........................................................          1
  Common stock, Class B; non-voting; no par value; authorized 2,000 shares; issued
   and outstanding 405 shares......................................................         40
  Additional paid-in capital.......................................................     11,378
  Retained earnings (deficit)......................................................    (78,695)
                                                                                     ---------
                                                                                       (25,576)
                                                                                     ---------
                                                                                     $  96,500
                                                                                     ---------
                                                                                     ---------


                 See Notes to Consolidated Financial Statements

                           SYNERGY GROUP INCORPORATED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                          4 1/2
                                                                                YEAR ENDED MARCH 31,     MONTHS
                                                                               ----------------------     ENDED
                                                                                  1994        1995     AUGUST 14,
                                                                                RESTATED    RESTATED      1995
                                                                               ----------  ----------  -----------
OPERATING REVENUE............................................................  $  133,731  $  123,562   $  32,179
COST OF PRODUCT SOLD.........................................................      63,498      59,909      15,387
                                                                               ----------  ----------  -----------
GROSS PROFIT.................................................................      70,233      63,653      16,792
                                                                               ----------  ----------  -----------
OPERATING COSTS AND EXPENSES
  Provision for doubtful accounts............................................       3,052       3,786         926
  General and administrative.................................................      58,402      57,058      20,681
  Depreciation and amortization..............................................       5,170       5,100       1,845
                                                                               ----------  ----------  -----------
                                                                                   66,624      65,944      23,452
                                                                               ----------  ----------  -----------
OPERATING INCOME (LOSS)......................................................       3,609      (2,291)     (6,660)
                                                                               ----------  ----------  -----------
OTHER INCOME (EXPENSE)
  Interest expense...........................................................     (10,079)     (8,385)     (2,436)
  Related-party interest expense.............................................      (3,047)     (2,701)       (787)
  Debt restructuring costs...................................................      (2,650)       (350)     --
  Other income...............................................................         152         226         101
                                                                               ----------  ----------  -----------
                                                                                  (15,624)    (11,210)     (3,122)
                                                                               ----------  ----------  -----------
LOSS BEFORE INCOME TAXES.....................................................     (12,015)    (13,501)     (9,782)
PROVISION (CREDIT) FOR INCOME TAXES..........................................        (400)        (84)         31
                                                                               ----------  ----------  -----------
NET LOSS.....................................................................  $  (11,615) $  (13,417)  $  (9,813)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------


                See Notes to Consolidated Financial Statements.

                           SYNERGY GROUP INCORPORATED
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      YEARS ENDED MARCH 31, 1994 AND 1995,
                      AND THE PERIOD ENDED AUGUST 14, 1995
                                 (IN THOUSANDS)


                                                                                                                         TOTAL
                                    SERIES A     SERIES B       CLASS A        CLASS B     ADDITIONAL    RETAINED    STOCKHOLDERS'
                                    PREFERRED    PREFERRED      COMMON         COMMON        PAID-IN     EARNINGS       EQUITY
                                      STOCK        STOCK         STOCK          STOCK        CAPITAL     (DEFICIT)     (DEFICIT)
                                   -----------  -----------  -------------  -------------  -----------  -----------  -------------
BALANCE, MARCH 31, 1993, AS
 PREVIOUSLY REPORTED.............   $      --    $      --     $       1      $      40     $      --    $ (33,916)    $ (33,875)
Adjustments applicable to prior
 years...........................                                                                           (9,934)       (9,934)
                                   -----------  -----------          ---            ---    -----------  -----------  -------------
BALANCE, MARCH 31, 1993, AS
 RESTATED........................          --           --             1             40            --      (43,850)      (43,809)
NET LOSS.........................                                                                          (11,615)      (11,615)
                                   -----------  -----------          ---            ---    -----------  -----------  -------------
BALANCE, MARCH 31, 1994..........          --           --             1             40            --      (55,465)      (55,424)
Long-term debt converted to
 preferred stock.................      25,000       16,700            --             --            --           --        41,700
Stockholder wages, related-party
 rent and accrued interest
 converted to additional paid-in
 capital net of unamortized debt
 costs...........................          --           --            --             --        11,378           --        11,378
NET LOSS.........................          --           --            --             --            --      (13,417)      (13,417)
                                   -----------  -----------          ---            ---    -----------  -----------  -------------
BALANCE, MARCH 31, 1995..........      25,000       16,700             1             40        11,378      (68,882)      (15,763)
NET LOSS.........................          --           --            --             --            --       (9,813)       (9,813)
                                   -----------  -----------          ---            ---    -----------  -----------  -------------
BALANCE, AUGUST 14, 1995.........   $  25,000    $  16,700     $       1      $      40     $  11,378    $ (78,695)    $ (25,576)
                                   -----------  -----------          ---            ---    -----------  -----------  -------------
                                   -----------  -----------          ---            ---    -----------  -----------  -------------


                See Notes to Consolidated Financial Statements.

                           SYNERGY GROUP INCORPORATED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                     YEAR ENDED           4 1/2
                                                                                     MARCH 31,           MONTHS
                                                                               ----------------------     ENDED
                                                                                  1994        1995     AUGUST 14,
                                                                                RESTATED    RESTATED      1995
                                                                               ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...................................................................  $  (11,615) $  (13,417)  $  (9,813)
  Items not requiring (providing) cash:
    Depreciation.............................................................       4,611       5,014       1,770
    Amortization.............................................................         559          86          75
    Gain on sale of assets...................................................        (730)       (237)        (61)
    Deferred income taxes....................................................        (428)       (125)     --
  Changes in:
    Trade receivables........................................................       1,612       2,486       5,139
    Inventories..............................................................          43        (814)      1,251
    Accounts payable and accrued expenses....................................      12,346       2,841       3,591
    Prepaid expenses and other...............................................         127        (902)        764
                                                                               ----------  ----------  -----------
      Net cash provided by (used in) operating activities....................       6,525      (5,068)      2,716
                                                                               ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of assets...............................................       1,862         404         104
  Purchase of property and equipment.........................................      (3,141)     (3,737)       (596)
  Change in restricted cash deposits.........................................      (2,581)      3,181        (615)
                                                                               ----------  ----------  -----------
      Net cash used in investing activities..................................      (3,860)       (152)     (1,107)
                                                                               ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt.................................................        (542)       (260)       (108)
  Increase (decrease) in credit facilities...................................      --           3,100      (1,000)
                                                                               ----------  ----------  -----------
      Net cash provided by (used in) financing activities....................        (542)      2,840      (1,108)
                                                                               ----------  ----------  -----------
INCREASE (DECREASE) IN CASH..................................................       2,123      (2,380)        501
CASH, BEGINNING OF PERIOD....................................................       1,503       3,626       1,246
                                                                               ----------  ----------  -----------
CASH, END OF PERIOD..........................................................  $    3,626  $    1,246   $   1,747
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------


                See Notes to Consolidated Financial Statements.

                           SYNERGY GROUP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    Synergy Group Incorporated (the Company) is engaged primarily in the retail sale of liquid propane gas through its branch offices located in the Northeast, Mid-Atlantic, Southeast and Southcentral regions of the United States. Most of the Company's customers use propane for residential home heating and make periodic purchases with cash or on credit.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Synergy Group Incorporated and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

    REVENUE RECOGNITION POLICY

    Sales and related cost of product sold are recognized upon delivery of the product or service.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for propane and the first-in, first-out
(FIFO) method for all others. At August 14, 1995, inventories consisted of the following:

                                                                                (IN THOUSANDS)
Gas and other petroleum products..............................................     $   5,549
Gas distribution parts, appliances and equipment..............................         4,651
Obsolescence reserve..........................................................          (772)
LIFO reserve..................................................................           (72)
                                                                                      ------
                                                                                   $   9,356
                                                                                      ------
                                                                                      ------

    PROPERTY AND EQUIPMENT

    Depreciation is provided on all property and equipment primarily by the straight-line method over the estimated useful lives of 3 to 30 years.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995


NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At August 14, 1995, the Company's only financial instruments are cash, long-term debt and related accrued interest for which their carrying amounts approximate fair value.

    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

    AMORTIZATION

    The excess of current fair value over cost of net assets acquired is being amortized on the straight-line basis over 40 years.

    CASH EQUIVALENTS

    The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At August 14, 1995, cash equivalents consisted primarily of overnight investing in commercial paper.

NOTE 2:  SALE OF THE COMPANY

    On August 15, 1995, the Company was acquired by SYN Inc. which is majority owned by Northwestern Growth Corporation, a wholly owned subsidiary of Northwestern Public Service Company. The acquisition cost was approximately $151 million and included the redemption of the Senior Secured Notes at par value and the repayment of the Company's existing revolving credit facility. As a result of the above sale the financial statements reflect operations for the four and one-half month period ended August 14, 1995.

NOTE 3:  DEBT RESTRUCTURING

    On September 2, 1993, the Company and a committee of holders of the Company's 11 5/8% Senior Subordinated Notes due 1997 (the 11 5/8% Notes) announced that they had reached agreement on the major issues to restructure the Company's outstanding debt and on August 23, 1994, the Company completed the restructuring. The agreement contemplated that certain related parties to the Company exchange $41,700,000 in debt for Series A Preferred Stock and Series B Preferred Stock (the Recapitalization). This amount included $16,700,000 in 90-day unsecured promissory notes and $25,000,000 of 11 5/8% Notes (see Note 4). The remaining 11 5/8% Notes plus accrued interest through September 14, 1993, were proposed to be exchanged (the Exchange Offer) for new Increasing Rate Senior Secured Notes due 2000 (the Senior Secured Notes).

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995


NOTE 3:  DEBT RESTRUCTURING (CONTINUED)
    Debt restructuring costs, principally legal fees and banking fees, incurred in connection with the restructuring, amounting to $2,650,000 and $350,000 for the years ended March 31, 1994 and 1995, respectively, have been expensed.

NOTE 4:  NOTES PAYABLE

                                                                                MARCH 31,    MARCH 31,   AUGUST 14,
                                                                                   1994        1995         1995
                                                                                ----------  -----------  -----------
                                                                                           (IN THOUSANDS)
11 5/8% Senior subordinated notes due 1997 (A)................................  $   85,000   $   1,700    $   1,700

Increasing rate senior secured notes due 2000 (A).............................      --          65,054       65,054

Revolving credit facility (B).................................................      20,000      23,100       22,100

Unsecured notes payable (C)...................................................      16,700      --           --

Purchase contract obligations (D).............................................         926         795          687
                                                                                ----------  -----------  -----------

                                                                                   122,626      90,649       89,541

    Less current maturities...................................................     122,002      90,087       89,104
                                                                                ----------  -----------  -----------

                                                                                $      624   $     562    $     437
                                                                                ----------  -----------  -----------
                                                                                ----------  -----------  -----------

(A) On April 2, 1987, the Company sold $85,000,000 of 11 5/8% Notes in a public offering. On March 15, 1993, September 15, 1993, and March 15, 1994, the Company failed to make the required $4,941,000 interest payments due on each of such dates on the 11 5/8% Notes. Under the terms of the Indenture to the 11 5/8% Notes, the failure to pay such interest constituted an Event of Default.

    On August 23, 1994, the Company completed the Exchange Offer and Recapitalization (see Note 3). The 11 5/8% Notes not tendered in the Exchange Offer, amounting to $1,700,000, remain outstanding at August 14, 1995.

    The Indenture governing the new Senior Secured Notes contains provisions, among others, that require the Company to maintain certain financial ratios and limit additional debt, asset dispositions and management salaries. As of March 31, 1995, the Company was not in compliance with certain financial covenants. Such noncompliance constitutes an Event of Default.


(B) In August 1989, the Company entered into a revolving credit agreement with a bank under which the maximum credit line available is $20,000,000. On September 14, 1990, the bank was repaid by a related party to the Company and the credit agreement was assigned by the bank to the related party. The credit agreement contains certain restrictive covenants. Borrowings under the credit facility are secured by cash, accounts receivable and inventory. Interest based on the prime rate plus 1 1/2% is payable quarterly. The amount outstanding under the facility was not repaid by the Company on the maturity date of April 1, 1993. The failure to repay the facility constituted an Event of Default. In November 1993 the maximum credit line available under the facility was increased to $25,000,000 with advances in excess of $20,000,000 at the discretion of the related party. The maturity date of the revolving credit agreement was extended to September 30, 1996.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995


NOTE 4:  NOTES PAYABLE (CONTINUED)
(C) At March 31, 1994, the Company had outstanding borrowings of $16,700,000 from an affiliate evidenced by 90-day unsecured promissory notes. Interest based on the prime rate plus 2 1/2% was payable at the respective maturity dates of each note. Since June 1993 neither the principal nor the interest on $16,700,000 of notes was paid by the Company. On August 23, 1994, in connection with the Recapitalization, the Company issued 1,670 shares of Series B Preferred Stock in exchange for the $16,700,000 of 90-day unsecured notes.

(D) Purchase contract obligations arise from the purchase of operating businesses or other assets and are collateralized by the respective assets acquired. At August 14, 1995, these obligations carried interest rates from 8% to 14.5% and are due periodically through 1999.

    Aggregate annual maturities of long-term debt at August 14, 1995 are:

                                                                                (IN THOUSANDS)
1996..........................................................................    $   89,104
1997..........................................................................           251
1998..........................................................................            80
1999..........................................................................            83
2000..........................................................................            23
                                                                                     -------
                                                                                  $   89,541
                                                                                     -------
                                                                                     -------

NOTE 5:  OPERATING LEASES

    The Company leases certain property and equipment under lease agreements expiring through 2011. At August 14, 1995, future minimum lease payments under noncancellable operating leases are as follows:

FISCAL YEAR                                                                     (IN THOUSANDS)
------------------------------------------------------------------------------  ---------------
1996..........................................................................     $     907
1997..........................................................................           971
1998..........................................................................           402
1999..........................................................................           238
2000 and thereafter...........................................................           191
                                                                                      ------
                                                                                   $   2,709
                                                                                      ------
                                                                                      ------

    Rent charged to operations including rental expense to related parties (see
Note 6) for the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, aggregated $4,303,000, $2,687,000 and $929,000, respectively.


NOTE 6:  RELATED PARTY TRANSACTIONS



    On March 31, 1995, the stockholders of the Company determined that they would forego the payment of an aggregate of $4,766,000 of accrued and unpaid wages due to the stockholders from the Company as of March 31, 1995. The foregone wages have been recorded as a contribution to additional paid-in capital.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995



NOTE 6:  RELATED PARTY TRANSACTIONS (CONTINUED)


    The Company leases certain property and equipment from related parties under operating lease agreements. Rental expense for the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, was $3,276,000, $1,491,000 and
$318,000, respectively. On March 31, 1995, the related parties determined that they would forego the payment of accrued and unpaid vehicle and equipment rentals due from the Company as of March 31, 1995, amounting to $1,328,000. The foregone rent has been recorded as a contribution to additional paid-in capital.


    For the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, interest expense related to the Company's revolving credit facility from a related party (see Note 4) amounted to $3,047,000, $2,701,000 and $787,000, respectively.

NOTE 7:  INCOME TAXES

    The provision for income taxes includes these components (in thousands):

                                                                       MARCH 31,    MARCH 31,    AUGUST 14,
                                                                         1994         1995          1995
                                                                      -----------  -----------  -------------
Taxes currently payable.............................................   $      29    $      41     $      31
Deferred income taxes...............................................        (429)        (125)           --
                                                                           -----        -----         -----
                                                                       $    (400)   $     (84)    $      31
                                                                           -----        -----         -----
                                                                           -----        -----         -----

    The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

                                                                                              AUGUST 14,
                                                                                                 1995
                                                                                              -----------
Deferred tax assets:
    Allowance for doubtful accounts.........................................................   $   3,536
    Inventory overhead costs capitalized for tax purposes...................................         421
    Accrued expenses........................................................................       1,390
    Self-insurance liabilities and contingencies............................................       4,185
    Net operating loss carry-forwards.......................................................      35,948
                                                                                              -----------
                                                                                                  45,480
Deferred tax liabilities:
    Accumulated depreciation................................................................     (29,913)
                                                                                              -----------
Net deferred tax asset before valuation allowance...........................................   $  15,567
                                                                                              -----------
Valuation allowance:
    Beginning balance.......................................................................     (14,350)
    Increase during the period..............................................................      (3,310)
                                                                                              -----------
    Ending balance..........................................................................     (17,660)
                                                                                              -----------
        Net deferred tax liability..........................................................      (2,093)
                                                                                              -----------
                                                                                              -----------

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995


NOTE 7:  INCOME TAXES (CONTINUED)
    The above net deferred tax liability is presented on the balance sheets as follows (in thousands):

                                                                                              AUGUST 14,
                                                                                                 1995
                                                                                              -----------
      Deferred tax liability -- long-term...................................................   $  (2,093)
                                                                                              -----------
                                                                                              -----------

    A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                                 MARCH 31     MARCH 31     AUGUST 14
                                                                                   1994         1995         1995
                                                                                -----------  -----------  -----------
                                                                                           (IN THOUSANDS)
Computed at the statutory rate (34%)..........................................   $  (4,085)   $  (2,518)   $  (3,326)
Increase (decrease) resulting from:
  Amortization of excess cost over fair value of net assets acquired..........          27           27            9
  Interest expense transferred to paid-in capital.............................      --            1,916       --
  State income taxes--net of federal tax benefit..............................         (69)      --               31
  Change in deferred tax asset valuation allowance............................       4,149          576        3,310
  Other.......................................................................        (422)         (85)           7
                                                                                -----------  -----------  -----------
Actual tax provision..........................................................   $    (400)   $     (84)   $      31
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------

    The Company estimates that as of August 14, 1995, it has available net operating loss carryforwards of approximately $94.6 million to offset future taxable income.

NOTE 8:  EMPLOYEE BENEFIT PLAN

    The Company sponsors a defined contribution retirement plan covering substantially all salaried employees. Employees who elect to participate may contribute a percentage of their salaries to the plan, and the Company at its discretion may match a portion of the employee contribution. The Company may also make profit-sharing contributions to the plan at the discretion of its Board of Directors. Contribution expense amounted to $60,000 for the years ended March 31, 1995 and 1994, and $37,000 for the period ended August 14, 1995.

    The plan is currently under audit by the U.S. Department of Labor (DOL), which has notified the Company that the prior Plan Trustees engaged in prohibited transactions. The DOL audit is continuing and the outcome cannot be determined at this time. In addition, the Internal Revenue Service has been notified of prohibited transactions. The Company believes that it may be subject to excise taxes, penalties and interest in connection with these prohibited transactions and has recorded its best estimates of the potential liabilities expected to arise from these matters (see Note 13).


NOTE 9:  SELF-INSURANCE AND LITIGATION CONTINGENCIES


    Under the Company's insurance program, coverage for comprehensive general liability, workers' compensation and vehicle liability was obtained for catastrophic exposures as well as those risks required to be insured by law or contract. The Company retains a significant portion of certain expected losses

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995



NOTE 9:  SELF-INSURANCE AND LITIGATION CONTINGENCIES (CONTINUED)

related primarily to comprehensive general liability. Under this insurance program, the Company self insures the first $250,000 of coverage (per incident). The Company obtained excess coverage from carriers for this program. The Company currently self insures health benefits provided to employees of the Company and its subsidiaries.

    Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. The Company provides letters of credit aggregating $2,875,000 in connection with these programs which are collateralized with restricted cash deposits.

    At August 14, 1995, the self-insured liability accrued in the balance sheet totaled $4,160,000, which includes $500,000 of incurred but not reported claims. The Company and its subsidiaries are presently defendants in various lawsuits related to the self-insurance program and other business-related lawsuits which are not expected to have a material adverse effect on the Company's results of operations.

NOTE 10:  ADDITIONAL CASH FLOW INFORMATION


                                                               YEAR ENDED MARCH 31     PERIOD
                                                                                        ENDED
                                                               --------------------  AUGUST 14,
                                                                 1994       1995        1995
                                                               ---------  ---------  -----------
                                                                  (IN THOUSANDS)
ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid..............................................  $   1,873  $  11,877   $   1,146
  Income taxes paid..........................................  $      35  $      41   $      15
NONCASH INVESTING AND FINANCING ACTIVITIES
  Purchase contract obligation incurred......................  $  --      $     129   $  --
  Long-term debt converted to preferred stock................  $  --      $  41,700   $  --
  Accrued interest converted to additional paid-in capital
    net of unamortized debt costs............................  $  --      $   5,284   $  --
  Accrued interest converted to long-term debt...............  $  --      $   7,054   $  --
  Accrued wages converted to additional paid-in-capital......  $  --      $   4,766   $  --
  Accrued rent converted to additional paid-in capital.......  $  --      $   1,328   $  --


NOTE 11:  FUTURE ACCOUNTING PRONOUNCEMENTS

    IMPACT OF SFAS NO. 121

    In 1995 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Impairment of Long-Lived Assets to be Disposed of." The Company must adopt this standard effective April 1, 1996. The Company does not expect that the adoption of this standard will have a material impact on its financial position or results of operations.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995


NOTE 12:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

    DEPENDENCE ON PRINCIPAL SUPPLIERS


    Three suppliers, Chevron, Texaco and Powder Horn Petroleum, account for approximately 55% of the Company's volume of propane purchases. Although the Company believes that alternative sources of propane are readily available, in the event that the Company is unable to obtain alternate sources of supply at competitive prices and on a timely basis, such inability would have a material, adverse effect on the Company.


    ESTIMATES

    Significant estimates related to tax liabilities, self-insurance and litigation are discussed in Notes 8 and 9. Actual losses related to these items could vary materially from amounts reflected in the financial statements.

NOTE 13:  RESTATEMENT OF PRIOR YEARS' FINANCIAL STATEMENTS

    Fiscal years 1994 and 1995 have been restated to reflect excise taxes, penalties and interest related to prohibited transactions involving the employee benefit plan. This correction decreased previously reported March 31, 1994 and 1995, net income by $3,667,000 and $794,000, respectively.


    Fiscal year 1995 has been restated to reflect the conversion of foregone wages and rents to additional paid-in capital in the amounts of $4,766,000 and $1,328,000, respectively, resulting in a further reduction in March 31, 1995 net income of $6,094,000.


    In addition, the retained earnings (deficit) as of March 31, 1993 has been restated for the effect of adjustments related to the allowance for doubtful accounts, self insurance reserves, accrued vacation pay, reserves for state taxes and for the effect of the above employee benefit plan. This correction decreased previously reported retained earnings by $9,934,000.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                       CORNERSTONE PROPANE PARTNERS, L.P.

                               TABLE OF CONTENTS


                                             ARTICLE I
                                            DEFINITIONS

1.1        DEFINITIONS..................................................................        A-1
1.2        CONSTRUCTION.................................................................       A-15

                                            ARTICLE II
                                           ORGANIZATION

2.1        FORMATION....................................................................       A-15
2.2        NAME.........................................................................       A-15
2.3        REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER OFFICES.........       A-15
2.4        PURPOSE AND BUSINESS.........................................................       A-16
2.5        POWERS.......................................................................       A-16
2.6        POWER OF ATTORNEY............................................................       A-16
2.7        TERM.........................................................................       A-17
2.8        TITLE TO PARTNERSHIP ASSETS..................................................       A-18

                                            ARTICLE III
                                    RIGHTS OF LIMITED PARTNERS

3.1        LIMITATION OF LIABILITY......................................................       A-18
3.2        MANAGEMENT OF BUSINESS.......................................................       A-18
3.3        OUTSIDE ACTIVITIES OF THE LIMITED PARTNERS...................................       A-18
3.4        RIGHTS OF LIMITED PARTNERS...................................................       A-19

                                            ARTICLE IV
                             CERTIFICATES; RECORD HOLDERS; TRANSFER OF
                               PARTNERSHIP INTERESTS; REDEMPTION OF
                                       PARTNERSHIP INTERESTS

4.1        CERTIFICATES.................................................................       A-19
4.2        MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES............................       A-20
4.3        RECORD HOLDERS...............................................................       A-20
4.4        TRANSFER GENERALLY...........................................................       A-21
4.5        REGISTRATION AND TRANSFER OF LIMITED PARTNER INTERESTS.......................       A-21
4.6        TRANSFER OF A GENERAL PARTNER'S GENERAL PARTNER INTEREST.....................       A-22
4.7        RESTRICTION ON TRANSFER OF SPECIAL GENERAL PARTNER'S GENERAL PARTNER                A-22
            INTEREST....................................................................
4.8        TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS....................................       A-22
4.9        RESTRICTIONS ON TRANSFERS....................................................       A-23
4.10       CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES..............................       A-23
4.11       REDEMPTION OF PARTNERSHIP INTERESTS OF NON-CITIZEN ASSIGNEES.................       A-24

                                             ARTICLE V
                    CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

5.1        ORGANIZATIONAL CONTRIBUTIONS.................................................       A-25
5.2        CONTRIBUTIONS BY THE GENERAL PARTNERS AND THEIR AFFILIATES...................       A-25
5.3        CONTRIBUTIONS BY INITIAL LIMITED PARTNERS....................................       A-26
5.4        INTEREST AND WITHDRAWAL......................................................       A-26
5.5        CAPITAL ACCOUNTS.............................................................       A-27

5.6        ISSUANCES OF ADDITIONAL PARTNERSHIP SECURITIES...............................       A-29
5.7        LIMITATIONS ON ISSUANCE OF ADDITIONAL PARTNERSHIP SECURITIES.................       A-30
5.8        CONVERSION OF SUBORDINATED UNITS.............................................       A-31
5.9        LIMITED PREEMPTIVE RIGHT.....................................................       A-32
5.10       SPLITS AND COMBINATION.......................................................       A-33
5.11       FULLY PAID AND NON-ASSESSABLE NATURE OF LIMITED PARTNER INTERESTS............       A-33

                                            ARTICLE VI
                                   ALLOCATIONS AND DISTRIBUTIONS

6.1        ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES.....................................       A-33
6.2        ALLOCATIONS FOR TAX PURPOSES.................................................       A-39
6.3        REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS; DISTRIBUTIONS TO RECORD          A-41
            HOLDERS.....................................................................
6.4        DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS.......................       A-41
6.5        DISTRIBUTIONS OF AVAILABLE CASH FROM CAPITAL SURPLUS.........................       A-43
6.6        ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION                A-43
            LEVELS......................................................................
6.7        SPECIAL PROVISIONS RELATING TO THE HOLDERS OF SUBORDINATED UNITS.............       A-43
6.8        SPECIAL PROVISIONS RELATING TO THE HOLDERS OF INCENTIVE DISTRIBUTION                A-44
            RIGHTS......................................................................
6.9        ENTITY-LEVEL TAXATION........................................................       A-44

                                            ARTICLE VII
                               MANAGEMENT AND OPERATION OF BUSINESS

7.1        MANAGEMENT...................................................................       A-44
7.2        CERTIFICATE OF LIMITED PARTNERSHIP...........................................       A-46
7.3        RESTRICTIONS ON GENERAL PARTNERS' AUTHORITY..................................       A-46
7.4        REIMBURSEMENT OF THE MANAGING GENERAL PARTNER................................       A-47
7.5        OUTSIDE ACTIVITIES...........................................................       A-48
7.6        LOANS FROM THE GENERAL PARTNERS; LOANS OR CONTRIBUTIONS FROM THE PARTNERSHIP;       A-49
            CONTRACTS WITH AFFILIATES; CERTAIN RESTRICTIONS ON THE GENERAL PARTNERS.....
7.7        INDEMNIFICATION..............................................................       A-50
7.8        LIABILITY OF INDEMNITEES.....................................................       A-51
7.9        RESOLUTION OF CONFLICTS OF INTEREST..........................................       A-52
7.10       OTHER MATTERS CONCERNING THE MANAGING GENERAL PARTNER........................       A-53
7.11       INTENTIONALLY DELETED........................................................       A-54
7.12       PURCHASE OR SALE OF PARTNERSHIP SECURITIES...................................       A-54
7.13       REGISTRATION RIGHTS OF THE GENERAL PARTNERS AND THEIR AFFILIATES.............       A-54
7.14       RELIANCE BY THIRD PARTIES....................................................       A-55

                                           ARTICLE VIII
                              BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1        RECORDS AND ACCOUNTING.......................................................       A-56
8.2        FISCAL YEAR..................................................................       A-56
8.3        REPORTS......................................................................       A-56

                                            ARTICLE IX
                                            TAX MATTERS

9.1        TAX RETURNS AND INFORMATION..................................................       A-57
9.2        TAX ELECTIONS................................................................       A-57
9.3        TAX CONTROVERSIES............................................................       A-57
9.4        WITHHOLDING..................................................................       A-57

                                             ARTICLE X
                                       ADMISSION OF PARTNERS

10.1       ADMISSION OF INITIAL LIMITED PARTNERS........................................       A-58
10.2       ADMISSION OF SUBSTITUTED LIMITED PARTNER.....................................       A-58
10.3       ADMISSION OF SUCCESSOR GENERAL PARTNER.......................................       A-58
10.4       ADMISSION OF ADDITIONAL LIMITED PARTNERS.....................................       A-59
10.5       AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP................       A-59

                                            ARTICLE XI
                                 WITHDRAWAL OR REMOVAL OF PARTNERS

11.1       WITHDRAWAL OF THE GENERAL PARTNERS...........................................       A-59
11.2       REMOVAL OF THE MANAGING GENERAL PARTNER......................................       A-61
11.3       INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER..................       A-61
11.4       TERMINATION OF SUBORDINATION PERIOD, CONVERSION OF SUBORDINATED UNITS AND           A-62
            EXTINGUISHMENT OF CUMULATIVE COMMON UNIT ARREARAGES.........................
11.5       WITHDRAWAL OF LIMITED PARTNERS...............................................       A-62

                                            ARTICLE XII
                                    DISSOLUTION AND LIQUIDATION

12.1       DISSOLUTION..................................................................       A-63
12.2       CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION............       A-63
12.3       LIQUIDATOR...................................................................       A-64
12.4       LIQUIDATION..................................................................       A-64
12.5       CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP...........................       A-65
12.6       RETURN OF CONTRIBUTIONS......................................................       A-65
12.7       WAIVER OF PARTITION..........................................................       A-65
12.8       CAPITAL ACCOUNT RESTORATION..................................................       A-65

                                           ARTICLE XIII
                     AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

13.1       AMENDMENT TO BE ADOPTED SOLELY BY THE MANAGING GENERAL PARTNER...............       A-65
13.2       AMENDMENT PROCEDURES.........................................................       A-67
13.3       AMENDMENT REQUIREMENTS.......................................................       A-67
13.4       SPECIAL MEETINGS.............................................................       A-67
13.5       NOTICE OF A MEETING..........................................................       A-68
13.6       RECORD DATE..................................................................       A-68
13.7       ADJOURNMENT..................................................................       A-68
13.8       WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES...................       A-68
13.9       QUORUM.......................................................................       A-69
13.10      CONDUCT OF A MEETING.........................................................       A-69
13.11      ACTION WITHOUT A MEETING.....................................................       A-69
13.12      VOTING AND OTHER RIGHTS......................................................       A-70

                                            ARTICLE XIV
                                              MERGER

14.1       AUTHORITY....................................................................       A-70
14.2       PROCEDURE FOR MERGER OR CONSOLIDATION........................................       A-70
14.3       APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION......................       A-71

14.4       CERTIFICATE OF MERGER........................................................       A-72
14.5       EFFECT OF MERGER.............................................................       A-72

                                            ARTICLE XV
                            RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

15.1       RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS...................................       A-73

                                            ARTICLE XVI
                                        GENERAL PROVISIONS

16.1       ADDRESSES AND NOTICES........................................................       A-74
16.2       FURTHER ACTION...............................................................       A-75
16.3       BINDING EFFECT...............................................................       A-75
16.4       INTEGRATION..................................................................       A-75
16.5       CREDITORS....................................................................       A-75
16.6       WAIVER.......................................................................       A-75
16.7       COUNTERPARTS.................................................................       A-75
16.8       APPLICABLE LAW...............................................................       A-75
16.9       INVALIDITY OF PROVISIONS.....................................................       A-75
16.10      CONSENT OF PARTNERS..........................................................       A-76

             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       CORNERSTONE PROPANE PARTNERS, L.P.


    THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CORNERSTONE
PROPANE PARTNERS, L.P. dated as of             , 1996, is entered into by and
among Cornerstone Propane GP, Inc., a Delaware corporation, as the Managing General Partner, SYN Inc., a Delaware corporation, as Special General Partner and Northwestern Growth Corporation, a South Dakota corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

1.1  DEFINITIONS

    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

    "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

    "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

        (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

        (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

    "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

    "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

    "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest was first issued.

    "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.


    "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Treasury Regulation Section 1.708-(b)(1)(iv), such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii). Upon termination of the Partnership following the publication of Proposed Treasury Regulation 1.708-1(b)(1)(iv) as a final regulation, an Adjusted Property deemed contributed to a new partnership in exchange for an interest in the new partnership, followed by the deemed liquidation of the Partnership, shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).


    "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

    "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

    "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).


    "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code (whether before or after finalization of Proposed Treasury Regulation Section 1.708-1(b)(l)(iv)) shall be determined in accordance with Section 5.5(c)(i). Subject to Section 5.5(c)(i), the Managing General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.


    "Agreement" means this Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P., as it may be amended, supplemented or restated from time to time.


    "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.


    "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.


    "Audit Committee" means a committee of the Board of Directors of the Managing General Partner composed entirely of two or more directors who are neither officers nor employees of either of the General Partners nor officers, directors or employees of any Affiliate of the General Partners.



    "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,


        (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes made subsequent to the end of such Quarter, less


        (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the Managing General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing General Partner so determines.

    Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

    "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

    "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

    "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section
5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

    "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

    "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or California shall not be regarded as a Business Day.

    "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right, or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

    "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.


    "Capital Improvements" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities, appliance showrooms, training facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.


    "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

    "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Managing General Partner.

    "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.


    "Certificate" means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.


    "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

    "Citizenship Certification" means a properly completed certificate in such form as may be specified by the Managing General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

    "Claim" has the meaning assigned to such term in Section 7.13(c).

    "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    "Closing Price" has the meaning assigned to such term in Section 15.1(a).


    "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.


    "Combined Interest" has the meaning assigned to such term in Section
11.3(a).

    "Commission" means the United States Securities and Exchange Commission.


    "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partners (exclusive of their interest as holders of the general partner interests and the Incentive Distribution Rights) and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into Common Unit pursuant to the terms hereof.



    "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).



    "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code, whether before or after finalization of Proposed Treasury Regulation Section 1.708-1(b)(1)(iv)). Once the Carrying Value of a Contributed Property is adjusted pursuant to
Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.


    "Contribution and Conveyance Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partners, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

    "Cornerstone Propane GP, Inc." means Cornerstone Propane GP, Inc., a Delaware corporation, which is currently the Managing General Partner of the Partnership.


    "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

    "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

    "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

    "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    "Departing Partner" means a former General Partner, either Managing General Partner or Special General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

    "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

    "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

    "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

    "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

    "First Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(D).


    "First Target Distribution" means $0.594 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 1997, it means the product of $0.594 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is
90), subject to adjustment in accordance with Sections 6.6 and 6.9.



    "General Partners" means the Managing General Partner and the Special General Partner and their successors and permitted assigns as general partners of the Partnership.


    "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

    "Group Member" means a member of the Partnership Group.

    "Holder" as used in Section 7.13, has the meaning assigned to such term in
Section 7.13(a).

    "Incentive Distribution Right" means a non-voting limited partner Partnership Interest issued to the General Partners in connection with the transfer of their assets to the Partnership pursuant to Section 5.2, which Partnership Interest shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).

    "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v),
(vi) and (vii) and 6.4(b)(iii), (iv) and (v).

    "Indemnified Persons" has the meaning assigned to such term in Section 7.13(c).


    "Indemnitee" means (a) any General Partner, any Departing Partner and any Person who is or was an Affiliate of any General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of the Partnership, the Operating Partnership or any other Subsidiary of the Partnership, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of any General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person and (d) any Person who is or was serving at the request of any General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.


    "Initial Common Units" means the Common Units sold in the Initial Offering.


    "Initial Limited Partners" means the General Partners (with respect to the Subordinated Units and the Incentive Distribution Rights received by them pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.


    "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

    "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Managing General Partner, in each case adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

    "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including Initial Common Units sold to the Underwriters pursuant to the exercise of the Over-allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets, including receivables and accounts in the ordinary course of business, and (z) sales or other dispositions of assets as part of normal retirements or replacements.

    "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.


    "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee.



    "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.


    "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.


    "Liquidator" means one or more Persons selected by the Managing General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.


    "Managing General Partner" means Cornerstone Propane GP, Inc. and its successors and permitted assigns as general partner of the Partnership.

    "Merger Agreement" has the meaning assigned to such term in Section 14.1.


    "Minimum Quarterly Distribution" means $0.54 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on March 31, 1997, it means the product of $0.54 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is
90), subject to adjustment in accordance with Sections 6.6 and 6.9.


    "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

    "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

    "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

    "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

    "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

    "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

    "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

    "Non-citizen Assignee" means a Person whom the Managing General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the Managing General Partner has become the Substituted Limited Partner, pursuant to Section 4.10.

    "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

    "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

    "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).


    "Notes" means the $220 million of Senior Secured Notes issued by the Operating Partnership in conjunction with the Initial Offering.



    "Notice of Election to Purchase" has the meaning assigned to such term in
Section 15.1(b) hereof.


    "NPS Note" means the note evidencing the loan from Northwestern Public Service Company to the Partnership on the Closing Date to finance certain fees and expenses incurred in connection with the Initial Offering and the issuance of the Notes.

    "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partners, debt service payments, and capital expenditures, subject to the following:

        (a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the Managing General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

        (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the Managing General Partner's good faith allocation between the amounts paid for each shall be conclusive.


    "Operating Partnership" means Cornerstone Propane L.P., a Delaware limited partnership, and any successors thereto.

    "Operating Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

    "Operating Surplus," means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

        (a) the sum of (i) $25 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date,
    (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less


        (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the Managing General Partner to provide funds for future Operating Expenditures, provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Managing General Partner so determines.


    Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

    "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partners or any of their Affiliates) acceptable to the Managing General Partner in its reasonable discretion.

    "Option Closing Date" has the meaning assigned to such term in the Underwriting Agreement.

    "Organizational Limited Partner" means Northwestern Growth Corporation in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.


    "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Managing General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).


    "Over-allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

    "Parity Units" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

    "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

    "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

    "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

    "Partners" means the General Partners, the Limited Partners and the holders of Common Units, Subordinated Units and Incentive Distribution Rights.

    "Partnership" means Cornerstone Propane Partners, L.P., a Delaware limited partnership, and any successors thereto.

    "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of either such entity, treated as a single consolidated entity.

    "Partnership Interest" means an interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, Incentive Distribution Rights and other Partnership Securities, or a combination thereof or interest therein, as the case may be.

    "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

    "Partnership Security" means any class or series of Unit, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.


    "Percentage Interest" means as of the date of such determination (a) as to the General Partners (in their capacity as General Partners without reference to any Units or limited partner interests held by them), 1.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 99% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with
Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.


    "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

    "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partners or any Affiliate of a General Partner who holds Units.


    "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests,
(c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder and
(d) when modifying the General Partners, apportioned 76.8645% to the Managing General Partner and 23.1355% to the Special General Partner, PROVIDED, HOWEVER, to the extent an allocation of losses pursuant to Section 6.1(b) or Section 6.1(c)(ii) would cause the Special General Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year

(or increase any existing deficit in its Adjusted Capital Account), then Pro Rata shall mean 100% to the Managing General Partner and zero to the Special General Partner.

    "Purchase Date" means the date determined by the Managing General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partners and their Affiliates) pursuant to Article XV.

    "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

    "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.


    "Record Date" means the date established by the Managing General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.



    "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the Managing General Partner has caused to be kept as of the opening of business on such Business Day.


    "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.11.


    "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-13879) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.



    "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partners (as holders of the general partner interests), the excess of (a) the Net Positive Adjustments of the General Partners as of the end of such period over (b) the sum of the General Partners' Share of Additional Book Basis Derivative Items with respect to the general partner interests for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.


    "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

    "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

    "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(E).

    "Second Target Distribution" means $0.700 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 1997, it means the product of $0.700 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.


    "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.


    "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period,
(i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partners (as holders of the general partner interests), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partners' Remaining Net Positive Adjustments as of the end of such Period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.


    "Special Approval" means approval by a majority of the members of the Audit Committee.


    "Special General Partner" means SYN and its successors and assigns as special general partner of the Partnership.


    "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit.

    "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

        (a) the first day of any Quarter beginning after December 31, 2001 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Partnership and in the Operating Partnership, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

        (b) the date on which the Managing General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal.

    "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

    "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

    "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

    "SYN" means SYN Inc., a Delaware corporation.


    "Third Target Distribution" means $0.900 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 1997, it means the product of $0.900 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.


    "Trading Day" has the meaning assigned to such term in Section 15.1(a).

    "Transfer" has the meaning assigned to such term in Section 4.4(a).


    "Transfer Agent" means such bank, trust company or other Person (including the Managing General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units.



    "Transfer Application" means an application and agreement for transfer Limited Partner Interests in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.


    "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.


    "Underwriting Agreement" means the Underwriting Agreement dated            ,
1996, among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.



    "Unit" means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units and Subordinated Units but shall not include (x) the general partner interests in the Partnership or (y) Incentive Distribution Rights.


    "Unitholders" means the holders of Common Units and Subordinated Units.

    "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Units.

    "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

    "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

    "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

    "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

    "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

    "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 11.1(b).

1.2.  CONSTRUCTION

    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                   ARTICLE II

                                  ORGANIZATION

2.1  FORMATION


    The General Partners and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.


2.2  NAME

    The name of the Partnership shall be "Cornerstone Propane Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the Managing General Partner in its sole discretion, including the name of the Managing General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3  REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER OFFICES

    Unless and until changed by the Managing General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 432 Westridge Drive, Watsonville, California 95076 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner deems necessary or appropriate. The address of the Managing General Partner shall be 432 Westridge Drive, Watsonville, California 95076 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners.


2.4  PURPOSE AND BUSINESS


    The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a limited partner in the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the Managing General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generated "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Operating Partnership or a Partnership activity that generates qualifying income, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The Managing General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.


2.5  POWERS

    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section
2.4 and for the protection and benefit of the Partnership.

2.6  POWER OF ATTORNEY

    (a) Each Limited Partner and each Assignee hereby constitutes and appoints the Managing General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

        (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the Managing General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;
    (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

        (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the Managing General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

    Nothing contained in this Section 2.6(a) shall be construed as authorizing the Managing General Partner to amend this Agreement except in accordance with
Article XIII or as may be otherwise expressly provided for in this Agreement.

    (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the Managing General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the Managing General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Managing General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.7  TERM


    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2086 or until the earlier dissolution of the Partnership in accordance with the provisions of
Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.8  TITLE TO PARTNERSHIP ASSETS


    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, a General Partner, one or more of its Affiliates or one or more nominees, as the Managing General Partner may determine. The General Partners hereby declare and warrant that any Partnership assets for which record title is held in the name of a General Partner or one or more of its Affiliates or one or more nominees shall be held by such General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that such General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of such General Partner or as soon thereafter as practicable, such General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Managing General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.


                                  ARTICLE III

                           RIGHTS OF LIMITED PARTNERS

3.1  LIMITATION OF LIABILITY

    The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

3.2  MANAGEMENT OF BUSINESS


    No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the Managing General Partner or any officer, director, employee, member, general partner, agent or trustee of the Managing General Partner or any of its Affiliates, or any officers, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.


3.3  OUTSIDE ACTIVITIES OF THE LIMITED PARTNERS

    Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

3.4  RIGHTS OF LIMITED PARTNERS

    (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

        (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

        (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

       (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

        (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

        (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

        (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.


    (b) The General Partners may keep confidential from the Limited Partners and Assignees, for such period of time as the Managing General Partner deems reasonable, (i) any information that the Managing General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).


                                   ARTICLE IV

                   CERTIFICATES; RECORD HOLDERS; TRANSFER OF
                PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP
                                   INTERESTS

4.1  CERTIFICATES


    Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon a General Partner's request, the Partnership shall issue to it one or more Certificates in the name of each of the General Partners evidencing their interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any Partnership Securities, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the Managing General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. Subject to the requirements of

Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.


4.2  MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES


    (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.



    (b) The appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:


        (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

        (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

       (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the Managing General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

        (iv) satisfies any other reasonable requirements imposed by the Partnership.


    If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the Managing General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the Managing General Partner or the Transfer Agent for such transfer or for a new Certificate.


    (c) As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

4.3  RECORD HOLDERS


    The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such repre-sentative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and
(c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

4.4  TRANSFER GENERALLY


    (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.


    (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

    (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any shareholder of a General Partner of any or all of the issued and outstanding capital stock of a General Partner.


4.5  REGISTRATION AND TRANSFER OF LIMITED PARTNER INTERESTS



    (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.



    (b) Except as otherwise provided in Section 4.10, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this
Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.



    (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.



    (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

    (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.



    (f) The General Partners shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.


4.6  TRANSFER OF A GENERAL PARTNER'S GENERAL PARTNER INTEREST


    Prior to December 31, 2006, a General Partner shall not transfer all or any part of its Partnership Interest as general partner in the Partnership to a Person unless such transfer (a) has been approved by the prior written consent or vote of the holders of at least a Unit Majority or (b) is of all, but not less than all, of its Partnership Interest as general partner in the Partnership to (i) an Affiliate of such General Partner or (ii) another Person in connection with the merger or consolidation of such General Partner with or into another Person or the transfer by such General Partner of all or substantially all of its assets to another Person (which, in any such case, shall only be limited by the other provisions of this Section 4.6). Notwithstanding anything herein to the contrary, no transfer by a General Partner of all or any part of its Partnership Interest as general partner in the Partnership to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of such General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and
(iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of such General Partner as the General Partner of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.


4.7  RESTRICTION ON TRANSFER OF SPECIAL GENERAL PARTNER'S GENERAL PARTNER
     INTEREST


    Notwithstanding anything else herein contained, the Special General Partner cannot transfer its general partner interest in the Partnership without the approval of the Managing General Partner, which approval is in the sole discretion of the Managing General Partner.


4.8  TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS


    A holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders (a) to its Affiliates or (b) to another Person in connection with
(i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights shall require the prior approval of holders of at least a Unit Majority. The Managing General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of Incentive Distribution Rights and requirements for registering the transfer of Incentive Distribution Rights as the Managing General Partner, in its sole discretion, shall determine are necessary or appropriate.

4.9  RESTRICTIONS ON TRANSFERS


    (a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).



    (b) The Managing General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Managing General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the Managing General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.


    (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

    (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

4.10  CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES


    (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the Managing General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the Managing General Partner may request any Partner or Assignee to furnish to the Managing General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Managing General Partner may request. If a Limited Partner or Assignee fails to furnish to the Managing General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.11. In addition, the Managing General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the Managing General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.



    (b) The Managing General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partners) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

    (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).



    (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the Managing General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to
Section 4.11, and upon his admission pursuant to Section 10.2, the Managing General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.


4.11  REDEMPTION OF PARTNERSHIP INTERESTS OF NON-CITIZEN ASSIGNEES


    (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.10(a), or if upon receipt of such Citizenship Certification or other information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the Managing General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the Managing General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:



        (i) The Managing General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.



        (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the Managing General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.



       (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.



        (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

    (b) The provisions of this Section 4.11 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.



    (c) Nothing in this Section 4.11 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Managing General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the Managing General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.


                                   ARTICLE V

          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

5.1  ORGANIZATIONAL CONTRIBUTIONS

    In connection with the formation of the Partnership under the Delaware Act, the Managing General Partner made an initial Capital Contribution to the
Partnership in the amount of $            , for an interest in the Partnership
and has been admitted as the Managing General Partner of the Partnership, the Special General Partner made an initial Capital Contribution to the Partnership
in the amount of $            for an interest in the Partnership and has been
admitted as the Special General Partner, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of
$            for an interest in the Partnership and has been admitted as a
Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution and Conveyance Agreement; the initial Capital Contributions of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partners, Pro Rata.


5.2  CONTRIBUTIONS BY THE GENERAL PARTNERS AND THEIR AFFILIATES


    (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the Managing General Partner shall contribute to the Partnership, as a Capital Contribution, all of its limited partner interest in the Operating Partnership in exchange for (i) the continuation of its Partnership Interest as Managing General Partner of the Partnership, subject to all of the rights, privileges and duties of the Managing General Partner under this Agreement, (ii)
            Subordinated Units and (iii)             Incentive Distribution
Rights.

    (b) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the Special General Partner shall contribute to the Partnership, as a Capital Contribution, all of its limited partner interest in the Operating Partnership in exchange for (i) the continuation of its Partnership Interest as
Special General Partner of the Partnership , (ii)             Subordinated
Units, and (iii)             Incentive Distribution Rights.


    (c) On the Closing Date and pursuant to the Contribution and Conveyance
Agreement,               shall contribute to the Partnership, as a Capital
Contribution, all of its limited partner interest in the Operating Partnership
in exchange for          Subordinated Units.



    (d) Upon the issuance of any additional Limited Partner Partnership Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering or pursuant to the Over-allotment Option), the General Partners shall be required to make additional combined Capital

Contributions equal to 1/99th of any amount contributed to the Partnership in exchange for such Additional Units. Each General Partner shall contribute its Pro Rata share of such additional Capital Contributions. Except as set forth in the immediately preceding sentence, Section 5.2(e) and Article XII, the General Partners shall not be obligated to make any additional Capital Contributions to the Partnership.



    (e) Immediately after the exercise or lapse of the Over-allotment Option, if any amount remains outstanding with respect to the NPS Note after the payments described in Section 5.3(b) below, the General Partners shall contribute, Pro Rata, cash to the Partnership in an amount equal to the outstanding balance of the NPS Note in exchange for the issuance to the General Partners, Pro Rata, of an aggregate number of Subordinated Units equal to the quotient obtained by dividing (i) such cash contribution to the Partnership by (ii) the Issue Price per Initial Common Units. The cash received by the Partnership pursuant to this
Section 5.2(e) shall be used to satisfy the NPS Note.


5.3  CONTRIBUTIONS BY INITIAL LIMITED PARTNERS


    (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.


    (b) Upon the exercise of the Over-allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.


    Notwithstanding anything else herein contained, but subject to Section 17-607 of the Delaware Act, the proceeds received by the Partnership from the issuance of Common Units upon the exercise of the Over-allotment Option will be utilized: first, to pay any underwriting commissions and expenses relating to the exercise of the Over-allotment Option; second, to satisfy the NPS Note; and third, the remaining proceeds (if any) will be distributed to the General Partners, Pro Rata, in redemption from the General Partners, Pro Rata, of an aggregate number of Subordinated Units equal to the quotient obtained by dividing (i) such remaining proceeds by (ii) the Issue Price per Initial Common Unit.



    (c) No Limited Partner Partnership Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 8,540,000 and (ii) the "Additional Units" as such term is defined in the Underwriting Agreement in aggregate number up to 1,281,000 issuable upon exercise of the Over-allotment Option pursuant to subparagraph (b) hereof, (iii) the 7,878,619 Subordinated Units issuable to the General Partners pursuant to Section 5.2 hereof, and (iv) the 1,000 Incentive Distribution Rights issuable to the General Partners pursuant to Section 5.2 hereof.


5.4  INTEREST AND WITHDRAWAL

    No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.

5.5  CAPITAL ACCOUNTS

    (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to
Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

    (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

        (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the Managing General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.


        (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.



       (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.


        (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

        (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Managing General Partner may adopt.

        (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
    Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
    6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.


    (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred; provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties and liabilities shall be deemed (i) to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Section 12.4 (after adjusting the balance of the Capital Accounts of the Partners as provided in Section 5.5(d)(ii)) and recontributed by such Partners in reconstitution of the Partnership or (ii) in the event of a termination of the Partnership that occurs after the finalization of Proposed Treasury Regulation Section 1.704-1(b)(1)(iv), to have been contributed to a new partnership which will be deemed to be a continuation of, and successor to, the Partnership and the Partnership will be deemed to make liquidating distributions of the interests in this new partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Section 12.4 (after adjusting the balance of the Capital Accounts of the Partners as provided in Section 5.5(d)(ii)). Any such deemed distribution and contribution, in the case of a characterization under clause (i) of the preceding sentence, or any such deemed contribution and distribution, in the case of a characterization under clause
(ii) of the preceding sentence, shall be treated as an actual contribution and distribution for purposes of this Section 5.5. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution and contribution, or deemed contribution and distribution, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv) and this Section 5.5 and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the new partnership. In either case, the Capital Accounts of the new partnership that results under the applicable characterization shall be maintained in accordance with the principles of this
Section 5.5.


    (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the Managing General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.


    (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partners' Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the Managing General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Managing General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The Managing General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.



    (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.


5.6  ISSUANCES OF ADDITIONAL PARTNERSHIP SECURITIES


    (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole discretion, all without the approval of any Limited Partners.


    (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the Managing General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.


    (c) The Managing General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities pursuant to this Section 5.6 and options, rights, warrants and appreciation rights relating to Partnership Securities,
(ii) the conversion of a general partner interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and
(iv) all additional issuances of Partnership Securities. The Managing General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The Managing General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of a general partner interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.


5.7  LIMITATIONS ON ISSUANCE OF ADDITIONAL PARTNERSHIP SECURITIES

    The issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:


    (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating
to) an aggregate of more than 4,270,000 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the exercise of the Over-allotment Option, (B) in accordance with Sections 5.7(b) and 5.7(c), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) pursuant to the employee benefit plans of the Managing General Partner, the Partnership or any other Group Member and (E) in the event of a combination or subdivision of Common Units.



    (b) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted in an increase in:


        (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro-forma basis as described below) as compared to

        (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed Quarters.

        If the issuance of Parity Units with respect to an Acquisition or Capital Improvement occurs within the first four full Quarters after the Closing Date, then Adjusted Operating Surplus as used in clauses (A) (subject to the succeeding sentence) and (B) above shall be calculated (i) for each Quarter, if any, that commenced after the Closing Date for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such Quarter, and (ii) for each other Quarter, on a pro forma basis not inconsistent with the procedure, as applicable, set forth in Appendix D to the Registration Statement. Furthermore, the amount in clause (A) shall be determined on a pro forma basis assuming that (1) all of the Parity Units or Partnership Securities to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance) had been incurred or assumed, in each case as of the commencement of such four-Quarter period,
    (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.



    (c) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the approval of the Unitholders, if the proceeds from such issuance are used exclusively to repay up to $75 million of indebtedness of a Group Member where the aggregate amount of distributions that would have been paid with respect to such newly issued Units or Partnership Securities, plus the related distributions on the general partner interests in the Partnership and the Operating Partnership in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such additional Units or Partnership Securities had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such additional Units or Partnership Securities) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period).



    (d) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating
to) additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of the holders of a Unit Majority.


    (e) No fractional Units shall be issued by the Partnership.

5.8  CONVERSION OF SUBORDINATED UNITS


    (a) A total of one-quarter of the Outstanding Subordinated Units (determined as of the Closing Date, or, if the Over-allotment Option is exercised, determined as of the Option Closing Date after taking into account the redemption of Subordinated Units pursuant to Section 5.3 or the issuance of additional Subordinated Units pursuant to Section 5.2) will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 1999, in respect of which:



        (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

        (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Partnership and in the Operating Partnership, during such periods; and


       (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.


    (b) An additional one-quarter of the Outstanding Subordinated Units (determined as of the Closing Date, or, if the Over-allotment Option is exercised, determined as of the Option Closing Date after taking into account the redemption of Subordinated Units pursuant to Section 5.3 or the issuance of additional Subordinated Units pursuant to Section 5.2) will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 2000, in respect of which:



        (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;



        (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Partnership and in the Operating Partnership, during such periods; and


       (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided, however, that the conversion of Subordinated Units pursuant to this
Section 5.8(b) may not occur until at least one year following the conversion of Subordinated Units pursuant to Section 5.8(a).


    (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.


    (d) Any Subordinated Units that are not converted into Common Units pursuant to Sections 5.8(a) and (b) shall convert into Common Units on a one-for-one basis on the first day following the Record Date for distributions in respect of the final Quarter of the Subordination Period.


    (e) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.


    (f) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

5.9  LIMITED PREEMPTIVE RIGHT


    Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The Managing General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership

Securities to Persons other than the General Partners and their Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partners and their Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

5.10  SPLITS AND COMBINATION

    (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

    (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the Managing General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

    (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the Managing General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

    (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).


5.11  FULLY PAID AND NON-ASSESSABLE NATURE OF LIMITED PARTNER INTERESTS



    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.


                                   ARTICLE VI

                         ALLOCATIONS AND DISTRIBUTIONS

6.1  ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES


    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

    (a) NET INCOME. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

        (i) First, 100% to the General Partners in proportion to the aggregate Net Losses allocated to the General Partners pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partners pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partners pursuant to Section 6.1(b)(iii) for all previous taxable years;


        (ii) Second, 100% to the General Partners in proportion to the aggregate Net Losses allocated to the General Partners pursuant to Section 6.1(b)(ii) for all previous taxable years and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and


       (iii) Third, the balance, if any, 100% to the General Partners, Pro Rata, and the Unitholders in accordance with their respective Percentage Interests.

    (b) NET LOSSES. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

        (i) First, 100% to the General Partners, Pro Rata, and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

        (ii) Second, 100% to the General Partners, Pro Rata, and the Unitholders in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

       (iii) Third, the balance, if any, 100% to the General Partners, Pro Rata.

    (c) NET TERMINATION GAINS AND LOSSES. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section
6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this
Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

    (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

        (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;


        (B) Second, 99% to all Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;



        (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Subordinated Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs;


        (D) Fourth, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of
    (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus
    (3) plus (4) is hereinafter defined as the "First Liquidation Target
    Amount");


        (E) Fifth, 85.8673% to all Unitholders, in accordance with their relative Percentage Interests, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");



        (F) Sixth, 75.7653% to all Unitholders, in accordance with their relative Percentage Interests, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv); and



        (G) Finally, any remaining amount 50.5102% to all Unitholders, in accordance with their relative Percentage Interests, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata.


    (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

        (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 99% to the Unitholders holding Subordinated

    Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

        (B) Second, 99% to all Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

        (C) Third, the balance, if any, 100% to the General Partners, Pro Rata.

    (d)  SPECIAL ALLOCATIONS. Notwithstanding any other provision of this
Section 6.1, the following special allocations shall be made for such taxable period:

    (i) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.
For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

    (ii) CHARGEBACK OF PARTNER NONRECOURSE DEBT MINIMUM GAIN. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

   (iii) PRIORITY ALLOCATIONS.

        (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partners shall be allocated gross income, Pro Rata, in an aggregate amount equal to 1/99 of the sum of the amounts allocated in clause
    (1) above.

        (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

    (iv) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

    (v) GROSS INCOME ALLOCATIONS. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this
Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

    (vi) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Managing General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

   (vii) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation
Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

  (viii) NONRECOURSE LIABILITIES. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.


    (ix) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.


    (x) ECONOMIC UNIFORMITY. At the election of the Managing General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partners and their Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the Managing General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.


    (xi) CURATIVE ALLOCATION.

        (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the Managing General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

        (B) The Managing General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and
    (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

   (xii) CORRECTIVE ALLOCATIONS. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

        (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the Managing General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partners, or additional items of deduction and loss away from the Unitholders and the General Partners to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partners exceeds their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partners shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the

    Unitholders or the General Partners under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

        (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the Managing General Partner, that to the extent possible the aggregate Capital Accounts of the holders of Incentive Distribution Rights will equal the amount which would have been the holders of Incentive Distribution Rights Capital Account balance if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

        (C) In making the allocations required under this Section 6.1(d)(xii), the Managing General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

6.2  ALLOCATIONS FOR TAX PURPOSES

    (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

    (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

        (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
    Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

        (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.


       (iii) The Managing General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.



    (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the Managing General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The Managing General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.



    (d) The Managing General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-l(a)(6) or the legislative history of Section 197 of the Code. If the Managing General Partner determines that such reporting position cannot reasonably be taken, the Managing General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the Managing General Partner chooses not to utilize such aggregate method, the Managing General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.


    (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

    (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.


    (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) if the Over-allotment Option is not exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month or (ii) if the Over-allotment Option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Managing General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.


    (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion.


6.3 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS; DISTRIBUTIONS TO RECORD HOLDERS

    (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 1997, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Managing General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.


    (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.


    (c) The Managing General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

    (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

6.4  DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS

    (a) DURING SUBORDINATION PERIOD. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

        (i) First, 99% to the Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

        (ii) Second, 99% to the Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

       (iii) Third, 99% to the Unitholders holding Subordinated Units, in proportion to their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

        (iv) Fourth, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;


        (v) Fifth, 85.8673% to all Unitholders, in accordance with their relative Percentage Interests, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;



        (vi) Sixth, 75.7653% to all Unitholders, in accordance with their relative Percentage Interests, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and



       (vii) Thereafter, 50.5102% to all Unitholders, in accordance with their relative Percentage Interests, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata;


provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

    (b) AFTER SUBORDINATION PERIOD. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by
Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

        (i) First, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

        (ii) Second, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;


       (iii) Third, 85.8673% to all Unitholders, in accordance with their relative Percentage Interests, and 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;



        (iv) Fourth, 75.7653% to all Unitholders, in accordance with their relative Percentage Interests, and 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

        (v) Thereafter, 50.5102% to all Unitholders, in accordance with their relative Percentage Interests, and 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partners, Pro Rata;


provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

6.5  DISTRIBUTIONS OF AVAILABLE CASH FROM CAPITAL SURPLUS


    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 99% to all Unitholders holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partners, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.


6.6  ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

    (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

    (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 6.9.

6.7  SPECIAL PROVISIONS RELATING TO THE HOLDERS OF SUBORDINATED UNITS

    (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

    (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the Managing General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the Managing General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.


6.8  SPECIAL PROVISIONS RELATING TO THE HOLDERS OF INCENTIVE DISTRIBUTION RIGHTS

    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

6.9  ENTITY-LEVEL TAXATION


    If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or the Operating Partnership for the taxable year of the Partnership or the Operating Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Operating Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.


                                  ARTICLE VII

                      MANAGEMENT AND OPERATION OF BUSINESS

7.1  MANAGEMENT


    (a) The Managing General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the Managing General Partner, and neither the

Special General Partner nor any Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the Managing General Partner under any other provision of this Agreement, the Managing General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:



        (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;


        (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

       (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);


        (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group, the lending of funds to other Persons (including the Operating Partnership), the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;


        (iv) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partners or their assets other than their interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

        (vi) the distribution of Partnership cash;

       (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

      (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;


        (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;


        (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

        (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

       (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.9);



      (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and


       (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner.


    (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Contribution and Conveyance Agreement, the agreements and other documents filed as exhibits to the Registration Statement, and the other agreements described in or filed as a part of the Registration Statement; (ii) agrees that the Managing General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and
(iii) agrees that the execution, delivery or performance by the General Partners, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the Managing General Partner or any Affiliate of the Managing General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partners of any duty that the General Partners may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.


7.2  CERTIFICATE OF LIMITED PARTNERSHIP


    The Managing General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate, the Managing General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.


7.3  RESTRICTIONS ON GENERAL PARTNERS' AUTHORITY


    (a) The Managing General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

    (b) Except as provided in Articles XII and XIV, the Managing General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of holders of at least a Unit Majority; provided however that this provision shall not preclude or limit the Managing General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of at least a Unit Majority, the Managing General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Operating Partnership.


    (c) At all times while serving as a General Partner of the Partnership, each General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such action would cause the combined net worth of the General Partners, independent of their interest in the Partnership Group, to be less than $15.0 million or such lower amount, which lower amount is based on an Opinion of Counsel that states, (i) based on a change in the position of the Internal Revenue Service with respect to partnership status pursuant to Code
Section 7701, such lower amount would not cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and (ii) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership.


7.4  REIMBURSEMENT OF THE MANAGING GENERAL PARTNER

    (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the Managing General Partner shall not be compensated for its services as general partner of any Group Member.

    (b) The Managing General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the Managing General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing General Partner to perform services for the Partnership or for the Managing General Partner in the discharge of its duties to the Partnership), and
(ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner in connection with operating the Partnership's business (including expenses allocated to the Managing General Partner by its Affiliates). The Managing General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the Managing General Partner as a result of indemnification pursuant to Section 7.7.


    (c) Subject to Section 5.7, the Managing General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Managing General Partner or any of its Affiliates, in each case for the benefit of employees of the Managing General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the Managing General Partner or any of its Affiliates any Partnership Securities that the Managing General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the Managing General Partner in connection with any such plans, programs and practices (including the net cost to the Managing General Partner or such Affiliate of Partnership Securities purchased by the Managing General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the Managing General Partner under any employee benefit plans, employee programs or employee practices adopted by the Managing General Partner as permitted by this Section 7.4(c) shall constitute obligations of the Managing General Partner hereunder and shall be assumed by any successor Managing General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the Managing General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 4.6.


7.5  OUTSIDE ACTIVITIES


    (a) After the Closing Date, the Managing General Partner, for so long as it is the Managing General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner of the Partnership, the Operating Partnership, and any other partnership of which the Partnership or the Operating Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) shall not engage in the retail sale of propane to end users in the continental United States. Except as provided in this Section 7.5(a) with respect to the retail sale of propane to end users in the continental United States, nothing herein contained in this paragraph shall prohibit an Affiliate of the Managing General Partner (including the Special General Partner) from competing with the Partnership.



    Affiliates of the Managing General Partner may engage in a business activity that involves the retail sales of propane to end users in the continental United States only if (i) the Managing General Partner determines in its reasonable judgment, prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (A) because of the financial commitments or operating characteristics associated with such activity or (B) because such activity is not consistent with the Partnership's business strategy or cannot otherwise be integrated with the Partnership's operations on a beneficial basis to the Partnership or (ii) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an Affiliate of a General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner.



    (b) Except as restricted by Section 7.5(a), each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.


    (c) Subject to the terms of Section 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the

Managing General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the Managing General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partners for the Indemnitees (other than the Managing General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership (including, without limitation, the Managing General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership).


    (d) The Managing General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.



    (e) The term "Affiliates" when used in Sections 7.5(a) and 7.5(b) with respect to the Managing General Partner shall not include any Group Member or any Subsidiary of the Group Member.



    (f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Managing General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the Managing General Partner has complied with its fiduciary duties in connection with determinations made by it under this
Section 7.5.



7.6 LOANS FROM THE GENERAL PARTNERS; LOANS OR CONTRIBUTIONS FROM THE PARTNERSHIP; CONTRACTS WITH
      AFFILIATES; CERTAIN RESTRICTIONS ON THE GENERAL PARTNERS



    (a) The General Partners or their Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partners or any of their Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Managing General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partners or any of their Affiliates (other than another Group Member).



    (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the Managing General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partners' financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the Managing General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.


    (c) The Managing General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the Managing General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the Managing General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

    (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.


    (e) Neither the General Partners nor any of their Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval,
(iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Audit Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit Committee deems relevant under the circumstances.


    (f) The General Partners and their Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partners and their Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partners or their Affiliates to enter into such contracts.

    (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

7.7  INDEMNIFICATION


    (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than a General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partners with respect to their obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the Managing General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

    (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.


    (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.


    (d) The Partnership may purchase and maintain (or reimburse the General Partners or their Affiliates for the cost of) insurance, on behalf of the General Partners, their Affiliates and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

    (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

    (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

    (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

    (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

    (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8  LIABILITY OF INDEMNITEES


    (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.


    (b) Subject to its obligations and duties as Managing General Partner set forth in Section 7.1(a), the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.


    (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partners and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.



    (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partners, and the Partnership's and General Partners' directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.


7.9  RESOLUTION OF CONFLICTS OF INTEREST

    (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between any of the General Partners or any of their Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the Managing General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The Managing General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the Managing General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Audit Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Managing General Partner may also adopt a resolution or course of action that has not received Special Approval. The Managing General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Managing General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Managing General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the Managing General Partner, the resolution, action or terms so made, taken or provided by the Managing General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

    (b) Whenever this Agreement or any other agreement contemplated hereby provides that the Managing General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the Managing General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee,
(ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the Managing General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the Managing General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners. The Managing General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the Managing General Partner shall be deemed to constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partners or their Affiliates (including in their capacities as Limited Partners) to exceed 1% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.


    (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.


    (d) The Unitholders hereby authorize the Managing General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the Managing General Partner pursuant to this Section 7.9.


7.10  OTHER MATTERS CONCERNING THE MANAGING GENERAL PARTNER

    (a) The Managing General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

    (b) The Managing General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the Managing General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

    (c) The Managing General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

    (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the Managing General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this

Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership.

7.11  INTENTIONALLY DELETED


7.12  PURCHASE OR SALE OF PARTNERSHIP SECURITIES



    The Managing General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, the Managing General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered outstanding for any purpose, except as otherwise provided herein. The General Partners or any Affiliate of the General Partners may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.


7.13  REGISTRATION RIGHTS OF THE GENERAL PARTNERS AND THEIR AFFILIATES


    (a) If (i) either of the General Partners or any Affiliate of a General Partner (including for purposes of this Section 7.13, any Person that is an Affiliate of a General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of a General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of either of the General Partners or any of their Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.13(a); and provided further, however, that if the Audit Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in
Section 7.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.


    (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.13(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.



    (c) If underwriters are engaged in connection with any registration referred to in this Section 7.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.13(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.



    (d) The provisions of Section 7.13(a) and 7.13(b) shall continue to be applicable with respect to each of the General Partners (and any of the General Partners' Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.13(c) shall continue in effect thereafter.


    (e) Any request to register Partnership Securities pursuant to this Section
7.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

7.14  RELIANCE BY THIRD PARTIES


    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner and any officer of the Managing General Partner authorized by the Managing General Partner to act on behalf of and in the name of the

Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Managing General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Managing General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VIII

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1  RECORDS AND ACCOUNTING


    The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.


8.2  FISCAL YEAR

    The fiscal year of the Partnership shall be a fiscal year ending June 30.

8.3  REPORTS

    (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the Managing General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Managing General Partner.


    (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the Managing General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the Managing General Partner determines to be necessary or appropriate.

                                   ARTICLE IX

                                  TAX MATTERS

9.1  TAX RETURNS AND INFORMATION

    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2  TAX ELECTIONS


    (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Managing General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.


    (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

    (c) Except as otherwise provided herein, the Managing General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

9.3  TAX CONTROVERSIES

    Subject to the provisions hereof, the Managing General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Managing General Partner and to do or refrain from doing any or all things reasonably required by the Managing General Partner to conduct such proceedings.

9.4  WITHHOLDING

    Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may be treated as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

                                   ARTICLE X

                             ADMISSION OF PARTNERS

10.1  ADMISSION OF INITIAL LIMITED PARTNERS


    Upon the issuance by the Partnership of Subordinated Units and Incentive Distribution Rights to the General Partners as described in Section 5.2, each of the General Partners shall be deemed to have been admitted to the Partnership as a Limited Partner in respect of the Subordinated Units and Incentive Distribution Rights issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the Managing General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.


10.2  ADMISSION OF SUBSTITUTED LIMITED PARTNER


    By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the Managing General Partner consents thereto, which consent may be given or withheld in the Managing General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the Managing General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.


10.3  ADMISSION OF SUCCESSOR GENERAL PARTNER


    A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of a General Partner's Partnership Interest as general partner in the Partnership pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as a General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of a General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.


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
10.4  ADMISSION OF ADDITIONAL LIMITED PARTNERS


    (a) A Person (other than the General Partners, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the Managing General Partner (i) evidence of acceptance in form satisfactory to the Managing General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the Managing General Partner to effect such Person's admission as an Additional Limited Partner.



    (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the Managing General Partner to such admission.


10.5  AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

    To effect the admission to the Partnership of any Partner, the Managing General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Managing General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the Managing General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

                                   ARTICLE XI

                       WITHDRAWAL OR REMOVAL OF PARTNERS


11.1  WITHDRAWAL OF THE GENERAL PARTNERS


    (a) The Managing General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

        (i) The Managing General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the Managing General Partner has withdrawn pursuant to this
    Section 11.1(a)(i) if the Managing General Partner voluntarily withdraws as general partner of the Operating Partnership);

        (ii) The Managing General Partner transfers all of its rights as Managing General Partner pursuant to Section 4.6;

       (iii) The Managing General Partner is removed pursuant to Section 11.2;

        (iv) The Managing General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the Managing General Partner or of all or any substantial part of its properties;

        (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Managing General Partner; or


        (vi) (A) in the event the Managing General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the Managing General Partner, or 90 days expire after the date of notice to the Managing General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the Managing General Partner is a partnership, the dissolution and commencement of winding up of the Managing General Partner; (C) in the event the Managing General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Managing General Partner is a natural person, his death or adjudication of incompetency; and
    (E) otherwise in the event of the termination of the Managing General
    Partner.


    If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A),
(B), (C) or (E) occurs, the withdrawing Managing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this
Section 11.1 shall result in the withdrawal of the Managing General Partner from the Partnership.


    (b) Withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2006, the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a Unit Majority and the Managing General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such);
(ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2006, the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the Managing General Partner ceases to be the Managing General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Managing General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing General Partner as general partner of the other Group Members. If the Managing General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Managing General Partner. The Person so elected as successor Managing General Partner shall automatically become the successor general partner of the other Group Members of which the Managing General Partner is a general partner. If, prior to the effective date of the Managing General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with
Section 12.1. Any successor Managing General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.



    (c) An Event of Withdrawal of the Managing General Partner shall also be an Event of Withdrawal of the Special General Partner from the Partnership and as general partner of other Group Members of which the Special General Partner is a general partner at the same time and upon the same conditions as set forth in Sections 11.1(a) and 11.1(b) with respect to the Managing General Partner. The Partners hereby agree that only the Withdrawal Events described in Section 11.1 with respect to the Managing General Partner shall result in the withdrawal of the Special General Partner. Upon a withdrawal of the Special General Partner, the Unitholders are not required to elect a successor Special General Partner of the Partnership.


11.2  REMOVAL OF THE MANAGING GENERAL PARTNER


    The Managing General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partners and their Affiliates). Any such action by such holders for removal of the Managing General Partner must also provide for the election of a successor Managing General Partner by the Unitholders holding at least a Unit Majority (including Units held by the General Partners and their Affiliates). Such removal shall be effective immediately following the admission of a successor Managing General Partner pursuant to Section 10.3. The removal of the Managing General Partner shall also automatically constitute the removal of the Managing General Partner as general partner of the other Group Members of which the Managing General Partner is a general partner. If a Person is elected as a successor Managing General Partner in accordance with the terms of this
Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become the successor general partner of the other Group Members of which the Managing General Partner is a general partner. The right of the holders of Outstanding Units to remove the Managing General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor Managing General Partner elected in accordance with the terms of this Section
11.2 shall be subject to the provisions of Section 10.3.


11.3  INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER


    (a) In the event of (i) withdrawal of the Managing General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the Managing General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor Managing General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and its partnership interest as the general partner in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the Managing General Partner is removed by the Unitholders under circumstances where Cause exists or if the Managing General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Partnership Agreement, and if a successor Managing General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Managing General Partner for the benefit of the Partnership or the other Group Members.


    For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.


    (b) If the Combined Interest is not purchased in the manner set forth in
Section 11.3(a), the Departing Partners (or their transferees) shall become Limited Partners and their Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor Managing General Partner shall indemnify the Departing Partners (or their transferees) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partners (or their transferees) become Limited Partners. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partners (or their transferees) contributed their Combined Interest to the Partnership in exchange for the newly issued Common Units.



    (c) If a successor Managing General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor Managing General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 1/99th of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor Managing General Partner shall, subject to the following sentence, be entitled to 1% of all Partnership allocations and distributions. The successor Managing General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor Managing General Partner's admission, the successor Managing General Partner's interest in all Partnership distributions and allocations shall be 1%.


11.4 TERMINATION OF SUBORDINATION PERIOD, CONVERSION OF SUBORDINATED UNITS AND EXTINGUISHMENT OF CUMULATIVE COMMON UNIT ARREARAGES

    Notwithstanding any provision of this Agreement, if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

11.5  WITHDRAWAL OF LIMITED PARTNERS


    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                  ARTICLE XII

                          DISSOLUTION AND LIQUIDATION

12.1  DISSOLUTION

    The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor Managing General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Managing General Partner, if a successor Managing General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor Managing General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a) the expiration of its term as provided in Section 2.7;

        (b) an Event of Withdrawal of the Managing General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to
    Section 10.3;

        (c) an election to dissolve the Partnership by the Managing General Partner that is approved by the holders of a Unit Majority;


        (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or


        (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

12.2  CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION

    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the Managing General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

        (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

        (ii) if the successor Managing General Partner is not the former Managing General Partner, then the interest of the former Managing General Partner shall be treated in the manner provided in Section 11.3; and

       (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the Managing General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor Managing General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

12.3  LIQUIDATOR

    Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the Managing General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the Managing General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

12.4  LIQUIDATION

    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:


    (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.



    (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

    (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.5  CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

12.6  RETURN OF CONTRIBUTIONS

    The General Partners shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

12.7  WAIVER OF PARTITION

    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

12.8  CAPITAL ACCOUNT RESTORATION


    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. Each of the General Partners shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation; provided, however, the Special General Partner's obligation shall be limited [to $78,000,000] by the amount of the Partnership indebtedness for which it, but not the Managing General Partner, has recourse liability.


                                  ARTICLE XIII

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

13.1  AMENDMENT TO BE ADOPTED SOLELY BY THE MANAGING GENERAL PARTNER


    Each Partner agrees that the Managing General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:


        (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c) a change that, in the sole discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;


        (d) a change that, in the discretion of the Managing General Partner,
    (i) does not adversely affect the Limited Partners in any material respect,
    (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interest (including the division of any class or classes of Outstanding Limited Partner Interest into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the Managing General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the Managing General Partner pursuant to Section 5.10, or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;


        (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the Managing General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the Managing General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partners or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

        (h) any amendment expressly permitted in this Agreement to be made by the Managing General Partner acting alone;

        (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j) an amendment that, in the discretion of the Managing General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k) a merger or conveyance pursuant to Section 14.3(d); or

        (l) any other amendments substantially similar to the foregoing.

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
13.2  AMENDMENT PROCEDURES

    Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the Managing General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of at least a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

13.3  AMENDMENT REQUIREMENTS


        (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partners) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.



        (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Managing General Partner or any of its Affiliates without its consent, which may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.



        (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the Managing General Partner's authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.



        (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by
    Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units and Subordinated Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.


        (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

13.4  SPECIAL MEETINGS


    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the Managing General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests

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of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Managing General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Managing General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.


13.5  NOTICE OF A MEETING


    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.


13.6  RECORD DATE


    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the Managing General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Managing General Partner to give such approvals.


13.7  ADJOURNMENT

    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

13.8  WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES


    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

13.9  QUORUM


    The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partners) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partners). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partners) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.


13.10 CONDUCT OF A MEETING


    The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Managing General Partner. The Managing General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.


13.11 ACTION WITHOUT A MEETING


    If authorized by the Managing General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partners) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The Managing General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Managing General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Managing General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Managing General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Managing General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and
(ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.


13.12 VOTING AND OTHER RIGHTS


    (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.



    (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of
Section 4.3.


                                  ARTICLE XIV

                                     MERGER

14.1  AUTHORITY


    The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.


14.2  PROCEDURE FOR MERGER OR CONSOLIDATION

    Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the Managing General Partner. If the Managing General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the Managing General Partner shall approve the Merger Agreement, which shall set forth:

        (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;


        (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");


        (c) The terms and conditions of the proposed merger or consolidation;

        (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

        (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

        (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

        (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Managing General Partner.


14.3  APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION


        (a) Except as provided in Section 14.3(d), the Managing General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.


        (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

        (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.



        (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the Managing General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any limited partner in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the Managing General Partner with the same rights and obligations as are herein contained.


14.4  CERTIFICATE OF MERGER

    Upon the required approval by the Managing General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

14.5  EFFECT OF MERGER

    (a) At the effective time of the certificate of merger:


        (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;


        (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

       (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and


        (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.


    (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                   ARTICLE XV


                   RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS


15.1  RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS


    (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the Managing General Partner and its Affiliates, the Managing General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the Managing General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the Managing General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the Managing General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of limited partner interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the Managing General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such limited partner interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.



    (b) If the Managing General Partner, any Affiliate of the Managing General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the Managing General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the Managing General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the Managing General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Managing General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the Managing General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the Managing General Partner or any Affiliate of the Managing General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).



    (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.


                                  ARTICLE XVI

                               GENERAL PROVISIONS

16.1  ADDRESSES AND NOTICES


    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the Managing General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the Managing General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

16.2  FURTHER ACTION

    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.3  BINDING EFFECT

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

16.4  INTEGRATION

    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

16.5  CREDITORS

    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

16.6  WAIVER

    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

16.7  COUNTERPARTS

    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

16.8  APPLICABLE LAW

    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

16.9  INVALIDITY OF PROVISIONS

    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.10 CONSENT OF PARTNERS

    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          MANAGING GENERAL PARTNER:

                                          CORNERSTONE PROPANE GP, INC.

                                          By:
                                          --------------------------------------

                                              Name:
                                            Title:

                                          SPECIAL GENERAL PARTNER:

                                          SYN INC.

                                          By:
                                          --------------------------------------

                                              Name:
                                            Title:

                                          ORGANIZATIONAL LIMITED PARTNER:

                                          NORTHWESTERN GROWTH CORPORATION

                                          By:
                                          --------------------------------------

                                              Name:
                                            Title:

                                          LIMITED PARTNERS

                                          All Limited Partners now and hereafter
                                          admitted as Limited Partners of the
                                          Partnership, pursuant to powers of
                                          attorney now and hereafter executed in
                                          favor of, and granted and delivered to
                                          the Managing General Partner.

                                          By:
                                          --------------------------------------

                          EXHIBIT A TO THE AMENDED AND
                  RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                       CORNERSTONE PROPANE PARTNERS, L.P.
                      CERTIFICATE EVIDENCING COMMON UNITS
                   REPRESENTING LIMITED PARTNER INTERESTS IN
                       CORNERSTONE PROPANE PARTNERS, L.P.


NO.          COMMON UNITS


    In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Cornerstone Propane Partners, L.P., a Delaware limited partnership (the
"Partnership"), hereby certifies that         (the "Holder") is the registered
owner of         Common Units representing limited partner interests in the
Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 432 Westridge Drive, Watsonville, California 95076. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.


    The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

    This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: --------------------------------------  CORNERSTONE PROPANE PARTNERS, L.P.

Countersigned and Registered by:               By:  Cornerstone Propane GP, Inc., its
                                               Managing General Partner

--------------------------------------------   By: -----------------------------------------
        as Transfer Agent and                  President and Chief Executive Officer
Registrar

By: -----------------------------------------  By: -----------------------------------------
              Authorized Signature             Secretary

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

    The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM --       as tenants in common         UNIF GIFT MIN ACT
TEN ENT --       as tenants by the            -------------- Custodian
                 entireties                   ------------------------
JT TEN --        as joint tenants with right  (Cust)                                 (Minor)
                 of survivorship and not as

                 tenants in common            under Uniform Gifts to Minors
                                              Act --------------------------------------------
                                              State

   Additional abbreviations, though not in the above list, may also be used.


                           ASSIGNMENT OF COMMON UNITS
                                       IN
                       CORNERSTONE PROPANE PARTNERS, L.P.
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
        DUE TO TAX SHELTER STATUS OF CORNERSTONE PROPANE PARTNERS, L.P.



    You have acquired an interest in Cornerstone Propane Partners, L.P., 432 Westridge Drive, Watsonville, California 95076, whose taxpayer identification number is 77-0439862. The Internal Revenue Service has issued Cornerstone Propane Partners, L.P. the following tax shelter registration number:
          .



    YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN CORNERSTONE PROPANE PARTNERS, L.P.



    You must report the registration number as well as the name and taxpayer identification number of CORNERSTONE PROPANE PARTNERS, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN CORNERSTONE PROPANE PARTNERS, L.P.


    If you transfer your interest in Cornerstone Propane Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Cornerstone Propane Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.


    ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

    FOR VALUE RECEIVED,
------------------------------------ HEREBY ASSIGNS, CONVEYS, SELLS AND
TRANSFERS UNTO
------------------------------------

-------------------------------------------   -------------------------------------------
      (Please print or typewrite name           (Please insert Social Security or other
          and address of Assignee)                  identifying number of Assignee)

------------------------------------ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ------------------------------------ as its attorney-in-fact with full power of substitution to transfer the same on the books of Cornerstone Propane Partners, L.P.

Date: ------------------------------------  NOTE:      The signature to any endorsement hereon
                                                       must correspond with the name as written
                                                       upon the face of this Certificate in every
                                                       particular, without alteration,
                                                       enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A                   -----------------------------------------
MEMBER FIRM OF THE NATIONAL ASSOCIATION OF             (Signature)
SECURITIES DEALERS, INC. OR BY A                       -----------------------------------------
COMMERCIAL BANK OR TRUST COMPANY                       (Signature)

SIGNATURE(S) GUARANTEED

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.
                              -------------------

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("ASSIGNEE") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.


    The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. (the "PARTNERSHIP"), as amended, supplemented or restated to the date hereof (the "PARTNERSHIP AGREEMENT"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Managing General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: ____________________________

--------------------------------------------   --------------------------------------------
 Social Security or other identifying number               Signature of Assignee
                 of Assignee

--------------------------------------------   --------------------------------------------
Purchase Price including commissions, if any           Name and Address of Assignee

Type of Entity (check one):

   / /     Individual                   / /     Partnership                  / /     Corporation
   / /     Trust                        / /     Other (specify)

Nationality (check one):

   / /     U.S. Citizen, Resident or Domestic Entity
   / /     Foreign Corporation          / /     Non-resident Alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

    1.  I am not a non-resident alien for purposes of U.S. income taxation.
    2.  My U.S. taxpayer identification number (Social Security Number) is ____.
    3.  My home address is ____________________________________________________.

B.  Partnership, Corporation or Other Interestholder
    1.  _______________________________________________________ is not a foreign
                         (Name of Interestholder)
       corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).
    2.  The interestholder's U.S. employer identification number is ___________.

    3. The interestholder's office address and place of incorporation (if applicable) is
       ________________________________________________________________________.

    The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

    The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

 ----------------------------
    Name of Interestholder

 ----------------------------
      Signature and Date

 ----------------------------
    Title (if applicable)

    Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX B

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("ASSIGNEE") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

    The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. (the "PARTNERSHIP"), as amended, supplemented or restated to the date hereof (the "PARTNERSHIP AGREEMENT"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Managing General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,
(d) gives the powers of attorney provided for in the Partnership Agreement and
(e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.
Date: ____________________________

--------------------------------------------   --------------------------------------------
 Social Security or other identifying number               Signature of Assignee
                 of Assignee

--------------------------------------------   --------------------------------------------
Purchase Price including commissions, if any           Name and Address of Assignee

Type of Entity (check one):

   / /     Individual                   / /     Partnership                  / /     Corporation
   / /     Trust                        / /     Other (specify)

Nationality (check one):

   / /     U.S. Citizen, Resident or Domestic Entity
   / /     Foreign Corporation          / /     Non-resident Alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the

Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

    1.  I am not a non-resident alien for purposes of U.S. income taxation.
    2.  My U.S. taxpayer identification number (Social Security Number) is ____.
    3.  My home address is ____________________________________________________.

B.  Partnership, Corporation or Other Interestholder
    1.  _______________________________________________________ is not a foreign

                         (Name of Interestholder)

        corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).
    2.  The interestholder's U.S. employer identification number is ___________.

    3. The interestholder's office address and place of incorporation (if applicable) is
       ________________________________________________________________________.

    The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

    The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of


 ----------------------------
    Name of Interestholder

 ----------------------------
      Signature and Date

 ----------------------------
    Title (if applicable)




    Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX C

                           GLOSSARY OF CERTAIN TERMS


    1995 PROPOSED LEGISLATION: Legislation passed by Congress in 1995 but vetoed by President Clinton which would have altered the tax reporting procedures and the deficiency collection procedures applicable to electing partnerships with more than 100 partners.



    ACQUISITION: Any transaction in which any member of the Partnership Group acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.



    ACQUISITION FACILITY: A $75.0 million revolving credit facility to be used for acquisitions and improvements.


    ADJUSTED OPERATING SURPLUS: With respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.


    ANNUAL OPERATING PERFORMANCE INCENTIVE PLAN: The plan providing that annual incentive bonuses be paid to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner and who will include the Executives) based on a percentage of annual salary plus certain acquisition management fees related to the acquisition of Empire Energy and Coast by Northwestern Growth for performance up to budgeted levels of net income and EBITDA.


    AUDIT COMMITTEE: A committee of the board of directors of the Managing General Partner composed entirely of two or more directors who are neither officers nor employees of either of the General Partners nor officers, directors or employees of any affiliate of either of the General Partners.

    AVAILABLE CASH:  With respect to any quarter prior to liquidation:

        (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes made subsequent to the end of such quarter, less


        (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions to Unitholders and the General Partners in respect of any one or more of the next four quarters; provided, however, that the Managing General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the Managing General Partner so determines. Notwithstanding the foregoing, "Available Cash" with respect to the quarter in which the liquidation of the Partnership occurs and any subsequent quarter shall equal zero.


    BANK CREDIT FACILITY: The $75.0 million Acquisition Facility and the $50.0 million Working Capital Facility both entered into by the Operating Partnership.


    CAPITAL ACCOUNT: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right, or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.


    CAPITAL IMPROVEMENTS: Any addition or improvement to the capital assets owned by any member of the Partnership Group or acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities, appliance showrooms, training facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.


    CAPITAL SURPLUS: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.


    CAUSE: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.


    CLOSING DATE: The first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    COAST:  CGI Holdings, Inc., a Delaware corporation.

    COAST MERGER: The merger of Coast and CGI Acquisition Corp. to be consummated pursuant to the Stock Purchase and Merger Agreement dated September 4, 1996, between Northwestern Growth, Coast Acquisition Corp., Coast and the holders of preferred stock of Coast.


    CODE:  Internal Revenue Code of 1986, as amended.



    COMBINED OPERATIONS: The propane business and assets of Synergy, Empire Energy, Myers and Coast to be contributed to the Partnership pursuant to the Contribution Agreement.



    COMMISSION:  Securities and Exchange Commission.


    COMMON UNIT ARREARAGE: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period.

    COMMON UNITS: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.


    CONTRIBUTION AGREEMENT: The Contribution and Conveyance Agreement to be dated the Closing Date among the Operating Partnership, the General Partners and certain other parties governing the Transactions pursuant to which, among other things, the propane assets and operations of Northwestern Growth (including Synergy and Empire Energy) and Coast will be transferred and the liabilities will be assumed.


    CORNERSTONE: Cornerstone Propane Partners, L.P., a Delaware limited partnership.



    COUNSEL: Andrews & Kurth L.L.P., special counsel to the General Partners and the Partnership.



    CURRENT MARKET PRICE: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Managing General Partner. "Trading Days" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.



    DELAWARE ACT:  The Delaware Revised Uniform Limited Partnership Act, 6 Del
C. Section17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.



    DEPARTING PARTNER: A former General Partner, either Managing General Partner or Special General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the Partnership Agreement.


    EBITDA: Operating income plus depreciation and amortization. As used in this Prospectus, EBITDA is not intended to be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity or ability to service debt obligations.


    EMPLOYMENT AGREEMENTS: Employment agreements originally made between Northwestern Growth and each of the Executives, as amended and assigned by Northwestern Growth to and assumed by the Managing General Partner.



    EMPIRE ACQUISITION OF CERTAIN SYNERGY ASSETS: The sale by Synergy to Empire Energy of approximately 25% of the operations acquired in the Synergy Acquisition.


    EMPIRE ENERGY:  Empire Energy Corporation, a Tennessee corporation.


    EMPIRE GAS:  Empire Gas Corporation, now known as All Star Gas Corporation.

    EXCHANGE ACT:  Securities Exchange Act of 1934, as amended.



    EXECUTIVES: Messrs. Keith C. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. DiCosimo.



    GENERAL PARTNERS: The Managing General Partner and the Special General Partner and their successors and permitted assigns as general partners of the Partnership and the Operating Partnership.



    HEATING DEGREE DAY: Heating Degree Days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of heating degree days for that day is 15.



    INCENTIVE DISTRIBUTION RIGHT: A non-voting limited partner Partnership Interest issued to the General Partners in connection with the transfer of their assets to the Partnership, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).


    INCENTIVE DISTRIBUTIONS: The distributions of Available Cash from Operating Surplus initially made to the General Partners that are in excess of the General Partners' aggregate 2% general partner interest.

    INITIAL COMMON UNITS:  The Common Units sold in this offering.

    INITIAL UNIT PRICE: An amount per Unit equal to the initial public offering price of the Common Units as set forth on the outside front cover page of this Prospectus.


    INITIAL UNITS: The Common Units with an aggregate value of $7.0 million which will be allocated to selected executives upon the consummation of the Transactions, subject to certain vesting conditions, under the Restricted Unit Plan.


    INTERIM CAPITAL TRANSACTIONS: (a) Borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any member of the Partnership Group, (b) sales of equity interests (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option) by any member of the Partnership Group and (c) sales or other voluntary or involuntary dispositions of any assets of any member of the Partnership Group (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.


    IRA:  Individual retirement account.



    IRS:  Internal Revenue Service.



    MANAGEMENT BUY-OUT: The August 1, 1996 sale by the principal founding shareholder of Empire Energy and certain other shareholders of their interests in Empire Energy to certain members of management of Empire Energy.



    MANAGEMENT FEE: A fee for each of the Executives relating to the acquisition of Empire Energy and Coast by Northwestern Growth.



    MANAGING GENERAL PARTNER: Cornerstone Propane GP, Inc., a Delaware corporation, and its successors, as managing general partner of the Partnership.

    MINIMUM QUARTERLY DISTRIBUTION: $.54 per Unit with respect to each quarter or $2.16 per Unit on an annualized basis, subject to adjustment as described in "Cash Distribution Policy -- Distributions from Capital Surplus" and "Cash Distribution Policy -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."


    MYERS: Myers Propane Gas Company, an Ohio corporation and a subsidiary of NPS.


    NEW ACQUISITION INCENTIVE PLAN: The plan providing bonuses to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner and will include the Executives) for adding new businesses to the Partnership's propane operations, based upon 4% of the gross acquisition price, spread among the participants in the plan based on their relative salaries.



    NON-CITIZEN ASSIGNEE: A Limited Partner or assignee who (i) fails to furnish information about nationality, citizenship, residency or other related status within 30 days after a request by the Managing General Partner for such information, or (ii) the Managing General Partner determines after receipt of such information is not an eligible citizen.


    NORTHWESTERN GROWTH: Northwestern Growth Corporation, a South Dakota corporation and a wholly owned subsidiary of NPS.


    NOTE PLACEMENT: The private placement by the Operating Partnership of the Notes.



    NOTES: The $220.0 million aggregate principal amount of Senior Secured Notes due 2010 to be privately placed by the Operating Partnership.


    NPS:  Northwestern Public Service Company, a Delaware corporation.


    NYSE:  The New York Stock Exchange, Inc.


    OPERATING EXPENDITURES: All Partnership Group expenditures, including taxes, reimbursements of the General Partners, debt service payments and capital expenditures, subject to the following:


        (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the Managing General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.


        (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements (as opposed to capital expenditures made to maintain assets), (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the Managing General Partner's good faith allocation between the amounts paid for each shall be conclusive.

    OPERATING PARTNERSHIP: Cornerstone Propane, L.P., a Delaware limited partnership, and any successors thereto.

    OPERATING PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

    OPERATING SURPLUS: As to any period prior to liquidation, on a cumulative basis and without duplication:

        (a) the sum of (i) $25 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date,
    (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

        (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the Managing General Partner to provide funds for future Operating Expenditures, provided however, that disbursements made (including contributions to a member of the Partnership Group or disbursements on behalf of a member of the Partnership Group) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the Managing General Partner so determines. Notwithstanding the foregoing, "Operating Surplus" with respect to the quarter in which the liquidation occurs and any subsequent quarter shall equal zero.

    OPINION OF COUNSEL: A written opinion of counsel, acceptable to the Managing General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.


    PARTNERSHIP: Cornerstone Propane Partners, L.P., a Delaware limited partnership, and any successors thereto.



    PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the Partnership (the form of which is included in this Prospectus at Appendix A), as it may be amended, restated or supplemented from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Partnership and to the Operating Partnership Agreement, collectively.


    PARTNERSHIP GROUP: The Partnership, the Operating Partnership and any subsidiary of either such entity, treated as a single consolidated entity.

    PARTNERSHIP INTEREST: An interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership, or a combination thereof or interest therein as the case may be.

    PARTNERSHIP SECURITY: Means any class or series of Units, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.


    PLANS: The New Acquisition Incentive Plan of the Managing General Partner, together with the Annual Operating Performance Incentive Plan.



    REGISTRATION STATEMENT: The Registration Statement on Form S-1, as amended (No. 333-13879), filed by the Partnership with the Commission.



    RESTRICTED UNIT PLAN: The Cornerstone Propane Partners, L.P. 1996 Restricted Unit Plan.

    RULE 144:  Rule 144 of the Securities Act.



    SECURITIES ACT:  The Securities Act of 1933, as amended.



    SGI:  Synergy Group Incorporated, a Delaware corporation.



    SPECIAL GENERAL PARTNER: Synergy and its successors and assigns as special general partner of the Partnership.



    SPLIT-OFF: The tax-free split-off of Empire Energy from Empire Gas in June 1994.


    SUBORDINATED UNIT: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.


    SUBORDINATION PERIOD: The Subordination Period will generally extend from the closing of this offering until the first to occur of: (a) the first day of any quarter beginning after December 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on each of the outstanding Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods,
(ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Partnership and in the Operating Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; and (b) the date on which the Managing General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal. Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established by the Managing General Partner for any quarter ending on or after (a) December 31, 1999 with respect to one-quarter of the Subordinated Units (1,969,655 Subordinated Units, or 1,649,405 Subordinated Units if the over-allotment option is exercised in full) and (b) December 31, 2000 with respect to an additional one-quarter of the Subordinated Units (1,969,655 Subordinated Units, or 1,649,405 Subordinated Units if the over-allotment option is exercised in full), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership and in the Operating Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second quarter of Subordinated Units may not occur until at least one year following the early conversion of the first quarter of Subordinated Units. In addition, if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis,
(ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their 2% general partner interests (and all the rights to the Incentive Distribution) into Common Units or to receive cash in exchange for such interests.

    SYNERGY: SYN Inc., a Delaware corporation and majority-owned subsidiary of Northwestern Growth.



    SYNERGY ACQUISITION:  The acquisition of SGI by Synergy on August 15, 1995.



    TARGET DISTRIBUTION LEVELS: See "Cash Distribution Policy -- Incentive Distributions-Hypothetical Annualized Yield."



    TRANSFER AGENT:              serving as registrar and transfer agent for the
Common Units.



    TRANSFER APPLICATION: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Prospectus as Appendix B, or in a form substantially to the same effect in a separate instrument.


    UNITHOLDERS: Holders of the Common Units and the Subordinated Units, collectively.

    UNIT MAJORITY: During the Subordination Period, at least a majority of the outstanding Common Units, voting as a class, and at least a majority of the outstanding Subordinated Units, voting as a class and, thereafter, at least a majority of the outstanding Units.


    UNITS: The Common Units and the Subordinated Units, collectively, but not including the right to receive Incentive Distributions.


    UNRECOVERED CAPITAL: At any time, the Initial Unit Price, less the sum of all distributions theretofore made in respect of an Initial Common Unit constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such Unit, adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.


    WORKING CAPITAL FACILITY: A $50.0 million revolving credit facility to be used for working capital and other Partnership purposes.

                                 [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.


  Securities and Exchange Commission registration fee...........  $  65,474
  NASD filing fee...............................................     22,107
  NYSE filing fee...............................................    100,000
  Printing and engraving expenses...............................    775,000
  Legal fees and expenses.......................................  2,200,000
  Accounting fees and expenses..................................    480,000
  Blue Sky fees and expenses....................................     15,000
  Transfer agent and registrar fees.............................      *
  Miscellaneous expenses........................................      *
                                                                  ---------
    Total.......................................................  $   *
                                                                  ---------
                                                                  ---------


-------------------

*   To be furnished by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Section of the Prospectus entitled "The Partnership Agreement -- Indemnification" is incorporated herein by this reference.

    Reference is made to Section 7 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement.

    Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    There has been no sale of securities of the Partnership within the past three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    a.  Exhibits

  1.1   --  Form of Underwriting Agreement
 *3.1   --  Form of Amended and Restated Agreement of Limited Partnership of
              Cornerstone Propane Partners, L.P. (included as Appendix A to the
              Prospectus)
  3.2   --  Form of Amended and Restated Agreement of Limited Partnership of
              Cornerstone Propane, L.P.
  5.1   --  Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
  8.1   --  Opinion of Andrews & Kurth L.L.P. relating to tax matters
 10.1   --  Form of Credit Agreement among Cornerstone Propane, L.P. and certain banks
 10.2   --  Form of Note Purchase Agreement among Cornerstone Propane, L.P. and certain investors

 10.3   --  Form of Contribution and Conveyance Agreement, among Cornerstone Propane
              Partners, L.P., Cornerstone Propane, L.P., Cornerstone Propane GP, Inc.,
              and certain other parties
 10.4   --  Form of 1996 Cornerstone Propane Partners, L.P. Restricted Unit Plan
 10.5   --  Form of Employment Agreements for Messrs. Baxter, Kittrell, Goedde and
              DiCosimo
 10.6   --  Form of Indemnity Agreement among Northwestern Growth Corporation,
              Cornerstone Propane GP, Inc., Cornerstone Propane Partners, L.P. and
              Cornerstone Propane, L.P.
 21.1   --  List of Subsidiaries
 *23.1  --  Consent of Arthur Andersen LLP
 *23.2  --  Consent of Baird, Kurtz & Dobson
 *23.3  --  Consent of Price Waterhouse LLP
 23.4   --  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 and 8.1)
**24.1  --  Powers of Attorney (included on signature page)


-------------------

*   Filed herewith


**  Previously filed


    b.  Financial Statement Schedules --
    All Financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on November 19, 1996.


                                          CORNERSTONE PROPANE PARTNERS, L.P.

                                          By: CORNERSTONE PROPANE GP, INC.

                                              AS GENERAL PARTNER


                                          By:____/s/_KEITH G. BAXTER____________


                                             Name: Keith G. Baxter


                                             Title: President and Chief
                                             Executive Officer



    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND DATES INDICATED BELOW.



             SIGNATURE                                       TITLE                                  DATE
------------------------------------  ---------------------------------------------------  ----------------------

        /s/ MERLE D. LEWIS*           Chairman of the Board and Director of Cornerstone
    ----------------------------      Propane GP, Inc.
           Merle D. Lewis

      /s/ RICHARD R. HYLLAND*         Vice Chairman of the Board and Director of
    ----------------------------      Cornerstone Propane GP, Inc.
         Richard R. Hylland

        /s/ KEITH G. BAXTER           President, Chief Executive Officer and Director of
    ----------------------------      Cornerstone Propane GP, Inc. (Principal Executive
          Keith G. Baxter             Officer)                                                  November 19, 1996

       /s/ RONALD J. GOEDDE*          Executive Vice President and Chief Financial
    ----------------------------      Officer of Cornerstone Propane GP, Inc. (Principal
          Ronald J. Goedde            Financial and Accounting Officer)

       /s/ DANIEL K. NEWELL*          Director of Cornerstone Propane GP, Inc.
    ----------------------------
          Daniel K. Newell



*By:____/s/_KEITH G. BAXTER___________



                                                                          November 19, 1996



             Keith G. Baxter



            Attorney in fact

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                      PAGE
---------                                                                                                   ---------

     1.1   Form of Underwriting Agreement
    *3.1   Form of Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners,
             L.P. (included as Appendix A to the Prospectus)
     3.2   Form of Amended and Restated Agreement of Limited Partnership of Cornerstone Propane, L.P.
     5.1   Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
     8.1   Opinion of Andrews & Kurth L.L.P. relating to tax matters
    10.1   Form of Credit Agreement among Cornerstone Propane, L.P. and certain banks
    10.2   Form of Note Purchase Agreement among Cornerstone Propane, L.P. and certain investors
    10.3   Form of Contribution and Conveyance Agreement, among Cornerstone Propane Partners, L.P.,
             Cornerstone Propane, L.P. Cornerstone Propane GP, Inc., and certain other parties
    10.4   Form of 1996 Cornerstone Propane Partners, L.P. Restricted Unit Plan
    10.5   Form of Employment Agreements for Messrs. Baxter, Kittrell, Goedde and DiCosimo
    10.6   Form of Indemnity Agreement among Northwestern Growth Corporation, Cornerstone Propane GP,
             Inc., Cornerstone Propane Partners, L.P. and Cornerstone Propane, L.P.
    21.1   List of Subsidiaries
   *23.1   Consent of Arthur Andersen LLP
   *23.2   Consent of Baird, Kurtz & Dobson
   *23.3   Consent of Price Waterhouse LLP
    23.4   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 and 8.1)
  **24.1   Powers of Attorney (included on signature page)


-------------------

*   Filed herewith


**  Previously filed